Filed Pursuant to Rule 424(b)(1)
Reg. Statement No. 333-128795

Dear Creative Computer Applications, Inc. and StorCOMM, Inc. shareholders:

We are pleased to report that the boards of directors of Creative Computer Applications (“CCA”) and StorCOMM, Inc. (“StorCOMM”) have each unanimously approved the Agreement and Plan of Reorganization (referred to in this joint proxy statement/prospectus as the merger agreement) providing for a merger involving our two companies. Before we can complete the merger, we must obtain the approval of each of our company’s shareholders. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger agreement, and various related matters.

Pursuant to the merger, CCA will acquire StorCOMM. StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the effective time of the merger (referred to in this joint proxy statement/prospectus as the exchange rate). As a result of this exchange, StorCOMM shareholders will become CCA shareholders and StorCOMM will become a wholly owned subsidiary of CCA. StorCOMM shareholders will receive cash instead of fractional shares of CCA common stock. Each outstanding share of CCA common stock will remain unchanged in the merger.

Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger (referred to in this joint proxy statement/prospectus as assumed options) and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged.

Simultaneously with the closing of the merger, CCA will sell in a private placement up to 1,500,000 shares of its common stock and warrants to purchase up to 300,000 shares of its common stock. The shares of common stock and warrants will be sold in units, with each unit consisting of a single share of CCA common stock and 1/5 of a warrant to purchase one share of CCA common stock. The price per unit will be $2.00 for an aggregate purchase price of $3 million.

Assuming the merger had been completed as of September 15, 2005, CCA would have issued approximately 3,703,900 shares of common stock to the StorCOMM shareholders in the merger, on a fully diluted basis. Assuming further, the simultaneous sale of 1,500,000 units in the private placement immediately following the merger, StorCOMM shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company and CCA shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company, in both cases on a fully diluted basis, with the remainder owned by the investors in the private placement.

CCA common stock trades on the American Stock Exchange under the symbol “CAP.” Following the merger, CCA expects to change its trading symbol to “APY” following approval of the corporate name change to Aspyra, Inc., as described herein. On October 27, 2005, the closing price of CCA common stock, as reported by the American Stock Exchange, was $2.72. StorCOMM is a private company and there is currently no public market for its securities.

CCA is taking this opportunity to call and hold its 2005 annual meeting of shareholders. At the CCA annual meeting, CCA is submitting the merger-related proposals as well as several additional proposals for the consideration and approval of its shareholders. At the CCA annual meeting, shareholders will vote on the following issues: FIRST, the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement, SECOND, the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the Common Stock and Warrant Purchase Agreement, THIRD, the amendment to CCA’s Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc., FOURTH, the adoption of the 2005 Equity Incentive Plan, FIFTH, the election of the director nominees named in this joint proxy statement/prospectus, SIXTH, the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005, and SEVENTH, the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies in favor of the proposals.

StorCOMM has also scheduled a special meeting for its shareholders to vote on the merger-related proposals. At the StorCOMM special meeting, the shareholders will vote on the following issues: FIRST, the merger agreement and SECOND, the adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies in favor of Proposal No. 1.

YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend your meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to us.

This document provides you with detailed information about the merger, the private placement, the non merger-related proposals of CCA and the meetings of CCA and StorCOMM. As described in the next few pages, you can also find more information about CCA from publicly available documents on file with the Securities and Exchange Commission.

We encourage you to read this entire joint proxy statement/prospectus carefully and we especially encourage you to read the section entitled “Risk Factors” beginning on page 15.

We enthusiastically support this combination, and we join with the members of our boards of directors in recommending that you vote FOR the merger agreement and the other proposals.

Bruce M. Miller Chairman of the Board Creative Computer Applications, Inc.	Samuel G. Elliott Chief Executive Officer StorCOMM, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Creative Computer Applications, Inc. common stock to be issued pursuant to the terms set forth in this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 28, 2005 and is first being mailed to shareholders on or about October 28, 2005.

CREATIVE COMPUTER APPLICATIONS, INC.
26115-A Mureau Road
Calabasas, CA 91302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 21, 2005

To the Shareholders of
Creative Computer Applications, Inc.:

Notice is hereby given that the 2005 Annual Meeting of Shareholders of Creative Computer Applications, Inc. (“CCA”) will be held at CCA’s offices at 26115-A Mureau Road, Calabasas, California 91302, on Monday, November 21, 2005, at 10:00 AM Pacific Time, for the following purposes:

1.                Merger.   To approve the Agreement and Plan of Reorganization (referred to in this joint proxy statement/prospectus as the merger agreement), dated as of August 16, 2005, by and among StorCOMM, Inc. (“StorCOMM”), CCA and Xymed.com, Inc., a Delaware corporation and wholly owned subsidiary of CCA, and the issuance and reservation for issuance of shares of CCA common stock to StorCOMM shareholders pursuant to the merger agreement.

2.                Private Placement.   To approve the issuance and reservation for issuance of up to 1,500,000 shares of CCA common stock and warrants to purchase up to 300,000 shares of CCA common stock in a private placement pursuant to the Common Stock and Warrant Purchase Agreement.

3.                Amendment to the Articles of Incorporation.   To approve the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc.

4.                2005 Equity Incentive Plan.   To approve the 2005 Equity Incentive Plan.

5.                Election of Directors.   To elect six members of CCA’s board of directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

6.                Ratification of Appointment of Independent Registered Public Accounting Firm.   To ratify the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

7.                Adjournment.   To adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

In addition, the shareholders may transact any other business that properly may come before the annual meeting or any continuation, adjournment or postponement thereof.

While these proposals are being voted upon separately, each of the first two proposals must be approved in order for either of them to be implemented.

These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read very carefully. A copy of the merger agreement, the Common Stock and Warrant Purchase Agreement, the form of warrant, Registration Rights Agreement, the Amendment to the Articles of Incorporation and the 2005 Equity Incentive Plan are attached as Annex A, Annex B, Annex C, Annex D, Annex E and Annex G, respectively, to the joint proxy statement/prospectus.

Only CCA shareholders of record at the close of business on October 3, 2005, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. A list of shareholders eligible to vote at the meeting will be available for your review during CCA’s regular business hours at its headquarters in Calabasas, California for at least ten days prior to the annual meeting for any purpose related to the annual meeting.

The board of directors of CCA unanimously recommends that you vote FOR Proposal No. 1 for the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement, FOR Proposal No. 2 for the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the Common Stock and Warrant Purchase Agreement, FOR Proposal No. 3 for the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc., FOR Proposal No. 4 for the 2005 Equity Incentive Plan, FOR Proposal No. 5 for the election of the director nominees named in this joint proxy statement/prospectus, FOR Proposal No. 6 for the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005, and FOR Proposal No. 7 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Whether or not you plan to attend the annual meeting in person, to ensure that your shares are represented at the annual meeting, we encourage you to submit your proxy by mail in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the annual meeting.

By Order of the Board of Directors,

James R. Helms Secretary

STORCOMM, INC.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held November 18, 2005

To the Shareholders of StorCOMM, Inc.:

Notice is hereby given that the Special Meeting of StorCOMM, Inc. (“StorCOMM”) will be held at StorCOMM’s offices at 7 Corporate Plaza, 8649 Baypine Road, Jacksonville, Florida on Friday, November 18, 2005, at 10:00 AM Eastern Time, for the following purposes:

1.                Merger.   To approve the Agreement and Plan of Reorganization (referred to in this joint proxy statement/prospectus as the merger agreement), dated as of August 16, 2005, by and among StorCOMM, Creative Computer Applications, Inc. (“CCA”) and Xymed.com, Inc. (“Xymed”), a Delaware corporation and wholly owned subsidiary of CCA, pursuant to which StorCOMM will merge with Xymed and become a wholly owned subsidiary of CCA.

2.                Adjournment.   To adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

These proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read very carefully. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus.

Only StorCOMM shareholders of record at the close of business on October 3, 2005, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of shareholders eligible to vote at the meeting will be available for your review during StorCOMM’s regular business hours at its headquarters in Jacksonville, Florida for at least ten days prior to the special meeting for any purpose related to the special meeting.

The board of directors of StorCOMM unanimously recommends that you vote FOR Proposal No. 1 for the merger agreement pursuant to which StorCOMM will merge with Xymed and become a wholly owned subsidiary of CCA, and FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, we encourage you to submit your proxy by mail in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the special meeting.

By Order of the Board of Directors,

Samuel G. Elliott
Chief Executive Officer

Additional Information

This joint proxy statement/prospectus:

•       Incorporates by reference important business and financial information about CCA that is not included in or delivered with this joint proxy statement/prospectus.

•       Does not include some information included in the registration statement on Form S-4 filed with the Securities and Exchange Commission by CCA, of which this joint proxy statement/prospectus is a part, or information included in the exhibits to the registration statement.

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus or filed as exhibits to the registration statement by requesting them in writing or by telephone from CCA at the following address and telephone number:

Creative Computer Applications, Inc.

26115-A Mureau Road
Calabasas, California 91302
Attention: Investor Relations
(818) 880-6700

In order for you to receive timely delivery of the documents in advance of the meetings, CCA should receive your request no later than November 14, 2005, which is five business days before the date of CCA’s annual meeting.

See “Where You Can Find More Information” on page 166.

If you have any questions about the merger, the private placement, the non merger-related proposals of CCA or the meetings of CCA and StorCOMM, including the procedures for voting your shares, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy, please contact:

For CCA shareholders:

Creative Computer Applications, Inc.

26115-A Mureau Road
Calabasas, CA 91302
Attention: Investor Relations
(818) 880-6700

For StorCOMM shareholders:

StorCOMM, Inc.

7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
Attention: Investor Relations
(888) 731-0731

i

SPECIAL MEETING OF STORCOMM SHAREHOLDERS	32
Date, Time and Place of the Special Meeting	32
Matters to be Considered at the Special Meeting	32
Record Date; Shareholders Entitled to Vote	32
Shareholder Support Agreements	32
Voting and Revocation of Proxies	33
Required Shareholder Vote	33
Unanimous Recommendations by the Board of Directors	34
Solicitation of Proxies	34
Security Ownership of Principal Shareholders, Directors and Executive Officers	34
Interest of Certain Persons in Matters to be Acted Upon	34
CCA PROPOSAL NO. 1 AND STORCOMM PROPOSAL NO. 1—THE MERGER	35
Background of the Merger	35
Our Reasons for the Merger	38
Other Factors Considered by the CCA Board	39
Other Factors Considered by the StorCOMM Board	40
Opinion of Financial Advisor to the Board of Directors of CCA	42
Interests of Certain StorCOMM Persons in the Merger	46
Anticipated Accounting Treatment	52
Appraisal and Dissenters’ Rights	52
Governmental and Regulatory Matters	53
Listing of CCA Common Stock to be Issued in the Merger	53
Restriction on Resales of CCA Common Stock	53
THE MERGER AGREEMENT	54
The Merger	54
Completion and Effectiveness of the Merger	54
Conversion of StorCOMM Common Stock	54
Fractional Shares	55
StorCOMM Options and Warrants	55
Exchange of Stock Certificates	56
Representations and Warranties	56
Conduct of Business Before Completion of the Transaction	57
CCA and StorCOMM Prohibited from Soliciting Other Proposals	60
Superior Proposals	60
Change of Recommendation	61
Employee Benefits Matters	62
Required Approvals and Cooperation of the Parties	62
CCA Corporate Governance	63
Conditions to Completion of the Merger	63
Termination of the Merger Agreement	65
Termination Fee	65
Fees and Expenses	66
Amendment, Extension and Waiver of the Merger Agreement	66
CCA PROPOSAL NO. 2—PRIVATE PLACEMENT	67
Summary of Private Placement	67
Why We Need Shareholder Approval	67
Reasons for the Private Placement	67
Listing of CCA Common Stock to be Issued in the Private Placement	67
Restriction on Resale of CCA Common Stock and Registration Rights Agreement	68
Impact of the Issuance on Existing Shareholders	68

Dissenters’ Rights	68
Vote Required	68
THE COMMON STOCK AND WARRANT PURCHASE AGREEMENT, THE WARRANTS AND THE REGISTRATION RIGHTS AGREEMENT	69
Summary of the Terms of the Agreements	69
CCA PROPOSAL NO. 3—AMENDMENT TO ARTICLES OF INCORPORATION	75
CCA PROPOSAL NO. 4—2005 EQUITY INCENTIVE PLAN	76
Summary of the 2005 Equity Incentive Plan	76
Award Types	77
Certain Federal Income Tax Information	79
Amendment and Termination	81
CCA PROPOSAL NO. 5—ELECTION OF DIRECTORS	82
Nominees	82
CCA PROPOSAL NO. 6—RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP	84
Audit Fees	84
Audit Committee Pre-Approval Policy	84
All Other Fees	84
CCA PROPOSAL NO. 7—POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING	85
STORCOMM PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING	86
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	87
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF CCA AND STORCOMM	89
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF CCA AND STORCOMM	90
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF CCA AND STORCOMM	91
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	92
DESCRIPTION OF CCA CAPITAL STOCK	96
COMPARISON OF RIGHTS OF HOLDERS OF CCA COMMON STOCK AND STORCOMM COMMON STOCK	97
INFORMATION REGARDING CCA’S BUSINESS	107
Business Description	107
History and Business Development	107
Clinical Information Systems	108
Data Acquisition Products	110
Service	110
Significant Contracts and Programs	111
Product Development	111
Distribution and Marketing	112
Competition	113
Manufacturing and Suppliers	113
Warranties and Product Liability	114
Copyrights, Patents and Trade Secrets	114
Governmental Regulation	114
Backlog	115
Employees	115
Properties	115
Legal Proceedings	115

Dividend Policy	115
Price Range of CCA Common Stock	116
SELECTED FINANCIAL DATA	117
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCA	119
INFORMATION REGARDING CCA’S DIRECTORS AND EXECUTIVE OFFICERS	132
EXECUTIVE COMPENSATION	134
Employment Agreements	134
Compensation of Directors	135
Options/SAR Grants in Last Fiscal Year	137
Aggregated Option/SAR Exercises in Last Fiscal Year	137
Equity Compensation Plan Information	137
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CCA	138
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	138
AUDIT COMMITTEE REPORT	139
INFORMATION REGARDING STORCOMM’S BUSINESS	140
Business Description	140
History and Business Development	140
Access.NET™ PACS and Clinical Image Management System	140
Service	140
Significant Contracts and Programs	141
Product Development	141
Distribution and Marketing	141
Competition	141
Manufacturing and Suppliers	142
Warranties and Product Liability	142
Copyrights, Patents and Trade Secrets	143
Governmental Regulation	143
Backlog	144
Employees	144
Properties	144
Legal Proceedings	145
Dividend Policy	145
SELECTED FINANCIAL DATA OF STORCOMM	146
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STORCOMM	148
Seasonality, Inflation and Industry Trends	155
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF STORCOMM	157
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS OF STORCOMM	157
INFORMATION REGARDING CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF STORCOMM	158
EXECUTIVE COMPENSATION	159
Employment Agreements	159
Compensation of Directors	159
Options/SAR Grants in Last Fiscal Year	159
Aggregated Option/SAR Exercises in Last Fiscal Year	160
Equity Compensation Plan Information	160
OWNERSHIP OF STORCOMM CAPITAL STOCK	161

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF STORCOMM	162
LEGAL MATTERS	164
EXPERTS	164
SHAREHOLDER PROPOSALS	164
DOCUMENTS INCORPORATED BY REFERENCE	165
WHERE YOU CAN FIND MORE INFORMATION	166
INDEX TO FINANCIAL STATEMENTS	F-1
StorCOMM. Inc., Consolidated Balance Sheets dated June 30, 2005	F-2
StorCOMM, Inc., Consolidated Statements of Operations for the 6 Months Ended June 30, 2005 and 2004	F-3
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5
Report of Independent Registered Public Accounting Firm	F-10
StorCOMM. Inc., Consolidated Balance Sheets dated December 31, 2004 and 2003	F-11
StorCOMM, Inc., Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003	F-12
StorCOMM, Inc., Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2004 and 2003	F-13
StorCOMM, Inc., Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F-14
StorCOMM, Inc., and Subsidiary Notes to Consolidated Financial Statements for the Years Ended December 31, 2004 and 2003	F-15
ANNEX A—Agreement and Plan of Reorganization
ANNEX B—Common Stock and Warrant Purchase Agreement
ANNEX C—Form of Warrant
ANNEX D—Registration Rights Agreement
ANNEX E—Amendment to Articles of Incorporation
ANNEX G—2005 Equity Incentive Plan
ANNEX H—Opinion of Simon Financial, Inc.
ANNEX I—Selected Provisions of the Delaware General Corporation Law Regarding Appraisal Rights
ANNEX J—Selected Provisions of the California General Corporation Law Regarding Dissenters’ Rights

The “Creative Computer Applications” and “Aspyra” family of related marks, images and symbols are the properties, trademarks and service marks of CCA.

The “StorCOMM” family of related marks, images and symbols are the properties, trademarks and service marks of StorCOMM.

Additional company and product names may be trademarks of their respective owners.

This joint proxy statement/prospectus is based on information provided by CCA, StorCOMM and other sources that CCA and StorCOMM believe to be reliable. This joint proxy statement/prospectus summarizes certain documents filed as exhibits hereto. For more information on how you can obtain copies of these documents, see “Where You Can Find More Information” on page 166.

v

QUESTIONS AND ANSWERS
ABOUT THE MERGER, THE PRIVATE PLACEMENT,
THE CCA ANNUAL MEETING AND THE STORCOMM SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the CCA annual meeting and the StorCOMM special meeting, the merger and the private placement. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus and in the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

Q:             What is the merger?

A:             CCA, Xymed.com, Inc. (“Xymed”), a Delaware corporation and wholly owned subsidiary of CCA, and StorCOMM have entered into an Agreement and Plan of Reorganization, dated August 16, 2005, as the same may be amended from time to time (referred to in this joint proxy statement/prospectus as the merger agreement), that contains the terms and conditions of the proposed business combination of CCA and StorCOMM. Under the merger agreement, StorCOMM and Xymed will merge (referred to in this joint proxy statement/prospectus as the merger). StorCOMM will survive the merger as a wholly owned subsidiary of CCA. StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the completion of the merger (referred to in this joint proxy statement/prospectus as the exchange rate). StorCOMM shareholders will receive cash instead of fractional shares of CCA common stock. Each outstanding share of CCA common stock will remain unchanged in the merger.

Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger (referred to in this joint proxy statement/prospectus as assumed options) and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged.

Assuming the merger had been completed as of September 15, 2005, CCA would have issued approximately 3,703,900 shares of common stock, on a fully diluted basis, to the StorCOMM shareholders in the merger. Assuming further, the simultaneous sale of 1,500,000 units in the private placement immediately following the merger, StorCOMM shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company and CCA shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company, in both cases on a fully diluted basis, with the remainder owned by the investors in the private placement. For a more complete description of the merger, see the section entitled “The Merger” on page 54.

Q:             What is the private placement?

CCA has also entered into a Common Stock and Warrant Purchase Agreement, dated August 18, 2005, as the same may be amended from time to time (referred to in this joint proxy statement/prospectus as the Purchase Agreement and the transaction contemplated by the Purchase Agreement being referred to as the private placement), that contains the terms and conditions of the proposed sale of shares CCA common stock and warrants to the purchasers listed in the Purchase Agreement. Pursuant to the Purchase Agreement, simultaneously with the closing of the merger, CCA will sell up to 1,500,000 shares of its common stock and warrants to purchase up to 300,000 shares of its common stock. The shares of common stock and warrants will be sold in units, with each unit consisting of a single share of CCA common stock and 1/5 of a warrant to purchase one share of CCA common stock. The price per unit will be $2.00 for a maximum aggregate purchase price of $3 million. For a more complete description of the private placement, see the section entitled “The Private Placement” on page 66.

Q:             Why are CCA and StorCOMM combining?

A:             Both CCA and StorCOMM believe that combining the two companies will expand and better serve the addressable market and result in greater long-term growth opportunities than either company has operating alone. CCA and StorCOMM expect that completion of the merger will enable the combined company to:

•       offer integrated applications and services to a broader sector of the healthcare provider market;

•       have a broader sales and channel coverage than either company independently;

•       take advantage of financial synergies;

•       have the scale to better compete in the marketplace; and

•       be led by an experienced management team.

Q:             Why is CCA selling common stock and warrants in the private placement?

A:             CCA anticipates that the private placement will provide working capital for the integration of the two companies and the implementation of the combined company’s business plan. The simultaneous closing of the merger is a condition to the closing of the private placement.

Q:             Why am I receiving this joint proxy statement/prospectus?

A:             You are receiving this joint proxy statement/prospectus because you have been identified as a shareholder of either CCA or StorCOMM, and thus you may be entitled to vote at such company’s annual or special meeting, as the case may be. This document serves as both a joint proxy statement of CCA and StorCOMM, used to solicit proxies for the meetings, and as a prospectus of CCA, used to offer shares of CCA common stock in exchange for shares of StorCOMM common stock pursuant to the terms of the merger agreement. This document contains important information about the merger, the private placement, the non merger-related proposals of CCA and the meetings of CCA and StorCOMM, and you should read it carefully.

Q:             What is required to complete the merger?

A.              To complete the merger, CCA shareholders must approve the issuance and reservation for issuance of shares of CCA common stock in connection with the merger and the issuance and reservation for issuance of up to 1,500,000 shares of CCA common stock and warrants to purchase up to 300,000 shares of CCA common stock in the private placement. In addition, StorCOMM shareholders must adopt the merger agreement. In addition to obtaining shareholder approval, CCA and StorCOMM must satisfy or waive all other closing conditions set forth in the merger agreement.

Q:             What is required to complete the private placement?

A.              The closing of the private placement is conditioned on the closing of the merger. Accordingly, all of the items required to complete the merger, as discussed above, are also required to complete the private placement. In addition, CCA and the investors in the private placement must satisfy or waive all other closing conditions set forth in the Purchase Agreement.

Q:             What will StorCOMM shareholders receive in the merger?

A:             If the merger is completed, StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the completion of the merger (referred to in this joint proxy statement/prospectus as the exchange rate). The StorCOMM shareholders will receive cash instead of fractional shares of CCA common stock. Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged. Assuming the merger had been completed as of September 15, 2005, CCA would have issued approximately 3,703,900 shares of common stock, on a fully diluted basis, to the StorCOMM shareholders in the merger. Assuming further, the simultaneous sale of 1,500,000 units in the private placement immediately following the merger, StorCOMM shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company and CCA shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company, in both cases on a fully diluted basis, with the remainder owned by the investors in the private placement.

Q:             Will all of the CCA directors elected at the annual meeting continue to serve if the merger is not completed?

A:             No. If all of the nominees for CCA’s board of directors are elected but the merger is not completed, Bradford G. Peters and C. Ian Sym-Smith will resign (leaving four CCA directors on the board of directors). The remaining CCA directors will select individuals to fill the resulting vacancies on the CCA board of directors, who will serve until the next annual meeting of CCA’s shareholders or until such director’s successor has been elected and qualified.

Q:             How does CCA’s board of directors recommend that CCA shareholders vote?

A:             After careful consideration, CCA’s board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 1 for the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement, FOR Proposal No. 2 for the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the Purchase Agreement, FOR Proposal No. 3 for the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc., FOR Proposal No. 4 for the 2005 Equity Incentive Plan, FOR Proposal No. 5 for the election of the director nominees named in this joint proxy statement/prospectus, FOR Proposal No. 6 for the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005, and FOR Proposal No. 7 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals. For a description of the reasons underlying the recommendations of CCA’s board, see the sections entitled “The Merger—Our Reasons for the Merger,” and “—Other Factors Considered by the CCA Board” on pages 38 and 39, the section entitled “CCA Proposal No. 1” on page 35 and the section entitled “CCA Proposal No. 2” on page 67.

Q:             How does StorCOMM’s board of directors recommend that StorCOMM shareholders vote?

A.              After careful consideration, StorCOMM’s board of directors unanimously recommends that the StorCOMM shareholders vote FOR Proposal No. 1 for the merger agreement pursuant to which StorCOMM will merge with Xymed and become a wholly owned subsidiary of CCA, and FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. For a description of the reasons underlying the recommendation of StorCOMM’s board, see the sections entitled “The Merger—Our Reasons for the Merger” and “—Other Factors Considered by the StorCOMM Board” on pages 38 and 40.

Q:             What shareholder approvals are required for CCA?

A:             The affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock, is required to approve Proposal No. 1 regarding the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement, Proposal No. 3 regarding the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc., and Proposal No. 4 regarding the 2005 Equity Incentive Plan. The affirmative vote of holders of a majority of the shares of CCA common stock, present in person or represented by proxy at the annual meeting and entitled to vote (assuming that a quorum is present), is required to approve Proposal No. 2 regarding the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the Purchase Agreement, Proposal No. 6 regarding the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005, and Proposal No. 7 regarding the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals. With respect to Proposal No. 5 regarding the election of the director nominees named in this joint proxy statement/prospectus, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

Q:             How many votes do CCA shareholders have?

A:             Each holder of record of CCA common stock as of October 3, 2005 will be entitled to one vote for each share of common stock held on that date.

Q:             Are there any CCA officers, directors or shareholders already committed to voting in favor of the merger?

A:             Yes. Steven M. Besbeck, Bruce M. Miller and James R. Helms, the president and chief executive officer, chairman of the board and chief technology officer, and vice president operations and secretary of CCA, respectively, who hold an aggregate of approximately 21% of the voting power of CCA as of September 15, 2005, have entered into a shareholder support agreement with StorCOMM in which they have agreed to vote in favor of the merger agreement. This does not represent a sufficient number of shares of CCA capital stock to approve the merger agreement on behalf of the CCA shareholders. As of the record date, the directors and executive officers of CCA and their affiliates held 742,500  shares of CCA common stock representing 21.3% of the outstanding shares of CCA common stock.

Q:             What shareholder approvals are required for StorCOMM?

A:             The affirmative vote of holders of 90% of the voting power of StorCOMM’s capital stock outstanding is required to approve Proposal No. 1 regarding the adoption of the merger agreement. The affirmative vote of holders of a majority of the shares of StorCOMM common stock present in person or represented by proxy at the special meeting and entitled to vote, is required to approve Proposal No. 2 regarding the adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Q:             How many votes do StorCOMM shareholders have?

A:             Each holder of record of StorCOMM common stock as of October 3, 2005 will be entitled to one vote for each share of common stock held on that date.

Q:             Are there any StorCOMM officers, directors or shareholders already committed to voting in favor of the merger?

A:             Yes. C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, and Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, who hold an aggregate of approximately 95.8% of the voting power of StorCOMM as of October 3, 2005, have entered into a shareholder support agreement with CCA in which they have agreed to vote in favor of the merger agreement. Therefore, there are a sufficient number of shares of StorCOMM capital stock committed to approve the merger agreement on behalf of the StorCOMM shareholders. As of the record date, the directors and executive officers of StorCOMM and their affiliates held 132,935,979 shares of StorCOMM common stock representing 95.8% of the outstanding shares of StorCOMM common stock.

Q:             Are there risks involved in undertaking the merger and the private placement?

A:             Yes. The merger (including the possibility that the merger may not be consummated) and the private placement pose a number of risks. In addition, both CCA and StorCOMM are subject to various risks associated with their respective businesses and industries, certain of which may be heightened by the merger. These risks are discussed in greater detail under the caption “Risk Factors” beginning on page 15 below. We encourage you to read and consider all of these risks carefully.

x

Q:             What do I need to do now?

A:             We urge you to read this joint proxy statement/prospectus carefully and then vote your proxy for the relevant proposals. If you are a CCA shareholder, you may vote in person at the CCA annual meeting or vote by proxy using the enclosed proxy card.

•       To vote in person, come to the annual meeting, and you will be given a ballot when you arrive.

•       To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

If you are a StorCOMM shareholder, you may vote in person at the StorCOMM special meeting or vote by proxy using the enclosed proxy card.

•       To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•       To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

Please also see the instructions included with the enclosed proxy card. Regardless of whether you return your proxy card, you may attend the applicable meeting and vote your shares in person.

Q:             What happens if I do not vote?

A:             The failure of a CCA shareholder to vote in person or by proxy will have the effect of voting AGAINST CCA Proposal No. 1 and Proposal No. 3. The failure of a CCA shareholder to vote in person or by proxy will not affect the outcome of any of the other CCA Proposals but will reduce the number of votes required to approve these proposals. While Proposals No. 1 and No. 2 are being voted upon separately, each of Proposals No. 1 and 2 must be approved in order for either of them to be implemented.

The failure of a StorCOMM shareholder to vote in person or by proxy will have the effect of voting AGAINST StorCOMM Proposal No. 1. The failure of a StorCOMM shareholder to vote in person or by proxy will not affect the outcome of StorCOMM Proposal No. 2 but will reduce the number of votes required to approve this proposal.

Q:             May I change my vote after I have submitted my proxy?

A:             Yes. You may revoke your proxy at any time before your proxy is voted at the applicable meeting. You can do this in any of three ways:

•       First, you can send a written, dated notice to the Secretary of CCA or StorCOMM, as applicable, stating that you would like to revoke your proxy.

•       Second, you can complete, date and submit a new, later-dated proxy card.

•       Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:             If my shares of CCA common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:             Your broker will not be able to vote your shares of CCA common stock unless you provide your broker with instructions on how to vote your shares. You should follow the procedure provided by your broker and instruct your broker to vote your shares for your shares to be voted.

Q:             What are the material federal income tax consequences of the merger to me?

A:             The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a reorganization, StorCOMM shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of StorCOMM common stock for shares of CCA common stock, except with respect to cash received in lieu of fractional shares of CCA common stock. Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, see the section entitled “The Merger—Material United States Federal Income Tax Considerations” on page 7 and. 49.

Q:             Should I send in my StorCOMM stock certificates now?

A:             No. After the merger is completed, you will receive written instructions from CCA or the exchange agent explaining how to exchange your shares of StorCOMM common stock for the merger consideration.

Q:             When do you expect the merger to be completed?

A:             CCA and StorCOMM are working toward consummating the merger as quickly as possible. We hope to consummate the merger during the fourth quarter of 2005 promptly following the approval of the merger by the shareholders of CCA and StorCOMM. However, the merger is subject to several conditions that could affect the timing of its consummation.

Q:             Am I entitled to appraisal or dissenters’ rights?

A:             In connection with the merger, holders of StorCOMM common stock are entitled to appraisal rights under the Delaware General Corporation Law. However, holders of CCA common stock may only be entitled to dissenters’ rights under California General Corporation Law if demands are made for payment with respect to five percent or more of the shares of CCA common stock. For more information, see the section entitled “The Merger—Appraisal and Dissenters’ Rights” on page 52.

Q:             How will the merger affect my stock options and warrants to acquire StorCOMM common stock?

A:             Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged.

Q:             Who is paying for this proxy solicitation?

A:             CCA and StorCOMM are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to shareholders.

Q:             Who can help answer my questions?

A:             If you have any questions about the merger, the private placement, the non merger-related proposals of CCA or the meetings of CCA and StorCOMM, including the procedures for voting your shares, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy, please contact:

If you are a CCA shareholder:	If you are a StorCOMM shareholder:
Creative Computer Applications, Inc. 26115-A Mureau Road Calabasas, CA 91302 Attention: Investor Relations (818) 880-6700	StorCOMM, Inc. 7 Corporate Plaza 8649 Baypine Road Jacksonville, Florida 32256 Attention: Investor Relations (888) 731-0731

You may also obtain additional information about CCA from the documents it files with the Securities and Exchange Commission or by following the instructions in the section entitled “Where You Can Find More Information” on page 166.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this joint proxy statement/prospectus and the other documents we refer to or incorporate by reference for a more complete understanding of the merger, the private placement and other proposals described in this summary. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 166 of this joint proxy statement/prospectus.

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302
(818) 880-6700

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems for hospital and clinic-based laboratories, pharmacies, and radiology departments. Its primary products, CyberLAB®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA’s systems are deployed at more than 500 sites.

The common stock of CCA is traded on the American Stock Exchange under the symbol “CAP.” Following the merger and shareholder approval of the change of the company name to Aspyra, Inc., CCA expects to change its trading symbol to “APY.” Its website can be accessed at http://www.ccainc.com. The information on CCA’s website is not a part of this joint proxy statement/prospectus.

StorCOMM, Inc.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
(888) 731-0731

StorCOMM is a leader in the design, development, implementation and support of highly scalable Picture Archive Communication Systems, or PACS, and Clinical Image Management Systems tailored to meet the needs of healthcare organizations in the United States and abroad. StorCOMM’s Access.NET™ family of systems provides enterprise wide system solutions for imaging centers, orthopedic environments and hospitals. Access.NET™ systems are deployed at more than 180 sites in the United States and Europe.

StorCOMM is a private company and there is currently no public market for its securities. Its website can be accessed at http://www.storcomm.com. The information on StorCOMM’s website is not a part of this joint proxy statement/prospectus.

The Merger (page 35)

In the merger, Xymed will merge with and into StorCOMM, and StorCOMM will become a wholly owned subsidiary of CCA. Holders of StorCOMM common stock, options and warrants will become holders of CCA common stock, options and warrants following the merger. The shares of CCA common stock issued to StorCOMM shareholders in connection with the merger are expected to represent approximately 40.4% of the outstanding shares of CCA common stock immediately following the closing of the merger and the private placement, based on the number of shares of CCA and StorCOMM common stock outstanding on September 15, 2005, in each case on a fully-diluted basis.

Merger Consideration.   Upon completion of the merger, StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the completion of the merger (referred to in this joint proxy statement/prospectus as the exchange rate). StorCOMM shareholders will receive cash instead of fractional shares of CCA common stock. Each outstanding share of CCA common stock will remain unchanged in the merger. Assuming the merger had been completed as of September 15, 2005, CCA would have issued approximately 3,703,900 shares of common stock, on a fully diluted basis, to the StorCOMM shareholders in the merger. Assuming further, the simultaneous sale of 1,500,000 units in the private placement immediately following the merger, StorCOMM shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company and CCA shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company, in both cases on a fully diluted basis, with the remainder owned by investors in the private placement.

Treatment of Stock Options and Warrants.   Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read it carefully.

Our Reasons for the Merger (page 38)

CCA and StorCOMM believe that combining the two companies will expand and better serve the addressable market and result in greater long-term growth opportunities than either company has operating alone. In evaluating the reasons for the merger, the boards of directors of CCA and StorCOMM considered:

•       the ability of the combined company to providing integrated applications and services to a broader sector of the healthcare provider market;

•       the broader sales and channel coverage of the combined company;

•       the expected financial synergies for the combined company;

•       the scale of the combined company to better compete in the marketplace; and

•       the experience of the combined company’s management team.

Other Factors Considered by the CCA Board (page 39)

In the course of its deliberations, the CCA board, together with CCA’s management and financial and legal advisors, considered other positive factors and considered a number of potentially negative factors regarding the merger. The CCA board considered a variety of factors such as its strategic plan; general and financial market conditions; the potential benefits to shareholders as a result of growth opportunities; historical and current information about CCA and StorCOMM; the risks inherent in integrating the companies and that anticipated cost and product synergies will not be realized; the terms and conditions of the merger agreement; the possible loss of key management; and other possible adverse consequences in reaching its decision to support the merger.

Other Factors Considered by the StorCOMM Board (page 40)

In the course of its deliberations, the StorCOMM board, after consultation with StorCOMM’s management and financial and legal advisors, considered other positive factors regarding the merger and considered a number of potentially negative factors regarding the merger. The StorCOMM board considered a variety of factors such as the consistency of CCA’s long-term operating strategy with StorCOMM’s long-term operating strategy to grow its business; general and financial market conditions; the historical and current information about CCA and StorCOMM; conditions in the healthcare industry; the nature of its competition; the terms and conditions of the merger agreement; the risks inherent in integrating the companies and the risk that anticipated cost and product synergies will not be realized; the possible loss of key management; the potential conflicts of interest of StorCOMM directors and officers in connection with the merger; and other possible adverse consequences in reaching its decision to support the merger.

Opinion of Financial Advisor to the Board of Directors of CCA (page 42 and Annex H)

Simon Financial, Inc. rendered its oral opinion on June 3, 2005, subsequently confirmed in writing on the same day, to the CCA board of directors that, as of such date, and based upon and subject to certain matters stated in its opinion, from a financial point of view, the exchange rate to be paid by CCA in the merger was fair to CCA. The full text of Simon Financial’s written opinion, dated June 3, 2005, is attached as Annex H to this joint proxy statement/prospectus. Simon Financial provided its opinion for the use and benefit of the CCA board of directors in connection with its consideration of the merger. Simon Financial’s opinion was not intended to be and did not constitute a recommendation to any shareholder of CCA or StorCOMM as to how such shareholder should vote with respect to the merger.

CCA Required Shareholder Vote (page 29)

Proposal No. 1:   Approval of the merger agreement and the proposal to issue and reserve for issuance shares of CCA common stock in connection with the merger requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 2:   Approval of the proposal to issue and reserve for issuance shares of CCA common stock and warrants to purchase shares of CCA common stock in the private placement pursuant to the Purchase Agreement requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, so long as a quorum is present.

Proposal No. 3:   Approval of the amendment to the Articles of Incorporation to change the name of the company to Aspyra, Inc., requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 4:   Approval of the 2005 Equity Incentive Plan requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 5:   Election of the director nominees named in this joint proxy statement/prospectus, requires that the candidates receiving the highest number of votes, up to the number of directors to be elected, be elected.

Proposal No. 6:   Approval of the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005 requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, so long as a quorum is present.

Proposal No. 7:   Approval of the proposal to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies in favor of the proposals requires the affirmative vote of holders of a majority of the shares of CCA common stock present in person or represented by proxy at the annual meeting and entitled to vote.

While Proposals No. 1 and No. 2 are being voted upon separately, each of the first two proposals must be approved in order for either of them to be implemented. In addition, if all of the nominees for CCA’s board of directors are elected but the merger is not completed, Bradford G. Peters and C. Ian Sym-Smith will resign (leaving four CCA directors on the board of directors). The remaining CCA directors will select individuals to fill the resulting vacancies on the CCA board of directors, who will serve until the next annual meeting of CCA’s shareholders or until such director’s successor has been elected and qualified.

StorCOMM Required Shareholder Vote (page 33)

Proposal No. 1:   Approval of the merger agreement requires the affirmative vote of holders of 90% of the voting power of StorCOMM’s capital stock outstanding.

Proposal No. 2:   If a quorum is present, the vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 requires the affirmative vote of holders of a majority of the shares of StorCOMM common stock present in person or represented by proxy at the special meeting and entitled to vote.

Voting CCA Shares Held by Your Broker in Street Name (page 29)

If your CCA shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares without specific instructions from you. Failure to instruct your broker on how to vote your shares on Proposal No. 1 will have the effect of voting AGAINST CCA Proposal No. 1 and Proposal No. 3. Failure to instruct your broker on how to vote your shares on any other proposal will have no effect on the outcome of such proposals, assuming that a quorum is present at the annual meeting, but will reduce the number of votes required to approve those proposals.

Changing Your Vote (pages 29 and 33)

If you submit a proxy, you may revoke it at any time before it is voted, by:

•       delivering to the Secretary of your company a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•       submitting to the Secretary of your company a new, signed proxy with a later date than the proxy you wish to revoke; or

•       attending your annual or special meeting and voting in person (your attendance alone will not revoke your proxy).

Notices to the Secretary of CCA should be sent to 26115-A Mureau Road, Calabasas, CA 91302. Notices to the Secretary of StorCOMM should be sent to 7 Corporate Plaza, 8649 Baypine Road, Jacksonville, Florida 32256.

If you are a CCA shareholder and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Expected Timing of the Merger (page 54)

CCA and StorCOMM are working toward consummating the merger as quickly as possible. We hope to consummate the merger during the fourth quarter of 2005 promptly following the approval of the merger by the shareholders of CCA and StorCOMM. However, the merger is subject to several conditions that could affect the timing of its consummation.

Exchanging your StorCOMM Stock Certificates (page 56)

Promptly after the effective time of the merger, you will be directed to surrender your StorCOMM stock certificates to the exchange agent so that they may be canceled and exchanged for CCA common stock certificates and/or cash in lieu of fractional CCA shares. Please do not surrender your StorCOMM stock certificates until you receive the letter of transmittal from the exchange agent.

Interests of Certain StorCOMM Persons in the Merger (page 46)

In considering the StorCOMM board of directors’ recommendation that you vote to adopt the merger agreement, you should be aware that some StorCOMM officers and directors may have interests in the merger that are different from, or in addition to, your interests. Among other things, these interests include:

•       following the closing of the merger, Bradford G. Peters and C. Ian Sym-Smith, who are currently members of the StorCOMM board, will become members of CCA’s board;

•       following the closing of the merger, Samuel G. Elliott and William W. Peterson , who are currently members of the StorCOMM management, will become the chief international officer and the chief sales, marketing and product management officer, respectively, of CCA;

•       CCA will enter into employment agreements with Samuel G. Elliott and William W. Peterson that will be effective upon the closing of the merger; and

•       directors and officers of StorCOMM have rights to indemnification against specified liabilities that must be maintained by CCA and CCA is required to maintain directors’ and officers’ liability insurance for them. CCA has also agreed to indemnify the directors and officers of StorCOMM against liabilities arising from their service as directors or officers of StorCOMM including liabilities in connection with the merger and the merger agreement.

Conditions to Completion of the Merger (page 63)

The completion of the merger depends on a number of conditions being satisfied, including but not limited to the following:

•       the issuance and reservation for issuance of shares of CCA common stock in connection with the merger;

•       the merger agreement shall have been adopted by the shareholders of StorCOMM and CCA;

•       the shares of CCA common stock to be issued in the merger and to be reserved for issuance in connection with the merger shall have been approved for listing on the American Stock Exchange;

•       the Form S-4, of which this joint proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission, or the SEC, under the Securities Act;

•       CCA shall have simultaneously closed the private placement;

•       the parties’ respective representations and warranties contained in the merger agreement must be true and correct, subject in certain cases to exceptions that would not have a material adverse effect;

•       the parties must each be in compliance in all material respects with their respective covenants contained in the merger agreement;

•       Messrs. Besbeck, Miller and Helms, holders of an aggregate of approximately 21% of the voting power of CCA as of September 15, 2005 shall have executed a shareholder support agreement in which they have agreed to vote in favor of the merger and Messrs. Sym-Smith and Peters, holders of an aggregate of approximately 95.8% of the voting power of StorCOMM as of October 3, 2005, shall have executed a shareholder support agreement in which they have agreed to vote in favor of the merger.

•       except for no more than $1 million of unsecured debt, all debt held by StorCOMM shareholders and all preferred stock held by StorCOMM shareholders shall be converted to common stock of StorCOMM on terms approved by CCA; and

•       no more than $1 million of unsecured debt will remain on StorCOMM’s books.

This is not a complete list of all conditions to the closing of the merger. Each of the conditions to the merger may be waived by the company entitled to assert the condition except to the extent that the condition must be satisfied in order to comply with applicable law or regulatory requirements.

Termination of the Merger Agreement; Fees Payable (page 65)

CCA and StorCOMM may jointly agree to terminate the merger agreement without completing the merger. In addition, either CCA or StorCOMM may terminate the merger agreement if any of the following events occur:

•       the merger shall not have occurred on or before January 31, 2006, but this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•       any governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, or shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions to the merger; but this termination right is not available to a party whose failure to comply with the merger agreement has been the cause of, or resulted in, the action or inaction;

•       the shareholders do not adopt the merger agreement (in the case of StorCOMM), or do not adopt the merger agreement and approve the issuance of common stock in connection with the merger (in the case of CCA);

•       the other party’s board of directors has withdrawn or adversely modified its recommendation in favor of the matters to be voted upon by such party’s shareholders;

•       the other party breaches its obligation to hold its shareholder meeting to vote on the adoption of the merger agreement (in the case of StorCOMM), or on the approval of the merger and the issuance of common stock in connection with the merger (in the case of CCA); or

•       the other party has breached any of its representations, warranties or covenants so that the conditions set forth in the merger agreement cannot be satisfied.

A termination fee not to exceed $250,000 may be payable by either CCA or StorCOMM to the other party upon the termination of the merger agreement under several circumstances. For more information regarding termination of the merger agreement see the section entitled “The Merger Agreement—Completion and Effectiveness of the Merger” on page 54.

Fees and Expenses (page 66)

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses. All fees and expenses associated with the filing and printing of the registration statement and this joint proxy statement/prospectus will be borne equally by CCA and StorCOMM. CCA will also pay Dominick & Dominick LLP a fee equal to three percent of the value of the shares of CCA common stock being issued to StorCOMM shareholders in the merger based on the closing price of such shares as listed on the American Stock Exchange on the closing date of the merger as consideration for the financial advisory services provided to CCA in connection with the merger.

No Solicitation (page 60)

CCA and StorCOMM have agreed that they will not solicit, encourage or facilitate any alternative transaction proposal. They have also agreed to notify each other of inquiries, proposals or offers that constitute alternative transaction proposals. CCA and StorCOMM have agreed to prohibit their officers, directors, employees, agents, advisors and other representatives from soliciting, encouraging or facilitating any alternative transaction proposal. However, if either party receives an unsolicited alternative transaction proposal that is superior, so long as certain conditions are satisfied, that party may engage in negotiations with respect to the superior alternative transaction proposal.

Material United States Federal Income Tax Considerations (page 49)

The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a reorganization, StorCOMM shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of StorCOMM common stock for shares of CCA common stock, except with respect to cash received in lieu of fractional shares of CCA common stock. None of CCA, Xymed or StorCOMM will recognize gain or loss as a result of the merger.

Anticipated Accounting Treatment (page 52)

The merger will be accounted for as a purchase transaction by CCA for financial reporting and accounting purposes under United States generally accepted accounting principles. After the merger, the results of operations of StorCOMM will be included in the consolidated financial statements of CCA. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the StorCOMM assets acquired and the StorCOMM liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal and Dissenters’ Rights (page 52)

In connection with the merger, holders of StorCOMM common stock are entitled to appraisal rights under the Delaware General Corporation Law. However, holders of CCA common stock may only be entitled to dissenters’ rights under California General Corporation Law if demands are made for payment with respect to five percent or more of the shares of CCA common stock. For more information, see the section entitled “The Merger—Appraisal and Dissenters’ Rights” on page 52.

Governmental and Regulatory Matters (page 53)

To complete the merger, CCA must comply with applicable federal and state securities laws and the rules and regulations of the American Stock Exchange in connection with the issuance of the CCA common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the SEC.

Forward-Looking Statements May Prove Inaccurate (page 25)

Each of CCA and StorCOMM has made forward-looking statements in this document (and in documents that are incorporated herein by reference) that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Also, when CCA or StorCOMM uses words such as “believes,” “expects,” “anticipates” or similar expressions, CCA or StorCOMM is making a forward-looking statement. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to the specific risks described under “Risk Factors” beginning on page 15 and to the documents referred to under “Documents Incorporated by Reference” on page 165.

Where You Can Find More Information (page 166)

If you have any questions about the merger, the private placement, the non merger-related proposals of CCA or the meetings of CCA and StorCOMM, including the procedures for voting your shares, or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy, please contact:

For CCA shareholders:

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302
Attention: Investor Relations
(818) 880-6700

For StorCOMM shareholders:

StorCOMM, Inc.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
Attention: Investor Relations
(888) 731-0731

Summary Selected Historical Consolidated Financial Data of CCA

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from CCA’s audited consolidated financial statements for the years ended August 31, 2002, 2003 and 2004, unaudited transition period beginning on September 1, 2004 and ending on December 31, 2004, and unaudited consolidated financial statements for the six months ended June 30, 2005 and 2004.

This information is only a summary. You should read it along with CCA’s historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCA” contained in this joint proxy statement/prospectus and in CCA’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. Please refer to the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 166.

	Six Months Ended June 30,		Transition Period Four Months Ended December 31,	Year Ended August 31,
Statement of Operations Data:	2005	2004	2004	2004	2003	2002
	(Unaudited)		(Unaudited)
NET SYSTEM SALES AND SERVICE REVENUE:
System sales	$883,707	$1,617,851	$844,069	$3,295,708	$3,144,293	$3,723,551
Service revenue	2,497,588	2,135,843	1,547,173	4,360,264	4,236,828	4,107,466
	3,381,295	3,753,694	2,391,242	7,655,972	7,381,121	7,831,017
COSTS OF PRODUCTS AND SERVICES SOLD:
System sales	824,568	976,539	610,294	1,913,745	2,099,738	2,118,221
Service revenue	824,693	806,563	542,151	1,592,801	1,470,861	1,467,940
Total costs of products and services sold	1,649,261	1,783,102	1,152,445	3,506,546	3,570,599	3,586,161
Gross profit	1,732,034	1,970,592	1,238,797	4,149,426	3,810,522	4,244,856
OPERATING EXPENSES
Selling, general and administrative	1,599,977	1,319,074	1,099,279	1,014,235	901,564	790,609
Research and development	558,940	514,880	406,214	2,855,703	2,780,214	2,730,107
Total operating expenses	2,158,917	1,833,954	1,505,493	3,869,938	3,681,778	3,520,716
Operating income (loss)	(426,883)	136,638	(266,696)	279,488	128,744	724,140
INTEREST AND OTHER INCOME	9,142	1,858	4,589	4,603	19,776	12,490
INTEREST EXPENSE	(7,761)	(1,685)	(2,020)	(3,704)	(8,863)	(15,471)
Income (Loss) before provision for income taxes	(425,502)	136,811	(264,127)	280,387	139,657	721,159
PROVISION FOR INCOME TAXES	—	—	—	117,763	45,556	289,500
NET INCOME (LOSS)	$(425,502)	$136,811	$(264,127)	$162,624	$94,101	$431,659
EARNINGS (LOSS) PER SHARE:
Basic	$(.13)	$.04	$(.08)	$.05	$.03	$.13
Diluted	(.13)	.04	(.08)	.05	.03	.13
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	3,368,567	3,318,900	3,319,650	3,318,900	3,294,108	3,243,317
Diluted	3,368,567	3,423,240	3,319,650	3,467,939	3,526,681	3,310,286

		Transition Period Ended December 31,	Year Ended August 31,
Balance Sheet Data:	June 30, 2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
Cash	$1,354,505	$1,655,063	$1,574,377	$1,075,323	$1,027,810
Receivables, net	710,560	1,736,768	1,722,340	2,063,311	2,089,274
Capitalized software costs, net	1,693,358	1,531,573	1,492,661	1,360,374	1,365,763
Total assets	5,827,635	6,591,471	6,351,465	6,281,343	6,292,376
Notes payable to bank	200,000	300,000	—	—	—
Accounts payable	309,419	377,768	185,869	207,624	224,418
Deferred service contract income	838,747	1,235,032	1,175,509	1,115,366	973,931
Deferred revenue on system sales	369,896	226,111	244,882	501,507	561,385
Total liabilities	2,253,672	2,684,006	2,182,873	2,275,375	2,429,159
Shareholders’ equity	3,573,963	3,907,465	4,168,592	4,005,968	3,863,217

Summary Selected Historical Consolidated Financial Data of StorCOMM

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from StorCOMM’s audited consolidated financial statements for the years ended December 31, 2004 and 2003 and from StorCOMM’s unaudited consolidated financial statements for the six months ended June 30, 2005 and 2004.

This information is only a summary. You should read it along with StorCOMM’s historical financial statements and related notes included elsewhere in this document.

	Six Months Ended June 30,		Year Ended December 31,
Statement of Operations Data:	2005	2004	2004	2003
	(Unaudited)
REVENUES	$3,447,587	$4,334,034	$7,364,930	$4,542,993
COSTS OF REVENUE:
Cost of sales—equipment	651,356	1,238,758	1,725,662	511,229
Cost of sales—support, training	952,897	800,980	1,767,533	1,828,583
Cost of sales—amortization of cap software	111,366	111,367	222,735	18,561
Total costs of goods sold	1,715,619	2,151,105	3,715,930	2,358,373
Gross profit	1,731,968	2,182,929	3,649,000	2,184,620
OPERATING EXPENSES
Sales and marketing	611,029	617,749	1,186,148	1,103,114
Research and product development	509,544	546,506	1,123,357	902,013
General and administrative	760,926	650,917	1,256,803	1,091,239
Total operating costs	1,881,499	1,815,172	3,566,308	3,096,366
Operating income (loss)	(149,531)	367,757	82,692	(911,746)
INTEREST EXPENSE	(591,274)	(603,710)	(1,141,162)	(1,467,963)
NET LOSS	$(740,805)	$(235,953)	$(1,058,470)	$(2,379,709)

		Year Ended December 31,
Balance Sheet Data:	June 30, 2005	2004	2003
	(Unaudited)
Cash and cash equivalents	$381,923	$68,325	$142,991
Accounts receivable	596,204	607,562	592,654
Capitalized software costs, net	761,013	872,379	1,095,114
Total assets	1,907,645	1,763,308	2,071,704
Accrued interest	1,787,585	1,228,998	4,126,588
Unearned revenues	1,665,326	1,018,470	1,769,336
Notes payable	649,754	774,291	991,808
Notes payable—(related parties)	2,256,116	2,191,116	3,282,078
Convertible notes payable	850,594	850,594	850,594
Convertible notes payable—(related parties)	9,368,085	9,368,085	8,226,092
Total liabilities	17,644,830	16,754,641	20,900,439
Convertible Series D Preferred Stock(1)	5,644,564	5,411,779	—
Shareholders’ deficit	(21,381,749)	(20,403,112)	(18,828,735)

(1)          All of the outstanding shares of convertible Series D Preferred Stock were converted into 36,548,890 shares of common stock of StorCOMM on September 27, 2005.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information gives effect to the merger between Xymed, a wholly owned subsidiary of CCA, and StorCOMM (using the purchase method of accounting), the private placement, the conversion of certain StorCOMM debt to shares of StorCOMM common stock, and CCA’s change in fiscal year end to December 31st. The pro forma combined statement of operations data gives effect to the merger as if it had occurred as of January 1, 2004. The pro forma combined balance sheet data gives effect to the merger as if it had occurred on the last day of the period presented. The information is based upon the historical financial statements of CCA and StorCOMM. The information should be read in conjunction with such historical financial statements, the related notes and other information contained elsewhere or incorporated by reference in this document. Certain items derived from CCA’s and StorCOMM’s historical financial statements have been reclassified to conform to the pro forma combined presentation.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transactions been completed on the dates set forth therein, nor does it give effect to (1) any transaction other than the merger, the private placement, the conversion of certain StorCOMM debt to shares of StorCOMM common stock, and CCA’s change in the fiscal year end to December 31st, (2) CCA’s or StorCOMM’s results of operations since June 30, 2005, (3) certain synergies, cost savings and one-time charges expected to result from the merger or (4) the results of final valuations of the assets and liabilities of StorCOMM, including property, equipment and intangible assets. We are currently developing plans to integrate the operations of CCA and StorCOMM, which may involve various costs, including severance and other charges, which may be material. The allocation of the purchase price is preliminary. We will also revise the allocation of the purchase price when the final appraisal and valuation is completed. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date of this document, as of the effective date of the merger, any period ending at the effective date of the merger or as of any other future date or period. The foregoing matters could cause both CCA’s pro forma financial position and results of operations, and CCA’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma combined financial information.

	Six Months Ended	Year Ended
Statement of Operations Data:	June 30, 2005	December 31, 2004
Total revenues	$6,826,399	$14,852,890
Total costs of products and services sold	3,340,752	7,222,674
Operating loss	(837,111)	(540,788)
Net loss	$(861,194)	$(594,676)
Basic and diluted loss	$(.10)	$(.07)
Weighted average shares—basic and diluted	8,368,786	8,319,369

Balance Sheet Data:	June 30, 2005
Cash and cash equivalents	$3,681,428
Receivables, net	1,306,764
Capitalized software costs, net	2,454,371
Goodwill	8,327,912
Intangible assets	2,823,422
Total assets	19,837,947
Accounts payable	653,201
Deferred service contract income	838,747
Deferred revenue on system sales	1,255,470
Notes payable	849,754
Total liabilities	5,110,209
Shareholders’ equity	14,727,738

Comparative Per Share Data

The following table presents: (1) historical per share data for CCA; (2) unaudited pro forma per share data of the combined company after giving effect to the merger; and (3) historical and unaudited equivalent pro forma per share data for StorCOMM.

The combined company unaudited pro forma per share data was derived by combining information from the historical consolidated financial statements of CCA and StorCOMM using the purchase method of accounting for the merger after giving effect to the private placement and the conversion of certain StorCOMM debt to shares of StorCOMM common stock. The following data assumes 2.4728 shares of CCA common stock will be issued in exchange for every 100 shares of StorCOMM common stock in connection with the merger after conversion of a majority of StorCOMM debt to equity. The StorCOMM unaudited equivalent pro forma per share data was derived by multiplying the CCA and StorCOMM combined pro forma amounts by the exchange ratio of .024728 shares of CCA common stock for each share of StorCOMM common stock.

Historical book value per share has been calculated by dividing shareholders’ equity by the number of shares of common stock outstanding at June 30, 2005.

You should read this table together with the historical consolidated financial statements of StorCOMM and CCA contained elsewhere or that are filed by CCA with the Securities and Exchange Commission and incorporated by reference into this document. Please refer to the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 166. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred prior to the dates indicated below.

	Historical		Pro Forma
			CCA and
			StorCOMM	StorCOMM
	CCA	StorCOMM	Combined	Equivalent
Net income (loss) per share:
Year ended August 31, 2004 for CCA and December 31, 2004 for StorCOMM and pro forma:
Basic	$.05	(.14)	$(.07)	—
Diluted	$.05	(.14)	$(.07)	—
Net income (loss) per share:
Six months ended June 30, 2005:
Basic	$(.13)	(.10)	$(.10)	—
Diluted	$(.13)	(.10)	$(.10)	—
Book value per share as of:
June 30, 2005	$1.05	—	$1.75	$.04
Cash dividends	—	—	—	—

Comparative Per Share Market Price Data

CCA common stock is traded on the American Stock Exchange under the symbol “CAP.” StorCOMM is a private company and there is currently no public market for its securities.

The table below sets forth the high and low sales prices per share of CCA common stock as reported on the American Stock Exchange on January 7, 2005, the last completed trading day prior to the announcement of the merger, and on October 27, 2005, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/ prospectus. These equivalent high and low sales prices per share of StorCOMM reflect the fluctuating value of CCA common stock that StorCOMM shareholders would receive in exchange for each share of StorCOMM common stock if the merger had been completed on either of those dates, applying the exchange ratio of 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock.

			StorCOMM
	CCA		Equivalent Price
	Common Stock		Per Share
	High	Low	High	Low
January 7, 2005	$3.76	$3.60	$0.093	$0.089
October 27, 2005	$2.72	$2.72	$0.067	$0.067

The above table shows only historical comparisons. These comparisons may not provide meaningful information to CCA and StorCOMM shareholders in determining whether to approve the proposals described within this joint proxy statement/ prospectus. CCA and StorCOMM shareholders are urged to obtain current market quotations for CCA common stock and to review carefully the other information contained in this joint proxy statement/ prospectus or incorporated by reference into this joint proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” beginning on page 166 of this joint proxy statement/ prospectus.

Dividend Information (CCA and StorCOMM)

CCA has never declared or paid any cash dividends on its capital stock. CCA currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

StorCOMM has never declared or paid any cash dividends on its capital stock. StorCOMM currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Number of Shareholders (CCA and StorCOMM)

As of the record date of October 3, 2005, there were approximately 275 shareholders of record of CCA common stock and approximately 1,200 shareholders of beneficial ownership in street name.

As of the record date of October 3, 2005, there were approximately 175 shareholders of record of StorCOMM common stock.

RISK FACTORS

The merger involves a high degree of risk. By voting in favor of the merger, StorCOMM shareholders will be choosing to invest in CCA common stock. In addition to the risks described in CCA’s reports on Forms 10-KSB and 10-QSB filed with the Securities and Exchange Commission, you should carefully consider the risks described below relating to the merger and the risks to the combined company’s business after the merger. You should also consider the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus. Please refer to the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 166. If any of these risks actually occur, the business, financial condition or results of operations of CCA may be seriously harmed. In such case, the market price of CCA common stock may decline, and you may lose all or part of your investment.

Risks Related to the Merger

If CCA and StorCOMM fail to effectively integrate their operations, the combined company may not realize the potential benefits of the merger.

The integration of CCA and StorCOMM will be a time consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave, customers could cancel existing orders or choose not to place new ones and the combined company could have difficulty complying with regulatory requirements. In addition, the combined company may not achieve anticipated synergies or other benefits of the merger. Following the merger, CCA and StorCOMM must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following difficulties, costs and delays involved in integrating their operations:

•       failure to successfully manage relationships with customers and other important relationships;

•       failure of customers to accept new services or to continue using the products and services of the combined company;

•       difficulties in successfully integrating the management teams and employees of CCA and StorCOMM;

•       challenges encountered in managing larger, more geographically dispersed operations;

•       the loss of key employees;

•       diversion of the attention of management from other ongoing business concerns;

•       potential incompatibilities of technologies and systems;

•       potential difficulties integrating and harmonizing financial reporting systems; and

•       potential incompatibility of business cultures.

If the combined company’s operations after the merger do not meet the expectations of existing customers of CCA or StorCOMM, then these customers may cease doing business with the combined company altogether, which would harm the results of operations and financial condition of the combined company.

If the anticipated benefits of the merger are not realized or do not meet the expectations of financial or industry analysts, the market price of CCA common stock may decline after the merger. The market price of CCA common stock may decline as a result of the merger if:

•       the integration of CCA and StorCOMM is unsuccessful;

•       the combined company does not achieve the expected benefits of the merger as quickly as anticipated or the costs of or operational difficulties arising from the merger are greater than anticipated;

•       the combined company’s financial results after the merger are not consistent with the expectations of financial or industry analysts;

•       the anticipated operating and product synergies of the merger are not realized; or

•       the combined company experiences the loss of significant customers or employees as a result of the merger.

CCA common stock is subject to price volatility that may reduce the value StorCOMM shareholders will receive upon the closing of the merger.

In the merger, StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the completion of the merger (referred to in this joint proxy statement/prospectus as the exchange rate). This exchange rate will not be adjusted based on the price of CCA common stock at the time of the merger and neither CCA nor StorCOMM has the ability to terminate the merger agreement solely because of changes in the market price of CCA common stock. Accordingly, the value of CCA common stock that StorCOMM shareholders will receive in connection with the merger will depend on the trading price of CCA common stock on the closing date of the merger. The trading price of CCA common stock on the closing date of the merger may be lower than it was on the date of this joint proxy statement/prospectus or the date on which CCA and StorCOMM shareholders vote on the merger. The share price of CCA common stock is subject to price fluctuations and has experienced significant volatility in the recent past. Stock price changes may result from a variety of factors that are beyond the control of CCA and StorCOMM, including changes in their businesses, operations and prospects, regulatory considerations and general and industry specific market and economic conditions. Neither CCA nor StorCOMM can predict the market prices of CCA common stock at any time before the completion of the merger or the market price of CCA common stock after the merger. We encourage you to obtain current market quotations of CCA common stock.

Failure to complete the merger could adversely affect CCA’s and StorCOMM’s future business and operation as well as the market price of CCA common stock.

The merger is subject to the satisfaction of closing conditions, including the approval by both CCA and StorCOMM shareholders, and neither CCA nor StorCOMM can assure you that the merger will be successfully completed. In the event that the merger is not completed, CCA and StorCOMM may be subject to many risks, including the costs related to the merger, such as legal, accounting and advisory fees, which must be paid even if the merger is not completed, or the payment of a termination fee under specified circumstances. If the merger is not completed, the market price of CCA common stock could decline.

Completion of the merger may result in dilution of future earnings per share to the shareholders of CCA.

The completion of the merger may not result in improved earnings per share of CCA or a financial condition superior to that which would have been achieved by either CCA or StorCOMM on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, may not be realized. In this event, the merger could result in a reduction of earnings per share of CCA as compared to the earnings per share that would have been achieved by CCA or StorCOMM if the merger had not occurred.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

CCA and StorCOMM estimate that they will incur aggregate direct transaction costs of approximately $700,000 associated with the merger, and additional costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected.

The businesses of CCA and StorCOMM could suffer due to the announcement and closing of the merger.

The announcement and closing of the merger may have a negative impact on CCA’s or StorCOMM’s ability to sell their respective products and services, attract and retain key management, technical, sales or other personnel, maintain and attract new customers and maintain strategic relationships with third parties. For example, CCA and StorCOMM may experience deferral, cancellations or a decline in the size or rate of orders for their respective products or services or a deterioration in their respective customer or business partner relationships. Any such events could harm the operating results and financial condition of the combined company following the merger.

StorCOMM executive officers and directors have interests that are different from, or in addition to, those of StorCOMM shareholders generally.

The executive officers and directors of StorCOMM in some cases have interests in the merger that are different from, or are in addition to, those of StorCOMM shareholders generally. The receipt of compensation or other benefits in the merger, including employment agreements, and/or the provision and continuation of indemnification and insurance arrangements for current directors of StorCOMM following completion of the merger may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the StorCOMM board’s recommendation that you vote in favor of adoption of the merger agreement. See the section entitled “The Merger—Interests of Certain StorCOMM Persons in the Merger” below starting on page 46.

Risks Related to CCA After the Merger

To facilitate a reading of the risks that we believe will apply to CCA and StorCOMM as a combined company following completion of the merger, in referring to “we”, “us” and other first person declarations in these risk factors, we are referring to the combined company as it would exist following the merger.

We face intense competition from both established entities and new entries in the market that may adversely affect our revenues and profitability

Our markets are competitive. There are many companies with active research and development programs both in and outside of the healthcare information technology industry. Many of these companies have considerable experience in areas of competing interest to us. Additionally, we cannot determine if other firms are conducting potentially competitive research, which could result in the development and introduction of products that are either comparable or superior to the products we sell. Further, new product introductions, product enhancements and the use of other technologies by our competitors could lead to a loss of market acceptance and cause a decline in sales or gross margins.

If we are unable to anticipate or react to competition or if existing or new competitors gain market share, our sales may decline or be impaired and we may experience a decline in the prices we can charge for our products, which could adversely affect our operating results. Our competitive position depends on several factors, including:

•       our ability to adapt effectively to the continued development, acquisition or licensing of technology or product rights by our competitors;

•       our ability to enhance our products or develop new products;

•       our ability to adapt to changing technological demands; and

•       our strategic decisions regarding the best allocation of our limited resources.

Several of our current and potential competitors have greater financial, technical, sales, marketing and other resources than we do and consequentially may have an ability to influence customers to purchase their products that compete with ours. Our future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. If we do not adapt our business in the face of this competition, our business and operating results may be harmed.

Any failure to successfully introduce future products into the market could adversely affect our business.

The commercial success of future products depends upon their acceptance by the medical community. Our future product plans include capital-intensive clinical information systems. We believe that these products can significantly reduce labor costs, improve patient care and offer other distinctive benefits to the medical community. However, there is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We can make no assurance that the market will accept our future products and systems, or that sales of our future products and systems will grow at the rates expected by our management.

If we fail to meet changing demands of technology, we may not continue to be able to compete successfully with competitors.

The market for our products is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving client requirements. CCA and StorCOMM have incurred, and we will need to continue to incur, significant research and development expenditures in future periods as we strive to remain competitive. Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our future success and growth depend on the continued services of our key management and employees, including Steven M. Besbeck, Bruce M. Miller, James R. Helms, Samuel G. Elliott, and William W. Peterson. The loss of the services of any of these individuals or any other key employee could materially affect our business. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them. There are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with most of our key employees. However, we generally enter into agreements with our employees regarding patents, confidentiality and related matters. We do not maintain life insurance polices on our employees. Our loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

We rely on a combination of confidentiality agreements and procedures and copyright, patent, trademark and trade secret laws to protect our proprietary information. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization. Third parties may also develop similar or superior technology independently, including by designing around our patents. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Unauthorized copying or use of our products or proprietary information could result in reduced sales of our products.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

We may receive claims that we have infringed the intellectual property rights of others. Any such claim, with or without merit, could:

•       be time consuming to defend;

•       result in costly litigation;

•       divert management’s time and attention from our business;

•       require us to stop selling, to delay shipping or to redesign our products; or

•       require us to pay monetary amounts as damages to our customers.

In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing their software. Our inability to use any of this third party software could result in disruptions in our business, which could materially and adversely affect our operating results.

CCA operates in a consolidating industry which creates barriers to market penetration.

The healthcare information technology industry in recent years has been characterized by consolidation by both healthcare providers who are our clients and by those companies that we compete against. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive contracts for all of their system needs with larger vendors who offer broader product lines and services. The convenience offered by these large vendors are administrative and financial incentives that we cannot offer our clients.

Our products may be subject to government regulation in the future that could impair our operations.

Our products could be subject to stringent government regulation in the United States and other countries in the future. Furthermore, we expect that the integration of our product and service offering will require us to comply with regulatory requirements and that we will devote significant time and resources to this effort. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive data and other supporting information. Failure to comply with applicable requirements could result in fines, recall, total or partial suspension of distribution, withdrawal of existing product or our inability to integrate our service and product offerings. If any of these things occur, it could have a material adverse impact on our business.

Changes in government regulation of the healthcare industry could adversely affect our business.

Federal and state legislative proposals are periodically introduced or proposed that would effect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations or other third-party payors could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business.

We are subject to the Health Insurance Portability and Accountability Act (HIPAA) and the cost of complying with HIPAA may negatively impact our net income.

Our business is substantially impacted by the requirements of HIPAA and our products must maintain the confidentiality of a patient’s medical records and information. These requirements also apply to most of our clients. We believe our products meet the standards of HIPAA and may require our clients to upgrade their systems, but our clients’ preoccupation with HIPAA may adversely impact sales of our products, and the costs of compliance with HIPAA could have an impact on our product margins and sales, the general and administrative expenses incurred by us and could negatively impact our net income.

Defective products or product failure may subject us to liability and could substantially increase our costs.

Our products are used to gather information for professionals to make medical decisions, diagnosis, and treatment. Accordingly, the manufacture and sale of our products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or procedure result. CCA and StorCOMM may discover errors and failures in certain of their product offerings, which could result in delays or lost revenue during the period required to correct these errors. Errors and failures in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position or claims by customers or others. Alleviating any of these problems could require significant expenditures of our capital and resources and could cause interruptions, delays or cessation of our sales, which could cause us to lose existing or potential customers and would adversely affect our operating results. We may be subject to product liability claims as a result of any failure or errors in our products. If a customer is successful in proving its damages, it could prove expensive and time-consuming to defend against these claims, and we could be liable for the damages suffered by our customers and other related expenses, which could adversely affect our operating results. We currently maintain product liability insurance coverage for up to $2 million per incident and up to an aggregate of $4 million per year. Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies. We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums; however, we cannot guarantee that this will continue to be the case.

System or network failures could reduce our sales, increase costs or result in a loss of customers.

We rely on our management information systems to operate our business and to track our operating results. Our management information systems will require modification and refinement as we grow and our business needs change. If we experience a significant system failure or if we are unable to modify our management information systems to respond to changes in our business needs, then our ability to properly run our business could be adversely affected and could lead to a reduction in our sales, increased costs and a loss of customers.

Our evaluation of internal controls and remediation of potential problems will be costly and time consuming and could expose weakness in our financial reporting.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. We are evaluating our internal controls system in order to allow management to report on, and our Independent Registered Public Accounting Firm to attest to, our internal controls over financial reporting, as required in Section 404 of the Sarbanes-Oxley Act of 2002.

StorCOMM has a history of losses and has never been profitable.

For the year ended December 31, 2004, StorCOMM had a net loss of approximately $1.06 million and an accumulated deficit of approximately $20.4 million. For the six months ended June 30, 2005, StorCOMM had a net loss of approximately $740,805, as compared to a net loss of approximately $235,953 for the six months ended June 30, 2004. The report of StorCOMM’s independent certified public accounting firm on their financial statements for the year ended December 31, 2004 indicated that there is substantial doubt about StorCOMM’s ability to continue as a going concern. We cannot be certain that, following the merger, StorCOMM will become profitable as a subsidiary of CCA. If StorCOMM does not become profitable and sustain profitability, the market price of our common stock will likely decline.

StorCOMM may have taxable income from debt cancellation.

In connection with the merger, the holders of secured debt of StorCOMM have agreed to convert the debt into StorCOMM common stock and, as a result, StorCOMM may have incurred taxable debt cancellation income.  See "Material United States Federal Income Tax Consequences – Conversion of StorCOMM Secured Debt" on page 51.

Future sales of our common stock could adversely affect our stock price.

Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options or warrants, such as the warrants to purchase up to 300,000 shares of CCA common stock that CCA is issuing in the private placement and the CCA options and warrants to be issued in exchange for StorCOMM’s options and warrants in the merger. Increased sales of our common stock in the market after exercise of stock options or warrants could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

Our stock price may be volatile in the future, and you could lose the value of your investment.

The market prices of the common stock for CCA has experienced significant fluctuations and our stock price may continue to fluctuate significantly, and you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•       announcements of quarterly operating results and revenue and earnings forecasts by us, our competitors or our customers;

•       failure to achieve financial forecasts, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us;

•       rumors, announcements or press articles regarding changes in our management, organization, operations or prior financial statements;

•       changes in revenue and earnings estimates by securities analysts;

•       announcements of planned acquisitions by us or by our competitors;

•       announcements of new or planned products by us, our competitors or our customers;

•       gain or loss of a significant customer;

•       inquiries by the SEC, American Stock Exchange, law enforcement or other regulatory bodies; and

•       acts of terrorism, the threat of war and economic slowdowns in general.

The stock market has experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of our common stock for reasons unrelated to our business or operating results.

Fluctuations in our quarterly financial results have affected the stock prices of CCA in the past and could affect our stock price in the future.

The quarterly financial results of CCA have fluctuated in the past, and the quarterly financial results of the combined company are likely to vary significantly in the future. A number of factors associated with the operation of our business may cause our quarterly financial results to fluctuate, including our ability to:

•       effectively align sales resources to meet customer needs and address market opportunities;

•       effectively respond to competitive pressures; and

•       effectively manage our operating expense levels.

A number of factors associated with our industry and the markets for our products, many of which are outside our control, may cause our quarterly financial results to fluctuate, including:

•       reduced demand for any of our products;

•       timing and amount of orders by customers and seasonality in the buying patterns of customers;

•       cancellation, deferral or limitation of orders by customers;

•       fluctuations in foreign currency exchange rates; and

•       weakness or uncertainty in general economic or industry conditions.

Quarterly changes in our financial results could cause the trading price of our common stock to fluctuate significantly after the merger. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock or securities convertible into or exercisable for our stock. You should not rely on the results of prior periods as predictors of our future performance.

Factors outside of our control may adversely affect our operations and operating results.

Our operations and operating results may be adversely affected by many different factors which are outside of our control, including:

•       deterioration in economic conditions in any of the healthcare information technology industry, which could reduce customer demand and ability to pay for our products and services;

•       political and military instability, which could slow spending within our target markets, delay sales cycles and otherwise adversely affect our ability to generate revenues and operate effectively;

•       budgetary constraints of customers, which are influenced by corporate earnings and spending objectives;

•       earthquakes, floods, hurricanes or other natural disasters affecting our headquarters located in Calabasas, California, an area known for seismic activity, or our other locations worldwide;

•       acts of war or terrorism; and

•       inadvertent errors.

Any of these factors could result in a loss of revenues and/or higher expenses, which could adversely affect our financial results.

Our international operations involve special risks that could increase our expenses, adversely affect our operating results and require increased time and attention of our management.

We expect to generate approximately 10% of our revenues from customers located outside of the United States in the fiscal year ending December 31, 2005 and StorCOMM has significant operations outside of the United States. We expect to expand our international operations and such expansion is contingent upon the successful growth of our international revenues. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•       potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights;

•       imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•       enactment of additional regulations or restrictions on imports and exports;

•       fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could make our products more expensive in those countries;

•       limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•       longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•       difficulties in staffing, managing and operating our international operations;

•       difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations; and

•       political unrest, war or terrorism, particularly in areas in which we have facilities.

A portion of StorCOMM’s transactions outside of the United States are denominated in foreign currencies. Our functional currency is the U.S. dollar. Accordingly, our future operating results will continue to be subject to fluctuations in foreign currency rates. Hedging foreign currency transaction exposures is complex and subject to uncertainty. We may be negatively affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and may cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Public Company Accounting Oversight Board, the Securities and Exchange Commission and various other regulatory bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term shareholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has issued SFAS 123R that will require us to record a charge to earnings for employee stock option grants. In addition, regulations implemented by the American Stock Exchange generally require shareholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, operating results and financial condition.

StorCOMM currently relies on third party distribution arrangements to distribute its products. The loss of any of these relationships, or a material change in any of them, could materially harm our business.

For the six months ended June 30, 2005 and the year ended December 31, 2004, StorCOMM received approximately 90% and 80% of its revenues, respectively, through third party distribution arrangements. Following the merger, we expect that we will continue to generate a significant portion of our revenues through a limited number of distribution arrangements for the foreseeable future. A significant portion of StorCOMM’s outstanding accounts receivable are with such third party distributors, which will result in a concentration of our credit risk. If any of these third party distributors decides not to market or distribute our products or decides to terminate or not to renew its agreement with us, we may be unable to replace the affected agreements with acceptable alternatives, which could materially harm our business, operating results and financial condition.

We depend on channel partners such as Source One and Swiss Ray for a significant portion of our revenues.

In each of fiscal year 2004 and for the six months ended June 30, 2005, CCA and StorCOMM generated approximately 10% and 100%, respectively, of their revenues from medical imaging related products. We expect to continue to derive a substantial portion of our revenues from this single product category. If this product category is not successful in the future or we are unable to develop new applications that are as successful, our future revenues could be limited and our business may suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “will” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the merger or any statements about StorCOMM’s business or operating results identify forward-looking statements. In particular, statements that involve risks and uncertainties regarding the expected strategic benefits, objectives, advantages, expectations and intentions and other effects of the merger described in sections such as “The Merger—Our Reasons for the Merger,” “—Other Factors Considered by the CCA Board” and “—Other Factors Considered by the StorCOMM Board” and elsewhere in this document are forward-looking statements. In addition, some statements about StorCOMM’s business, revenues, revenue mix, gross margin, operating expense levels, financial outlook, commitments under existing leases, research and development initiatives, sales and marketing initiatives and competition in sections such as “Information Regarding StorCOMM’s Business,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of StorCOMM,” and “Quantitative and Qualitative Disclosures About Market Risk of StorCOMM” and elsewhere in this document are forward-looking statements. These forward-looking statements include:

•       projections of revenues, synergies and other financial items;

•       statements of strategies and objectives for future operations;

•       expectations regarding the completion of the merger;

•       statements regarding integration plans;

•       statements concerning proposed applications or services;

•       statements regarding future economic conditions, performance or business prospects;

•       statements regarding competitors or competitive actions; and

•       statements of assumptions underlying any of the foregoing.

All forward-looking statements are present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to the merger and to CCA’s business after the merger discussed under “Risk Factors” of this joint proxy statement/prospectus, among others, could cause actual results to differ materially from those described in the forward-looking statements. Such risks include, among others: the competitive environment and competitive responses to the merger; whether the combined company can successfully develop new products and the degree to which these products will gain market acceptance; whether anticipated cost and product synergies can be achieved; whether the integration of CCA and StorCOMM will be more difficult and costly than expected; uncertainties as to the timing of the merger; approval of the proposals described herein by the respective shareholders of CCA and StorCOMM; and the satisfaction of closing conditions to the merger. Neither CCA nor StorCOMM makes any representation as to whether any projected or estimated information or results contained in any forward-looking statements will be obtained or achieved. Shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the documents incorporated by reference in this joint proxy statement/prospectus. Neither CCA nor StorCOMM is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements after the date of this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors”, beginning on page 15 of this joint proxy statement/prospectus, and the annual reports on Form 10-KSB and the quarterly reports on Form 10-QSB that CCA has filed with the Securities and Exchange Commission.

ANNUAL MEETING OF CCA SHAREHOLDERS

CCA is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the annual meeting of CCA shareholders and at any adjournment or postponement of the annual meeting. CCA first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its shareholders on or about October 28, 2005.

Date, Time and Place of the Annual Meeting

CCA will hold its annual meeting of its shareholders at CCA’s offices at 26115-A Mureau Road, Calabasas, California 91302, on Monday, November 21, 2005, at 10:00 A.M. Pacific Time.

Matters to be Considered at the Annual Meeting

At the annual meeting, shareholders of CCA will be asked to consider and vote upon the following proposals:

1.                Proposal No. 1:   To approve the Agreement and Plan of Reorganization (referred to in this joint proxy statement/prospectus as the merger agreement), dated as of August 16, 2005, by and among StorCOMM, CCA and Xymed.com, Inc., a Delaware corporation and wholly owned subsidiary of CCA, and the issuance and reservation for issuance of shares of CCA common stock to StorCOMM shareholders pursuant to the merger agreement.

2.                Proposal No. 2:   To approve the issuance and reservation for issuance of up to 1,500,000 shares of CCA common stock and warrants to purchase up to 300,000 shares of CCA common stock in a private placement pursuant to the Common Stock and Warrant Purchase Agreement (referred to in this joint proxy statement/prospectus as the purchase agreement).

3.                Proposal No. 3:   To approve the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc.

4.                Proposal No. 4:   To approve the 2005 Equity Incentive Plan.

5.                Proposal No. 5:   To elect six members of CCA’s board of directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

6.                Proposal No. 6:   To ratify the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

7.                Proposal No. 7:   To adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

In addition, the shareholders may transact any other business that properly may come before the annual meeting or any continuation, adjournment or postponement thereof.

Record Date; Shareholders Entitled to Vote

The record date for determining the CCA shareholders entitled to vote at the annual meeting is October 3, 2005. Only holders of record of CCA common stock at the close of business on that date are entitled to vote at the annual meeting. On the record date, there were issued and outstanding 3,483,900 shares of CCA common stock.

As of the record date, the directors and executive officers of CCA and their affiliates held 769,000 shares of CCA common stock representing 22% of the outstanding shares of CCA common stock.

A list of shareholders eligible to vote at the meeting will be available for your review during CCA’s regular business hours at its headquarters in Calabasas, California for at least ten days prior to the annual meeting for any purpose related to the annual meeting.

Shareholder Support Agreements

Steven M. Besbeck, Bruce M. Miller, and James R. Helms, the president and chief executive officer, the chairman of the board and chief technology officer, the vice president of operations and secretary of CCA, who hold an aggregate of approximately 21.3%  of the voting power of CCA as of September 15, 2005, have entered into a shareholder support agreement with StorCOMM in which they have agreed to vote in favor of the merger agreement. This does not represent a sufficient number of shares of CCA capital stock to approve the merger agreement on behalf of the CCA shareholders. As of the record date, the directors and executive officers of CCA and their affiliates held 769,000 shares of CCA common stock representing 22% of the outstanding shares of CCA common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of CCA for use at the annual meeting.

General.   Shares represented by a properly signed and dated proxy will be voted at the annual meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1 for the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement, FOR Proposal No. 2 for the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the Purchase Agreement, FOR Proposal No. 3 for the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc., FOR Proposal No. 4 for the 2005 Equity Incentive Plan, FOR Proposal No. 5 for the election of the director nominees named in this joint proxy statement/prospectus, FOR Proposal No. 6 for the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005, and FOR Proposal No. 7 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals.

Abstentions.   CCA will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the annual meeting with respect to such proposal. Because approval of Proposal No. 1 and Proposal No. 3 require the affirmative vote of a majority of the voting power of the shares outstanding, abstentions on these proposals will have the same effect as a vote AGAINST Proposal No 1 and Proposal No. 3. However, abstentions will have no effect on the outcome of any other proposal, but will reduce the number of votes required to approve those proposals.

Broker Non-Votes.   If your shares are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. “Broker non-votes” are shares held by a broker or other nominee that are represented at the annual meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of the shares to vote on the particular proposal and the broker does not have discretionary voting power on the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of shares represented and voting with respect to a proposal. Failure to instruct your broker on how to vote your shares on Proposal No. 1 will have the effect of voting AGAINST CCA

Proposal No. 1 and Proposal No. 3. Failure to instruct your broker on how to vote your shares on any other proposal will have no effect on the outcome of such proposals, assuming that a quorum is present at the annual meeting, but will reduce the number of votes required to approve those proposals.

Voting Shares in Person that are Held Through Brokers.   If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a CCA shareholder, authorizing you to act on behalf of the nominee at the CCA annual meeting and identifying the number of shares with respect to which the authorization is granted.

Revocation of Proxies.   If you submit a proxy, you may revoke it at any time before it is voted by:

•       delivering to the Secretary of CCA a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•       submitting to the Secretary of CCA a new, signed proxy with a later date than the proxy you wish to revoke; or

•       attending the annual meeting and voting in person.

Notices to the Secretary of CCA should be sent to 26115-A Mureau Road, Calabasas, CA  91302.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Required Shareholder Vote

In order to conduct business at the CCA annual meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the annual meeting, present in person or represented by proxy, constitutes a quorum under CCA’s Bylaws. CCA will treat shares of CCA common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the CCA annual meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of the CCA shareholders, each holder of CCA common stock will be entitled to one vote, in person or by proxy, for each share of CCA common stock held in his, her or its name on the books of CCA on the record date subject, in the case of election of directors, to the cumulative voting provisions described below.

Proposal No. 1:   Approval of the merger agreement and the proposal to issue and reserve for issuance shares of CCA common stock in connection with the merger requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 2:   Approval of the proposal to issue and reserve for issuance shares of CCA common stock and warrants to purchase shares of CCA common stock in the private placement pursuant to the purchase agreement requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, so long as a quorum is present.

Proposal No. 3:   Approval of the amendment to the Articles of Incorporation to change the name of the company to Aspyra, Inc. requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 4:   Approval of the 2005 Equity Incentive Plan requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CCA common stock.

Proposal No. 5:   Election of the director nominees named in this joint proxy statement/prospectus, requires that the candidates receiving the highest number of votes, up to the number of directors to be elected, be elected. See also “Cumulative Voting” below.

Proposal No. 6:   Approval of the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005 requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, so long as a quorum is present.

Proposal No. 7:   Approval of the proposal to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies in favor of the proposals requires the affirmative vote of holders of a majority of the shares of CCA common stock present in person or represented by proxy at the annual meeting and entitled to vote.

While Proposals No. 1 and No. 2 are being voted upon separately, each of the first two proposals must be approved in order for either of them to be implemented.

The inspector of elections for the CCA annual meeting will tabulate the votes.

Cumulative Voting

Pursuant to the requirements of the California Corporations Code and CCA’s Bylaws, the holders of CCA common stock may cumulate their votes for the election of directors if any shareholder gives notice, at the annual meeting prior to voting, of his or her intention to cumulate his or her votes. Cumulative voting means that each shareholder entitled to vote may cast that number of votes equal to the product of the number of his or her common stock multiplied by the number of directors being elected. Since six directors are being elected at the annual meeting, each shareholder may cast a total of six votes per share of common stock for all nominees for director. A shareholder may cast all of his or her votes for a single nominee or may allocate them among two or more nominees. Instructions for allocation may be marked on the proxy card in the space provided opposite each nominee’s name and, if the proxy card is properly marked, the persons acting under the proxy will give notice of the shareholder’s intent to vote cumulatively. Unless a contrary instruction is properly marked on the proxy card, the persons acting under the proxy will cumulatively vote so as to maximize the probability that each nominee will be elected.

Unanimous Recommendations by the Board of Directors

After careful consideration, the board of directors of CCA has determined that the merger is advisable and in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 1 for the merger agreement and the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement.

The CCA board of directors has also determined that the private placement is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 2 for the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in a private placement pursuant to the purchase agreement.

The CCA board of directors has also determined that the adoption of the amendment to the Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc. is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 3 for the amendment to the Articles of Incorporation.

The CCA board of directors has also determined that the adoption of the 2005 Equity Incentive Plan is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 4 for the 2005 Equity Incentive Plan.

The CCA board of directors has also determined that the election of the director nominees named in this joint proxy statement/prospectus is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 5 for the election of the director nominees named in this joint proxy statement/prospectus.

The CCA board of directors has also determined that the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005 is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA shareholders vote FOR Proposal No. 6 for the ratification of the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

The CCA board of directors has further determined that approving a proposal to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies is in the best interests of CCA and its shareholders. The CCA board of directors unanimously recommends that CCA’s shareholders vote FOR Proposal No. 7 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal.

Solicitation of Proxies

CCA and StorCOMM are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to shareholders. CCA will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to assure sufficient representation at the CCA annual meeting, officers and regular employees of CCA may solicit the return of proxies from CCA shareholders by mail, telephone, telegram and personal interview. No compensation in addition to regular salary and benefits will be paid to any such officer or regular employee for such solicitation. The total estimated cost of the solicitation of CCA proxies is $20,000.

Security Ownership of Principal Shareholders, Directors and Executive Officers

For information regarding the security ownership of CCA common stock by principal shareholders, directors and executive officers of CCA, see “Information Concerning CCA - Ownership of CCA Common Stock.”

The matters to be considered at the annual meeting are of great importance to the shareholders of CCA. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to submit your proxy by mail in the enclosed postage-paid envelope.

SPECIAL MEETING OF STORCOMM SHAREHOLDERS

StorCOMM is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting of the StorCOMM shareholders and at any adjournment or postponement of the special meeting. StorCOMM first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its shareholders on or about October 28, 2005.

Date, Time and Place of the Special Meeting

StorCOMM will hold its special meeting of its shareholders at StorCOMM’s offices at 7 Corporate Plaza, 8649 Baypine Road, Jacksonville, Florida on Friday, November 18, 2005, at 10:00 AM Eastern Time.

Matters to be Considered at the Special Meeting

At the special meeting, shareholders of StorCOMM will be asked to consider and vote upon the following two proposals:

1.                Proposal No. 1:   To approve the Agreement and Plan of Reorganization (referred to in this joint proxy statement/prospectus as the merger agreement), dated as of August 16, 2005, by and among StorCOMM, CCA and Xymed.com, Inc. (“Xymed”), a Delaware corporation and wholly owned subsidiary of CCA, pursuant to which StorCOMM will merge with Xymed and become a wholly owned subsidiary of CCA.

2.                Proposal No. 2:   To adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

StorCOMM’s Bylaws authorize the Chairman of the meeting to adjourn the special meeting if a quorum is not then in attendance.

Record Date; Shareholders Entitled to Vote

The record date for determining the StorCOMM shareholders entitled to vote at the special meeting is October 3, 2005. Only holders of record of StorCOMM common stock at the close of business on that date are entitled to vote at the special meeting. On the record date, there were issued and outstanding 138,724,230 shares of StorCOMM common stock.

As of the record date, the directors and executive officers of StorCOMM and their affiliates held 132,935,979 shares of StorCOMM common stock representing approximately 95.8%  of the outstanding shares of StorCOMM common stock.

A list of shareholders eligible to vote at the meeting will be available for your review during StorCOMM’s regular business hours at its headquarters in Jacksonville, Florida for at least ten days prior to the special meeting for any purpose related to the special meeting.

Shareholder Support Agreements

C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, and Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, have entered into a shareholder support agreement with CCA in which they have agreed to vote in favor of the merger agreement. Mr. Sym-Smith and Mr. Peters together hold an aggregate of approximately 95.8% of the voting power of StorCOMM as of October 3, 2005. Therefore, there is a sufficient number of shares of StorCOMM capital stock committed to approve the merger agreement on behalf of the StorCOMM shareholders. As of the record date, the directors and executive officers of StorCOMM and their affiliates held 132,935,979 shares of StorCOMM common stock representing, 95.8% of the outstanding shares of StorCOMM common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of StorCOMM for use at the special meeting.

General.   Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1 to adopt the merger agreement and FOR Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Abstentions.   StorCOMM will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting with respect to such proposal. Because approval of Proposal No. 1 requires the affirmative vote of holders of 90% of the voting power of StorCOMM’s capital stock outstanding, abstentions on this proposal will have the same effect as a vote AGAINST Proposal No 1. However, abstentions will have no effect on the outcome of Proposal No. 2.

Revocation of Proxies.   If you submit a proxy, you may revoke it at any time before it is voted by:

•       delivering to the Secretary of StorCOMM a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•       submitting to the Secretary of StorCOMM a new, signed proxy with a later date than the proxy you wish to revoke; or

•       attending the special meeting and voting in person (your attendance alone will not revoke your proxy).

Notices to the Secretary of StorCOMM should be sent to 7 Corporate Plaza, 8649 Baypine Road, Jacksonville, Florida, 32256.

Required Shareholder Vote

In order to conduct business at the StorCOMM special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the special meeting, present in person or represented by proxy, constitutes a quorum under StorCOMM’s Bylaws. StorCOMM will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the StorCOMM special meeting for the purposes of determining the existence of a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned to solicit additional proxies.

With respect to any matter submitted to a vote of the StorCOMM shareholders each holder of StorCOMM common stock will be entitled to one vote, in person or by proxy, for each share of StorCOMM common stock held in his, her or its name on the books of StorCOMM on the record date.

Approval of Proposal No. 1 requires the affirmative vote of holders of 90% of the voting power of StorCOMM’s capital stock outstanding.

Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the shares of StorCOMM common stock present in person or represented by proxy at the special meeting and entitled to vote.

The inspector of elections for the StorCOMM special meeting will tabulate the votes.

Unanimous Recommendations by the Board of Directors

After careful consideration, the board of directors of StorCOMM has determined that the merger agreement is advisable and in the best interests of StorCOMM and its shareholders. The StorCOMM board of directors unanimously recommends that StorCOMM shareholders vote FOR Proposal No. 1 to adopt the merger agreement and FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Solicitation of Proxies

CCA and StorCOMM are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to shareholders. To the extent necessary in order to assure sufficient representation at the StorCOMM special meeting, officers and regular employees of StorCOMM may solicit the return of proxies from StorCOMM shareholders by mail, telephone, telegram and personal interview. No compensation in addition to regular salary and benefits will be paid to any such officer or regular employee for such solicitation. The total estimated cost of the solicitation of StorCOMM proxies is $5,000.

Security Ownership of Principal Shareholders, Directors and Executive Officers

For information regarding the security ownership of StorCOMM common stock by principal shareholders, directors and executive officers of StorCOMM, see “Information Concerning StorCOMM—Ownership of StorCOMM Common Stock.”

Interest of Certain Persons in Matters to be Acted Upon

The executive officers and directors of StorCOMM may have interests in the merger that are different from, or are in addition to, those of StorCOMM shareholders generally. For information regarding the interests of StorCOMM’s executive officers and directors in the merger see “The Merger—Interests of Certain StorCOMM Persons in the Merger” below starting on page 46.

The matters to be considered at the special meeting are of great importance to the shareholders of StorCOMM. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to properly complete and submit your proxy.

You should not submit any stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates for StorCOMM stock will be mailed to you as soon as practicable after completion of the merger.

CCA PROPOSAL NO. 1 AND STORCOMM PROPOSAL NO. 1—
THE MERGER

This section of this joint proxy statement/prospectus describes the principal aspects of CCA Proposal No. 1 and StorCOMM Proposal No. 1, including the merger and the merger agreement. While CCA and StorCOMM believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to CCA and StorCOMM shareholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

Background of the Merger

The CCA board of directors has regularly evaluated the long-term strategy and potential strategic options for CCA in light of CCA’s operating performance and trends in the healthcare information technology industry. The strategic options that the CCA board and management have considered in the context of its operating performance include pursuing organic growth, tactical acquisitions, or a sale or the merger of CCA with another company.

From time to time, CCA’s board of directors determined that the healthcare information technology industry was undergoing a trend towards consolidation, and began to investigate business combinations and other strategic transactions that would allow CCA to expand beyond its existing market.

In late 2002, CCA’s board of directors determined that the convergence of CCA’s medical imaging product technology with a business offering Picture Archive Communication Systems, or PACS, would present significant opportunities for growth given the changes that were occurring in the market place. CCA’s board of directors believed that the integration of clinical information systems that manage operational activities in healthcare with diagnostic systems such as PACS systems, was becoming more important in the healthcare information systems market.

In August 2002, CCA entered into a joint product development venture to integrate its radiology information system product with a PACS product. However, the PACS partner was acquired before the technology was brought to market and the joint product development venture was terminated.

During 2003 through the summer of 2004, CCA considered other potential business combinations and strategic relationships with a variety of PACS companies.

The board of directors of StorCOMM has regularly monitored the marketplace for opportunities to strengthen and grow its business. StorCOMM’s board and management have considered various options, including pursuing organic growth, and a sale or the merger of StorCOMM with another company.

In late 2003 and early 2004, StorCOMM was approached by several third parties interested in exploring various business combination transactions with StorCOMM. During this period, StorCOMM was experiencing cash flow problems and was having difficulty raising capital from outside investors. During this time, in furtherance of its effort to raise investment capital, StorCOMM’s management and board of directors developed a Private Placement Memorandum, or PPM.

In mid 2004, the board of directors and management of StorCOMM agreed to enter into discussions with three of the interested third parties to explore possible business combinations. These discussions ultimately resulted in three independent proposals being presented to StorCOMM’s board of directors. After carefully considering each proposal, StorCOMM’s board of directors determined that it would not proceed with any of the individual offers at that time. It was generally felt by the board of directors that other more advantageous opportunities would materialize if StorCOMM kept on track with its recently revised business plan and strategy. StorCOMM’s board of directors authorized management to continue to monitor and evaluate other business combination opportunities. CCA had no prior relationship with StorCOMM.

In March, 2004, CCA engaged Dominick & Dominick LLC, or D&D, a financial advisor, to assist CCA in identifying appropriate business opportunities including companies specializing in PACS technologies. Pursuant to CCA’s agreement with D&D, CCA agreed to pay D&D a fee equal to three percent of the value of the shares issued to the StorCOMM shareholders in the merger as consideration for the financial advisory services provided to CCA in connection with the merger.

In early October 2004, D&D contacted StorCOMM and obtained a copy of its PPM, which D&D shared with CCA’s management. During this time, D&D reviewed the operating history and certain financial information of StorCOMM and prepared an analysis of the medical imaging industry. D&D presented its preliminary findings to CCA’s management to help them understand StorCOMM’s business and identify opportunities that a possible business combination might offer.

On October 8, 2004, D&D held a telephonic meeting for the purposes of introducing CCA’s management to StorCOMM’s management. At this meeting, the parties agreed to exchange additional information and discussed the possibility of exploring a business combination.

On October 12, 2004, after receiving additional information on StorCOMM, Steven M. Besbeck, CCA’s president and chief executive officer, visited StorCOMM’s headquarters in Jacksonville, Florida and met with Samuel G. Elliott and William W. Peterson, StorCOMM’s chief executive officer and chief operating officer respectively. During the visit, StorCOMM provided CCA with an overview of its business, technology, and facilities. At this meeting, the parties did not agree to explore any particular relationship or transaction, but did agree to have further discussions. CCA’s management invited StorCOMM’s management to visit its facilities in Calabasas, California.

On October 15, 2004, a regular meeting of CCA’s board of directors was held. During the meeting Mr. Besbeck reported on his visit to StorCOMM. Mr. Besbeck also distributed to each member of CCA’s board of directors, information that had been prepared by D&D regarding StorCOMM and briefed the board of directors on the possible synergies between CCA and StorCOMM. The board reviewed the information and directed Mr. Besbeck to proceed with furthering the discussions with StorCOMM.

In mid October, Mr. Elliott and Mr. Peterson briefed StorCOMM’s board of directors on the initial meeting with Mr. Besbeck and StorCOMM’s board of directors authorized them to continue discussions with CCA.

On the 18th and 19th of October 2004, Mr. Elliott and Mr. Peterson visited CCA’s headquarters in Calabasas, California and the parties discussed the possibility of a business combination involving the two companies. During the two-day meeting the parties explored a variety of topics and specifically discussed the markets and customers served by each of StorCOMM and CCA, and the extent to which the two companies’ products and services would be complimentary. All agreed that customers would benefit from a single supplier of the products and services of each company. The parties also discussed the potential for market synergies and cost synergies from a business combination. At the end of the two-day meeting the management teams of both companies felt positively about the potential synergies of a combination but did not agree to explore any particular relationship or transaction. At this point the companies also entered into a mutual Confidential Non-Disclosure Agreement to cover all communications related to the possible business combination. The management teams agreed that the next step would be to exchange additional due diligence information and to schedule a meeting between Mr. Besbeck and Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder.

In late October 2004, after returning from their meetings with CCA, Mr. Elliott and Mr. Peterson reported on their visit to CCA at a meeting of the board of directors of StorCOMM. The board considered the information and directed Mr. Elliot and Mr. Peterson to proceed with furthering the discussions with CCA’s management.

On November 4, 2004, Mr. Besbeck, Mr. Peters and representatives of D&D met in New York City, New York to discuss the potential business combination. The parties engaged in a discussion regarding the strategic rationale of a possible business combination that did not include specific terms. During the meeting, Mr. Besbeck presented the group with CCA’s view on the potential synergies created by a business combination.

During the remainder of November 2004, the parties continued to discuss the potential business combination. These discussions included discussions regarding the business strategy and prospects of their respective companies, the manner in which the two businesses could potentially be combined, including the strategic rationale for the potential transaction, and how the combined company would be operated. The management teams also discussed a process to further evaluate such a transaction, including due diligence matters. During this time, Mr. Besbeck kept CCA’s board of directors informed of the discussions between the parties and received their guidance. Mr. Besbeck kept CCA’s board informed of the negotiations between the parties by both written and verbal communications and received guidance from CCA’s board during November 2004.

On November 28, 2004, Mr. Besbeck, Mr. Elliott, Mr. Peterson, Mr. Peters and C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, met in Chicago during the annual Radiological Society of North America conference. At this meeting, the parties discussed the potential for combining the two companies, a possible structure for the transaction and potential of integrating the radiology information system of CCA with StorCOMM’s PACS system.

On November 29, 2004, Mr. Besbeck met with Mr. Peters. During the meeting they discussed the possible structures for the business combination, including a merger. It was decided at that time that Mr. Peters would visit CCA’s offices in Calabasas, California to further the discussions and learn more about CCA’s business operations.

On December 7, 2004, CCA’s board of directors had a special board meeting to discuss the status of the discussions with StorCOMM ‘s management and board of directors. At this meeting, Mr. Besbeck advised the board of the conversations between the officers of the two companies that had occurred since the last meeting of CCA’s board of directors. The board further explored with management the strategic rationale for such a combination, potential valuation ranges for a transaction and a plan for moving forward with mutual due diligence and negotiations. After detailed discussions, CCA’s board of directors gave Mr. Besbeck the authority to engage in negotiations with StorCOMM to enter into a letter of intent to merge with StorCOMM as equals subject to board and shareholder approval.

On the 8th and 9th of December 2004, Mr. Peters and a financial advisor to StorCOMM, visited CCA’s headquarters in Calabasas, California. Mr. Peters conducted preliminary due diligence related to CCA and the potential business combination. During this meeting, the parties discussed a possible valuation analysis, the possible deal structures, the possible process and timing for a potential transaction and the management of the combined entity.

During the remainder of December, the parties entered into formal negotiations regarding the specific terms of the business combination and engaged in due diligence reviews of each other. During this period, Mr. Besbeck kept CCA’s board of directors apprised on the progress of the negotiations and received their guidance.

In late December, Mr. Besbeck conferred with members of CCA’s board of directors regarding the status of negotiations with StorCOMM and the specific terms of the combination of the businesses.

On December 22, 2004, Mr. Besbeck distributed the letter of intent to CCA’s board of directors and the board subsequently reviewed and approved the final letter of intent.

On January 10, 2005, CCA and StorCOMM entered into a letter of intent regarding the merger of the entities as equals. On the same day, CCA filed a Current Report on Form 8-K announcing the potential merger and made a press release as well.

Beginning in January 2005 and continuing through June 2005 the parties conducted extensive due diligence on each other’s businesses and developed an integration plan to integrate the businesses following the merger. The merger necessitated a two year audit of StorCOMM, and CCA’s Independent Registered Public Accounting Firm was selected by StorCOMM to perform the audit. Also during this time the parties negotiated the definitive merger agreement and set a timeline to complete the merger subject to shareholder approval of both companies.

On March 22, 2005, CCA’s board of directors retained a financial advisory firm, Simon Financial, Inc., or Simon Financial, to perform a fairness opinion in relation to the proposed merger and the resulting valuation to the CCA shareholders. The fairness opinion was presented by Simon Financial at a special meeting of CCA’s board of directors on June 3, 2005.

On April 2, 2005, following further review and discussion, the board of directors of CCA voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that its shareholders vote to approve the issuance and reservation for issuance of shares of CCA common stock pursuant to the merger agreement.

On August 15, 2005, following further review and discussion, the board of directors of StorCOMM voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that its shareholders vote to approve the merger agreement.

On August 16, 2005, the parties signed the merger agreement. The signing of the merger agreement was publicly announced on August 19, 2005, prior to the opening of the American Stock Exchange.

Our Reasons for the Merger

CCA and StorCOMM believe that combining the two companies will expand and better serve the addressable market and result in greater long-term growth opportunities than either company has operating alone.

In particular, in concluding to approve the merger, the boards of directors of CCA and StorCOMM considered the following:

Integration of Applications and Services.   The combined company will be able to provide integrated applications and services to a broader sector of the healthcare provider market. This will better serve CCA’s existing customers and reach new customers in new specialties, including in the orthopedic, cardiology and anatomic pathology specialties.

Complementary Sales and Channel Coverage.   By combining the sales and service organizations of CCA and StorCOMM, the combined company will have a broader reach that will provide greater access to a larger and more diverse range of customers.

Financial Synergies.   CCA and StorCOMM expect the merger will create financial synergies for the combined company, primarily as a result of combining the purchasing power of the two companies and other economies of scale and, to a lesser extent, as a result of the reduction in overlapping functions of the combining companies.

Scale to Better Compete.   We believe that our industry is in a period of consolidation. We believe that the combined company will have the scale to better compete in this environment.

Experienced Management Team.   The combined company will be led by a combination of experienced senior management from both CCA and StorCOMM, which will provide management continuity to support the integration of the two companies.

Other Factors Considered by the CCA Board

The CCA board of directors consulted with CCA’s management and its financial and legal advisors and considered the advice of consultants that it had retained in the past to provide advice for the formulation of a long-term strategy. In addition to considering the strategic factors outlined above, the CCA board of directors considered the following additional factors in reaching its conclusion to approve the merger and to recommend that the CCA shareholders approve the merger and the issuance and reservation for issuance of shares of common stock pursuant to the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with StorCOMM:

•       the importance of the merger for pursuing the board’s strategic plan;

•       general market conditions for CCA’s products and services;

•       opportunities and competitive factors within the healthcare information technology industry;

•       the potential benefits to CCA’s shareholders as a result of growth opportunities following the merger;

•       historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, management and competitive position, including market data and management’s knowledge of the healthcare information technology industry;

•       financial market conditions, historical market prices, volatility and trading information with respect to CCA common stock;

•       the opinion of Simon Financial, rendered orally on June 3, 2005, subsequently confirmed in writing on the same day, to the CCA board of directors that, as of such date, and based upon and subject to certain matters stated in its opinion, from a financial point of view, the consideration to be paid by CCA in the merger was fair to CCA;

•       the results of the due diligence review of StorCOMM’s businesses and operations;

•       the terms and conditions of the merger agreement, including:

•        the provisions designed to restrict the ability of the parties to entertain third party acquisition proposals;

•        the consideration to be paid by CCA to StorCOMM’s shareholders in the merger;

•        the conditions to each party’s obligation to effect the merger;

•        the definition of “material adverse effect;”

•        the limited ability of the parties to terminate the merger agreement;

•       the likelihood of retaining key StorCOMM employees to help manage the combined entity; and

•       the likelihood that the companies will be able to complete the merger.

CCA’s board of directors also considered the following potentially negative factors in its deliberations regarding the merger:

•       the risks inherent in integrating the two companies and the possibility that delays or difficulties in completing the integration could adversely affect CCA’s operating results and preclude the achievement of some benefits anticipated from the merger, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•       the possible loss of key management or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•       the possible adverse consequences, at least in the short term, of the merger announcement on the trading price of CCA common stock;

•       the potential loss of customers of either company as a result of any such customers’ unwillingness to do business with the combined company or response to potential service disruptions as a result of the integration process;

•       the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•       the potential disruption to third party business relationships important to either company as a result of the merger;

•       the expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•       the necessity of raising additional financing for purposes of funding the merger;

•       the risk that anticipated product synergies and cost savings will not be realized; and

•       the possibility that the merger might not close or the closing might be delayed.

The above discussion of the material factors is not intended to be exhaustive, but does set forth the principal factors considered by the CCA board of directors. After due consideration, the CCA board of directors unanimously concluded that the potential benefits of the merger outweighed the risks associated with the merger.

In view of the wide variety of factors considered by the CCA board of directors in connection with the evaluation of the merger and the complexity of these matters, the board did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the board made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The CCA board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Other Factors Considered by the StorCOMM Board

In addition to considering the strategic factors outlined above, the StorCOMM board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the StorCOMM shareholders adopt the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with CCA:

•       historical and current information concerning StorCOMM’s and CCA’s respective businesses, financial performance and condition, operations, management, competitive positions and prospects;

•       the results of the due diligence review of CCA’s businesses and operations;

•       the board’s and management’s assessment that the merger and CCA’s operating strategy are consistent with StorCOMM’s long-term operating strategy;

•       the competitive and market environments in which StorCOMM and CCA operate;

•       the terms and conditions of the merger agreement, including:

•        the fact that the merger agreement is not subject to termination solely as a result of any change in the trading prices of CCA’s stock between signing of the merger agreement and closing;

•        the limited number and nature of the conditions to CCA’s obligation to close the merger and the limited risk of non-satisfaction of such conditions;

•        the provisions designed to restrict the ability of the parties to entertain third party acquisition proposals; and

•        the reciprocal requirement that the merger agreement be submitted to a vote of the respective shareholders of StorCOMM and CCA.

•       the expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, with the result that the StorCOMM shareholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes, except for cash received in lieu of fractional shares;

•       the determination that the consideration to be received by StorCOMM’s shareholders in the merger is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type; and

•       the likelihood that the merger will be completed on a timely basis.

StorCOMM’s board of directors also considered the potential risks of the merger and potential conflicts of interest, including the following:

•       the challenges and costs of combining the operations of two companies and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•       the potential loss of customers of either company as a result of any such customers’ unwillingness to do business with the combined company or response to potential service disruptions as a result of the integration process;

•       the potential disruption to third party business relationships important to either company as a result of the merger;

•       the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•       the possible loss of key management or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•       the price volatility of CCA common stock;

•       the potential conflicts of interest of StorCOMM directors and officers in connection with the merger;

•       the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts; and

•       the risk that anticipated product synergies and cost savings will not be realized.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the StorCOMM board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the StorCOMM board of directors may have given different weight to different factors. The StorCOMM board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, StorCOMM’s management and StorCOMM’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Financial Advisor to the Board of Directors of CCA

Simon Financial delivered its opinion dated June 3, 2005 to the board of directors of CCA to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the exchange rate is fair to CCA from a financial point of view. The full text of Simon Financial’s written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Simon Financial, has been attached to this document as Annex H. Simon Financial’s opinion is directed only to the fairness to CCA, from a financial point of view, of the exchange rate, and is not intended to constitute, and does not constitute, a recommendation as to how a shareholder should vote with respect to the approval of the adoption of the merger agreement. Furthermore, Simon Financial’s opinion does not address the fairness of the Closing Financing to CCA or its shareholders. You are urged to read this opinion carefully in its entirety. The summary of Simon Financial’s opinion in this document is qualified in its entirety by reference to the full text of Simon Financial’s opinion.

Pursuant to an engagement letter dated March 18, 2005, the CCA board of directors retained Simon Financial to render an opinion as to the fairness to CCA, from a financial point of view, of the exchange rate. Simon Financial is a financial advisory company and was selected by the CCA board of directors based on Simon Financial’s reputation and experience in the valuation of assets and business entities and its industry experience. Simon Financial does not beneficially own nor has it ever beneficially owned any interest in CCA or StorCOMM. On June 3, 2005, at a meeting of the CCA board of directors, Simon Financial made an oral presentation and delivered to the CCA board of directors its written opinion, that the exchange rate is fair to CCA, from a financial point of view.

The opinion of Simon Financial does not address CCA’s underlying business decision to effect the merger. Simon Financial has not been requested to, and did not, advise the board of directors with respect to alternatives to the merger. Furthermore, at the request of the CCA board of directors, Simon Financial has not negotiated the terms of the merger on CCA’s behalf.

In connection with its fairness opinion, Simon Financial made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Simon Financial:

•       Held discussions with certain members of the management team of CCA to discuss both the Transaction and the financial condition, future prospects and projected operations and performance of CCA on both a stand alone and pro-forma basis;

•       Held discussions with certain members of the management team of StorCOMM;

•       Visited CCA’s headquarters in Calabasas, California;

•       Received a demonstration of CCA’s CyberRAD® and CyberLAB® software products;

•       Reviewed certain publicly available financial statements and other information of CCA as filed with the Securities and Exchange Commission;

•       Reviewed CCA’s pro-forma projected balance sheet and statement of operations for 2005 through 2007;

•       Reviewed CCA’s financial projections for 2005 through 2007;

•       Reviewed StorCOMM’s Historical Financial summary for the years 1998 through 2003;

•       Reviewed the StorCOMM’s audited financial statements for the years ended December 31, 2001 and December 31, 2002, which are the latest available per management;

•       Reviewed the StorCOMM unaudited financial statements for the 3 months ended March 31, 2005;

•       Reviewed the StorCOMM 2004 Operational Plan;

•       Reviewed the StorCOMM Private Placement Memorandum, dated April 2004, regarding a capital raise of $7 million to $10 million;

•       Reviewed a schedule of StorCOMM Capitalization structure as of January 15, 2004 and December 31, 2004, prepared by StorCOMM management;

•       Reviewed a copy of the CCA—StorCOMM Merger Benefits Analysis, dated November 4, 2004 and prepared by Dominick & Dominick LLC;

•       Reviewed drafts of the merger agreement and certain documents to be delivered at the closing of the Transaction;

•       Reviewed a copy of the Term Sheet for Potential Investment in Creative Computer Applications, dated April 8, 2005;

•       Reviewed the reported prices and trading activity of CCA’s common stock;

•       Reviewed certain other publicly available financial data for certain companies that we deem comparable to CCA; and

•       Conducted such other studies, analyses and inquiries as deemed appropriate.

Simon Financial did not independently verify the accuracy and completeness of the information supplied to it with respect to CCA’s business and its assets and did not assume any responsibility with respect to such information. Simon Financial did not make any independent appraisal of any of the properties or assets involved in the merger. Simon Financial recognizes that, as with any potential merger or acquisition, there are inherent risks that could prevent the transaction from being consummated.

Simon Financial’s opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Simon Financial at the date of the opinion and CCA’s management does not believe there has been a material change in these conditions since that date. Furthermore, among other things, Simon Financial has relied upon and assumed, without independent verification, that (a) CCA-prepared financial forecasts and projections used in its analysis have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of CCA (b) CCA-prepared financial forecasts and projections for CCA pro-forma for the merger which Simon Financial used in its analysis have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of CCA on a pro-forma basis; and (c) there has been no material change in the assets, financial condition, business or prospects of CCA since the date of the most recent financial statements made available to it. In rendering the opinion, Simon Financial also assumed that the merger will be consummated in accordance with the terms of the merger agreement presented to it and that all governmental or other approvals or consents necessary for the consummation of the merger and related transactions will be obtained without any adverse effect on CCA or StorCOMM or on the expected benefits of the merger in any way material to its analysis.

The Simon Financial opinion was prepared for the information of the CCA board of directors in connection with its evaluation of the merger and did not constitute a recommendation to CCA, the CCA board of directors, or any holder of shares of the common stock of CCA as to whether to enter into the merger or to take any other action. Simon Financial’s opinion and the presentation to the board of directors of CCA was one of the many factors taken into consideration by the board of directors of CCA in making its determination to engage in the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the board of directors or the management of CCA with respect to the value of CCA or StorCOMM or whether CCA or StorCOMM would have been willing to agree to a different exchange rate.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. The analyses described below do not purport to be appraisals or to reflect the prices at which the businesses or securities of CCA or StorCOMM might actually be sold. In arriving at its opinion, Simon Financial considered the results of all of its analysis as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Further, Simon Financial believes that the summary provided below must be considered as a whole and that selecting any portion of Simon Financial’s analyses, without considering all of its analysis, would create an incomplete view of the process underlying Simon Financial’s opinion. In addition, Simon Financial may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described herein should not be taken to be Simon Financial’s view of the actual value of CCA or StorCOMM.

CCA has paid Simon Financial fees of $50,000 for its services in connection with the engagement letter and has agreed to reimburse Simon Financial for reasonable out-of-pocket expenses incurred in connection therewith not to exceed $1,000. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in the opinion. The engagement letter pursuant to which CCA engaged Simon Financial contains provisions requiring CCA to indemnify, defend and hold harmless Simon Financial, its employees, agents, officers, directors, attorneys, shareholders and other affiliates from certain costs, expenses and damages incurred in connection with any claims arising out of the engagement of Simon Financial or the rendering of the opinions contemplated thereby.

Company-Specific Valuation Considerations

In assessing the financial fairness of the exchange rate to CCA, from a financial point of view, Simon Financial (i) analyzed the trading value implied by CCA’s publicly traded equity securities, (ii) independently valued the common stock of CCA using widely accepted valuation methodologies, and (iii) independently valued the common stock of CCA on a pro-forma basis for the merger using widely accepted valuation methodologies.

Analysis of CCA’s Publicly Traded Stock Price.   As part of its analysis, Simon Financial analyzed the trading value of the common stock of CCA. Simon Financial calculated CCA’s 30 day average stock price, 60 day average stock price, and 30 day average unaffected stock price. Simon Financial also analyzed the common stock’s average daily trading volume to its float and total shares outstanding. Simon Financial then compared CCA’s trading volume and float levels to similar comparable publicly traded companies. Finally, Simon Financial considered the lack of analyst coverage for the common stock. Based on these analyses, Simon Financial observed that CCA’s common stock trades less actively than the comparable public companies and the common stock has a significantly smaller public float than the comparable public companies.

Fundamental Valuation of CCA.   Simon Financial completed an independent, fundamental valuation of CCA, on both a stand alone basis and pro-forma for the Transaction, using three widely accepted valuation approaches: the market multiple approach, the discounted cash flow approach, and the comparable transaction approach.

Market Multiple Approach.   The market multiple approach involved the multiplication of various revenues, earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of CCA. Revenue, earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between CCA, on both a stand alone and pro-forma basis, and the public companies formed the basis for the selection of appropriate risk adjusted multiples for CCA. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which CCA and the comparable companies are engaged.

For purposes of this analysis, Simon Financial selected six publicly traded, healthcare information software companies for comparison to CCA on a stand-alone basis. The companies included:

•       Cerner Corporation

•       Eclipsys Corporation

•       IDX Systems

•       IMPAC Medical Systems

•       McKesson

•       Quality Systems

For purposes of comparing CCA on a pro-forma basis, Simon Financial selected five publicly traded, medical imaging software companies. The companies included:

•       Cedara Software Corporation

•       IDX Systems

•       Emageon, Inc.

•       Merge Technologies

•       Vital Images, Inc.

In order to determine the enterprise value of CCA on both a stand alone and pro-forma basis, a control premium of 15% was added. Because the market multiple approach is based upon publicly traded prices of equity securities and represents a minority position, a control premium was deemed appropriate, based on a review of control premiums in relevant transactions. The market multiple approach produced indications of an enterprise value for CCA, on a stand alone basis, in the range of $7.5 million to $8 million. The market multiple approach produced indications of an enterprise value for CCA, on a pro-forma basis, in the range of $25 million to $27 million.

No company included in the market multiple analysis is identical to CCA or StorCOMM. In calculating the comparable companies, Simon Financial made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of CCA or StorCOMM. Mathematical analysis, such as determining the average or median, or the high or low, is not itself a meaningful method of using precedent transaction data.

Comparable Transaction Approach.   The comparable transaction approach, also involved multiples of revenues and cash flow. Multiples utilized in this approach were determined through an analysis of acquisitions of controlling interests in companies with operations deemed to be reasonably comparable to CCA’s principal business operations, on both a stand alone and pro-forma basis. For purposes of this analysis, Simon Financial analyzed eight transactions completed between May 2002 and April 2005 and one transaction announced in January 2005. Of these, four were involving target companies involved in the provision of healthcare information systems and five targets were involved in medical imaging software. The comparable transaction approach produced indications of an enterprise value for CCA, on a stand alone basis, in the range of $7.5 million to $8 million; and produced indications of an enterprise value for CCA, on a pro-forma basis, in the range of $22 million to $24 million.

No transaction included in the comparable transaction analysis is identical to the merger. In evaluating the precedent transactions, Simon Financial made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of CCA or StorCOMM. Mathematical analysis, such as determining the average or median, or the high or low, is not itself a meaningful method of using precedent transaction data.

Discounted Cash Flow Approach.   The discounted cash flow approach utilized CCA’s stand alone and pro forma projections prepared by CCA’s management. The projected cash flows were analyzed on a “debt-free” basis (before cash payments to equity and interest-bearing debt investors) in order to develop an enterprise value indication for CCA. A provision for the value of CCA at the end of the forecast period, or terminal value, was also made. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or “discount rate.” The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to CCA. The discounted cash flow approach produced indications of an enterprise value for CCA, on a stand alone basis, in the range of $5.9 million to $6.3 million. The discounted cash flow approach produced indications of an enterprise value for CCA, on a pro-forma basis, in the range of $18 million to $20 million.

Asset Approach.   Simon Financial determined that the asset approach was not appropriate for the purposes of determining the fair market value of CCA as CCA is worth more as a going concern than in liquidation.

Conclusion

Based on the foregoing analyses, Simon Financial concluded that the enterprise value of CCA, on a stand alone basis was $7 million. After adding CCA’s cash and subtracting its debt, the equity value of CCA, on a stand alone basis, was determined to be in the range of $8.1 million to $8.2 million.

Simon Financial further concluded that the enterprise value of CCA, on a pro-forma basis after giving effect to the merger was $23 million. After adding CCA’s cash and subtracting its debt, pro-forma for the merger and the Closing Financing, the equity value of CCA, on a pro-forma basis was determined to be in the range of $23 million to $25 million.

In accordance with the merger agreement, CCA’s existing shareholders will own 50 percent of the total number of shares of CCA’s common stock issued and outstanding on a fully diluted basis upon consummation of the Transaction, excluding the shares issued in the Closing Financing. Based on this exchange rate, existing CCA shareholders will own 40.4% of CCA, pro-forma for the merger and Closing Financing. Thus, Simon Financial concluded that the fair market value of the equity for CCA’s existing shareholders, on a pro-forma basis, is in the range of $9.5 million to $9.8 million. On this basis, Simon Financial concluded that the exchange rate, is fair from a financial point of view.

Interests of Certain StorCOMM Persons in the Merger

In considering the recommendation of the StorCOMM board of directors regarding the merger agreement, StorCOMM shareholders should be aware that some of StorCOMM’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as StorCOMM shareholders. These interests may create an appearance of a conflict of interest. The StorCOMM board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to recommend to the StorCOMM shareholders that they vote to adopt the merger agreement. In addition, pursuant to the terms of the merger agreement, the board of directors of CCA after the merger will have six members, including Bradford G. Peters and C. Ian Sym-Smith of the StorCOMM board. For more information see “Information Regarding Certain Directors and Executive Officers of StorCOMM” beginning on page 158.

Appointment of Officers and New Employment Agreements with CCA.   Following the closing of the merger, Samuel G. Elliott and William W. Peterson who are currently members of the StorCOMM management, will become the chief international officer and the chief sales, marketing and product management officer, respectively, of CCA. In connection with their appointment, Messrs. Elliott and Peterson have entered into new employment agreements with CCA that are contingent upon the closing of the merger. The employment agreements will take effect upon the closing of the merger and will continue for 24 months. Either CCA or the executives may terminate the employment agreements at any time for any reason. A summary of the material terms of the new employment agreements with CCA follows:

Title and Salary.   Upon the closing of the merger, Mr. Elliott will have the title of chief international officer and will receive an annual base salary of $180,000 per year and Mr. Peterson will have the title of chief sales, marketing and product management officer and will receive an annual base salary of $150,000 per year.

Annual Bonus.   The compensation committee of CCA is responsible for administering a management incentive bonus plan that is predicated on the pre-tax profitability of the overall company. Bonus pool funds will be allocated according to two criteria. 50% of the pool should be awarded to the participants according to salary percentage. The remaining 50% will be allocated according to the accomplishment of individual goals set for each plan participant.

Benefits.   Messrs. Elliott and Peterson will participate in CCA’s employee benefits plans and programs.

Option Grant.   The Compensation Committee of CCA is responsible for administering the company’s Equity Incentive Plan upon approval of the shareholders. No grants have been made under the plan and the committee intends to review such grants upon the approval of the shareholders.

Severance Benefits.   If Messrs. Elliott or Peterson are terminated for death or disability, for “cause,” or if the executive terminates his employment other than for “good reason,” CCA will pay all accrued and unpaid salary and bonus to the executive (or his beneficiaries in the case of death), as well as provide any accrued benefits and any benefits required to be provided by law. The executive (or his beneficiaries in the case of death) will also be allowed to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance with terms of the instruments governing the options or warrants. If Mr. Elliott or Mr. Peterson is terminated without cause or terminates his employment for good reason, the executive will receive the same benefits as he would have received for any other type of termination as described above. In addition, he will be entitled to severance pay for a period of 6 months, commencing on the 30th day following the termination date, equal to his monthly base salary in effect immediately prior to the termination. For purposes of the employment agreements, “cause” means any willful breach of duty by the executive in the course of his employment, continued violation of CCA’s policies after notice, violation of CCA’s insider trading policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame CCA, engaging in conduct which is materially injurious to CCA, or the executive’s gross negligence or continued failure of his duties. In addition, “good reason” means the occurrence of CCA’s material and uncured breach of the employment agreement, or, in the event of a change in control of CCA, a reduction of total compensation, benefits, and perquisites, relocation greater than 50 miles, or material change in position or duties.

CCA Board Seats.   Following the closing of the merger, Bradford G. Peters and C. Ian Sym-Smith, who are currently members of the StorCOMM board, will become members of CCA’s board as non-employee board members. Each new non-employee board member will receive a director’s fee of $2,000 per meeting, an annual retainer of $3,000, an annual grant of 10,000 non-qualified stock options, and reimbursement for his reasonable expenses for attending meetings.

Indemnification; Directors’ and Officers’ Insurance.   Under the terms of the merger agreement, CCA has agreed that it will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of StorCOMM and its subsidiaries, to the same extent these directors, officers and employees were indemnified or had the right to advancement of expenses as of the date of the merger agreement by StorCOMM pursuant to StorCOMM’s Certificate of Incorporation, by-laws and indemnification agreements, in existence on the date of the merger agreement with any of the directors, officers and employees of StorCOMM and its subsidiaries for acts or omissions occurring at or prior to the date of the merger, including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger.

Subject to certain limitations, CCA also agreed to cause to be maintained for a period of six years after the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, if any, maintained by StorCOMM with respect to claims arising from facts or events that occurred on or before the merger. As of the date of the merger agreement, StorCOMM did not maintain directors’ or officers’ liability insurance or fiduciary liability insurance.

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law ("CGCL") permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.  CCA's Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law.  In addition, CCA's Articles of Incorporation provide that CCA is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to CCA and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

CCA's Bylaws provide that, to the maximum extent permitted by the CGCL, CCA may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of CCA, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding.  CCA may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and CCA's Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to CCA’s directors, officers and controlling persons under the foregoing provisions, or otherwise. CCA has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.  CCA’s bylaws permit CCA to secure insurance on behalf of any officer, director, employee or other agent of CCA.  CCA has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to CCA’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

CCA has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of CCA’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at CCA's request. CCA believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

The interests described above may influence StorCOMM’s directors and executive officers in making their recommendation that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the StorCOMM board’s recommendation that you vote in favor of adoption of the merger agreement.

Material United States Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of StorCOMM common stock. This discussion is based on the Code, Treasury regulations, administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•       an individual who is a citizen or resident of the United States;

•       a corporation created or organized under the laws of the United States or any of its political subdivisions;

•       a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•       an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that holders of StorCOMM common stock hold their stock as capital assets within the meaning of Section 1221 of the Code and do not hold any shares or rights to acquire shares of CCA common stock either actually or constructively under section 318 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to a StorCOMM shareholder in light of his or her particular circumstances or particular tax status, including the following:

•       shareholders who are not U.S. holders;

•       shareholders who are subject to the alternative minimum tax provisions of the Code;

•       banks and other financial institutions;

•       tax-exempt organizations and governmental entities;

•       insurance companies;

•       S corporations, entities taxable as partnerships, and other pass-through entities;

•       shareholders who have a functional currency other than the U.S. dollar;

•       brokers or dealers in securities or foreign currency;

•       traders in securities who elect the mark-to-market method of accounting for their securities holdings;

•       shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and

•       persons holding shares as part of a hedge, straddle, conversion transaction or risk reduction transaction.

In addition, except for the discussion below under the heading “Conversion of StorCOMM Debt,’’ the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently with, or after the merger (including conversion of StorCOMM Preferred Stock or StorCOMM Convertible Notes or the conversion or exchange of StorCOMM stock options or warrants), whether or not such transactions are in connection with the merger.  Furthermore, no foreign, state or local tax considerations are addressed.  Therefore, we urge you to consult your own tax advisor as to the specific federal, state, local and foreign tax consequences to you of such other transactions, and of the merger and related reporting obligations.

Federal Income Tax Consequences of the Merger

The material United States federal income tax consequences of the merger are as follows:

•       No gain or loss will be recognized by StorCOMM, Xymed or CCA solely as a result of the merger.

•       No gain or loss will be recognized by holders of StorCOMM common stock solely upon their receipt of CCA common stock in the merger, except to the extent of any cash received in lieu of a fractional share of CCA common stock.

•       The aggregate tax basis of the CCA common stock received in the merger by a holder of StorCOMM common stock will be the same as the aggregate tax basis of the StorCOMM common stock surrendered in exchange therefor (excluding the portion of the shareholder’s basis that is allocable to a deemed fractional share of CCA common stock for which the shareholder will receive cash in lieu of such fractional share).

•       The holding period of CCA common stock received in the merger by a holder of StorCOMM common stock will include the holding period of the StorCOMM common stock surrendered in exchange therefor.

•       A fractional share of CCA common stock for which cash is received in lieu of stock will be treated as if the fractional share of CCA common stock had been issued in the merger and then redeemed by CCA. A StorCOMM shareholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the shareholder’s tax basis allocable to the fractional share and the amount of cash received. The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the holding period of the StorCOMM common stock is more than one year.

Neither CCA nor StorCOMM will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to StorCOMM shareholders. The actual tax consequences of the merger could be different from the treatment described above.

Backup Withholding

If you are a non-corporate holder of StorCOMM common stock, you may be subject to information reporting and backup withholding on any cash payments received in respect of CCA common stock. A non-corporate holder will not be subject to backup withholding, however, if such holder:

•       furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to it following the completion of the merger; or

•       is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Reporting

StorCOMM shareholders will be required to attach a statement to their United States federal income tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder’s tax basis in shares of StorCOMM common stock and a description of the CCA common stock received.

Conversion of StorCOMM Secured Debt

As a condition precedent to the merger, certain secured creditors of StorCOMM have agreed to convert their secured debt interests into StorCOMM common stock.  StorCOMM and the secured creditors have represented that the secured debt interests have been converted pursuant to the original terms of their secured debt instruments, and in that case the conversion should not result in taxable debt cancellation income to StorCOMM.  If the conversion were determined not to be pursuant to the original terms of the secured debt interests, then StorCOMM would recognize taxable debt cancellation income to the extent of the difference between the face amount of the debt and the fair market value of the StorCOMM common stock received upon the conversion.  Nonetheless, such debt cancellation income may be excluded from gross income pursuant to section 108(a) of the Code to the extent that StorCOMM is insolvent at the time of conversion.  Insolvency for such purposes means the excess of liabilities over the fair market value of assets.  To the extent any debt cancellation income is excluded on the basis of insolvency at the time of conversion, StorCOMM in turn would be required to reduce its net operating losses, and any debt cancellation income in excess of the excluded amount would be includible in StorCOMM's gross income.  StorCOMM has net operating loss carryforwards that may be able to offset any  debt cancellation income resulting from the exchange in whole or in part.  However, StorCOMM's ability to use its net operating loss carryforwards may be limited by a prior ownership change within the meaning of section 382 of the Code.  Consequently, the conversion of StorCOMM secured debt for StorCOMM common stock may result in taxable income that StorCOMM is unable to offset entirely with net operating loss carryforwards, and a corresponding federal income tax liability in a material amount.  StorCOMM also would incur alternative minimum tax liability with respect to any debt cancellation income offset with net operating loss carryforwards.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THE FOREGOING DISCUSSION NEITHER BINDS THE IRS NOR PRECLUDES IT FROM ADOPTING A CONTRARY POSITION. STORCOMM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES

TO THEM OF THE MERGER, INCLUDING REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY CHANGES IN TAX LAWS.

Anticipated Accounting Treatment

CCA intends to account for the merger as a purchase transaction for financial reporting and accounting purposes under accounting principles generally accepted in the United States. After the merger, the results of operations of StorCOMM will be included in the consolidated financial statements of CCA. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the StorCOMM assets acquired and the StorCOMM liabilities assumed. These allocations will be based upon valuations and other studies that have not yet been finalized.

Appraisal and Dissenters’ Rights

In connection with the merger, holders of StorCOMM common stock are entitled to appraisal rights under the Delaware General Corporation Law. However, holders of CCA common stock may only be entitled to dissenters’ rights under California General Corporation Law if demands are made for payment with respect to five percent or more of the shares of CCA common stock. Appraisal and dissenters rights for StorCOMM and CCA shareholders are described more fully below:

Under the Delaware General Corporation Law, if a StorCOMM shareholder does not wish to receive shares of CCA common stock pursuant to the merger, then the shareholder has the right to seek an appraisal of, and to be paid the fair value for, the shares of StorCOMM common stock held by the shareholder if the shareholder complies with the provisions of Section 262 of the Delaware General Corporation Law.

If a StorCOMM shareholder wishes to exercise appraisal rights, it must not cast any of the votes attached to the shareholder’s shares of StorCOMM common stock in favor of the adoption of the merger agreement and must deliver to StorCOMM before the vote on the merger agreement at the special meeting, a written demand for appraisal of the shares of StorCOMM common stock as set forth in more detail on Annex I to this joint proxy statement/prospectus. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or against the adoption of the merger agreement.

Under California Corporations Code Sections 1300 through 1313, dissenters’ rights will be available to holders of CCA common stock if demands are made for payment with respect to five percent or more of the shares of CCA common stock. If dissenters’ rights are made available and a shareholder follows all of the procedures required by law, the shareholder will have the right to be paid the fair value of the shares of CCA common stock held by the shareholder. This 5% limit does not apply to shares which are subject to a restriction on transfer imposed by CCA or by any law or regulation. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have.

If a CCA shareholder wishes to exercise dissenters’ rights, it must vote against the merger and must deliver to CCA before the vote on the merger agreement at the annual meeting, a written demand for payment of the fair market value of their CCA common stock as set forth in more detail on Annex J to this joint proxy/statement prospectus. This written demand is in addition to and separate from any proxy or vote abstaining from or against the adoption of the merger agreement.

The foregoing discussion is not a complete statement of the law of appraisal and dissenters’ rights and is qualified in its entirety by the summary and full text of Section 262 of the Delaware General Corporation Law, which is reprinted in its entirety as Annex I to this joint proxy statement/prospectus, and the summary and full text of Sections 1300 through 1313 of California General Corporation Law, which are reprinted in their entirety as Annex J to this joint proxy statement/prospectus.

Governmental and Regulatory Matters

To complete the merger, CCA must comply with applicable federal and state securities laws and the rules and regulations of the American Stock Exchange in connection with the issuance of the CCA common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the SEC.

Listing of CCA Common Stock to be Issued in the Merger

The shares of CCA common stock to be issued in the merger and the shares of CCA common stock to be reserved for issuance in connection with the assumption of outstanding StorCOMM stock options and warrants are required to be approved for listing on the American Stock Exchange. Following the merger, CCA expects to change its trading symbol to “APY” following approval of the change of the company name to Aspyra, Inc.

Restriction on Resales of CCA Common Stock

The CCA common stock to be issued in the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of StorCOMM common stock who are not deemed under the Securities Act to be “affiliates” of StorCOMM at the time of the StorCOMM special meeting and who do not become “affiliates” of CCA after the merger. Persons who may be deemed to be “affiliates” of CCA or StorCOMM generally include individuals or entities that control, are controlled by or are under common control with CCA or StorCOMM, and may include some of their respective executive officers and directors, as well as their respective significant shareholders.

Shares of CCA common stock received by those shareholders of StorCOMM who are deemed to be “affiliates” of StorCOMM or CCA under the Securities Act may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to Rule 145 under the Securities Act or any other applicable exemption under the Securities Act. StorCOMM has agreed to provide a list of those shareholders considered to be “affiliates” to CCA prior to the closing of the merger.

This joint proxy statement/prospectus does not cover the resale of any CCA common stock received by any person who may be deemed to be an “affiliate” of CCA or StorCOMM.

Recent Transactions Between CCA and StorCOMM

On September 30, 2005, StorCOMM issued a note to CCA in the principal amount of $55,318.25. The full amount of the note is due immediately on the first to occur of January 31, 2006 or the termination of the merger agreement prior to completion of the merger. The interest rate under the note is 7%. The note covers a payment made on August 22, 2005 by CCA to StorCOMM in the amount of $39,478.85 and the purchase of equipment by CCA for StorCOMM in September 2005 for an aggregate purchase price of $15,839.40.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings CCA makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties CCA and StorCOMM have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that CCA and StorCOMM have exchanged in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by CCA or StorCOMM under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CCA and StorCOMM, since they were made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the general prior public disclosures of CCA, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of CCA.

The Merger

The merger agreement provides that, upon the closing, Xymed, a wholly owned subsidiary of CCA, will merge with and into StorCOMM with StorCOMM surviving as a wholly owned subsidiary of CCA. We refer to this transaction as the “merger.”

Completion and Effectiveness of the Merger

The parties will close the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including adoption of the merger agreement by the shareholders of StorCOMM and CCA and the approval of the issuance of and reservation for issuance of shares of CCA common stock by the shareholders of CCA. As soon as practicable after the satisfaction or waiver of the closing conditions, the parties will cause the merger to be effected by filing a certificate of merger with the Delaware Secretary of State.

CCA and StorCOMM plan to complete the merger soon after the special meetings occur and anticipate that they will be in a position to complete the merger on or prior to January 31, 2006.

Conversion of StorCOMM Common Stock

Upon the effectiveness of the merger, StorCOMM shareholders will be entitled to receive 2.4728 shares of CCA common stock for every 100 shares of StorCOMM common stock they own at the completion of the merger (referred to in this joint proxy statement/prospectus as the exchange rate).

Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding).

Assuming the merger had been completed as of September 15, 2005, CCA would have issued approximately 3,703,900 shares of common stock, on a fully diluted basis, to the StorCOMM shareholders in the merger. Assuming further, the simultaneous sale of 1,500,000 units in the private placement, immediately following the merger, StorCOMM shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company and CCA shareholders would have owned approximately 40.4% of the outstanding shares of common stock of the combined company, in both cases on a fully diluted basis.

Fractional Shares

CCA will not issue any fractional shares of common stock of CCA in connection with the merger. Instead, as soon as practical after the merger, the exchange agent will sell the fractional shares at the then prevailing price on the American Stock Exchange. The StorCOMM shareholders who would have received fractional shares, will be entitled to a portion of the net proceeds from the sale, without interest and less withholding tax. The amount received by each StorCOMM shareholder, if any, will be equal to the amount of the aggregate net proceeds from the sale multiplied by a fraction, the numerator of which is the amount of the fractional share interest in CCA common stock to which such StorCOMM shareholder is entitled and the denominator of which is the aggregate amount of fractional share interests in CCA common stock to which all StorCOMM shareholders are entitled.

StorCOMM Options and Warrants

Prior to the merger, StorCOMM option holders will be given the opportunity to cancel their existing StorCOMM options. Those StorCOMM option holders that elect to cancel their options will receive the same number of CCA options that they would have received had they exchanged their options in the merger, except that the CCA options they will receive will have an exercise price equal to the fair market value of CCA common stock on the date of grant and a two-year vesting schedule. At the effective time of the merger, each outstanding option that is not voluntarily cancelled prior to the merger and all warrants to purchase shares of StorCOMM common stock will be assumed by CCA and converted into options or warrants to purchase shares of CCA common stock. The number of shares of CCA common stock subject to each assumed option and warrant will be determined on the same basis as the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole number (with no cash payable for any fractional share eliminated by such rounding). The exercise price of the assumed options or warrants will be equal to the exercise price per share under the original option or warrant divided by the exchange rate applicable to all outstanding shares of StorCOMM common stock, and rounded to the nearest whole cent. After adjusting the assumed options and warrants to reflect the application of the exchange rate and the assumptions by CCA, all other terms of the assumed options and warrants will remain unchanged.

Exchange of Stock Certificates

Surrender of Certificates.   Promptly following completion of the merger, the exchange agent for the merger will mail to each record holder of StorCOMM common stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s stock certificates. Only those holders of StorCOMM common stock who properly surrender their StorCOMM stock certificates in accordance with the exchange agent’s instructions will receive (1) the number of shares of CCA Common Stock (which will be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of CCA common stock to which such holder is entitled and (2) a check representing the amount of any cash in lieu of fractional shares of CCA common stock that such holder has the right to receive, and (3) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to StorCOMM shareholders upon surrender of their stock certificates. The surrendered certificates representing StorCOMM common stock will be canceled. After the completion of the merger, each certificate representing shares of StorCOMM common stock that has not been surrendered will represent only the right to receive the merger consideration described above. Following the completion of the merger, StorCOMM will not register any transfers of StorCOMM common stock on its stock transfer books.

Distribution with Respect to Unexchanged Shares.   Holders of StorCOMM common stock will not be entitled to receive any dividends or other distributions on CCA common stock until the merger is completed. After the merger is completed, holders of StorCOMM common stock certificates will be entitled to dividends and other distributions declared or made on CCA common stock with a record date after the completion of the merger. No such dividends or other distributions on CCA common stock will be paid to the holders of StorCOMM common stock until they surrender their StorCOMM stock certificates to the exchange agent.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties made by StorCOMM, on the one hand, and CCA, on the other, relating to, among other things:

•       corporate organization and similar corporate matters;

•       capital structure;

•       corporate authorization to enter into and carry out the obligations under the merger agreement, and the enforceability of the merger agreement;

•       the absence of a need to obtain governmental consents, authorizations or filings in order to complete the merger;

•       the absence of any conflict with or violation of corporate charter documents, applicable law or contracts as a result of entering into and carrying out the obligations under the merger agreement;

•       filings and reports with the SEC, with respect to CCA, and the accuracy of financial statements;

•       the accuracy of the information provided to the other party;

•       receipt of necessary board approval;

•       the required shareholder approval;

•       the absence of litigation;

•       compliance with applicable law and possession of necessary governmental permits;

•       the absence of a material adverse effect and other changes since the date of the party’s last quarterly balance sheet;

•       compliance with environmental laws;

•       ownership of intellectual property and the absence of infringement of third party intellectual property rights;

•       the validity and enforceability of accounts receivable;

•       disclosure of broker, investment banker or financial advisor fees;

•       proper preparation and timely filing of tax returns and timely payment of taxes;

•       disclosure of, and the absence of a default under, material contracts;

•       compliance with applicable laws and contracts relating to employee benefit plans and labor relations;

•       the existence of adequate insurance coverage;

•       the absence of liens on property;

•       the  absence of ownership of the other parties capital stock;

•       valid ownership and possession of properties;

•       the adequacy of products sold and services performed; and

•       the quality and quantity of inventories.

Conduct of Business Before Completion of the Transaction

Under the merger agreement, StorCOMM has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless CCA consents in writing, it will:

•       carry on its operations in the usual, regular and ordinary course, in substantially the same manner as previously conducted; and

•       use commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants and to preserve customer, supplier and other business relationships.

In addition to the above agreements regarding the conduct of business generally, StorCOMM has agreed with respect to itself and its subsidiaries to various additional specific restrictions relating to the conduct of its business, including not to do any of the following:

•       enter into any new material line of business;

•       incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than in the ordinary course of business consistent with past practice, and in no event in excess of $0.5 million;

•       declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiaries of StorCOMM;

•       split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of StorCOMM which remains a wholly owned subsidiary after consummation of such transaction;

•       repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•       issue, grant or transfer any shares of capital stock except for the issuances of securities issuable upon the exercise of options outstanding or permitted as of the date of the merger agreement, grants of stock-based awards under stock plans in effect on the date of the merger agreement, or the exercise or conversion of certain listed securities;

•       amend or otherwise change its Certificate of Incorporation, Bylaws, or equivalent governing documents;

•       acquire, or agree to acquire, any operation, division or business or engage in any merger, consolidation or other business combination, except internal reorganizations or consolidations involving existing subsidiaries of StorCOMM, or the creation of new direct or indirect wholly owned subsidiaries of StorCOMM;

•       sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets, other than in connection with internal reorganizations or consolidations involving existing subsidiaries of StorCOMM or as required by law to facilitate the consummation of the merger;

•       make any loans, advances or capital contributions to, or investments in, any other person, other than with a subsidiary, pursuant to an existing obligation, employee loans or advances made in the ordinary course of business consistent with past practice, which are not material taken as a whole;

•       create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of the merger agreement except in the ordinary course of business consistent with past practice, which are not material taken as a whole (other than to refinance or replace any indebtedness, debt securities, guarantees, loans or advances in existence on the date of the merger agreement, and except that StorCOMM may restructure its existing debt obligations with CCA’s prior written approval;

•       fail to use reasonable best efforts to avoid any action that would prevent or impede the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•       increase the amount of compensation or benefits of any director, officer or employee, pay any pension, retirement, savings or profit-sharing allowance that is not required by any existing plan or agreement, enter into any contract with any employees regarding employment, compensation or benefits, increase or commit to increase any benefits, issue any additional options, adopt or amend any compensation plan or make any contribution, other than regularly scheduled contributions, to any compensation plan, in each case, except as permitted by the merger agreement or required by law or the terms of any agreement currently in effect or in the ordinary course of business consistent with past practice;

•       accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, except as required by law, by the terms of a plan or agreement or in the ordinary course of business consistent with past practice, and any option committed to be granted or granted after the date of the merger agreement will not accelerate as a result of the approval or consummation of any transaction contemplated by the merger agreement;

•       change its methods of accounting, except as required by changes in GAAP or any governmental entity;

•       change its fiscal year;

•       make any material tax election or settle or compromise any material income tax liability, other than in the ordinary course of business consistent with past practice;

•       enter into any contracts that limit or otherwise restrict StorCOMM, its subsidiaries or affiliates, or that would limit or restrict CCA or any of its subsidiaries or affiliates after the merger from engaging or competing in any line of business or in any geographic area which would have a material adverse effect on CCA after the merger;

•       settle or compromise any threatened or pending action for an amount in excess of $200,000 in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending actions; or

•       agree or commit to do any of the foregoing actions.

Each of CCA and Xymed has also agreed with respect to itself and its subsidiaries to various specific restrictions relating to the conduct of its business, including not to do any of the following:

•       split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of CCA which remains a wholly owned subsidiary after consummation of such transaction;

•       repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•       issue, grant or transfer any shares of capital stock except for the issuances of securities issuable upon the exercise of options outstanding or permitted as of the date of the merger agreement, or grants of stock-based awards under stock plans in effect on the date of the merger agreement;

•       amend or otherwise change its Certificate of Incorporation, Bylaws, or equivalent governing documents;

•       fail to use reasonable best efforts to avoid any action that would prevent or impede the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•       change its methods of accounting, except as required by changes in GAAP or any governmental entity and except as publicly disclosed by CCA;

•       change its fiscal year;

•       enter into any contracts that limit or otherwise restrict CCA, its subsidiaries or affiliates, or that would limit or restrict CCA or any of its subsidiaries or affiliates after the merger from engaging or competing in any line of business or in any geographic area which would have a material adverse effect on CCA after the merger;

•       as to Xymed, conduct any activities other than in connection with its organization and the consummation of the merger; or

•       agree or commit to do any of the foregoing actions.

CCA and StorCOMM Prohibited from Soliciting Other Proposals

The merger agreement contains detailed provisions prohibiting each of CCA and StorCOMM from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, CCA and StorCOMM have agreed that neither of them may, subject to specific exceptions described below, directly or indirectly:

•       initiate, solicit, encourage or facilitate any inquiries or proposals or offers with respect to any acquisition proposal (as described below);

•       have any discussion with or provide information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•       approve or recommend any acquisition proposal; or

•       approve or recommend or enter into any letter of intent or agreement related to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person with respect to CCA or StorCOMM related to the following:

•       any purchase or sale of a business or asset of the party that constitutes 20% or more of the net revenues, net income or assets of the party;

•       a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party; and

•       any purchase or sale of, or tender or exchange offer for, the equity securities of the party that would result in any person beneficially owning securities representing 20% or more of the total voting power of the party (or of the surviving parent entity in such transaction).

Under the merger agreement, each of CCA and StorCOMM agreed to cease, as of the date of the merger agreement, all existing activities, discussions or negotiations with any third parties conducted prior to that date with respect to any acquisition proposal.

The merger agreement permits each of CCA and StorCOMM and their respective boards of directors to do the following:

•       comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal; and

•       change the recommendation of the party’s board of directors with respect to the merger.

Superior Proposals

If either CCA or StorCOMM receives an unsolicited bona fide written acquisition proposal, then the party may furnish information to and engage in discussions or negotiations with the third party making the acquisition proposal, if its shareholder meeting has not yet occurred, and as long as the CCA or StorCOMM board of directors (as applicable):

•       concludes in good faith that there is a reasonable likelihood that the acquisition proposal would constitute a superior proposal;

•       determines in good faith that it is required to take such action in the exercise of its fiduciary duties to shareholders under applicable laws;

•       receives from the third party an executed confidentiality agreement having provisions that are at least as restrictive as the confidentiality agreement between CCA and StorCOMM; and

•       has given the other party prior notice of its intention to take such actions and the identity of the third party and material terms and conditions of the acquisition proposal.

For purposes of the merger agreement, a superior proposal is a bona fide written proposal which is:

•       for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving a party as a result of which the third party will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity);

•       not subject to financial contingencies or due diligence conditions; and

•       otherwise on terms which the board of directors of the applicable party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal, would result in a transaction that is more favorable to its shareholders, from a financial point of view, than the merger and is reasonably capable of being completed.

Change of Recommendation

Solely in response to the receipt of an unsolicited bona fide written acquisition proposal, the board of directors of CCA or StorCOMM may withhold, withdraw, amend, qualify or modify its recommendation in favor of, in the case of CCA, adoption of the merger agreement, approval of the issuance and reservation for issuance of CCA common stock pursuant to the merger agreement, and in the case of StorCOMM, adoption of the merger agreement, if its shareholder meeting has not occurred, and as long as the CCA or StorCOMM board of directors (as applicable):

•       concludes in good faith that the acquisition proposal constitutes a superior proposal (as described above);

•       determines in good faith that it is required to take such action in the exercise of its fiduciary duties to shareholders under applicable laws;

•       receives from the third party an executed confidentiality agreement having provisions that are at least as restrictive as the confidentiality agreement between CCA and StorCOMM; and

•       has given the other party prior notice of its intention to take such actions and the identity of the third party and material terms and conditions of the acquisition proposal.

Obligations of the CCA Board of Directors and StorCOMM Board of Directors with Respect to their Recommendations and Holding a Meeting of their Shareholders

Both CCA and StorCOMM have agreed, take all lawful action to call, give notice of, convene and hold shareholder meetings for their respective shareholders on a date or dates determined by mutual agreement of CCA and StorCOMM. Both parties will solicit from shareholders proxies in favor of, in the case of CCA, the adoption of the merger agreement and the issuance and reservation for issuance of CCA common stock pursuant to the merger agreement, described in its Proposal No. 1, and, in the case of StorCOMM, the adoption of the merger agreement, described in its Proposal No. 1.

These meetings may be postponed or adjourned to the extent necessary to ensure that any necessary supplement or amendment to this joint proxy statement/prospectus is provided to shareholders in advance of a vote or if there are insufficient shares of CCA common stock or StorCOMM common stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Both CCA and StorCOMM have agreed to submit the adoption of the merger agreement and the issuance of common stock pursuant to the merger agreement (in the case of CCA) and the adoption of the merger agreement (in the case of StorCOMM) to their shareholders, regardless of any withholding, withdrawal, amendment, qualification or modification of recommendation by the board of directors of CCA or StorCOMM.

Employee Benefits Matters

From and after the merger, CCA and StorCOMM employee benefit plans will remain in effect for those people covered by the plans on the date of the merger, until such time as CCA determines, subject to applicable laws and the terms of the plans. CCA intends to put new employee benefit plans in place as soon as reasonably practicable after the merger, which treat similarly situated employees on a substantially equivalent basis and do not discriminate between continuing StorCOMM and CCA employees after the merger. CCA may amend, modify or terminate any employee benefit plans or other contract, arrangement, commitment or understanding, in accordance with its terms and applicable laws after the merger.

With respect to any employee benefit plans in which any continuing employees become eligible to participate after the merger, and in which the continuing employees did not participate prior to the merger, CCA will:

•       waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, except to the extent they were not met under the analogous employee benefit plan prior to the merger;

•       provide credit for any co-payments and deductibles paid prior to the merger; and

•       recognize all service of the continuing employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual), except to the extent that it would result in duplication of benefits.

Required Approvals and Cooperation of the Parties

CCA, Xymed and StorCOMM have each agreed to use its commercially reasonable efforts to take all actions necessary or advisable to close the merger, and assist and cooperate with each other in doing so, including the following:

•       obtaining all consents, waivers or approvals from governmental entities that are necessary or advisable to consummate the merger;

•       obtaining all consents, waivers or approvals from third parties that are necessary or advisable to consummate the merger;

•       preparing and filing all documentation to effect all applications, notices, petitions and filings that are necessary or advisable to consummate the merger;

•       avoiding or eliminating each and every impediment to the merger, including any lawsuit or similar proceeding challenging the merger; and

•       filing all reports required to be filed with any governmental entity between the date of the merger agreement and the merger.

CCA and StorCOMM have also generally agreed to work cooperatively in an effort to obtain all required consents and approvals and to promptly consummate the merger, including by doing the following:

•       promptly informing the other party of any communication with any governmental entity and of any material communication in connection with any proceeding by a private party;

•       permitting the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent appropriate or permitted, give the other party the opportunity to attend and participate in such meetings and conferences;

•       conferring on a regular and frequent basis with the other party;

•       reporting to the other party on operational matters; and

•       delivering to the other party copies of all reports, announcements and publications filed with the government by a party promptly after filing.

CCA Corporate Governance

CCA has agreed to take all actions necessary so that, immediately following the merger, its board of directors will consist of six directors, four of whom will be designated by CCA and two of whom will be designated by StorCOMM. Steven M. Besbeck, Lawrence S. Schmid, Robert S. Fogerson, Jr. and Norman R. Cohen will be the initial four directors appointed by CCA. Bradford G. Peters and C. Ian Sym-Smith will be the initial two directors appointed by StorCOMM.

In addition, the Bylaws of CCA will be amended so that after the merger, if any director resigns, dies or is removed prior to the expiration of the director’s term, the director will be replaced by the party that appointed him or her. The Bylaws will also provide that for a period of two years after the merger, the affirmative vote of at least 75% of the whole board of directors of CCA (without taking into account any vacancies) will be required to:

•       change the number of CCA directors;

•       change the number of directors comprising each of the audit committee, the compensation and management development committee and the governance and board composition committee; or

•       amend any of the above referenced provisions of the Bylaws.

Immediately following the merger, Steven M. Besbeck will be reappointed as the president and chief executive officer of CCA.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       CCA shareholder approval and StorCOMM shareholder approval has been obtained;

•       no law, restraining order, injunction or other order issued by a court or governmental entity of competent jurisdiction shall be in effect, which makes the merger illegal or otherwise prohibits consummation of the merger;

•       no proceeding initiated by any governmental entity seeking, and which is reasonably likely to result in the granting of, an injunction shall be pending;

•       all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any governmental entity set forth in each party’s disclosure schedules or required to consummate the merger, the failure of which to be obtained or taken would have a material adverse effect on CCA shall have been obtained and shall be in full force and effect;

•       the shares of CCA common stock to be issued or reserved for issuance in connection with the merger shall have been approved for listing on the American Stock Exchange;

•       the registration statement on form S-4, of which this joint proxy statement/prospectus is a part, shall have been declared effective by the SEC and no stop order suspending the effectiveness shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•       CCA and StorCOMM shall have entered into an escrow agreement;

•       the private placement discussed in Proposal No. 2 shall have closed simultaneously with the merger;

•       except for no more than $1 million of unsecured debt, all debt held by StorCOMM shareholders and all preferred stock held by StorCOMM shareholders shall be converted to common stock of StorCOMM on terms approved by CCA;

•       the representations and warranties of the other party shall be true and correct in all material respects, disregarding all qualifications and exceptions relating to materiality or material adverse effect, as of the date of the merger agreement and the closing of the merger, and each party shall have certificated to the other party to that effect;

•       the other party’s performance or compliance in all material respects with all of its obligations and covenants required by the merger agreement, and each party shall have certificated to the other party to that effect; and

•       the major shareholders of each party shall have entered into shareholder support agreement, pursuant to which the shareholders promise to vote in favor of the merger.

In addition, the obligation of CCA to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•       StorCOMM shall have delivered to CCA, in such form as is satisfactory to CCA, StorCOMM’s audited financial statements for the fiscal years ended December 31, 2003 and 2004;

•       no more than $1 million of unsecured StorCOMM shareholder debt shall be on StorCOMM’s books;

•       CCA shall have received a fairness opinion in form and substance acceptable to CCA stating that the transaction is fair to CCA from a financial point of view;

•       all employees of StorCOMM shall have executed all standard documents required to be executed by employees of CCA; and

•       Samuel G. Elliott and William W. Peterson shall have entered into employment agreements with CCA.

For purposes of the merger agreement, the term material adverse effect means, with respect to either of CCA or StorCOMM, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the ability of the party to consummate the transactions contemplated by the merger agreement or to the business, condition results of operations, assets, liabilities, properties or prospects of either CCA or StorCOMM and its subsidiaries taken as a whole. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

•       the public announcement or pendency of the transactions contemplated by the merger agreement;

•       any action taken in connection with the transactions contemplated by the merger agreement;

•       the economy or financial markets in general;

•       the industries in which CCA or StorCOMM, or any of their subsidiaries, operates and not specifically relating to such entity; or

•       any action or omission of CCA, StorCOMM or Xymed or any of their subsidiaries taken with the prior written consent of the other parties.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective date of the merger by action of the board of directors of CCA or StorCOMM, as applicable, and except as provided below, the termination may occur before or after the requisite approvals of the shareholders of CCA or StorCOMM have been obtained, under the following circumstances:

•       by mutual written consent of CCA and StorCOMM;

•       by either CCA or StorCOMM if the merger shall not have occurred on or before January 31, 2006, but this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•       by either CCA or StorCOMM if any governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, or shall have failed to issue an order, decree or ruling, or to take any other action necessary to fulfill any conditions to the merger; but this termination right is not available to a party whose failure to comply with the merger agreement has been the cause of, or resulted in, the action or inaction;

•       by either CCA or StorCOMM if the shareholders do not adopt the merger agreement (in the case of StorCOMM and CCA), or approve the issuance of common stock in connection with the merger (in the case of CCA);

•       by either CCA or StorCOMM if the other party’s board of directors has withdrawn or adversely modified its recommendation in favor of the matters to be voted upon by such party’s shareholders;

•       by either CCA or StorCOMM if the other party breaches its obligation to hold its shareholder meeting to vote on the adoption of the merger agreement (in the case of StorCOMM), or the adoption of the merger agreement and the approval of the issuance of common stock in connection with the merger (in the case of CCA); or

•       by either CCA or StorCOMM if the other party has breached any of its representations, warranties or covenants so that the conditions set forth in the merger agreement cannot be satisfied.

Termination Fee

A termination fee not to exceed $250,000 will be payable by either CCA or StorCOMM to the other party upon the termination of the merger agreement under the following three circumstances.

•       An acquisition proposal (defined on page 60 of this joint proxy statement/prospectus) was announced before the merger agreement was terminated and an acquisition proposal is consummated within 12 months after the termination of the merger agreement (the references in the definition of acquisition proposal to 20% shall be to 50% for purposes of determining whether the acquisition proposal was consummated, if the merger agreement was terminated for one of the following reasons:

•        the other party’s shareholders failed to approve the merger;

•        the other party’s shareholder meeting and the merger did not occur on or before January 31, 2006; or

•        the other party intentionally breached or failed to perform any of its representations, warranties or covenants so that the conditions set forth in the merger agreement cannot be satisfied.

•       The other party’s board of directors withdrew or adversely modified its recommendation in favor of the matters to be voted upon by its shareholders.

•       The other party breached its obligation to hold its shareholder meeting to vote on the adoption of the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses. All fees and expenses associated with the filing and printing of the registration statement and this joint proxy statement/ prospectus and the private placement will be borne equally by CCA and StorCOMM. These fees will be payable even if the merger is terminated or does not take effect. However, if either CCA or StorCOMM is obligated to pay a termination fee as described above, it will also be required to pay the other party’s reasonable expenses incurred in connection with the proposed merger. CCA will also pay Dominick & Dominick a fee equal to three percent of the value of the shares of CCA common stock being issued to StorCOMM shareholders in the merger based on the closing price of such shares as listed on the American Stock Exchange on the closing date of the merger as consideration for the financial advisory services provided to CCA in connection with the merger.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended by mutual written consent of CCA, StorCOMM and Xymed, subject to all applicable laws. Any amendment proposed after obtaining the required approvals of the shareholders of CCA and StorCOMM may not be made without the further approval of those shareholders if shareholder approval is required by applicable law or the rules of the American Stock Exchange.

At any time prior to completion of the merger, either CCA or StorCOMM may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

The CCA board of directors unanimously recommends a vote FOR Proposal No. 1 to approve the merger agreement and the issuance and the reservation for issuance of shares of CCA common stock to holders of StorCOMM securities pursuant to the merger agreement.
The StorCOMM board of directors unanimously recommends a vote FOR
Proposal No. 1 to adopt the merger agreement.

CCA PROPOSAL NO. 2—
PRIVATE PLACEMENT

Summary of Private Placement

CCA’s board of directors has approved the terms of a private placement of shares of common stock and warrants to purchase CCA common stock. On August 18, 2005, CCA entered into a Common Stock and Warrant Purchase Agreement (referred to in this joint proxy statement/prospectus as the purchase agreement) with a limited number of accredited investors to sell up to 1,500,000 shares of its common stock and warrants to purchase up to 300,000 shares of its common stock. The shares of common stock and warrants will be sold in units, with each unit consisting of a single share of CCA common stock and 1/5 of a warrant to purchase one share of CCA common stock. The price per unit will be $2.00 for an aggregate purchase price of $3 million, a price achieved through negotiation with the investors. The exercise price of the warrants is $3.00 per share.

The closing of this private placement will occur simultaneously with and is contingent on the closing of the merger agreement. On August 18, 2005, the investors deposited the full amount of their respective purchase prices for the shares and warrants into escrow. The funds will be released, without interest, to CCA in exchange for the shares and warrants at the closing under the purchase agreement. The closing of the private placement is subject to obtaining shareholder approval at CCA’s annual meeting and compliance with the other terms and conditions of the purchase agreement.

CCA’s shareholders are being asked to approve a proposal to issue and reserve for issuance up to 1,500,000 shares of CCA common stock and warrants to purchase up to 300,000 shares of CCA common stock in the private placement pursuant to the purchase agreement.

Why We Need Shareholder Approval

Our common stock is traded on the American Stock Exchange (Amex). The Amex Company Guide requires listed companies to obtain shareholder approval for the issuance of securities in a private offering of common stock at a price less than the greater of the book or market value per share of the stock, if the issuance amounts to 20% or more of the outstanding stock of the company before the issuance. As of August 30, 2005, we had issued and outstanding 3,483,900 shares of common stock. The number of shares that we would issue under the purchase agreement is in excess of 20% of our issued and outstanding shares as of August 30, 2005. The shares to be sold under the purchase agreement would represent approximately 17.7% of our outstanding shares (20.5% if the warrants are exercised in full). The purchase price of these shares of $2.00 per share is greater than the book value per share of $1.12 per share as of June 30, 2005. The minimum vote which will constitute shareholder approval for Proposal No. 2 shall be the affirmative vote of holders of a majority of the shares of CCA common stock, present in person or represented by proxy at the annual meeting and entitled to vote (assuming that a quorum is present).

Reasons for the Private Placement

CCA expects to use the net proceeds from the private placements for the transaction expenses of the merger, working capital, general corporate purposes and to fund the integration of CCA and StorCOMM following the merger.

Listing of CCA Common Stock to be Issued in the Private Placement

The shares of CCA common stock to be issued in the private placement and the shares of CCA common stock to be reserved for issuance in connection with the issuance of the warrants are required to be approved for listing on the American Stock Exchange.

Restriction on Resale of CCA Common Stock and Registration Rights Agreement

CCA has agreed to register the common stock and shares issued upon exercise of the warrants purchased in the private placement as provided in the registration rights agreement, which is discussed more fully below. However, except as provided in the registration rights agreement, the securities sold in the private placement are not being registered under the Securities Act of 1933 or any state securities laws, and may not be offered, sold, pledged or otherwise transferred unless subsequently registered thereunder or an exemption from such registration is available.

Impact of the Issuance on Existing Shareholders

If this proposal is approved, our existing shareholders will hold a smaller share of our outstanding capital stock and will have less influence on our affairs.

Dissenters’ Rights

Under California law, shareholders are not entitled to dissenters’ rights with respect to Proposal 2.

Vote Required

The minimum vote which will constitute shareholder approval for Proposal No. 2 shall be the affirmative vote of holders of a majority of the shares of CCA common stock, present in person or represented by proxy at the annual meeting and entitled to vote (assuming that a quorum is present).

THE COMMON STOCK AND WARRANT PURCHASE AGREEMENT,
THE WARRANTS AND THE REGISTRATION RIGHTS AGREEMENT

The following summary describes the material provisions of the Common Stock and Warrant Purchase Agreement (referred to in this joint proxy statement/prospectus as the purchase agreement), the warrants and the Registration Rights Agreement in connection with CCA’s private placement. This summary may not contain all of the information about these documents that is important to you. The following summary is qualified in its entirety by reference to the complete text of the purchase agreement, the form of warrant and the Registration Rights Agreement, which are attached to this joint proxy statement/prospectus as Annex B, Annex C and Annex D, respectively, and are incorporated by reference into this joint proxy statement/prospectus. We encourage you to read them carefully in their entirety for a more complete understanding of the purchase agreement, the warrants and the Registration Rights Agreement.

The purchase agreement, the form of warrant and the Registration Rights Agreement have been included to provide you with information regarding their terms. They are not intended to provide any other factual information about us. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings CCA makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The purchase agreement, the form of warrant and the Registration Rights Agreement contain representations and warranties CCA and the investors have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that CCA and the investors have exchanged in connection with signing these documents. While we do not believe that these schedules contain information required to be publicly disclosed by CCA or the investors under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached purchase agreement, the form of warrant and the Registration Rights Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CCA and the investors, since they were made as of the date of the purchase agreement, the warrants and the Registration Rights Agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the general prior public disclosures of CCA, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the purchase agreement, the warrants and the Registration Rights Agreement, which subsequent information may or may not be fully reflected in the public disclosures of CCA.

Summary of the Terms of the Agreements

Set forth below are summaries of the provisions of the following agreements:

•       the purchase agreement, a copy of which is attached hereto as Annex B;

•       the form of warrant issued in connection with the purchase agreement, a copy of which is attached hereto as Annex C; and

•       the registration rights agreement, a copy of which is attached hereto as Annex D.

The summary of each of the following is qualified in its entirety by reference to, and should be read in conjunction with, the respective documents.

Purchase Agreement

General.   Pursuant to the purchase agreement, subject to shareholder approval, CCA agreed to sell up to an aggregate of 1,500,000 shares of common stock and warrants to purchase up to 300,000 shares of common stock to investors in a private placement. The per share purchase price of the shares of common stock is $2.00, and the exercise price under the warrants is $3.00 per share.

Representations and Warranties.   In the purchase agreement, CCA makes customary representations and warranties to each of the investors relating to, among other matters:

•       corporate organization and similar corporate matters;

•       corporate authorization to enter into and carry out the obligations under the purchase agreement and related documents, and the enforceability of the purchase agreement and related documents;

•       capital structure;

•       the absence of any conflict with or violation of corporate charter documents, applicable law or contracts as a result of entering into and carrying out the obligations under the purchase agreement;

•       the absence of a need to obtain governmental consents, authorizations or filings in order to complete the merger;

•       filings and reports with the SEC and the accuracy of financial statements;

•       the absence of a material adverse effect and other changes since the date of the party’s last quarterly balance sheet;

•       the absence of litigation;

•       proper preparation and timely filing of tax returns and timely payment of taxes;

•       the absence of transactions with affiliates;

•       the adequacy of internal controls;

•       the accuracy of the information provided to the other party;

•       the “arms-length” nature of the transaction;

•       the absence of any general solicitation;

•       the absence of any integrated offerings and that the transaction is exempt from registration under the Securities Act;

•       except as specified in the merger agreement, the absence of any broker fees or commissions;

•       ownership of intellectual property and the absence of infringement of third party intellectual property rights;

•       compliance with environmental laws;

•       compliance with applicable law and possession of necessary governmental permits;

•       the absence of any violation of material terms of certain contracts by a key employee; and

•       the absence of any collective bargaining agreements or other agreements with labor organizations and compliance with labor and employment laws.

Each investor also makes customary representations and warranties to CCA relating to, among other matters:

•       the purchase of the shares and warrants entirely for the investor’s own account;

•       its status as an accredited investor under applicable securities laws;

•       acknowledgement of the offering of the common stock and warrants pursuant to exemptions from the registration requirements of United States federal and state securities laws;

•       the receipt of and access to information;

•       the absence of any government review of the securities;

•       acknowledgement that the shares and warrants are restricted securities;

•       acknowledgement of the legend to be included on any certificate or document representing the securities;

•       authority to enter into and carry out the obligations under the purchase agreement and related documents, and the enforceability of the purchase agreement and related documents;

•       the residence of the investor; and

•       absence of a short sale positions in CCA common stock.

Covenants.   In the purchase agreement, CCA and the investors have agreed to do a number of things, including the following:

•       Securities Laws; Disclosure; Press Release:   CCA has agreed to file a Form D with respect to the securities with the Securities and Exchange Commission, take such action as is necessary to sell the securities to the investors under applicable securities laws, file a Form 8-K disclosing purchase agreement and the transactions contemplated thereby.

•       Reporting Status:   CCA has agreed, so long as any investor beneficially owns any of the securities, to use commercially reasonable efforts to timely file all reports required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and not voluntarily terminate its status as an issuer required to file reports under the Securities Exchange Act of 1934.

•       Reservation of Common Stock:   CCA has agreed to reserve out of its authorized and unissued common stock, solely for the purpose of effecting the exercise of the warrants, a sufficient number of shares of common stock to provide for issuance of the shares upon exercise of the warrants.

•       Listing of Common Stock:   CCA has agreed to use commercially reasonable efforts to maintain the listing of its common stock on the American Stock Exchange and apply for the listing of the shares to be issued, including upon exercise of the warrants.

•       Right of First Offer:   CCA has agreed to grant a right of first offer to the investors with respect to subsequent sales of securities of CCA.

•       Corporate Existence:   CCA has agreed that, so long as any investor beneficially owns any of the securities purchase under the purchase agreement, CCA will maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of CCA’s assets, as long as the surviving or successor entity in such transaction assumes CCA’s obligations under the Purchase Agreement and related documents.

•       Hedging Transactions:   Each of the investors has agreed not to enter into any short sales with respect to the common stock of CCA prior to the date on which the investor is entitled to sell the number of shares of common stock as to which the investor proposes to establish a short position, except that an investor may enter into options contracts with respect to the CCA common stock.

•       Election of Director:   CCA has agreed that, so long as the investors collectively own not less than 750,000 shares of CCA common stock, the investors collectively may appoint one nominee to CCA’s board of directors.

•       Use of Proceeds:   CCA has agreed to use the proceeds of the sale of the securities to complete the merger and for working capital needs consistent with financial budgets approved from time to time by the CCA’s board of directors.

•       Removal of Legend:   CCA has agreed to cause the legends to be removed from the certificates representing the shares of common stock purchased by the investors if the sale of the common stock is registered under the Securities Act of 1933, the holder provides CCA with a generally acceptable opinion of counsel to the effect that a public sale may be made without registration under the Securities Act of 1933 or that the securities can be sold pursuant to Rule 144, or that the securities can be sold pursuant to Rule 144(k).

•       Sale of Securities:   Each investor has agreed to sell all of the securities purchased in the private placement pursuant to an effective registration statement, in accordance with the manner of distribution described in such registration statement and to deliver a prospectus in connection with such sale, or in compliance with an exemption from the registration requirements of the Securities Act of 1933.

•       Transfer Agent Instructions:   CCA has agreed that, at such time as a legend is no longer required on the certificates representing the securities, it will deliver the shares issued under the warrants to the investors without legends. CCA has agreed further to only provide the transfer agent with such instructions as set forth in the purchase agreement. In addition, CCA has agreed to permit the transfer or issue of certificates pursuant to Rule 144 where a generally acceptable opinion of counsel has been provided.

Closing Conditions.   The obligations of CCA to issue and sell the shares of CCA common stock and the warrants are subject to fulfillment of the following conditions:

•       the investors shall have executed and delivered the purchase agreement and the Registration Rights Agreement;

•       the investors shall have wired the purchase price into escrow;

•       the representations and warranties of the investors shall be true and correct as of the date when made and as of the closing with the same force and effect as though they had been made on and as of the date of closing (except for representations and warranties that speak as of a specific date), and the investors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the purchase agreement to be performed, satisfied or complied with by the applicable investor at or prior to the closing;

•       no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority or any self-regulatory organization which restricts or prohibits the consummation of any of the transactions contemplated by the purchase agreement;

•       CCA shall have obtained all approvals and consents needed to consummate the transaction contemplated by the purchase agreement;

•       the investors shall have delivered a reasonably acceptable officer’s certificate as to the accuracy of the investors’ representations and warranties; and

•       the merger shall have been completed.

The obligations of the investors to purchase the shares of CCA common stock and related warrants in the closing are subject to fulfillment of the following conditions:

•       CCA shall have executed and delivered the purchase agreement and the Registration Rights Agreement;

•       CCA shall have delivered to the escrow account certificates for the common stock being so purchased and warrants being issued in the private placement;

•       the representations and warranties of CCA shall be true and correct in all material respects as of the date when made and as of the closing with the same force and effect as though they had been made on and as of the date of closing (except for representations and warranties that speak as of a specific date and without taking into account the effects of the merger), and CCA shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the purchase agreement to be performed, satisfied or complied with by CCA at or prior to the closing;

•       no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority or any self-regulatory organization which restricts or prohibits the consummation of any of the transactions contemplated by the purchase agreement;

•       CCA shall have delivered a reasonably satisfactory officer’s certificate as to the accuracy of CCA’s representations and warranties; and

•       the merger shall have been completed.

Warrant Agreements

In connection with the issuance of shares of common stock described in this Proposal 2 and as contemplated by the purchase agreement, CCA will issue warrants to purchase an aggregate of 300,000 shares of common stock at the closing. All of the warrants have an exercise price of $3.00 per share. Each warrant has a term of two years. The exercise price may only be paid in cash.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, CCA has agreed to file with the Securities and Exchange Commission within 60 days following the closing, a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of CCA common stock that are sold to the investors, including the shares issuable upon exercise of the warrants, and to use all reasonable efforts to cause the registration statement to be declared effective within 120 days after filing (referred to in this joint proxy statement/prospectus as the effective date deadline) and to remain continuously effective until the earlier of the following:

•       the date on which the securities have been resold or otherwise transferred pursuant to the registration statement;

•       the date on which the securities are transferred in compliance with Rule 144 under the Securities Act of 1933 or may be sold or transferred pursuant to Rule 144 under the Securities Act of 1933 (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder; or

•       the date on which the securities cease to be outstanding.

If the registration statement is not declared effective on or prior to the effective date deadline, for any reason other than through the fault of the investors, CCA has agreed to pay each investor an amount equal to 1% of the product of (i) $2.00 and (ii) the number of shares required to be registered and then held by the investor. These payments shall be made on the 30th day following the effective date deadline and on the expiration of each 30 day period thereafter until the registration statement is declared effective.

The CCA board of directors unanimously recommends a vote FOR Proposal No. 2 to approve the issuance and reservation for issuance of shares of CCA common stock and warrants to purchase shares of CCA common stock in the private placement pursuant to the Common Stock and Warrant Purchase Agreement.

CCA PROPOSAL NO. 3—
AMENDMENT TO ARTICLES OF INCORPORATION

At the annual meeting of CCA, the shareholders of CCA will be asked to approve the amendment to CCA’s Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc. The amendment to CCA’s Articles of Incorporation is attached to this joint proxy statement/prospectus as Annex E. The amendment was adopted by CCA’s board of directors on August 2, 2005 and will become effective only after approval of the shareholders at the annual meeting.

The CCA board of directors unanimously recommends a vote FOR Proposal No. 3 to approve the amendment to CCA’s Articles of Incorporation to change the name of the company from Creative Computer Applications, Inc. to Aspyra, Inc.

CCA PROPOSAL NO. 4—
2005 EQUITY INCENTIVE PLAN

At the annual meeting of CCA, the shareholders of CCA will be asked to approve the adoption of the 2005 Equity Incentive Plan, or the 2005 Plan. The 2005 Plan was adopted by CCA’s board of directors on August 2, 2005 and will become effective only after approval of the shareholders at the annual meeting.

The CCA board of directors approved the 2005 Plan because it believes that CCA needs additional shares available for issuance as equity-based compensation, particularly if the merger is consummated. As of the record date for the CCA annual meeting, CCA had 290,875 shares available for future issuance under its 1997 Stock Option Plan, or the 1997 Plan. Additionally, the board of directors adopted the 2005 Plan because it allows for various types of equity-based awards that are not provided for under CCA’s existing shareholder-approved equity compensation plan. Recent changes in the accounting treatment for stock options are expected to make the use of these additional types of awards more attractive in the future.

Summary of the 2005 Equity Incentive Plan

A copy of the 2005 Plan is attached to this joint proxy statement/prospectus as Annex G. The following description of the 2005 Plan is a summary and is qualified by reference to the complete text of the 2005 Plan.

Background and Purpose of the 2005 Plan.   The purpose of the 2005 Plan is to encourage ownership in our company by key personnel whose long-term service is considered essential to our continued progress, thereby linking these employees directly to shareholder interests through increased stock ownership. We currently have one stock option plan from which awards can be made, which we refer to as the 1997 Plan. The 1997 Plan authorizes up to 800,000 shares for issuance pursuant to stock options. The 2005 Plan will provide for added flexibility over the 1997 Plan in light of recent changes in the rules affecting such plans.

As of June 30, 2005, options with respect to 304,000 shares were outstanding under the 1997 Plan at exercise prices ranging from $.72 to $1.76 and 290,875 shares remained available for future grants. The Board has determined that the 1997 Plan will no longer be available for further option grants upon the effective date of the approval of our shareholders of the 2005 Plan.

Eligible Participants.   Awards under the 2005 Plan may be granted to any of our employees, directors or consultants or those of our affiliates. As of June 30, 2005, there were approximately 68 full-time employees and 3 non-employee directors who would be eligible to participate. An incentive stock option may be granted under the 2005 Plan only to a person who, at the time of the grant, is an employee of us or a related corporation.

Number of Shares of Common Stock Available Under the 2005 Plan.   If approved by the shareholders, a total of 1,000,000 new shares of our common stock will be reserved for issuance under the 2005 Plan. Moreover, upon approval of the 2005 Plan by the shareholders the 1997 Plan will be terminated, and the pool of shares under the 2005 Plan will also include:

•       shares of our common stock available for issuance under the 1997 Plan as of the date of approval of the 2005 Plan by the shareholders; and

•       shares of our common stock that are issuable upon exercise of options granted pursuant to the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full after approval by the shareholders of the 2005 Plan.

The effect of establishing a pool of this nature is to merge into the 2005 Plan any shares available or which would otherwise in the future become available under the 1997 Plan. The total plan reserve, including the new shares and shares currently reserved under the 1997 Plan, cannot therefore exceed

1,290,875 shares, which represents the number of reserved but unissued shares under the 1997 Plan as of June 30, 2005 plus the new 1,000,000 share reserve. If an award is cancelled, terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled for less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2005 Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the administrator has discretion to adjust the number of shares available for issuance under the 2005 Plan and any outstanding awards as appropriate to reflect the stock dividend or other change. The share number limitations included in the 2005 Plan will also adjust appropriately upon such event.

The maximum aggregate number of shares that may be issued under the 2005 Plan through the exercise of incentive stock options is 1,290,875.

Administration of the Plan.   The 2005 Plan will be administered by the Board or a committee of the Board, which we refer to as the Committee. Our Board has appointed our Compensation Committee as the Committee referred to in the 2005 Plan. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms). Except to the extent prohibited by any applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the 2005 Plan.

Award Types

Options.   A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The exercise price of options granted under the 2005 Plan must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant.

Unless the administrator determines to use another method, the fair market value of our common stock on the date of grant will be determined as the closing price for our common stock on the date the option is granted (or if no sales are reported that day, the last preceding day on which a sale occurred), using a reporting source selected by the administrator. As of October 27, 2005, the closing price on the American Stock Exchange for our common stock was $2.72 per share. The administrator determines the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the option agreement or at the time of exercise of an option.

An option granted under the 2005 Plan generally cannot be exercised until it becomes vested. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of the service of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards.   Stock awards are awards or issuances of shares of our common stock that vest in accordance with terms and conditions established by the administrator. Stock awards include stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of a share of common stock, payable in cash, property or other shares of stock. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria and level of achievement versus the criteria that the administrator determines. The criteria may be based on financial performance, personal performance evaluations and completion of service by the participant. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase of the unvested portion of such shares at the original price paid by the participant, which we may exercise upon the voluntary or involuntary termination of the awardee’s service with us for any reason, including death or disability.

In the case of stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be qualifying performance criteria. Qualifying performance criteria include any of the following performance criteria, individually or in combination:

•       cash flow

•       earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings)

•       earnings per share

•       growth in earnings or earnings per share

•       stock price

•       return on equity or average shareholders’ equity

•       total shareholder return

•       return on capital

•       return on assets or net assets

•       return on investment

•       revenue

•       income or net income

•       operating income or net operating income

•       operating profit or net operating profit

•       operating margin

•       return on operating revenue

•       market share

•       contract awards or backlog

•       overhead or other expense reduction

•       growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index

•       credit rating

•       strategic plan development and implementation

•       improvement in workforce diversity

•       EBITDA

•       any other similar criteria

Qualifying performance criteria may be applied either to us as a whole or to a business unit, affiliate or business segment, individually or in any combination. Qualifying performance criteria may be measured either annually or cumulatively over a period of years, and may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator in writing in the award.

Stock Appreciation Rights.   A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock in an amount equal to the difference between (a) the fair market value of a share of our common stock on the date of exercise, and (b) the exercise price. This amount will be paid in shares of our common stock with equivalent value. The exercise price must be at least equal to the fair market value of our common stock on the date of grant. Subject to these limitations, the administrator determines the exercise price, term, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights terminate under the same rules that apply to stock options.

Cash Awards.   Cash awards are awards that confer upon the participant the opportunity to earn future cash payments tied to the level of achievement with respect to one or more performance criteria established by the administrator for a performance period. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations. In the case of cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the measures established by the administrator must be specified in writing.

Transferability of Awards.   Unless the administrator determines otherwise, the 2005 Plan does not allow for the transfer of awards other than by beneficiary designation, will or by the laws of descent or distribution and only the participant may exercise an award during his or her lifetime.

Adjustments upon Merger or Change in Control.   The 2005 Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, and certain other events, our Board or the Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award, accelerate the vesting of options and stock appreciation rights, and terminate any restrictions on stock awards or cash awards or provide for the cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination of the 2005 Plan.   The administrator has the authority to amend, alter or discontinue the 2005 Plan, subject to the approval of the shareholders to the extent required by applicable laws, and no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the 2005 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options.   For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Nonstatutory Stock Options.   A participant who receives a nonstatutory stock option with an exercise price equal to or greater than the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by us.

Stock Awards.   Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, a restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of grant. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Stock Appreciation Rights.   No taxable income is reportable when a stock appreciation right with an exercise price equal to or greater than the fair market value of the stock on the date of grant which is exercisable only for stock is granted to a participant or upon vesting. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Cash Awards.   Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received by an employee or former employee will be subject to tax withholding by us.

Tax Effect for Us.   Unless limited by Section 162(m) or Section 280G of the Code, we generally will be entitled to a tax deduction in connection with an award under the 2005 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a nonstatutory stock option).

Section 162(m) Limits.   Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation is not subject to the deduction limit. The 2005 Plan is qualified such that awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2005 Plan provides that the maximum number of shares for which awards may be made to any employee, in any calendar year, is 200,000, except that in connection with his or her initial service, an awardee may be granted awards covering up to an additional 500,000 shares. The maximum amount payable pursuant to that portion of a cash award granted under the 2005 Plan for any fiscal year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed 2,000,000.

American Jobs Creation Act of 2004.   The American Jobs Creation Act of 2004 contains deferred compensation provisions added as Section 409A of the Code. These provisions make compensation deferred under a nonqualified deferred compensation plan taxable on a current basis (or, if later, when vested), unless certain requirements are met. The Internal Revenue Service has issued initial guidance on the provisions of Section 409A, and further guidance is expected later in 2005. The 2005 Plan provides that it is the intent of the company that all awards granted under the 2005 Plan will not cause an imposition of additional taxes provided by Section 409A of the Code, and that the 2005 Plan should be administered so that such taxes are not imposed.

Section 280G Limits.   Section 280G of the Code limits the amount of certain compensation payable upon a change in control of CCA, so-called “parachute payments.” If stock options or other awards vest upon a change in control, or if other payments contingent upon such a change in control are made, the vesting or payment may in whole or in part result in a nondeductible parachute payment. In addition, the recipient of the parachute payment would be subject to a 20% excise tax that we would be required to withhold in addition to federal income tax.

New Plan Benefits

Except as described in the section entitled “CCA Executive Compensation” of this joint proxy statement/prospectus, we have no current plans, proposals or arrangements to grant any awards under the 2005 Plan.

Amendment and Termination

The administrator may amend the 2005 Plan at any time or from time to time or may terminate it, but any such amendment shall be subject to the approval of the shareholders in the manner and to the extent required by applicable law, rules or regulations. However, no action by the administrator or the shareholders may alter or impair any option or other type of award under the 2005 Plan, unless mutually agreed otherwise between the holder of the award and the administrator. The 2005 Plan will continue in effect for a term of ten years, unless terminated earlier in accordance with the provisions of the 2005 Plan.

The CCA board of directors unanimously recommends a vote FOR

Proposal No. 4 to approve the 2005 Equity Incentive Plan.

CCA PROPOSAL NO. 5—
ELECTION OF DIRECTORS

Nominees

The Bylaws of CCA provide that CCA’s board of directors shall consist of not less than three nor more than nine directors, as determined by the CCA’s board of directors, each to hold office for a term of one year and until a successor shall be duly elected and qualified. The present number of directors constituting the entire board is six.

At the 2005 annual meeting of CCA’s shareholders, unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, each of whom is presently a director of CCA or StorCOMM. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors of CCA to fill the vacancy. The proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. CCA is not aware of any nominee who will be unable or will decline to serve as a director. If all of the nominees for CCA’s board of directors are elected but the merger is not completed, Bradford G. Peters and C. Ian Sym-Smith will resign (leaving four CCA directors on the board of directors). The remaining CCA directors will select individuals to fill the resulting vacancies on the CCA board of directors, who will serve until the next annual meeting of CCA’s shareholders or until such director’s successor has been elected and qualified.

The names of the six nominees and certain information about them are set forth below:

Name of Nominee	Age	Director since
Steven M. Besbeck	57	Director of CCA since 1980
Lawrence S. Schmid	63	Director of CCA since 1991
Robert S. Fogerson, Jr.	51	Director of CCA since 1992
Norman R. Cohen	68	Director of CCA since 2003
Bradford G. Peters	37	Director of StorCOMM since 1999
C. Ian Sym-Smith	75	Director of StorCOMM since 1996

Steven M. Besbeck has served as CCA’s president and chief executive officer since August 1983 and a director of CCA since November 1980. Mr. Besbeck also served as CCA’s chief financial officer from November 1980 to June 2005. Since September 1990, Mr. Besbeck has served as a director of IRIS International, Inc., a clinical diagnostics company. Mr. Besbeck received a B.S. from the College of Business Administration at California State University of Long Beach.

Lawrence S. Schmid has served as a director of CCA since November 1991. Since November 1990, Mr. Schmid has served as the president and chief executive officer of Strategic Directions International, Inc., a management consulting firm specializing in technology companies. Mr. Schmid received a BSME from General Motors Institute and an M.B.A. from the Graduate School of Management at the University of California Los Angeles.

Robert S. Fogerson, Jr. has served as a director of CCA since May 1992. Since January 1998, Mr. Fogerson has served as the general manager of ViroMED Labcorp., a laboratory providing clinical testing services. Mr. Fogerson had previously served in various capacities at PharmChem Laboratories since 1975. Mr. Fogerson received a B.A. from Stanford University.

Norman R. Cohen has served as a director of CCA since October 2003. Mr. Cohen is a retired attorney. Prior to his retirement in August 2003, Mr. Cohen had been in private practice for more than 40 years, primarily in the areas of corporate and securities law. Mr. Cohen received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an L.L.B from the Law School of the University of Pennsylvania.

C. Ian Sym-Smith has served as chairman of the board of directors of StorCOMM since April 1997 and as a director of StorCOMM since February 1996. Mr. Sym-Smith has served as a director of several private and public companies. Mr. Sym-Smith received his B.S. in electrical engineering from the College of Technology in Birmingham, England, and his M.B.A. from the Wharton School of Business.

Bradford G. Peters has served as a director of StorCOMM since 1999. Since June 1998, Mr. Peters has served as president of Blackfin Capital, LLC, a New York based, privately held investment management company. Prior to founding Blackfin Capital, LLC, Mr. Peters worked for Morgan Stanley as a vice president in the private wealth management group from 1993 to 1998. Since 1999, Mr. Peters has served as a director of Britesmile, Inc., a developer of teeth whitening technology, where he is a member of the audit committee, and chairman of the compensation committee. Before joining Morgan Stanley, Mr. Peters received his M.B.A. in finance from Duke University in 1993.

The candidates for the CCA board of directors receiving the six highest vote totals will be elected to serve as directors of CCA. The directors of CCA elected at the annual meeting will serve until the earlier of the end of their term, unless they resign or are removed prior to such term, or the completion of the merger.

The CCA board of directors unanimously recommends a vote FOR each of the nominees for CCA’s board of directors set forth herein.

CCA PROPOSAL NO. 6—
RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP

The audit committee of CCA’s board of directors has selected BDO Seidman, LLP, a Independent Registered Public Accounting Firm, to serve as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005. BDO Seidman, LLP has served as CCA’s Independent Registered Public Accounting Firm for its last eleven fiscal years. The affirmative vote of holders of a majority of the shares of CCA common stock, present in person or represented by proxy at the annual meeting and entitled to vote (assuming that a quorum is present), is required to approve Proposal No. 6 to ratify the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

A representative of BDO Seidman, LLP is expected to be available at the meeting of shareholders to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

Audit Fees

The aggregate fees billed for fiscal years 2004 and 2003 for each of the following categories of services are as follows, all of which was attributable to BDO Seidman, LLP:

Fees Billed to CCA	2004	2003
Audit fees(1)	92,656	73,867
Audit related fees(2)	2,786	3,341
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	95,442	77,208

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as shall be in effect for periodic annual filings for fiscal years ending after December 15, 2003, and with respect to CCA’s 2004 and 2003 fiscal years, these categories include in particular the following components:

(1)   “Audit fees” includes fees for audit services principally related to the year-end examination and the quarterly reviews of CCA’s consolidated financial statements, consultation on matters that arise during a review or audit, and SEC filings.

(2)   “Audit related fees” includes fees which are for services related to the proxy and annual shareholders meeting.

(3)   “Tax fees” includes fees for tax compliance and advice.

(4)   “All other fees” includes fees for training on the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

An accounting firm other than BDO Seidman, LLP provides the majority of CCA’s tax services.

Audit Committee Pre-Approval Policy

The audit committee’s policy is to pre-approve all audit and non-audit services, and the related fees, provided to CCA by its Independent Registered Public Accounting Firm, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Securities and Exchange Commission. Accordingly, all of the services relating to the fees described in the table above were approved by the audit committee.

All Other Fees

The only other services provided during the fiscal year by BDO Seidman, LLP, which amounted to $2,786, was for other audit related services.

The CCA board of directors unanimously recommends a vote FOR Proposal No. 6 to ratify the appointment of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

CCA PROPOSAL NO. 7—
POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING

If CCA fails to receive a sufficient number of votes to approve any of the proposals presented at the annual meeting, CCA may propose to adjourn the annual meeting, if a quorum is present, for a period of not more than 45 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. CCA currently does not intend to propose adjournment at the annual meeting if there are sufficient votes to approve the proposals presented at the annual meeting. If approval of the proposal to adjourn the CCA annual meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval, such approval requires the affirmative vote of holders of a majority of the shares of CCA common stock present in person or represented by proxy at the annual meeting and entitled to vote.

The CCA board of directors unanimously recommends that CCA’s shareholders vote FOR Proposal  No. 7 to adjourn the annual meeting, if necessary, if a quorum is present, to solicit additional  proxies if there are not sufficient votes in favor of the proposals.

STORCOMM PROPOSAL NO. 2—
POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If StorCOMM fails to receive a sufficient number of votes to approve Proposal No. 1, StorCOMM may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. StorCOMM currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the StorCOMM special meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval, such approval requires the affirmative vote of holders of a majority of the votes of the outstanding shares of StorCOMM common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, that are voted for or against Proposal No. 2.

The StorCOMM board of directors unanimously recommends that StorCOMM’s shareholders vote FOR Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 are based on the historical financial statements of CCA and StorCOMM after giving effect to the merger as a purchase of StorCOMM by CCA using the purchase method of accounting, CCA’s change in year end, the private placement, the conversion of certain StorCOMM debt to shares of StorCOMM common stock and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. See Note 1 for further discussion.

CCA and StorCOMM have the same fiscal year end of December 31st. However, CCA changed its fiscal year end from August 31st to December 31st on January 10, 2005 and prior to that date CCA and StorCOMM had different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines CCA’s historical consolidated balance sheet as of June 30, 2005 with StorCOMM’s historical consolidated balance sheet as of June 30, 2005, giving effect to the merger, CCA’s change in year end, the private placement, and the conversion of certain StorCOMM debt to shares of StorCOMM common stock as if it had occurred on June 30, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 combines CCA’s historical consolidated statement of operations for the year ended August 31, 2004 with StorCOMM’ historical consolidated statement of operations for the year ended December 31, 2004. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2005 combines CCA’s historical consolidated statement of operations for the six months ended June 30, 2005 with StorCOMM’s historical consolidated statement of operations for the six months ended June 30, 2005. The unaudited pro forma condensed combined statements of operations give effect to the merger, CCA’s change in year end, the private placement, and the conversion of certain StorCOMM debt to shares of StorCOMM common stock as if it had occurred on January 1, 2004.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in the Notes to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of StorCOMM acquired in connection with the merger, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of StorCOMM that exist as of the date of completion of the merger.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of CCA and StorCOMM are in the process of making these assessments, and estimates of these costs are not currently known. Management anticipates investing approximately $700,000 in new systems for voice and data communications to integrate all of its offices and remote employees together. This also includes new software licenses to expand its accounting, CRM, and sales management systems throughout the combined company. In addition, management intends to invest in new marketing programs to launch the merged company and its products.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities that may result from integration activities, which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The impact of ongoing integration activities, the timing of completion of the merger and other changes in StorCOMM’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements have been prepared by the management of CCA and StorCOMM for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had CCA and StorCOMM been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, CCA’s historical consolidated financial statements included in its Annual Report on Form 10-KSB, as amended, for its year ended August 31, 2004 and in its Form 10-QSB for the period ended June 30, 2005, both of which are incorporated herein by reference, and StorCOMM’s historical consolidated financial statements for the year ended December 31, 2004 and for the six months ended June 30, 2005, included elsewhere in this joint proxy statement/ prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
OF CCA AND STORCOMM

As of June 30, 2005

	CCA 6/30/05	StorCOMM 6/30/05	Adjustments relating to Merger		Proceeds and Adjustments for Private Placement		Pro Forma
Cash and cash equivalents	$1,354,505	$381,923	(875,000	)(f)	2,820,000	(q)	$3,681,428
Receivables, net	710,560	596,204					1,306,764
Inventory	104,101	29,965					134,066
Prepaid expenses and other assets	314,806	15,608					330,414
Deferred tax asset	539,420		(539,420	)(h)			0
Total current assets	3,023,392	1,023,700					5,452,672
Property and equipment, net	447,503	39,310					486,813
Inventory of component parts	209,135						209,135
Capitalized software costs, net	1,693,358	761,013					2,454,371
Deposits		83,622					83,622
Deferred merger costs	199,790		(199,790	)(g)			0
Deferred tax asset	254,457		(254,457	)(h)			0
Goodwill			8,327,912	(a)			8,327,912
Intangible assets			2,823,422	(a)			2,823,422
Total assets	$5,827,635	$1,907,645					$19,837,947
Accounts payable	309,419	343,782					653,201
Accrued liabilities:
Vacation pay	247,371						247,371
Accrued payroll	104,491						104,491
Other	183,748	398,547					582,295
Accrued compensation and related benefits		325,041	253,839	(j)			578,880
Accrued interest		1,787,585	(1,787,585	)(b)			0
Deferred service contract income	838,747						838,747
Deferred revenue on system sales	369,896	1,665,326	(779,752	)(i)			1,255,470
Notes payable	200,000	649,754	(349,754	)(c)			500,000
Notes payable—(related parties)		2,256,116	(2,256,116	)(c)			0
Convertible notes payable		850,594	(850,594	)(c)			0
Convertible notes payable—(related parties)		9,368,085	(9,368,085	)(c)			0
Total current liabilities	2,253,672	17,644,830					4,760,455
Notes payable—long term			349,754	(c)			349,754
Convertible Series D Preferred Stock(1)		5,644,564	(5,644,564	)(d)			0
Total shareholders’ equity (deficit)	3,573,963	(21,381,749)	29,715,524	(e)	2,820,000	(q)	14,727,738
Total liabilities and shareholder’s equity	$5,827,635	$1,907,645					$19,837,947

(1)          All of the outstanding shares of convertible Series D Preferred Stock were converted into 36,548,890 shares of common stock of StorCOMM on September 27, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
OF CCA AND STORCOMM

For the Year Ended December 31, 2004

						Pro Forma
	CCA	Adjustments		CCA	StorCOMM	Adjustments
	Year Ended	Relating to		Year Ended	Year Ended	Relating to
	8/31/04	Change in F/Y		12/31/04	12/31/04	Merger		Pro Forma
NET SYSTEMS SALES AND SERVICE REVENUE:
		(541,019	)(r)
System sales	$3,295,708	844,069	(s)	$3,598,758	$5,426,828	(561,053	)(m)	$8,464,533
		(1,457,182	)(r)
Service revenue	4,360,264	1,547,173	(s)	4,450,255	1,938,102			6,388,357
	7,655,972			8,049,013	7,364,930			14,852,890
COSTS OF PRODUCTS AND SERVICES SOLD:
		(607,784	)(r)
System sales	1,913,745	610,294	(s)	1,916,255				1,916,255
		(540,751	)(r)
Service revenue	1,592,801	542,151	(s)	1,594,201				1,594,201
Cost of revenue—equipment					1,725,662			1,725,662
Cost of revenue—support, training					1,767,533			1,767,533
Cost of revenue—amort of cap software					222,735	(3,712	)(k)	219,023
Total costs of products and services sold	3,506,546			3,510,456	3,715,930			7,222,674
Gross profit	4,149,426			4,538,557	3,649,000			7,630,216
OPERATING EXPENSES
		(992,595	)(r)
Selling, general and administrative	1,014,235	1,099,279	(s)	1,120,919	2,442,951	564,684	(n)	4,128,554
		(342,824	)(r)
Research and development	2,855,703	406,214	(s)	2,919,093	1,123,357			4,042,450
Total operating expenses	3,869,938			4,040,012	3,566,308			8,171,004
Operating income (loss)	279,488			498,545	82,692			(540,788)
		(1761	)(r)
INTEREST AND OTHER INCOME	4,603	4,589	(s)	7,431				7,431
		1,888	(r)
INTEREST EXPENSE	(3,704)	(2,020	)(s)	(3,836)	(1,141,162)	1,083,679	(l)	(61,319)
Income (loss) before provision for income taxes	280,387			502,140	(1,058,470)			(594,676)
PROVISION FOR INCOME TAXES	117,763					(117,763	)(o)	0
NET INCOME (LOSS)	$162,624			$502,140	$(1,058,470)			$(594,676)
EARNINGS (LOSS) PER SHARE:
Basic	$.05							$(.07)
Diluted	.05							(.07)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	3,318,900							8,319,369 (p)
Diluted	3,467,939							8,319,369 (p)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
OF CCA AND STORCOMM

For the Six Months Ended June 30, 2005

	CCA	StorCOMM
	Six Months	Six Months
	Ended	Ended
	6/30/05	6/30/05	Adjustments		Pro Forma
NET SYSTEMS SALES AND SERVICE REVENUE:
System sales	$883,707	$2,574,103	(2,483	)(m)	$3,455,327
Service revenue	2,497,588	873,484			3,371,072
	3,381,295	3,447,587			6,826,399
COSTS OF PRODUCTS AND SERVICES SOLD:
System sales	824,568				824,568
Service revenue	824,693				824,693
Cost of revenue—equipment		651,356			651,356
Cost of revenue—support, training		952,897			952,897
Cost of revenue—amort of cap software		111,366	(24,128	)(k)	87,238
Total costs of products and services sold	1,649,261	1,715,619			3,340,752
Gross profit	1,732,034	1,731,968			3,485,647
OPERATING EXPENSES
Selling, general and administrative	1,599,977	1,371,955	282,342	(n)	3,254,274
Research and development	558,940	509,544			1,068,484
Total operating expenses	2,158,917	1,881,499			4,322,758
Operating loss	(426,883)	(149,531)			(837,111)
INTEREST AND OTHER INCOME	9,142				9,142
INTEREST EXPENSE	(7,761)	(591,274)	565,810	(l)	(33,225)
Loss before provision for income taxes	(425,502)	(740,805)			(861,194)
PROVISION FOR INCOME TAXES	—	—			—
NET LOSS	$(425,502)	$(740,805)			$(861,194)
LOSS PER SHARE:
Basic	$(.13)				$(.10)
Diluted	(.13)				(.10)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	3,368,567				8,368,786 (p)
Diluted	3,368,567				8,368,786 (p)

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.   Basis of Pro Forma Presentation

On August 16, 2005, Creative Computer Application, Inc. and StorCOMM, Inc. and Xymed.com, Inc., a wholly owned subsidiary of CCA, entered into a definitive agreement under which Xymed.com would merge with and into StorCOMM in a business combination to be accounted for using the purchase method. The combined unaudited pro forma historical financial statements assume the issuance of 3,703,900 shares of CCA common stock based on an exchange ratio of shares of StorCOMM common stock for each outstanding share of CCA common stock and options and warrants. The actual number of CCA common stock to be issued was determined based on the actual number of shares of CCA common stock and all options and warrants outstanding as of August 16, 2005. The average market price per share of CCA common stock of $2.25 is based on the average closing price for August 9, 2005 through August 22, 2005. As condition to the merger, StorCOMM’s secured debt holders have agreed to convert their secured debt of $11,624,201 and accrued interest to shares of common stock in StorCOMM which will be converted to CCA common stock prior to the merger. As further required, the holders of unsecured debt of StorCOMM will convert their outstanding debt of $850,594 at June 30, 2005 and accrued interest to common stock or will receive a discounted cash settlement.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary based on management’s best estimate because the proposed merger has not yet been completed and the final valuation has not been completed. The final allocation of the purchase price will be based on StorCOMM’s assets and liabilities on the closing date.

The following notes to unaudited pro forma condensed consolidated financial statements give effect to the StorCOMM merger and the private placement as if they had occurred, for balance sheet purposes, on June 30, 2005 and, for statement of operations purposes, on January 1, 2004. The preliminary estimated total purchase price of the merger is as follows:

Value of stock given by CCA to StorCOMM	$8,333,775	(*)
Value of options to be issued	253,839
Estimated transaction fees and expense	699,790
Total Purchase Price	$9,287,404

(*)          Calculated as 3,703,900 shares multiplied by $2.25 (average closing price for August 9, 2005—August 22, 2005).

Under the purchase method of accounting, the total estimated purchase price as shown above is allocated to StorCOMM’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The preliminary allocation of the pro forma purchase price is as follows:

StorCOMM tangible assets	$771,632
Capitalized software	761,013
Net deferred tax liability resulting from purchase	(793,877)
StorCOMM liabilities assumed by CCA	(2,602,698)
Other identifiable intangible assets	2,823,422
Goodwill	8,327,912
$9,287,404

A preliminary estimate of $771,632 has been allocated to net tangible assets acquired and $3,584,435 has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.   Acquired developed technology, intellectual property, customer relationships, and distribution channels. Developed technology related to StorCOMM’s products across all of their product lines that have reached technological feasibility. CCA expects to amortize the fair value based on current and expected future revenue for each product with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the product, not to exceed five years. In accordance with SFAS 141, the balance of the identifiable intangible assets are expected to be amortized over a life of 5 years.

Goodwill.   Approximately $8.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually. In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.   Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements do not include adjustments for liabilities that may result from integration activities, as management of CCA and StorCOMM are in the process of making these assessments, and estimates of these costs are not currently known. Any such restructuring charges would be recorded as expense in the consolidated statement of operations in the period in which they were incurred.

The following is a brief description of the adjustments to the pro forma condensed consolidated balance sheet to reflect the merger as if it had occurred June 30, 2005. These adjustments are based on management’s best estimate.

(a)          Represents the goodwill arising from the merger with StorCOMM, Inc. Goodwill is calculated as $9,287,404 purchase price less $771,632 estimated fair value of net tangible assets and less $3,584,435 estimated intangible assets net of $2,602,698 liabilities assumed and $793,877 net deferred tax liability. Estimated identifiable intangible assets represents $761,013 in capitalized software and $2,823,422 in intellectual property, customer relationships and distribution channels which we anticipate being identified in the purchase valuation and amortized over a life of 5 years. These allocations are preliminary as the Company has not received the final valuation.

(b)         Represents the elimination of accrued interest on notes payable that will be converted as part of the merger.

(c)          Represents the elimination of $11,624,201 of secured debt and $850,594 of unsecured debt which will be converted to common stock along with the payment of $375,000 as consideration to settle a portion of the unsecured notes payable. In addition, there is a reclassification of $349,754 of notes payable from current to long term.

(d)         Represents the elimination of the Series D Preferred Stock, which is converted into common stock prior to the merger.

(e)          Represents the conversion of StorCOMM, Inc. stock to CCA, Inc. common stock. The following table represents a reconciliation of the adjustment to equity:

Elimination of secured debt	$11,624,201
Elimination of unsecured debt	850,594
Cash payment to settle unsecured notes payable	(375,000)
Elimination of accrued interest	1,787,585
Conversion of StorCOMM preferred stock	5,644,564
Subtotal—StorCOMM Debt and Preferred Stock Conversions	$19,531,944
Goodwill	8,327,912
Other intangibles	2,823,422
Reduction of deferred revenue	779,752
Net deferred tax liability resulting from purchase	(793,877)
Fair value of options to be issued	(253,839)
Deferred merger costs at 6/30/05	(199,790)
Estimated merger transaction costs	(500,000)
Total adjustments to equity	$29,715,524

(f)            Represents the $375,000 payment to settle a portion of the unsecured notes payable as noted in (c) above. Also represents a payment of approximately $500,000 in merger transaction costs.

(g)          Represents deferred merger costs which will be included in the net purchase price.

(h)         The purchase resulted in a deferred tax liability of $1,129,369 which is offset against the Company’s deferred tax asset of which $793,877 was unreserved. The remaining $335,492 was offset by a corresponding reduction in CCA’s valuation allowance.

(i)            Represents reduction of deferred revenues to fair market value (future cost).

(j)             Represents fair value of options that will be granted to StorCOMM.

The following is a brief description of the adjustments to the pro forma condensed consolidated statement of operations to reflect the merger as if it had occurred on January 1, 2004.

(k)         Adjustment to amortization expense related to the capitalized software acquired.

(l)            Represents elimination of interest expense related to notes payable that will be converted as part of the merger.

(m)     To reflect the effect of the reduction of deferred revenue recorded at fair market value at January 1, 2004.

(n)         To record the amortization of the intangible assets.

(o)         To reverse income taxes as a result of pro forma loss.

(p)         Basic and diluted weighted average shares outstanding have been adjusted to include 3,500,219 shares of CCA common stock that will be issued to finance the merger with StorCOMM, to include 1,500,000 shares of CCA common stock that will be issued as a result of the private placement, and also to include an additional 250 shares resulting from the change in fiscal year end for the earnings per share as of December, 31, 2004.

3.   Proceeds and Adjustments for Private Placement

CCA entered into a private placement agreement with a limited group of accredited investors for a private placement of its common stock. CCA will issue 1,500,000 new shares of common stock at a price of

$2.00 per share. CCA will also issue 300,000 two-year warrants at an exercise price of $3.00 per warrant to the investors. It is acknowledged by all parties that this investment is contingent upon the successful closing of the proposed merger between CCA and StorCOMM and their affiliated companies. Upon completion of the Stock Purchase Agreement, the financing will be closed with the proceeds of the offering placed with an acceptable escrow agent until the successful closing of the CCA/StorCOMM merger.

The following is a brief description of the adjustments to the pro forma condensed consolidated balance sheet to reflect the private placement as if it had occurred June 30, 2005:

(q)         Represents the net proceeds from the private placement which consists of cash received for issuance of 1,500,000 shares of common stock at $2.00 per share net of approximately $180,000 of transaction fees.

4.   Adjustments Relating to Change in Fiscal Year

On January 10, 2005, the board of directors of CCA resolved to change CCA’s fiscal year end from August 31 to December 31.

The following adjustments were made to the pro forma condensed consolidated statement of operations for the year ended December 31, 2004:

(r)           Represents adjustment made to remove the period of September 1, 2003 thru December 31, 2003.

(s)           Represents adjustments made to add the period of September 1, 2004 thru December 31, 2004.

DESCRIPTION OF CCA CAPITAL STOCK

The following is a summary of the rights of CCA common stock and preferred stock and related provisions of our Articles of Incorporation and Bylaws, as they will be in effect upon the closing of this offering. This summary is not complete. For more detailed information, please see CCA’s Articles of Incorporation and Bylaws, which are filed as exhibits to this joint proxy statement/prospectus.

Pursuant to our Articles of Incorporation, our authorized capital stock consists of 20,500,000 shares, each with no par value per share, of which:

•       20,000,000 shares are designated as common stock; and

•       500,000 shares are designated as preferred stock.

Common Stock

As of June 30, 2005, there were 3,409,900 shares of common stock issued and outstanding.

Dividend Rights.   Subject to preferences that may apply to shares of CCA preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as CCA’s board may from time to time determine. To date, CCA has not paid any cash dividends.

Voting Rights.   Each holder of shares of CCA common stock is entitled to one vote for each share held on all matters submitted to a vote of CCA shareholders. Pursuant to the requirements of the California Corporations Code and CCA’s Bylaws, the holders of CCA common stock may cumulate their votes for the election of directors of CCA if any shareholder gives notice, at the annual meeting prior to voting, of his or her intention to cumulate his or her votes.

No Preemptive or Similar Rights.   The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions.   Upon a liquidation, dissolution or winding-up of CCA, the assets legally available for distribution to shareholders are distributable ratably among the holders of the CCA common stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock.

Preferred Stock

The board of directors is authorized to divide the preferred stock into one or more series and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. The board of directors may also increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. There are no outstanding shares of preferred stock.

Anti-Takeover Provisions

See “Comparison of Rights of Holders of CCA Common Stock and StorCOMM Common Stock” for a discussion of provisions contained in CCA’s Articles of Incorporation, Bylaws and California law that may delay, defer or discourage another party from acquiring control of CCA.

Transfer Agent

The transfer agent for CCA common stock is American Stock Transfer & Trust Company.

Listing

CCA common stock is quoted on the American Stock Exchange under the symbol “CAP.”

COMPARISON OF RIGHTS OF HOLDERS OF
CCA COMMON STOCK AND STORCOMM COMMON STOCK

StorCOMM is a Delaware corporation, subject to Delaware Law and CCA is a California corporation, subject to California Law. Upon the closing of the merger, the StorCOMM shareholders will become shareholders of CCA and the rights of StorCOMM shareholders will no longer be defined and governed by the StorCOMM Certificate of Incorporation and Bylaws or Delaware Law. Instead, each StorCOMM shareholder’s rights as a shareholder of CCA will be defined by the CCA Articles of Incorporation and Bylaws and California Law. The following is a summary of the material differences between the rights of holders of StorCOMM common stock and the rights of holders of CCA common stock. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. This summary, therefore, is qualified by reference to California Law, Delaware Law, StorCOMM’s Certificate of Incorporation and Bylaws, and CCA’s Articles of Incorporation and Bylaws. You should carefully read this entire joint proxy statement/ prospectus and any other documents to which we refer for a more complete understanding of the differences between being a shareholder of StorCOMM and being a shareholder of CCA.

CCA	StorCOMM
Authorized Capital Stock
CCA’s Articles of Incorporation authorize:	StorCOMM’s Certificate of Incorporation authorizes:
20,000,000 shares of common stock, no par value per share; and	250,000,000 shares of common stock, $0.001 par value per share; and
500,000 shares of preferred stock, no par value per share.	15,000,000 shares of preferred stock, $0.001 par value.
Number of Directors

The CCA Bylaws provide that the board of directors shall consist of not less than three nor more than nine members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the whole board of directors. Currently, CCA’s board of directors consists of six members. The number of directors may be changed by an amendment to the Articles of Incorporation or by an amendment to the Bylaws, duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon. No reduction of the authorized number of directors shall have the effect of removing any director before the expiration of his term of office.

The StorCOMM Certificate provides that the authorized number of directors of StorCOMM shall be three.

The StorCOMM Bylaws provide that the board of directors shall consist of not less than two nor more than seven members. The exact number of directors which constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting. Currently, StorCOMM’s board of directors consists of three members. Upon completion of the merger, the StorCOMM board of directors will consist of three directors.

Cumulative Voting

The CCA Bylaws provide for cumulative voting for the election of directors at meetings of shareholders. Accordingly, CCA shareholders have cumulative voting rights in connection with the election of directors; provided that no shareholder can cumulate votes for any nominee unless the nominee has been nominated as a candidate for director prior to voting and the shareholder has given notice prior to voting of his intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes.

The StorCOMM Certificate of Incorporation and Bylaws do not provide for cumulative voting. Accordingly, StorCOMM stockholders do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors
The CCA Articles of Incorporation and Bylaws do not classify the CCA board of directors into separate classes with staggered terms.

The StorCOMM Bylaws classify the StorCOMM board of directors into three separate classes as nearly equal in size as practicable, with staggered three-year terms. This classification of the StorCOMM board of directors can make it difficult for a potential acquirer to obtain control of the StorCOMM board of directors.

Removal of Directors

Under California law, the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. In addition, when by the provisions of CCA’s Articles of Incorporation, the holders of the shares of any class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

Under Delaware law, any director of StorCOMM or its entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors.

Filing of Vacancies on the Board of Directors

Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the Articles of Incorporation or Bylaws. Under CCA’s Bylaws,

vacancies, including any vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. In addition, a vacancy may be filled by the shareholders by a written consent of a majority of the outstanding shares entitled to vote. If, after the filling of a vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, any holder or holders of an aggregate of five percent or more of the total shares having the right to vote for such directors may call a special meeting of shareholders to be held to elect the entire board of directors.

Under Delaware law, unless otherwise provided in the Certificate of Incorporation or the Bylaws, (i) vacancies on a board of directors; and (ii) newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. In the case of the classified board of directors of StorCOMM, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. The Bylaws of StorCOMM provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum, or by a sole remaining director.

Special Meetings of the Shareholders

The CCA Bylaws provide that a special meeting of shareholders may be convened at any time by the president, the chairman of the board of directors, the secretary, the board of directors, or by one or more shareholders holding not less than 10% of the voting shares of CCA.

The StorCOMM Bylaws provides that special meetings of the stockholders for any purpose, unless otherwise prescribed by statute or by the Certificate of Incorporation, shall be called by the president or secretary at the request in writing of the chief executive officer, at least 66.66% of the members of the board of directors or holders of at least 50% of the total voting power of all outstanding shares of stock of StorCOMM then entitled to vote.

Advance Notice Provisions for Meetings of Shareholders

The CCA Bylaws provide that written notice of all meetings of shareholders must be given not less than 10 (or if sent by third class mail, 30) nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. The notice shall state the place, date and hour of the meeting. If it is a special meeting, the notice shall also include the general nature of the business to be transacted. If it is an annual meeting, the notice shall also include those matters which the board of directors intends to present for action by the shareholders.

The StorCOMM Bylaws provide that written notice of a stockholder meeting must state the place, date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the special meeting is called. The notice must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting. In addition, Delaware law requires that the notice include the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting.

Action by Written Consent of the Shareholders

The CCA Bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors. This provision allows CCA shareholders to take action without a shareholder meeting and thereby dispense with the limits on who may call, and the notice requirements of, shareholders meetings.

Under Delaware law, unless otherwise provided in the Certificate of Incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all share entitled to vote thereon were present and voted. The StorCOMM Certificate of Incorporation does not contain a prohibition against written consents.

Proxies

The CCA Bylaws provide that any shareholder entitled to vote or execute consents shall have the right to do so by designating another person to act for such shareholder by proxy. No proxy, however, shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period.

The StorCOMM Bylaws enable each stockholder entitled to vote at a meeting of stockholders to authorize another person to act for such stockholder by proxy. No proxy, however, may be voted or acted upon after three years from its date, unless the proxy specifies a longer period.

Charter Amendment

Under California law, unless otherwise specified in the Articles of Incorporation, an amendment to the Articles of Incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board of directors approval, although certain minor amendments may be adopted by the board of directors alone, such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The CCA Articles of Incorporation do not require a greater level of approval. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the Articles of Incorporation would: (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

Under Delaware law, unless the Certificate of Incorporation requires a greater vote, an amendment to the Certificate of Incorporation requires (i) the approval and recommendation of the board of directors; (ii) the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and (iii) the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

(iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

Amendment of Bylaws

Under California law, and according to the Bylaws of CCA, the Bylaws of CCA may be adopted, amended or repealed either by the board of directors or a majority of the outstanding shares entitled to vote.

The StorCOMM Bylaws provide that the Bylaws may be adopted, amended or repealed either by the board of directors or a majority of the outstanding shares entitled to vote.
Dividends and Repurchases of Shares

Under California law, no distributions to a corporation’s shareholders may be made unless: (i) the amount of the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; (ii) immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1 1/4 times its liabilities; and the current assets of the corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities. California law generally provides that a corporation may acquire its own shares, with the payment for such shares being subject to the same restrictions as dividend payments.

Under Delaware law, the board of directors of a corporation may, subject to any restrictions contained in its Certificate of Incorporation, declare and pay dividends upon the shares of its capital stock either (i) out of its surplus; or (ii) if there is not surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, provided that if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distributions of the assets of the corporation, then the board of directors may not declare and pay dividends out of net profits. Delaware law generally provides that a corporation may redeem or purchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

Appraisal and Dissenters’ Rights

Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the merger or reorganization, may require the corporation to purchase for cash at fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the Nasdaq National Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

Under Delaware law, stockholders of a corporation that is a constituent corporation in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares: (i) listed on a national securities exchange; (ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or (iii) held of record by more than 2,000 stockholders; unless holders of stock are required to accept in the merger anything other than any combination of: (a) shares of stock or depositary receipts of the surviving corporation in the merger; (b) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either: (1) listed on a national securities exchange; (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or (3) held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of the stock or depositary receipts received; or (d) any combination thereof.

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

Liability and Indemnity

The CCA Articles of Incorporation eliminate the personal liability of CCA directors to the fullest extent permitted by California law. The CCA Bylaws grants CCA the power to indemnify its directors, officers, employees and agents. CCA’s Bylaws provide that CCA may pay any expenses incurred in defending any indemnified action, in advance of final disposition of such action or proceeding, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.

Under Delaware law, a corporation may indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending or completed proceeding if the person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The StorCOMM Certificate of Incorporation and Bylaws contains provisions that require the company to indemnify directors, officers, employees and agents to the full extent permitted by Delaware law. The StorCOMM Bylaws also provide that the corporation shall advance expenses incurred by its directors in defending a civil or criminal action, suit or proceeding; provided, however, that StorCOMM shall not be required to advance expenses to a director who commenced the action, suit or proceeding as a plaintiff unless it is approved by the board of directors or who is a party to an action, suit or proceeding brought by the corporation and approved by the board of directors alleging an act of willful and deliberate breach of bad faith of such director. Any advancement of expenses may only be made upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.

Indemnity Insurance
The CCA Bylaws authorize the purchase of indemnity insurance for the benefit of any director, officer, employee or other agent of CCA. CCA has purchased indemnity insurance.

The StorCOMM Certificate of Incorporation authorize the purchase of indemnity insurance for the benefit of any person required or permitted to be indemnified pursuant to the company’s Bylaws. StorCOMM has not purchased directors’ and officers’ insurance.

Preemptive Rights

Under California law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the Articles of Incorporation. The CCA Articles of Incorporation do not provide for any such preemptive rights.

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the Certificate of Incorporation. The StorCOMM Certificate of Incorporation do not provide for any such preemptive rights.

Certain Business Combination Restrictions

Under California law, except where the fairness of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could,

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, for three years after the person or entity becomes an interested stockholder, unless (i) prior to the time that the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted the stockholder becoming an interested stockholder; (ii) after completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including: (a) shares held by directors who are also officers and (b) shares granted under certain employee benefit plans; or (iii) after the stockholder becomes therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

California law also provides that, except in certain circumstances, when a tender offer or a proposal for reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder. A Delaware corporation may elect in its Certificate of Incorporation not to be governed by Section 203. The StorCOMM Certificate of Incorporation, however, does not contain such an opt-out provision.

Vote on Extraordinary Corporate Transactions

Under California law, the principal terms of a merger or reorganization must be approved by a vote of the board of directors of each constituent corporation in a merger or sale of assets reorganization. California law also generally requires the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon (two classes of common stock differing only as to voting rights are considered to be a single class for these purposes), except that, unless required by its Articles of Incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than 5/6 of the voting power of the surviving corporation. Regardless of the voting power exercised by the shareholders in the resulting corporation, however, California law requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (i) the surviving corporation’s Articles of Incorporation will be amended and would otherwise require shareholder approval; or (ii) shareholders of such corporation will receive shares of the surviving corporation

Under Delaware law, unless otherwise provided in the Certificate of Incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or a consolidation of the corporation with another corporation requires the affirmative vote of a majority of the board of directors (except in certain limited circumstances) and, with certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the matter.

Furthermore, under Delaware law, unless otherwise provided in the corporation’s Certificate of Incorporation, approval of the stockholders of a surviving corporation in a merger is not required if: (i) the agreement of merger does not amend in any respect the Certificate of Incorporation of the surviving corporation; (ii) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into this stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares having different rights, preferences, privileges or restrictions (shares in a foreign corporation are, by definition, considered to have different rights) than the shares surrendered. The CCA Articles of Incorporation do not modify these statutory requirements.

of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

Fiduciary Duties of Directors

Under California law, the duty of loyalty requires directors to perform their duties in good faith in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

Under Delaware law, the duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the director reasonably believes to be in the best interests of the corporation. The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them

Interested Party Transactions

Under California law, no contract or transaction that is between a corporation and one or more of its directors, or between a corporation and another firm in which one or more of the corporation’s directors has a material financial interest is void or voidable solely because such director or other corporation or firm is a party or because the director is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, if one or more of the following is true: (i) the material facts of the transaction and the director’s interest are fully disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee authorizes or ratifies the transaction in good faith by a vote sufficient without counting the vote of any interested director, and such contract or transaction is just and reasonable as to the corporation at the time the board of directors approves or ratifies it; (ii) the material facts of the transaction and the director’s interest are fully disclosed to or known by the uninterested shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is just and reasonable to the corporation at the time it was approved or ratified with the burden of proof on the person asserting the validity of the contract or transaction.

Under Delaware law, no contract or transaction that is between a corporation and one or more of its directors or officers, between a corporation and another corporation in which one or more of the corporation’s directors or officers are directors or officers, or between a corporation and another corporation in which one or more of the corporation’s directors or officers has a financial interest is void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee that authorizes the contract or transaction, or solely because the director’s or officer’s vote was counted for this purpose, if one or more of the following is true: (i) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the board of directors or a committee of the board of directors, and the board of directors or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even though these directors are less than a quorum); (ii) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

Shareholder Suits

Under California law, a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board of directors before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders to enforce an obligation owed to the stockholders directly where the requirements for maintaining a class action under Delaware law have been met. The complaint must: (i) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and (ii) with respect to a derivative action: (a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors; or (b) allege with particularity that such effort would have been futile.

Additionally, the plaintiff must remain a stockholder through the duration of the suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Inspection of Books and Records

Under California law, shareholders holding an aggregate of 5% or more of the corporation’s voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission, an absolute right to inspect and copy the corporation’s shareholder list. In addition, Section 1601 of the California General Corporation Law provides that any shareholder may inspect the accounting books and records and minutes of a corporation, provided that the inspection is for a purpose reasonably related to the person’s interests as a shareholder. The CCA Bylaws also provide that stockholders may inspect CCA’s Bylaws at reasonable times during office hours.

Under Delaware law, any stockholder is entitled to inspect and copy books and records, including the corporation’s stock ledger and a list of its stockholders, as long as the inspection is for a proper purpose and during the usual hours of business, and the demand is made in writing and under oath.

INFORMATION REGARDING CCA’S BUSINESS

Business Description

CCA is a healthcare information technology and service provider that specializes in Clinical Information Systems (referred to in this joint proxy statement/prospectus as CIS), software, services and browser-based solutions for hospitals and clinic-based laboratories, pharmacies and radiology departments. Clinical information is data that is gathered concerning each individual patient’s health condition, diagnosis, and treatment that are used by doctors, nurses and other healthcare providers. Such data may include laboratory tests results, transcribed reports of radiological or imaging procedures, medication administration records, and other clinical data. CCA’s products are deployed to provide automation of clinical information that facilitates the operation of clinical ancillary departments and allows the rapid recording and processing of information that can be communicated, documented, and delivered to healthcare providers.

Currently, CCA markets a Laboratory Information System under the name CyberLAB®, a Pharmacy Information System under the name CyberMED®, a Radiology Information System under the name CyberRAD®, an Anatomic Pathology System under the name of CyberPATH® , a WebGateway™ for physician access to its CIS applications, and other related clinical application modules. The general offices and operational headquarters are located at 26115-A Mureau Road, Calabasas, CA 91302. CCA’s telephone number is (818) 880-6700 and its website address is www.ccainc.com. The information on CCA’s website is not a part of this joint proxy statement/prospectus.

CCA’s business consists of four operational areas: (1) Clinical Information Systems products, (2) service of its client’s installations, (3) implementation services, and (4) data acquisition products. Product lines consist of Laboratory Information Systems, Pharmacy Information Systems, Radiology Information Systems, Anatomic Pathology Systems, Mammography Reporting and Tracking Systems, and Data Acquisition products. CCA sells its products and systems directly through its own sales force in North America, through joint marketing programs with other companies, and has reseller agreements in certain international markets.

History and Business Development

Since its inception as a California corporation in 1978, CCA has been primarily engaged in the development, marketing, installation, and service of Clinical Information Systems that automate the collection and management of patient clinical data for healthcare providers. As of August 31, 2004, CCA supported approximately 400 active application installations that are used in over 500 client sites.

CCA’s net sales attributable to the sale, licensing, and implementation of Clinical Information Systems, including data acquisition product sales, accounted for approximately 43% of total revenues in fiscal 2004, 43% in fiscal 2003, and 48% in fiscal 2002. CCA’s management is uncertain how the unanticipated turnover in its sales organization will affect CCA’s net sales attributable to its sales of Clinical Information Systems in fiscal 2005. CCA expects that its service revenues, which accounted for 57% of total revenues in fiscal year 2004, will continue to grow as additional new installations are added to CCA’s installed base.

By automating the collection and organization of patient clinical data, CCA’s Clinical Information Systems reduce operating costs, assist in meeting compliance requirements, address patient care and safety issues, and increase the efficiency of healthcare providers. In addition to such factors, CCA has been able to document significant return on investment scenarios, which further confirm the efficacy of its systems. The healthcare industry continues to operate under increasing pressure from government regulatory agencies and third party payers of medical expenses, as well as from increased competition in the healthcare industry, to control costs. CCA’s management believes that there will be continuing demands to contain healthcare costs for the foreseeable future.

As part of its business strategy, CCA has consistently pursued the development of enhancements and new modules to its existing products, as well as the development of entirely new products and services to expand CCA’s business. CCA’s objective is to diversify its product portfolio beyond the areas currently served. CCA has developed a clinician portal marketed as the CCA WebGateway™, which provides access to its CyberLAB® and CyberRAD® products so that physicians and nurses can easily utilize them from virtually anywhere in the world, and is continuing to build upon this technology platform in order to deploy other functionality. CCA’s WebGateway™ provides access to CyberLAB® for orders, inquiry, results, and compliance. WebGateway™ also provides access to CyberRAD® for orders, inquiry, electronic signature, compliance, and other functions.

CCA’s results of operations for the fiscal year ended August 31, 2004 were marked by an increase in sales of approximately 4% over the 2003 fiscal year and an increase of approximately 73% in earnings. During fiscal 2004, CCA maintained positive operating cash flow while increasing spending for product development. CCA’s increase in revenues for the 2004 fiscal year was primarily due to the introduction and transition to a new version of CyberLAB® that contributed to new sales and upgrades of clients on the previous product version. During fiscal 2003, CCA had experienced delays in the release of CyberLAB® 7.0 due to timing issues and the need to complete Health Insurance Portability and Accountability Act (HIPAA) related upgrades to its existing products. However, by the end of fiscal 2003 CCA had substantially completed CyberLAB® 7.0 and begun to install the new software in its initial beta sites for testing and evaluation. As of November 19, 2004, CyberLAB® 7.0 was live in eight sites and was being implemented in 6 additional sites. In addition, new sales and marketing activities were initiated resulting in an increase in CCA’s pipeline of potential new CyberLAB® 7.0 related transactions. CyberLAB® 7.0 has generated significant interest among new buyers as well as CCA’s installed client base.

In order to address compliance issues brought about by the HIPAA regulations, CCA completed the development of enhancements to its products and upgraded hundreds of client sites with the HIPAA related enhancements during the 2003 fiscal year. This posed considerable challenges to CCA’s organization. Provisions of HIPAA are intended to ensure patient confidentiality and security for all healthcare related information. The requirements of HIPAA apply to any entity storing and/or transmitting patient identifiable information on electronic media. This affects virtually all healthcare organizations, from physicians and insurance companies to healthcare support organizations. Certain safeguards are required to accurately ensure the security of patient data including more robust audit trails and tiered/structured password security when accessing patient data.

Clinical Information Systems

CCA’s Clinical Information Systems are designed to provide cost effective, robust application features to manage comprehensive clinical activities throughout most sectors of the healthcare provider marketplace. CCA’s systems are highly user definable and scaleable, enabling a wide range of users and different types of healthcare providers to employ them.

CCA’s Clinical Information System applications are designed around a common open systems architecture that is based on the UNIX or LINUX operating system platforms and employs thin-client technology at the point of user interface. CCA’s use of this technology allows easy integration into existing networks, as well as seamless integration with other systems. CCA’s suite of Clinical Information System applications allows for unprecedented scalability and flexibility ensuring that as the needs of a healthcare provider change, the systems can easily be adapted. CCA’s clinical applications are designed around flexible parameterized software, which enables the end user to tailor the software for its individual needs.

For clinical laboratories, CCA has integrated its software applications and data acquisition technology into Laboratory Information Systems, which are sold under its trade name CyberLAB®. Extensive applications for a wide variety of laboratory testing, compliance, and quality control procedures, including hematology, immunology, chemistry, microbiology, drug testing, toxicology, urinalysis, and cytology testing, are available with CCA’s systems. Validation and reimbursement, multi-site reporting and management, database management, bedside specimen collections, point of care testing, remote communications and flexible user defined reporting capabilities are also included. Additional modules are also available for complete microbiology testing and CyberPATH®, CCA’s Anatomic Pathology system, can be fully integrated with CyberLAB®. CCA’s Laboratory Information Systems are highly flexible and scalable and are used by laboratories of varying size and complexity. During fiscal 2004, CCA expanded its point of care testing applications and introduced a new version of its CyberMATE® handheld device.

CCA’s Pharmacy Information Systems, which are sold under the trade name CyberMED®, integrate inpatient, outpatient, and long term care applications into a highly integrated software product. CyberMED® integrates unit dose, IVPB/TPN, controlled substances, floor stock, inventory control, and kinetics functions. It performs labor-intensive operations such as patient profiling, drug inventory control, drug interactions, and patient billing. An optional purchasing module can electronically place orders with suppliers and determine the fastest moving drugs, as well as track drug usage and costs. CyberMED® supports several third party database services for integrated drug interactions, pricing, and patient informational disclosures that are required by regulation. Extensive reporting capabilities are supported including a user defined parameterized medication administration reporting module.

CyberRAD®, CCA’s Radiology Information System, is also hybrid in its design, which allows for its deployment in inpatient, outpatient and multi-site settings. Applications include extensive scheduling, reporting, film tracking, transcription, and clinical functionality. In addition, Document Imaging for storage and retrieval of important patient information, such as signed HIPAA Privacy Notice, Medical Necessity ABN, and other patient information is included in CyberRAD®. CyberRAD® has also been designed with easy to deploy built-in communication interface capabilities for diagnostic modalities and Picture Archive Communication Systems (PACS).

CCA’s Clinical Information Systems support extensive communication capabilities to various healthcare information systems including Hospital Information Systems, nursing and practice management systems, for which CCA has developed over one hundred system-to-system communication interfaces. CCA’s Clinical Information Systems are employed in many settings that consist of multiple sites where testing or medical procedures are seamlessly integrated. In addition, different types of enterprises, such as hospital and affiliated outpatient clinics, can use CCA’s systems to integrate their activities thus enabling the execution of their business strategies. The communication interfaces often support bi-directional data communications, whereby demographic and order requests are transmitted to the Clinical Information Systems and, in turn, billing information and results are re-transmitted to the host system. CCA’s Clinical Information Systems support their own order communications and test subsystems that have been employed in other accounts that have relied on the Clinical Information System’s communications capabilities. CCA’s management believes that communications to other systems allowing connectivity between its CIS applications and patient care, electronic medical record systems, and other administrative information systems, are very important functional requirements in the marketability of its products. CCA has focused considerable attention on the communication, networking, and connectivity capabilities of its products, and plans to further develop these capabilities as opportunities present themselves.

CCA has developed standard seamless integration and network connectivity for all its products through user selected network topologies, network protocols, and network operating systems. Although each application has been configured to operate as a stand-alone product, all can be operated as an integrated package, residing on a shared platform or network, thereby eliminating the need for multiple interfaces, duplicate information handling, and their associated costs. CCA continues the development of enhancements to CyberLINK®, a software integration and communications module that integrates all of its own clinical applications and provides a single communications gateway to or from other vendors’ systems.

CCA has designed its products to incorporate open systems architecture and to conform to computer industry standards, which enable them to be more easily integrated with other vendors’ products. Healthcare industry standards, including Health Level Seven (HL7) and ASTM, and DICOM standards are employed throughout CCA’s software products and in its CyberLINK® connectivity application.

CCA’s Clinical Information Systems operate under various versions of UNIX. As a result of trends throughout the information technology marketplace, Microsoft Windows© is becoming more popular. CCA has considered migrating its Clinical Information Systems to operate under Windows©, but does not believe Windows© has reached the level of scalability that UNIX has achieved. CCA began migrating some of its systems to a client-server architecture and CyberRAD®, and CyberPATH® operate in that environment. However, as a result of technological advancements, CCA is evolving all of its clinical applications to the graphical browser-based architecture that CyberLAB® 7.0 now operates under. CCA’s management believes that it is a superior architecture to client-server and has cost benefit attributes associated with it since it eliminates the need for more costly client PC’s and substantially reduces desk top administration.

Data Acquisition Products

CCA’s data acquisition products, which consist of clinical instrument data interfaces, increase the efficiency and accuracy of on-line data acquisition in biomedical laboratories by automating the collection and organization of test data. Many of CCA’s data acquisition products use a microcomputer performing a specific discrete task. All of CCA’s data acquisition products are “plug-in” compatible with each other, enabling an end user to easily expand its system. CCA’s data acquisition products conserve central computer resources, lower hardware costs, and significantly reduce costs of installation and system expansion, meeting the cost-containment needs of healthcare organizations. However, as a result of technological changes and the improved communication capabilities of current generation clinical instruments, CCA is developing its new clinical instrument interfaces in a direct communications format and is de-emphasizing its data acquisition product platform.

As of August 31, 2004, CCA had sold more than 12,500 of its data acquisition products in the United States and abroad, and supports over 600 different interface configurations for use with a wide variety of automated biomedical testing devices.

Service

CCA provides comprehensive services to its installed base of system clients through its own service organization, and provides extensive training and implementation of its systems. CCA offers both software support services, through a twenty-four hour “hotline,” and field service for hardware repair. In most instances, CCA relies on third parties to service the hardware components that it sells. CCA services its own data acquisition products and related software, used as part of its CIS product offering, under service contracts offered to end users. CCA’s long-term inventory requirements for its service and repair business have historically been significant because it must retain a loaner pool of components used to service its client base. In recent years, CCA has de-emphasized providing hardware in connection with the sale of its CIS products and currently only provides the servers and a few specialty components. Therefore, CCA’s long-term inventory requirements are expected to decline in the future.

CCA’s service revenues for fiscal 2004 increased by approximately 3% from the previous fiscal year, and they are expected to continue to grow when and as the installed base of system clients grows. The majority of CCA’s clients are under service contracts. CCA believes that the ability to offer comprehensive services to its clients is a very important facet of its business and solidifies a long-term relationship with its client accounts. The recurring revenue stream associated with this activity is a significant part of CCA’s business. The ability to offer long-term service often leads to add-on sales opportunities for peripheral components, data acquisition products, and upgrades to newer computers and software applications. In addition, the quality of service is an important aspect of the end users buying decision when making a system selection; therefore CCA is constantly fine-tuning the services it provides and its service organization as part of its marketing strategy.

CCA has deployed technology to automate a company wide helpdesk system in order to more effectively service its clients and employs a “virtual company” concept by linking outside personnel via the Internet directly into its own internal network. A number of CCA employees who are engaged in technical and service related activities telecommute through this venue. During fiscal 2005, CCA plans to convert its current helpdesk system into a new customer relationship management system (CRM) and integrate it with its current general accounting system.

CCA believes that the service of its clients is of utmost importance to its long-term success and business strategy. Accordingly, a great deal of emphasis is placed on continuing to upgrade the service organization and on expanding the services that CCA offers. As part of this effort, CCA routinely surveys its clients in an effort to obtain a “report card” on how the service organization performs. With this mechanism CCA tunes its service organization to better address its client’s requirements. CCA anticipates adding additional implementation personnel during fiscal 2005.

Significant Contracts and Programs

CCA has pursued a strategy of seeking out new market opportunities to expand the distribution of its products in two specific ways, first through joint ventures with other vendors of compatible products and services that are synergistic with CCA’s products, and secondly by entering new markets.

CCA is also seeking to expand its presence in international markets. Currently most of CCA’s installations are in the United States; however, CCA also has systems placed in Canada, the Caribbean, Malaysia, Thailand, and Singapore. As part of its overall marketing strategy, CCA is also pursuing strategic relationships with organizations that operate multiple entity enterprises where CCA may have the opportunity to offer its array of products and services to the group.

During the 2004 fiscal year, there were no customers, contracts or programs that generated over 10% of CCA’s net sales.

Product Development

The market for CCA’s products is characterized by rapid and significant technological change. CCA’s ability to compete in the market, and to operate successfully, depends in part on its ability to react to such change. During CCA’s 2004, 2003, and 2002 fiscal years, amounts (inclusive of capitalized software) equal to approximately 18%, 16%, and 20%, respectively, of CCA’s net sales were expended for research and development. CCA continues to expend a significant amount of resources for the development of new products, and for the development of additional enhancements to existing products and intends to continue to expend such resources in the future.

CCA’s development plans are focused on evolving its clinical application products to a common user interface based on industry standard browser-based thin client technology. By utilizing this common user interface architecture it allows for easier deployment in a traditional enterprise environment as well as projecting the application natively over the Internet. CCA’s management believes that the total cost of ownership inherent in thin client architecture will be very attractive to both current and future users. As the product suite continues to migrate to a common look and feel, CCA is also building standard open systems connectivity to open database compliant relational database technology. This architectural approach allows the product suite to take advantage of all current and any potential future relational database technologies. CCA’s management’s goal is to drive the product suite to a total open systems environment, therefore allowing CCA to take advantage of new technologies as they appear.

In addition to the preceding, CCA has planned product development projects over the next three years that include additional enhancements to all of its products and additional new modules will be developed for CyberMATE®. CCA also continues to develop enhancements to its WebGateway™ that will provide for greater functionality, and expanded use of its CIS products for physicians.

Research and development expenditures, net of capitalized software, amounted to approximately $1,014,000 in fiscal 2004, $902,000 in fiscal 2003, and $791,000 in fiscal 2002. Such expenditures were attributable to systems development, including the development of new Laboratory, Radiology, and Pharmacy Information Systems applications, and enhancements to those products. CCA’s business logic applications are maintained in an object COBOL language that provides a standard code structure for the business applications while the graphical presentation is written in JAVA® and HTML. By employing run-time modules for UNIX, CCA has been able to port to a variety of hardware platforms with ease. CCA currently supports its software applications on Intel® based Hewlett Packard®/Compaq® servers and IBM® RISC 6000 servers, the two most popular computer providers in healthcare. This capability has allowed CCA to become “platform independent” in vending its software products where some customers may be predisposed to certain hardware brands. CCA also provides some of its applications in Microsoft NT®, in order to take advantage of using off the shelf software such as Windows® for transcription and document production and delivery. All of CCA’s products are open database compliant and the data structures support the use of standard query language report generators that allows a wide range of reporting capabilities.

Distribution and Marketing

From its inception, CCA has sold its products and systems directly to the healthcare industry through its own sales and marketing personnel, as well as indirectly through original equipment manufacturers (referred to in this joint proxy statement/prospectus as OEM’s), and through joint marketing relations with other companies. CCA has traditionally marketed its products throughout the United States, Canada and the Caribbean. Early in fiscal 2000, CCA contracted to provide CyberLAB® to a large reference laboratory in Malaysia. As a result of the successful CyberLAB® installation in Malaysia, new additional business opportunities have materialized in the region and CCA now has new installations that are being implemented in Thailand and Singapore.

At present, CCA’s direct field sales force consists of three salespersons that are managed by the vice president of sales. CCA anticipates increasing its sales force by two additional people in fiscal year 2005. In addition, CCA’s senior management and technical product consultants assist in sales activities.

During fiscal 2004, CCA commenced new promotional activities and is compiling a significant database of accounts throughout the healthcare marketplace that is helping to position CCA’s sales activities. In addition to direct marketing, CCA promotes its products by attending national industry trade meetings, through media advertising, publishing articles in industry publications and through its web site. Because of the opportunity to meet larger audiences at national industry meetings, CCA has upgraded its attendance at such meetings for fiscal 2005 with new larger exhibits and other promotional programs. CCA has also formed joint marketing arrangements with other companies that have compatible products and services, which has increased sales penetration in the marketplace.

CCA has established and supports an annual user symposium in order to encourage users of its Clinical Information Systems to participate in helping CCA to better serve its clients. The focus of the symposium is to encourage open group communications with CCA about a range of subjects, including service and support and new product enhancements. Since CCA has experienced success in vending multiple products to its clients, the national symposium proves to be a good forum to discuss general topics, such as CCA’s strategy and product direction, and provides an opportunity to focus on specific application issues in breakout sessions. CCA also schedules advanced training courses as part of the symposium agenda that have had considerable attendance by its clients.

CCA also publishes newsletters and articles, which are intended to expand communications with existing and potential clients. During fiscal 2005, CCA expects to substantially increase expenditures associated with its marketing plan which include new web site enhancements, collateral materials, including new product marketing literature, and intends to expand its trade show attendance.

Competition

CCA has several significant competitors in the Clinical Information Systems business, many of which are much larger companies that may offer a wider array of products in addition to competitive clinical applications. CCA’s management believes, however, that few competing CIS products offer CCA’s hybrid multi-site capabilities, variety of data interfaces, add-on capability, and flexibility that allows the systems to be user definable, so that they can be employed in different types of settings. The multi-site and multi-disciplinary or hybrid nature of CCA’s products are a strong selling point. CCA has also received very good references about its service organization and the ability to respond to clients’ needs on a timely and cost effective basis.

The principal competitive factors in CCA’s business are technological competence, diversity of product line, price and performance characteristics, product quality, capability and reliability, marketing and distribution networks, service and support, ability to attract and retain trained technical employees and business reputation. CCA believes that it has competitive advantages in many of these areas. CCA has also positioned itself to focus on a niche in the market that is not the focus of larger companies. CCA seeks to secure business from large multi-specialty clinics and rural hospitals. Such entities typically have diverse outpatient populations and operate in a number of locations that require special features designed in CCA’s products that assist them in maximizing their operating potential.

Manufacturing and Suppliers

CCA has utilized computers manufactured by several suppliers for its Clinical Information Systems in the past, and primarily uses computers manufactured by Hewlett Packard/Compaq®, and IBM®. CCA’s management believes that other computers, which can be used in CCA’s systems, are readily available from several suppliers. As part of a strategy to limit the amount of hardware that CCA vends, it has migrated to a “just in time” inventory program whereby it has relied on purchasing inventory when it has received an order from a customer rather than stocking inventory on a routine basis. CCA still maintains an inventory supply of certain items including spare parts and components for both its CIS product line and for its data acquisition product line. In addition, CCA maintains a long-term inventory pool of components and parts to service customers’ hardware pursuant to its long term extended service agreements. CCA’s data acquisition products are assembled by its employees and subcontractors from prefabricated subassemblies, which are built by independent electronics assembly companies. CCA’s management believes there are many competent subassembly companies within the immediate vicinity of CCA’s business location. CCA obtains the components of its data acquisition products from a variety of suppliers and is not dependent on any one supplier for such components.

Warranties and Product Liability

CCA warrants that its products conform to their respective functional specifications. CCA’s data acquisition products and components are warranted against faulty materials and workmanship for 90 days. CCA also warrants its application software incorporated in its Laboratory, Radiology, and Pharmacy Information Systems for 90 days. However, clients may elect to enter into extended service agreements with CCA that further extends such warranties. The computers that CCA currently sells as part of its Clinical Information Systems are subject to the warranties of their manufacturers. The manufacturers generally warrant their products against faulty material and workmanship for one to three years. CCA passes through the manufacturers’ warranties to the end users and in most cases contracts with the manufacturers are to provide onsite warranty services through the manufacturers service network.

CCA currently carries an aggregate of $4,000,000 in product liability insurance. CCA’s management believes that this amount of insurance is adequate to cover its risks. To further mitigate its risks, CCA’s standard hardware sales/software license agreement as well as its service agreement expressly limits its liabilities and the warranties of its products and services in accordance with accepted provisions of the Uniform Commercial Code as adopted in most states.

Copyrights, Patents and Trade Secrets

CCA does not hold any patents protecting its proprietary technology. CCA has relied on design copyrights for its hardware, and has copyrighted the designs of its proprietary components and software. Patent or copyright protection may not be available for many of CCA’s products. A portion of CCA’s proprietary technology is in the form of software. CCA has relied primarily on copyright and trade secret protection of its software. CCA’s management believes that its business is more dependent upon marketing, service, and knowledge than on patent or copyright protection. CCA has registered trademarks for CyberLAB®, CyberMED®, CyberRAD®, CyberPATH®, CyberTERM®, CyberLINK® and CyberMATE®, and has applied to register its trademarks on its other trade names. CCA has retained special intellectual property counsel to advise its management on the appropriate course to pursue with respect to these issues.

Governmental Regulation

The Federal Food, Drug and Cosmetic Act, more commonly known for its regulation of drugs in interstate commerce, was amended by the “Medical Device Amendments of 1976” (referred to in this joint proxy statement/prospectus as the Amendments) to cover devices used in medical practice. These include instruments and reagents used in biomedical laboratory testing. In 1987, the Food and Drug Administration, or the FDA, first classified a number of clinical software products as medical devices, but exempted most of them from routine regulations. Subsequently, the FDA amended the policy and made the exemptions inapplicable to manufacturers of devices intended for use in blood banks.

CCA is informed that the FDA intends to require all Class I devices, which includes CCA’s Clinical Information System products, to comply with its Quality System Requirements. CCA is in the process of completing the modification of its internal policies to comply with this directive. CCA’s management believes that the Quality System Requirements procedures have an impact on its business to the extent that there are lengthened development cycles of new software and additional costs are incurred. However, all of its competitors are faced with the same requirements.

To CCA’s knowledge, the FDA from time to time reevaluates its rules relevant to computer products used in connection with medical devices and software used in clinical applications. No assurance can be given that CCA’s current or new products developed will not be subject to the provisions of the Amendments and implementing rules. CCA has retained special counsel to advise it in such matters. The likelihood of such changes and their effect on the business of CCA cannot be ascertained. If the FDA were to determine that additional provisions should apply to all or some of CCA’s products, it is uncertain whether compliance with such interpretation would have a material adverse effect on CCA or its products or operations.

In general, CCA and its products are subject to direct governmental regulations applicable to manufacturers, including those regulations promulgated under the Occupational Safety and Health Act, and by the Environmental Protection Agency. CCA’s customers, however, are subject to significant regulation by the FDA, the Centers for Medicare and Medicaid Services, the Health and Human Services Administration, the Centers for Disease Control, and by state and local governmental authorities. Such regulations require CCA to comply with certain requirements in order to sell its systems, and are a major focus of its development efforts in order to maintain the regulatory compliance of its products. In addition, the new HIPAA regulations indirectly and directly are applicable to CCA and have been a focus of its new product development efforts during the last two fiscal years.

Backlog

CCA’s backlog as of August 31, 2004 was approximately $700,000 for software, hardware and interface products, and approximately $1,200,000 for deferred services, compared to approximately $800,000 for software, hardware and interface products, and $1,100,000 for deferred services, at August 31, 2003. CCA also has annually renewable extended service agreements under contracts aggregating in excess of $4,400,000.

Employees

At September 15, 2005, CCA employed 66 full-time and 2 part-time employees of whom 18 are involved in product development, 11 in sales and marketing, 2 in production, 30 in technical services, training, and support, and 7 in administration. CCA is not subject to any collective bargaining agreements. CCA considers its employee relations to be good.

Properties

CCA’s headquarters are located in a leased facility in Calabasas, California. The facility was constructed in 1991 and comprises approximately 16,850 square feet with an effective base rental of approximately $23,192 per month, plus common area maintenance costs and property taxes. During fiscal 2002 a new five year lease term was negotiated that began in November 2002 and ends in October 2007. The base rental in the first year was approximately $21,847 per month and there are minor cost of living adjustments in each of the next four years. All other provisions of the original lease substantially remain the same.

The Calabasas facility is used as general offices and operations headquarters that includes warehousing, service and support, training, development, and assembly. CCA considers the facility to be adequate for its intended purposes. CCA carries adequate general liability insurance, as required by the respective leases, to cover any risks concerning the facility.

Legal Proceedings

There are no material active, pending, or threatened legal proceedings to which CCA is a party.

Dividend Policy

CCA has never declared or paid cash dividends on its capital stock. CCA currently anticipates that it will retain future earnings, if any, to finance the growth and development of CCA’s business. Accordingly, CCA does not expect to declare or pay any cash dividends on its common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors, which will depend on

CCA’s financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Price Range of CCA Common Stock

CCA common stock began trading publicly on the American Stock Exchange under the symbol “CAP” on August 4, 1994. The following table sets forth, for the periods indicated, the range of high and low sale prices for CCA common stock as reported by the American Stock Exchange. These prices do not include retail markups, markdowns or commissions.

	High	Low
Fiscal 2003
First Quarter	$1.50	$.80
Second Quarter	2.05	1.15
Third Quarter	1.95	1.15
Fourth Quarter	2.40	1.50
Fiscal 2004
First Quarter	2.23	1.70
Second Quarter	1.96	1.35
Third Quarter	1.85	1.25
Fourth Quarter	1.50	1.06
Interim Period
Interim Period ended December 31, 2004	3.75	1.06
Quarter ended March 31, 2005	3.98	1.85
Quarter ended June 30, 2005	2.35	1.69
As of September 15, 2005	2.90	1.68

On January 7, 2005, the last trading day prior to the public announcement of the merger, the closing price for the common stock of CCA was $2.11. On October 27, 2005, the last reported sale price of CCA common stock as reported by the American Stock Exchange was $2.72. As of June 30, 2005, there were approximately 275 shareholders of record of the CCA common stock and approximately 1,200 shareholders of beneficial ownership in street name.

SELECTED FINANCIAL DATA
OF CREATIVE COMPUTER APPLICATIONS

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from CCA’s audited consolidated financial statements for the years ended August 31, 2002, 2003 and 2004, unaudited transition period beginning on September 1, 2004 and ending on December 31, 2004, and unaudited consolidated financial statements for the six months ended June 30, 2005 and 2004.

This information is only a summary. You should read it along with CCA’s historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCA” contained in this joint proxy statement/prospectus and in CCA’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. Please refer to the section of the joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 166.

	Six Months Ended June 30,		Transition Period Ended December 31,	Year Ended August 31,
Statement of Operations Data:	2005	2004	2004	2004	2003	2002
	(Unaudited)		(Unaudited)
NET SYSTEM SALES AND SERVICE REVENUE:
System sales	$883,707	$1,617,851	$844,069	$3,295,708	$3,144,293	$3,723,551
Service revenue	2,497,588	2,135,843	1,547,173	4,360,264	4,236,828	4,107,466
	3,381,295	3,753,694	2,391,242	7,655,972	7,381,121	7,831,017
COSTS OF PRODUCTS AND SERVICES SOLD:
System sales	824,568	976,539	610,294	1,913,745	2,099,738	2,118,221
Service revenue	824,693	806,563	542,151	1,592,801	1,470,861	1,467,940
Total costs of products and services sold	1,649,261	1,783,102	1,152,445	3,506,546	3,570,599	3,586,161
Gross profit	1,732,034	1,970,592	1,238,797	4,149,426	3,810,522	4,244,856
OPERATING EXPENSES
Selling, general and administrative	1,599,977	1,319,074	1,099,279	1,014,235	901,564	790,609
Research and development	558,940	514,880	406,214	2,855,703	2,780,214	2,730,107
Total operating expenses	2,158,917	1,833,954	1,505,493	3,869,938	3,681,778	3,520,716
Operating income (loss)	(426,883)	136,638	(266,696)	279,488	128,744	724,140
INTEREST AND OTHER INCOME	9,142	1,858	4,589	4,603	19,776	12,490
INTEREST EXPENSE	(7,761)	(1,685)	(2,020)	(3,704)	(8,863)	(15,471)
Income (loss) before provision for income taxes	(425,502)	136,811	(264,127)	280,387	139,657	721,159
PROVISION FOR INCOME TAXES	—	—	—	117,763	45,556	289,500
NET INCOME (LOSS)	$(425,502)	$136,811	$(264,127)	$162,624	$94,101	$431,659
EARNINGS (LOSS) PER SHARE:
Basic	$(.13)	$.04	$(.08)	$.05	$.03	$.13
Diluted	(.13)	.04	(.08)	.05	.03	.13
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	3,368,567	3,318,900	3,319,650	3,318,900	3,294,108	3,243,317
Diluted	3,368,567	3,423,240	3,319,650	3,467,939	3,526,681	3,310,286

		Transition Period Ended December 31,	Year Ended August 31,
Balance Sheet Data:	June 30, 2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,354,505	$1,655,063	$1,574,377	$1,075,323	$1,027,810
Receivables, net	710,560	1,736,768	1,722,340	2,063,311	2,089,274
Inventory	104,101	86,298	118,517	164,581	183,640
Prepaid expenses and other assets	314,806	256,289	266,848	231,117	183,251
Deferred tax asset	539,420	539,420	539,420	362,850	488,600
TOTAL CURRENT ASSETS	3,023,392	4,273,838	4,221,502	3,897,182	3,972,575
PROPERTY AND EQUIPMENT, net	447,503	345,004	183,814	219,627	251,458
INVENTORY OF COMPONENT PARTS	209,135	186,599	199,031	267,275	245,889
CAPITALIZED SOFTWARE COSTS, net	1,693,358	1,531,573	1,492,661	1,360,374	1,365,763
DEFERRED MERGER COSTS	199,790	—	—	—	—
DEFERRED TAX ASSET	254,457	254,457	254,457	536,885	456,691
	$5,827,635	$6,591,471	$6,351,465	$6,281,343	$6,292,376
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable to bank	200,000	300,000	—	—	—
Accounts payable	309,419	377,768	185,869	207,624	224,418
Accrued liabilities:
Vacation pay	247,371	243,060	230,183	185,508	151,930
Accrued payroll	104,491	128,227	158,092	105,768	97,672
Other	183,748	173,808	188,338	159,241	396,712
Deferred service contract income	838,747	1,235,032	1,175,509	1,115,366	973,931
Deferred revenue on system sales	369,896	226,111	244,882	501,507	561,385
Capital lease obligation, current	—	—	—	361	23,111
TOTAL CURRENT LIABILITIES	2,253,672	2,684,006	2,182,873	2,275,375	2,429,159
SHAREHOLDERS’ EQUITY:
Common shares	6,287,692	6,195,692	6,192,692	6,192,692	6,144,042
Accumulated deficit	(2,713,729)	(2,288,227)	(2,024,100)	(2,186,724)	(2,280,825)
TOTAL SHAREHOLDERS’ EQUITY	3,573,963	3,907,465	4,168,592	4,005,968	3,863,217
	$5,827,635	$6,591,471	$6,351,465	$6,281,343	$6,292,376

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCA

Overview

CCA generates revenues primarily from the sale of its CIS, which includes the licensure of proprietary application software, the licensure of third party software, and the sale of servers upon which the application software operates. In connection with its sales of CIS products, CCA provides implementation services for the installation, integration, and training of end users’ personnel. CCA generates sales of ancillary software and hardware, including its data acquisition products, to its CIS clients and to third parties. CCA also generates recurring revenues from the provision of comprehensive post-implementation services to its CIS clients, pursuant to extended service agreements.

Because of the nature of its business, CCA makes significant investments in research and development for new products and enhancements to existing products. Historically, CCA has funded its research and development programs through cash flow primarily generated from operations. Management anticipates that future expenditures in research and development will either continue at current levels or may increase for the foreseeable future, and will be funded primarily out of CCA’s cash flow.

CCA’s results of operations for the second fiscal quarter and six-month period ended June 30, 2005 were marked by a decrease in sales and operating income over the comparable period of 2004. CCA’s decrease in revenues for the second fiscal quarter and six-month period was due to a number of factors, the primary factor being the loss of members of our sales force. During the second quarter of 2005, CCA experienced an unexpected significant turnover in its sales force, including the loss of its Vice President of Sales, which affected its ability to close near term sales opportunities. CCA has since hired a new Vice President of Sales who began employment on July 1, 2005 and is in the process of restaffing its direct sales force. In addition, CCA has invested additional funds into marketing activities to rebuild its sales pipeline. Despite the shortfall in our new system sales, there were positive areas in our business during the first half of 2005. For instance, services revenues increased for the quarter and six-month period by $187,500 or 17.5% and $361,745 or 16.9%, respectively. CCA also booked three new upgrades of CyberLAB® 7.0 during the period reflected in our system sales for the second quarter of 2005 and had one new system sale and other ancillary orders in backlog at the end of the quarter. CCA anticipates that as more clients migrate to CyberLAB® 7.0, these clients will acquire additional hardware and professional services from CCA in order to deploy the new software. Generally, sales cycles for CIS products are lengthy and on average exceed one year from inception to closure. Because of the complexity of the sales process, a number of factors that are beyond the control of CCA can delay the closing of transactions.

Results of Operations

Three months and six months ended June 30, 2005 compared to three months and six months ended June 30, 2004.

The following table sets forth certain line items in our condensed consolidated statement of operations as a percentage of total revenues for the periods indicated:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Revenues:
System sales	19.1%	26.1%	40.3%	43.1%
Service revenues	80.9	73.9	59.7	56.9
Total revenues	100.0	100.0	100.0	100.0
Cost of products and services sold:
System sales	23.9	24.4	29.6	26.0
Service revenues	26.3	24.4	22.2	21.5
Total cost of products and services	50.2	48.8	51.8	47.5
Gross profit	49.8	51.2	48.2	52.5
Operating expenses:
Selling, general and administrative	49.6	47.3	33.2	35.2
Research and development	15.7	16.5	14.4	13.7
Total operating expenses	65.3	63.8	47.6	48.9
Operating income (loss)	(15.5)	(12.6)	0.6	3.6
Income (loss) before provision for income taxes	(15.3)	(12.6)	0.6	3.6
Provision for income taxes	—	—	—	—
Net income (loss)	(15.3)	(12.6)	0.6	3.6

Revenues

Sales for the second fiscal quarter ended June 30, 2005 decreased to $1,556,007, as compared to $1,794,994 for the comparable quarter ended June 30, 2004, an overall decrease of approximately $238,987 or 13.3%. For the six-month period ended June 30, 2005, sales decreased $372,399 or 9.9% compared to the same period of 2004. When analyzed by product category for the quarter, sales of CIS products decreased by $457,150, or 69.9% and a decrease in other revenues of $1,918 or 50.2%, partially offset by an increase in sales of data acquisition products of $32,581, or 49.4%, and an increase in service revenues of $187,500, or 17.5% when compared to the same quarter of fiscal 2004. When analyzed by product category for the six-month period ended June 30, 2005, sales of CIS products decreased by $805,917, or 55.9% and a decrease in other revenues of $1,500 or 23.5%, partially offset by an increase in sales of data acquisition products of $73,273, or 43.0%, and an increase in service revenues of $361,745, or 16.9% when compared to the same period of fiscal 2004. The decrease in sales of CIS products was primarily attributable to the turnover in the sales force as described above under “Overview”. CCA is in the process of rebuilding its direct sales force. The increase in service revenues is attributable to a greater number of client accounts under contract and an increase in the average fees charged for such contracts. Service revenues are expected to continue to increase as and when CCA’s installed base of CIS installations increases.

The increase in the sales of data acquisition products is primarily attributable to a greater number of units shipped to OEM customers, however, management believes that going forward, there will be reduced sales of data acquisition products as there has been a technological shift to software-based clinical instrument interfaces. Furthermore, fewer OEM customers remain active in the marketplace or no longer use CCA’s data acquisition products. Management does not believe the data acquisition product business is a material part of CCA’s business today and it will not be in the future, as CCA’s emphasis is being placed on its CIS products and related services.

Although CCA continues to invest in sales and marketing activities, management is cautious about the near-term outlook for the continued sale of CIS products during the second half of the 2005 fiscal year as it focuses on rebuilding its direct sales force. CCA’s future operating results will continue to be subject to quarterly variations based upon a wide variety of factors, including the volume mix and timing of orders received during any quarter, and the temporary delays in the closing of new CIS sales. In addition, CCA’s revenues associated with CIS sales may be delayed due to client related issues such as client staff availability for training, information technology infrastructure readiness, and the performance of third party contractors, all of which are issues outside of the control of CCA.

Costs of products and services sold

Cost of sales for the second quarter and six-month period ended June 30, 2005 decreased by $148,632 or 16.0% and $133,841 or 7.5%, respectively, as compared to the same periods of fiscal 2004. For the quarter and six-month period, the decrease in cost of sales was primarily attributable to a decrease in material costs of $118,201 or 68.1% and $105,446 or 40.3%, respectively, and a decrease in other costs of $45,768 or 14.3% and $48,763 or 7.8%, respectively. Such decreases were partially offset by an increase in labor costs, for the quarter and six-month period, of $15,338 or 3.5% and $20,369 or 2.3%, respectively. The decrease in material costs was attributable to the decrease in sales of CIS products discussed above. The increase in labor costs was attributable to additions of personnel to CCA’s support and implementation departments. The decrease in other costs of sales was attributable to decreased expenses related to telephone costs as a result of better rates negotiated under a new contract for telephone and data services. For the current quarter and six-month period, cost of sales as a percentage of sales was 50% and 49%, respectively, as compared to 52% and 48%, respectively, for the comparable periods of 2004. The overall percentage decrease in cost of sales, as a percentage of sales, in the six-month period was attributable to a reduced number of sales of CIS products requiring hardware. CCA could potentially experience quarterly variations in gross margin as a result of the factors discussed above.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $174,567 or 29.3% and $280,903 or 21.3%, respectively, for the current fiscal quarter and six-month period ended June 30, 2005 as compared to the same periods of fiscal 2004. The increase in selling, general and administrative expenses was primarily attributable to consultant expenses related to Sarbanes-Oxley Act of 2002 Section 404 compliance requirements, additional expenses for legal and accounting fees as a result of CCA changing its fiscal year-end, expenses related to the StorCOMM merger, expenses related to the implementation of a new customer relationship management system to replace its aged help desk application, and the addition of a new product consultant and radiology product manager. Management anticipates that it will incur increases in auditing and consultant expenses in the second half of fiscal 2005 that are related to Sarbanes-Oxley Act of 2002 Section 404 compliance requirements. It is also likely that CCA will incur significant additional expenses in the second half of fiscal 2005 related to the StorCOMM Merger that will be expensed when incurred. Management also anticipates an increase in insurance costs in the current fiscal year.

Research and development expenses

Research and development expenses decreased by $14,437, or 5.6%, during the second fiscal quarter of 2005 as compared to the same quarter of fiscal 2004. For the six-month period ended June 30, 2005, research and development expenses increased by $44,060, or 8.6%, as compared to the same period of fiscal 2004. The increase for the six-month period is attributable to increases in salaries, other personnel related expenses, and the addition of new personnel in product engineering. In the current quarter, the product engineers were focused on completing application enhancements and thereby increasing the capitalized software. For the comparable second quarters of 2005 and 2004, CCA capitalized software costs of $214,421 and $131,999, respectively, which are generally amortized over the estimated useful life, not to exceed five years. Such costs were attributable to enhancements and new modules for CCA’s CIS products, and new applications under development, as well as the completion of new software that integrates CCA’s radiology product CyberRAD® with the StorCOMM PACS system.

Income taxes

For the second quarter and six-month period ended June 30, 2005, CCA did not record a tax provision due to the pretax net loss. In 2004, CCA was operating under a different fiscal year-end and at the time CCA was in a pretax net loss position and therefore CCA did not record a tax provision.

CCA evaluates the realization of the net deferred tax asset, taking into consideration prior earnings history, projected operating results, and the reversal of temporary tax differences. At June 30, 2005, CCA evaluated the net deferred tax asset, taking into consideration operating results, and determined that its current valuation allowance should be maintained. CCA believes it is more likely than not that the net deferred tax asset of $793,877 will be realized in future periods. CCA will continue to assess the realizability of the deferred tax asset quarterly.

Net income (loss)

As a result of the factors discussed above, CCA incurred a net loss of $238,538 or basic and diluted loss per share of $.07 in the second fiscal quarter of 2005 as compared to net income of $10,114 or basic and diluted earning per share of $.00 for the second fiscal quarter of 2004. For the six-month period ended June 30, 2005, CCA incurred a net loss of $425,502 or basic and diluted loss per share of $.13 as compared to net income of $136,811 or basic and diluted earning per share of $.04 for the same period of 2004.

Results of Operations

Year ended August 31, 2004 compared with the year ended August 31, 2003

	Fiscal Year Ended August 31, 2004	Fiscal Year Ended August 31, 2003
Revenues:
System sales	43.1%	42.6%
Service revenues	56.9	57.4
Total revenues	100.0	100.0
Cost of products and services sold:
System sales	25.0	28.5
Service revenues	20.8	19.9
Total cost of products and services	45.8	48.4
Gross profit	54.2	51.6
Operating expenses:
Selling, general and administrative	37.3	37.7
Research and development	13.2	12.2
Total operating expenses	50.5	49.9
Operating income	3.7	1.7
Income before provision for income taxes	3.7	1.9
Provision for income taxes	1.6	0.6
Net income	2.1	1.3

Sales for the fiscal year ending August 31, 2004 increased to $7,655,972, as compared to $7,381,121 for the fiscal year ending August 31, 2003, an overall increase of approximately $274,851 or 3.7%. When analyzed by product category, sales of CIS increased by $262,695 or 9.7%, and service revenues increased by $123,436 or 2.9%. Such increases were partially offset by sales of data acquisition products, which decreased $110,173 or 26.4%, and other revenues, which decreased $1,107 or 6.3% over the previous fiscal year. The increase in sales of CIS products was primarily attributable to the introduction of a new version of CyberLAB® that has been met with favorable acceptance in the marketplace although CyberLAB® 7.0 was not generally released until the second half of the 2004 fiscal year. The increase in service revenues is attributable to a greater number of client accounts under contract and an increase in the average fees charged for such contracts. As a result of CCA closing larger CIS transactions, the annual service costs associated with such transactions are proportionately greater. CCA experienced an overall decrease in sales of data acquisition products, which was primarily attributable to a decrease in the volume of units sold to OEM customers and a greater number of software only interfaces being deployed. The decrease in OEM business is expected to continue, as fewer OEM customers remain active in the marketplace or are no longer reliant on CCA’s data acquisition products. Management does not believe the OEM business is a material part of CCA’s business today and will not be in the future as CCA’s emphasis is being placed on its CIS products and related services. Service revenues are expected to continue to increase as CCA’s installed base of CIS installations increases.

CCA continues to expand its sales and marketing activities, directing its focus towards larger clients and multi-product sales as well as selling new products into its installed client base. CCA has also initiated strategic joint marketing partnerships with other companies, which has improved CCA’s market penetration and has initiated more marketing activities internationally. CCA’s “pipeline” of working CIS transactions continues to improve, and management views the near term outlook for the continued sale of CIS products as cautiously optimistic during the first half of the 2005 fiscal year. CCA’s future operating results will continue to be subject to annual and quarterly variations based upon a wide variety of factors, including the volume mix and timing of orders received during any quarter or annual period, and the temporary delays in the closing of new CIS sales. In addition, CCA’s revenues associated with CIS transactions may be delayed due to client related issues such as availability of funding, staff availability, information technology infrastructure readiness, and the performance of third party contractors, all of which are issues outside of the control of CCA.

Cost of sales overall decreased by $64,053 or 1.8% for the 2004 fiscal year as compared to the previous fiscal year. The overall decrease in cost of sales was primarily attributable to a decrease in material costs of $51,020 or 9.3% and a decrease in other costs of sales of $172,177 or 12.2% which was partially offset by an increase in labor costs of $159,144 or 9.9%. The decrease in material costs was attributable to a lesser amount of hardware that was provided in connection with sales of CIS products. Many new clients prefer providing their own hardware and as a result a higher percentage of CCA’s CIS sales do not include hardware. The decrease in other cost of sales was primarily attributable to a reduction in depreciation and amortization expense of approximately $53,000, workman’s compensation insurance expense of about $17,000, travel and lodging of about $50,000 and telephone expense of about $25,000. The increase in labor costs was attributable to the addition of additional persons to the support and implementation departments. Cost of sales as a percentage of sales decreased to 46% for the 2004 fiscal year, as compared to 48% for the 2003 fiscal year. The overall percentage decrease in cost of sales, as a percentage of sales, was primarily attributable to the overall increase in revenues. Management believes the gross profit margin of 54% attained in the current fiscal year will remain at that level in fiscal 2005; however, CCA could experience quarterly variations in gross margin as a result of the factors discussed above.

Selling, general, and administrative expenses increased by $75,489 or 2.7% for the current 2004 fiscal year as compared to the 2003 fiscal year. The increases in selling, general, and administrative expenses were primarily attributable to additional expenditures in legal and auditing, marketing, and user symposium. CCA plans to continue to make investments in sales and marketing programs in fiscal 2005 associated with increased activities related to the launch of CyberLAB® 7.0. Management also anticipates that it will incur increases in auditing and consultant expenses in fiscal 2005 that are related to Sarbanes-Oxley Act Section 404 compliance requirements. During fiscal 2005, CCA will also acquire and implement a new customer relationship management system to replace its aged help desk application, a portion of the costs of which will be expensed.

Research and development expenses increased $112,671 or 12.5% during fiscal 2004, as compared to fiscal 2003. The increase is attributable to increases in salaries, other personnel related expenses, and the addition of new personnel in product engineering. For its 2004 and 2003 fiscal years, CCA capitalized software costs of $564,803 and $461,690, respectively, which are generally amortized over the estimated useful life not to exceed five years. Such costs were attributable to enhancements and new modules for CCA’s CIS products, new applications under development, and modifications associated with HIPAA compliance to all of CCA’s products. Management anticipates its overall research and development activities will increase in fiscal 2005 due to planned personnel additions in product engineering.

Interest and other income was $4,603 for fiscal 2004 as compared to $19,776 for fiscal 2003 due to a reduction in finance charges levied.

Interest and other expense was $3,704 for fiscal 2004 as compared to $8,863 for fiscal 2003 due to the reduced level of reduced borrowings on CCA’s line of credit with its bank.

As a result of the factors discussed above, CCA had net income of $162,624 in fiscal 2004, compared to earnings of $94,101 for fiscal 2003. CCA’s basic and diluted earnings per share was $.05 for fiscal 2004 as compared to basic and diluted earnings per share of $.03 in fiscal 2003.

CCA is currently in a loss carry-forward position for federal income taxes, primarily due to the operating losses incurred prior to August 31, 2002. The federal net operating loss carry-forward balance as of August 31, 2004 was approximately $1,555,000, compared to $2,110,000 in the prior year. The net operating loss carry-forward is available to offset future taxable income through 2022. CCA also has federal investment and research and experimentation tax credit carry-forwards to offset future income tax payable of approximately $566,000 that expire at various dates through 2023.

The major temporary tax differences that are expected to reverse next year are deferred revenue, allowance for doubtful accounts, accrued vacation, Section 263A unicap inventory, and component inventory reserve. However, CCA expects new temporary differences to be established in these years, which will either reduce or exceed the reversing temporary differences.

CCA annually evaluates the realization of the net deferred tax asset, taking into consideration prior earnings history, projected operating results, and the reversal of temporary tax differences. At August 31, 2004, CCA evaluated the net deferred tax asset, taking into consideration operating results, and determined that a valuation allowance of $479,200 should be maintained. CCA believes it is more likely than not that the net deferred tax asset of approximately $793,900 will be realized.

Liquidity and Capital Resources

CCA’s primary need for capital has been to invest in software development, and in computers and related equipment for its internal use. CCA invested $340,421 and $280,624 in software development during the six-month periods ended June 30, 2005 and 2004, respectively. These expenditures related to the new browser version of CCA’s LIS product, CyberLAB® 7.0, and new software that integrates CCA’s radiology product CyberRAD® with the StorCOMM PACS system.

CCA anticipates expending additional sums during the remainder of fiscal 2005 on product enhancements to all of its products and the further enhancements of the new browser version of CCA’s CyberLAB® 7.0 product. During the six-month period ended June 30, 2005, CCA invested an aggregate of $169,759 in addition to fixed assets, primarily consisting of computers and software related to the new customer relationship management system, which is replacing its aged help desk application, as compared to an investment of $46,701 in the comparable period of 2004. Furthermore, CCA deferred approximately $200,000 in merger costs primarily related to legal and third party due diligence expenses.

As of June 30, 2005, CCA’s working capital amounted to $769,720, compared to $1,589,832 as of December 31, 2004. CCA’s current ratio was 1.3 at June 30, 2005 compared to 1.6 at December 31, 2004. At June 30, 2005, CCA’s credit facilities with its bank consisted of a revolving line of credit of $1,000,000, of which there was $200,000 outstanding. The bank credit agreement expires on February 1, 2006. In addition, CCA is in negotiations with a small group of investors for the issuance of $3,000,000 in common stock and warrants contingent upon the completion of the StorCOMM merger.

Cash flows from operating activities were $417,412 for the six-month period ended June 30, 2005 compared to cash flows of $819,165 for the comparable period of fiscal 2004. The decrease in cash flow from operating activities was primarily attributable to the net change in accrued receivables, inventories, payables, and deferred revenues offset by the reduction in income from operations in the six-month period ended June 30, 2005 compared to the same period of fiscal 2004.

Net cash used in investing activities totaled $709,970 for the six-month period ended June 30, 2005, compared to $327,325 used in investing activities during the comparable period of 2004. The increase in cash used in investing activities was due to increased investment in property and equipment related to the new customer relationship management system, additional investment in capitalized software, and additions to capitalized acquisition costs.

Net cash used in financing activities amounted to $8,000 during the six-month period ended June 30, 2005. There were no financing activities during the comparable period of fiscal 2004. The change from fiscal 2004 to fiscal 2005 resulted primarily from payments on its revolving line of credit with the bank offset by cash flows from exercises of stock options.

CCA’s primary source of working capital has been generated from earnings, and from borrowings on its line of credit. CCA produced cash flows amounting to $417,412 to fund its operations in the six-month period ended June 30, 2005. Management believes that its projected cash flow from operations, together with its bank credit facilities and the private placement should be sufficient to fund its working capital requirements for its 2005 fiscal year. However, an unanticipated decline in sales or continued delays in closing new transactions, delays in implementations where payments are tied to delivery and/or performance of services, or cancellations of contracts could have a negative effect on cash flow from operations and could in turn create short-term liquidity problems. If such events were to occur, CCA may have to seek alternative financing.

Contractual Obligations

The following summarizes our contractual obligations at June 30, 2005 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases(1)	$673,584	$283,685	$291,752	$98,147	$—
Note payable(2)	$200,000	$200,000	$—	$—	$—

(1)          The lease on this facility expires on October 31, 2007.

(2)          CCA’s credit facility with its bank consists of a revolving line of credit of $1,000,000, of which there was $200,000 outstanding. The bank credit agreement expires on February 1, 2006.

Seasonality, Inflation and Industry Trends

CCA’s sales are generally higher in the winter and spring due to budgetary cycles of its clients. Inflation has not had a material effect on CCA’s business since CCA has been able to adjust the prices of its products and services in response to inflationary pressures. Management believes that most phases of the healthcare segment of the computer industry will continue to be highly competitive, and that potential healthcare reforms including those promulgated by HIPAA may have a long-term positive impact on its business. With respect to the compliance issues brought about by HIPAA, CCA has invested heavily in new application modules to assist its clients in meeting their regulatory goals. Management believes that the new modules will be key selling points and will provide a competitive advantage. In addition, management believes that the healthcare information technology industry will be marked with more significant technological advances, which will improve the quality of service and reduce costs. CCA is poised to meet these challenges by continuing to employ new technologies when they become available, diversifying its product offerings, improving and expanding its services, and by constantly enhancing its software applications.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of CCA’s financial condition and results of operations are based upon the condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those related to the valuation of inventory and the allowance for uncollectible accounts receivable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Inventory

CCA’s inventory is comprised of a current inventory account that consists of items that are held for resale and a long-term inventory account that consists of items that are held for repairs and replacement of hardware components that are serviced by CCA under long-term Extended Service Agreements with its clients. Current inventory is valued at the lower of cost to purchase or the current estimated market value of the inventory items. Inventory is evaluated on a continual basis and adjustments to recorded costs are made based on management’s estimate of future sales value, or in the case of the long-term component inventory, on managements’ estimation of the usage of specific inventory items and net realizable value. Management reviews inventory quantities on hand and makes determination of the excess or obsolete items in the inventory, which are specifically reserved. In addition, adjustments are made for the difference between the cost of the inventory and the estimated market value and charged to operations in the period in which the facts that give rise to the adjustments become known. At June 30, 2005, the inventory reserve was approximately $180,000.

Accounts Receivable

Accounts receivable balances are evaluated on a continual basis and allowances are provided for potentially uncollectible accounts based on management’s estimate of the collectibility of customer accounts. If the financial condition of a customer were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance may be required. Allowance adjustments are charged to operations in the period in which the facts that give rise to the adjustments become known. The accounts receivable balance at June 30, 2005 was $710,560, net of an allowance for doubtful accounts of approximately $48,000.

Revenue Recognition

Revenues are derived primarily from the sale of CIS products and the provision of services. The components of the system sales revenues are the licensing of computer software, installation, and the sale of computer hardware and sublicensed software. The components of service revenues are software support and hardware maintenance, training, and implementation services. CCA recognizes revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-4, SOP 98-9 and clarified by Staff Accounting Bulletin (SAB) 104 “Revenue Recognition in Financial Statements.” SOP No 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of those elements. CCA allocates revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when that element is sold and specifically defined in a quotation or contract. CCA determines the fair value of the maintenance portion of the arrangement based on the renewal price of the maintenance charged to clients, the professional services portion of the arrangement, other than installation services, based on hourly rates which CCA charges for these services when sold apart from a software license, and the hardware and sublicense of software based on the prices for these elements when they are sold separately from the software. At June 30, 2005, deferred revenue on system sales was $369,896.

Post-implementation software and hardware maintenance services are marketed under monthly and annual arrangements and are recognized as revenue ratably over the contracted maintenance term as services are provided. Deferred revenue related to CIS sales is comprised of deferrals for license fees, hardware, and other services for which the implementation has not yet been completed and revenues have not been recognized. During the second fiscal quarter, CCA implemented a new customer relationship management system. The new system replaced CCA’s aged help desk system and was integrated with CCA’s accounting system. The integration of these systems necessitated a change in CCA’s billing procedures, which resulted in a partial reduction of accounts receivable and a concurrent decrease in deferred revenues. At June 30, 2005, deferred service contract income was $838,747.

Software Development Costs

Costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a program design. Thereafter, applicable software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized based on current and expected future revenue for each product with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the product, not to exceed five years. For the six-month periods ended June 30, 2005 and 2004, CCA capitalized $340,421 and $280,624, respectively. At June 30, 2005, the balance of capitalized software costs was $1,693,358, net of accumulated amortization of $1,056,657.

Income Taxes

CCA accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Recent Accounting Pronouncements

In December 2004 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) requires compensation cost relating to unvested share-based payment transactions that are outstanding as of the effective date and newly issued transactions to be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB 25, Accounting for Stock Issued to Employees (Opinion 25). SFAS No. 123, as originally issued in 1995, established fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to financial statements disclosed what net income would have been had the fair-value-based method been used. As disclosed in footnote 2, CCA elected the option of disclosure only under SFAS No. 123. Public companies will be required to apply SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005, or December 15, 2005 for small business issuers. In April 2005, the SEC issued a Final Rule Release, “Amendment to Rule 4-01(a) of Regulation S-X regarding the compliance date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.” This rule extends the date for compliance with SFAS No. 123R until the beginning of the public companies’ next fiscal year, instead of the next reporting period, that begins after June 15, 2005, or December 15, 2005 for small business issuers. CCA anticipates an increase in expenses related to this statement.

In March 2005, the SEC staff issued a Staff Accounting Bulletin (“SAB 107”) which express views of the staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS No. 123R.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) be recognized as current-period charges. In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. CCA will adopt this statement as required, and CCA does not believe the adoption will have a material effect on CCA’s results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement defines a nonmonetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. CCA will adopt this statement as required, and it does not believe the adoption will have a material effect on CCA’s results of operation or financial condition.

In May 2005, the Financial Accounting Standards Board issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” or SFAS No.154. SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 generally requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS No. 154 will have a material effect on our consolidated results of operations or financial position.

Controls and Procedures

(a)   Evaluation of Disclosure Controls and Procedures.   CCA’s management, with the participation of CCA’s Chief Executive Officer (principal executive officer) and its Chief Financial Officer (principal financial officer), carried out an evaluation of the effectiveness of CCA’s disclosure controls and procedures, as defined in Exchange Act Rule13a-15(e), as of the end of the period covered by Form 10-QSB. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that as of the end of the period covered by this Form 10-QSB, CCA’s disclosure controls and procedures are effective in accumulating and communicating to them in a timely manner material information relating to CCA (including its consolidated subsidiary) required to be included in the periodic reports filed with the Securities and Exchange Commission.

(b) Changes in Internal Control over Financial Reporting.   There was no change in CCA’s internal control over financial reporting during the six months ended June 30, 2005 that has materially affected, or is reasonably likely to materially affect, CCA’s internal control over financial reporting.

CCA maintains a system of internal controls designed to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorization; transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles, (2) to maintain accountability for assets, and (3) to ensure that access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for access is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

OWNERSHIP OF CCA CAPITAL STOCK

The following table sets forth certain information known to CCA regarding beneficial ownership of CCA common stock at October 3, 2005 of (i) each present director or nominee for director, (ii) each named executive officer (iii) all officers and directors as a group, and (iv) each beneficial owner of more than five percent of CCA common stock. Information as to beneficial owners who are not officers or directors of CCA is based on publicly available information as of the record date.

Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 3, 2005, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o Creative Computer Applications, Inc., 26115-A Mureau Road, Calabasas, California 91302.

	Common Shares Beneficially Owned at October 3, 2005
Name	Number of Shares	Percent of Class
Steven M. Besbeck(1)	296,200	8.5%
James R. Helms(2)	126,800	3.6%
Bruce M. Miller(3)	365,000	10.5%
Anahita Villafane(4)	10,000	*
Lawrence S. Schmid(5)(8)	30,000	*
Robert S. Fogerson, Jr.(6)(9)	36,500	1%
Norman R. Cohen(7)	2,500	*
Bradford G. Peters (10)	0	*
C. Ian Sym-Smith (11)	0	*
All officers and Directors as a Group(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	867,000	24.8%
The Wall Street Group, Inc.(12)	204,000	5.8%

*                    Indicates less than 1.0%

Footnotes:

(1)          Includes 15,000 shares of common stock issuable under currently exercisable stock options held by Mr. Besbeck but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Besbeck.

(2)          Includes 15,000 shares of common stock issuable under currently exercisable stock options held by Mr. Helms but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Helms.

(3)          Includes 15,000 shares of common stock issuable under currently exercisable stock options held by Mr. Miller but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Miller.

(4)   Includes 5,000 shares of common stock issuable under currently exercisable stock options held by Ms. Villafane but excludes 5,000 shares of common stock issuable under currently non-exercisable options held by Ms. Villafane.

(5)          Includes 15,000 shares of common stock issuable under currently exercisable stock options held by Mr. Schmid, but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Schmid.

(6)          Includes 15,000 shares of common stock issuable under currently exercisable stock options held by Mr. Fogerson but excludes 15,000 shares of common stock issuable under currently non-exercisable stock options held by Mr. Fogerson.

(7)          Includes 2,500 shares of common stock issuable under currently exercisable stock options held by Mr. Cohen but excludes 7,500 shares of common stock issuable under currently non-exercisable stock options held by Mr. Cohen.

(8)          Mr. Lawrence Schmid’s address is c/o Strategic Directions International, Inc., 6242 Westchester Parkway, Suite 100, Los Angeles, CA 90045.

(9)          Mr. Robert Fogerson’s address is 13100 Brenwood Circle, Minnetonka, MN 55343.

(10)   Mr. Peters is a nominee for director, effective upon consummation of the merger. Mr. Bradford G. Peters’ address is c/o Blackfin Capital, LLC, 622 Third Avenue, 39th Floor, New York, NY 10017.

(11)   Mr. Sym-Smith is a nominee for director, effective upon consummation of the merger. Mr. C. Ian Sym-Smith’s address is 485 Devon Park Dr., Wayne, PA 19087.

(12)   The Wall Street Group, Inc.’s address is 32 E. 57th Street, New York, NY 10022.

INFORMATION REGARDING CCA’S DIRECTORS AND EXECUTIVE OFFICERS

The following are the current directors and executive officers of CCA and their background and ages as of October 3, 2005:

Name of Nominee	Age	Title
Bruce M. Miller	59	Chairman of the Board and Chief Technology Officer
Steven M. Besbeck	57	President, Chief Executive Officer and Director
Lawrence S. Schmid	63	Director
Robert S. Fogerson, Jr.	51	Director
Norman R. Cohen	68	Director
James R. Helms	60	Vice President/Operations and Secretary
Anahita Villafane	35	Chief Financial Officer

Bruce M. Miller has served as CCA’s chairman of the board and chief technology officer since its inception in 1978. Mr. Miller will not stand for reelection to CCA’s board at this year’s annual meeting but will continue to serve as its chief technology officer. Mr. Miller is a graduate of Rutgers University.

Steven M. Besbeck has served as CCA’s president and chief executive officer since August 1983 and a director of CCA since November 1980. Mr. Besbeck also served as CCA’s chief financial officer from November 1980 to June 2005. Since September 1990, Mr. Besbeck has served as a director of IRIS International, Inc., a clinical diagnostics company. Mr. Besbeck received a B.S. from the College of Business Administration at California State University of Long Beach.

Lawrence S. Schmid has served as a director of CCA since November 1991. Since November, 1990, Mr. Schmid has served as the president and chief executive officer of Strategic Directions International, Inc., a management consulting firm specializing in technology companies. Mr. Schmid received a B.S.M.E. from General Motors Institute and an M.B.A. from the Graduate School of Management at the University of California Los Angeles.

Robert S. Fogerson, Jr. has served as a director of CCA since May 1992. Since January 1998, Mr. Fogerson has served as the general manager of ViroMED Labcorp., a laboratory providing clinical testing services. Mr. Fogerson had previously served in various capacities at PharmChem Laboratories since 1975. Mr. Fogerson received a B.A. from Stanford University.

Norman R. Cohen has served as a director of CCA since October 2003. Mr. Cohen is a retired attorney. Prior to his retirement in August 2003, Mr. Cohen had been in private practice for more than forty years, primarily in the areas of corporate and securities law. Mr. Cohen received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an L.L.B from the Law School of the University of Pennsylvania.

James R. Helms has served as CCA’s vice president/operations since October 1982 and secretary since 1983. Previously Mr. Helms was an independent information systems consultant for more than five years.

Anahita Villafane has served as CCA’s chief financial officer since June 2005. Ms. Villafane also served as CCA’s controller and chief accounting officer from April 2000 to June 2005. Prior to April 2000, Ms. Villafane was an audit manager with BDO Seidman, LLP since 1996. Ms. Villafane received a B.S. in Accounting from California State University at Northridge, and is a Certified Public Accountant.

Board Meetings and Committees

During the fiscal year ended August 31, 2004, the CCA’s board of directors held a total of five meetings. Each of the current directors participated in all such meetings.

CCA’s board of directors has established a compensation committee for the purpose of reviewing and making recommendations concerning compensation plans and salaries of officers and other key personnel.

The compensation committee, as an ongoing responsibility, periodically reviews industry related surveys of other companies similar in size and complexity to CCA to determine reasonable salary ranges and incentive compensation for its managers and key employees. The members of the compensation committee are Lawrence S. Schmid, Robert S. Fogerson, Jr., and Norman R. Cohen. The compensation committee met four times during the fiscal year ended August 31, 2004.

CCA’s board of directors has also established an audit committee for the purpose of meeting with CCA’s Independent Registered Public Accounting Firm and to review the scope of the audit, internal accounting controls, any change in accounting principles, significant audit adjustments, audit disclosures and related matters. The members of the audit committee are Robert S. Fogerson, Jr., Lawrence S. Schmid, and Norman R. Cohen. The audit committee chairperson and financial expert is Lawrence S. Schmid. The audit committee met four times during the fiscal year ended August 31, 2004. The audit committee recommends engagement of BDO Seidman, LLP as CCA’s Independent Registered Public Accounting Firm.

CCA’s board of directors initially adopted a charter for the audit committee in March 2000, and later amended the charter in August 2000. CCA’s board of directors has determined that all three members of the audit committee are “independent” as that term is defined by the listing standards of the American Stock Exchange for small business filers under the Securities and Exchange Commission Regulation S-B.

See “Ownership of CCA Capital Stock” for a summary of beneficial ownership of CCA common stock by the officers, directors and certain beneficial owners.

EXECUTIVE COMPENSATION

The following table shows the compensation paid over the past three fiscal years with respect to: (i) CCA’s chief executive officer during the 2004 fiscal year and (ii) the three other most highly compensated executive officers serving at the end of the 2004 fiscal year whose annual salary and bonus exceeded $100,000.

				Long Term Compensation Awards
				Securities
				Underlying
		Annual Compensation		Options/	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	SAR’s (#)	Compensation
Steven M. Besbeck	2004	192,886	0	10,000	5,156
President, CEO	2003	198,159	0	10,000	5,288
CFO(1)	2002	192,738	31,238	10,000	5,208
Bruce M. Miller	2004	187,847	0	10,000	9,000
Chairman	2003	191,107	0	10,000	8,994
	2002	183,061	30,421	10,000	9,319
James R. Helms	2004	141,972	0	10,000	11,465
Vice President	2003	136,661	0	10,000	11,418
Operations	2002	146,436	22,548	10,000	11,436
Christopher S. Coleman	2004	139,031	0	0	10,710
Vice President	2003	141,865	0	0	10,436
Sales	2002	161,369	10,000	10,000	2,282

(1)          Steven Besbeck resigned as CFO on June 3, 2005. Anahita Villafane was appointed CFO on June 3, 2005.

Employment Agreements

Messrs Steven M. Besbeck and Bruce Miller are employed by CCA on a month-to-month basis pursuant to the terms of their employment agreements. Each agreement provides for a base salary at an annual rate of $196,902 for Mr. Besbeck and $191,757 for Mr. Miller, and authorizes the payment of other fringe benefits and bonuses made available by CCA to its senior executives. The persons referred to above also received insurance benefits which were paid for by CCA and employer contributions to their 401(k) plan accounts as provided for in CCA’s 401(k) profit sharing plan. These amounts, including amounts accrued and unconditionally vested under the 401(k) plan, are reflected in the table above.

On February 7, 2005, CCA entered into Change in Control Agreements with Mr. Besbeck, Mr. Miller, and James R. Helms, secretary and vice president/operations of CCA. Each agreement provides that upon a change in control of CCA, if the employee is not offered full-time employment in a similar capacity as he had before the change in control, or if the employee is terminated without cause or resigns for good reason within one year of the change in control, then the employee will be entitled to 24 months of salary, bonus incentives for the year of termination, all accrued and unpaid salary, vacation pay and expense reimbursements, a pro rata share of any accrued incentive bonus based upon actual performance for the year of termination. In addition, for 24 months after termination, the employee may participate in any health and welfare benefit plans, with CCA continuing to pay its share of the premiums. Each agreement supersedes any other severance pay in any agreement between the employee and CCA or in any policy of CCA. Each agreement will be effective as of January 28, 2003, the date upon which the agreements were authorized by CCA’s compensation committee. Each agreement will terminate upon the first to occur of (i) termination of employment prior to a change in control; (ii) 36 months from the date of a change in control, or (c) December 31, 2007.

CCA has adopted a profit sharing plan pursuant to which income tax is deferred on amounts contributed by employees under Section 401(k) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. All employees, over the age of 21, are eligible to participate in the plan after the completion of six months of service. CCA contributes, on a matching basis, 25% of the employee’s contribution up to 4%. CCA’s contribution becomes vested at the rate of 20% for each full year of employment. Both the employee and CCA contributions are subject to aggregate annual limits under the Code.

Compensation of Directors

Non-employee board members of CCA receive directors’ fees of $2,000 per meeting, an annual retainer of $3,000, an annual grant of 10,000 non-qualified stock options, and reimbursement for their reasonable expenses for attending meetings. At present, there are three non-employee, independent directors, Lawrence S. Schmid, Robert S. Fogerson, Jr., and Norman R. Cohen, who are not officers and/or employees of CCA. In addition, subject to the vote of shareholders at the forthcoming annual shareholders meeting, C. Ian Sym-Smith and Bradford G. Peters, neither of whom are currently officers or employees of CCA, will become non-employee, independent directors.

1997 Stock Option Plan

The Board has determined that the 1997 Plan will no longer be available for further option grants upon the effective date of the approval of our shareholders of the 2005 Plan.

CCA’s 1997 Stock Option Plan is administered by CCA’s board of directors or a committee of not less than two members thereof, which has the authority to determine the persons to whom the options may be granted, the number of shares to be covered by each option, the time or times at which the options may be granted or exercised and, for the most part, the terms and provisions of the options. The 1997 Plan permits the grant of both incentive stock options (“ISOs”) qualifying under section 422 of the Code, and non-qualified stock options (“NSOs”), which do not so qualify. Under the 1997 Plan, the option exercise price of ISOs may not be less than 100% (or 110% if the optionee owns 10% or more of the outstanding voting securities of CCA) of the fair market value of the shares of common stock on the date of grant. The option exercise price of NSOs may not be less than 85% of the fair market value of the shares of common stock on the date of grant. No option under the 1997 Plan may be exercised more than ten years from the date of grant except that options granted to optionees owning 10% or more of the outstanding voting securities of CCA may not be exercised more than five years from the date of grant.

The 1997 Plan is intended to offer a proprietary interest in CCA to “Key Employees” and “Key Contractors” contributing to CCA’s success and, by increasing their proprietary interest, to encourage them to remain in the employ and service of CCA, to assist CCA in competing effectively for the services of new employees and to attract and retain the best available persons as directors of CCA. “Key Employees” are defined as persons, including officers and directors, employed by CCA, or any parent or subsidiary of CCA, on a compensable basis who hold positions of responsibility with CCA or a parent or subsidiary. “Key Contractors” are defined as persons (including officers whether or not they are also directors) employed by CCA or any parent or subsidiary of CCA to render services (including services solely as a member of CCA’s board of directors) to or on behalf of CCA or any parent or subsidiary of CCA.

No options may be exercised within 12 months after the date of grant and must be exercisable at the rate of at least 20% per year over 5 years from the date of grant; however, options granted to directors will be exercisable at the rate of 25% per year in each of the second, third, fourth and fifth years from the date of grant on a cumulative basis.

The 1997 Plan provides for the granting of ISOs to purchase a maximum of 500,000 shares of common stock and for the granting of NSOs to purchase a maximum of 300,000 common shares.

The aggregate number of shares subject to options, the maximum number of shares which may be purchased, and the number of shares and the exercise price for shares covered by outstanding options will be adjusted appropriately upon a stock split or reverse split of the issued shares of common stock, the payment of a stock dividend, or the re-capitalization, combination or reclassification, or other increase or decrease in the shares of common stock.

Stock options granted under the 1997 Plan may not be transferred except by will or according to the laws of descent and distribution. During the lifetime of the optionee, stock options may be exercised only by the optionee or by his or her guardian or legal representative.

The 1997 Plan provides that if an optionee’s employment with CCA is terminated because of disability or death, no ISOs held by the optionee shall be exercisable later than 12 months after the date of termination. Upon the death of an optionee, all options held or the unexercised portion thereof exercisable on the date of death are exercisable by the optionee’s personal representative, heirs or legatees at any time prior to the expiration of 12 months from the date of death. An optionee holding ISOs, whose employment with CCA terminates other than by disability or death must exercise the ISOs within 90 days after such termination.

The 1997 Plan provides that if an optionee terminates employment with CCA because of retirement with the consent of CCA, all NSOs held by the optionee, or unexercised portions thereof, expire on the date of retirement except for NSOs or unexercised portions thereof which were otherwise exercisable on the date of retirement, which expire unless exercised within 90 days after the date of retirement. An optionee whose employment with CCA or service as a director of CCA is terminated for any reason other than those described above must exercise NSOs within 210 days after such termination of employment or service, as the case may be.

The 1997 Plan provides that no options shall be granted thereunder after April 25, 2007. If options granted under the 1997 Plan expire for any reason or are canceled or terminated prior to April 25, 2007, the shares of common stock allocable to any unexercised portion of such option may again be subject to an option.

Because the 1997 Plan will provide optionees the opportunity to acquire common stock through the exercise of stock options, the exercise of any stock option may have a proportionate dilutive effect on the holders of then outstanding shares of common stock from both a financial standpoint (effect on earnings per share, etc.) and voting standpoint.

CCA’s board of directors may amend, suspend or discontinue the 1997 Plan at any time. However, no such amendment may, without shareholder approval, materially increase the number of shares of common stock which may be issued under the Plan, change the class of eligible participants or materially increase benefits accruing to participants under the Plan.

As of June 30, 2005, there were outstanding ISO’s to purchase 204,000 shares of common stock at an average per share exercise price of $1.24 and NSO’s to purchase 110,000 shares of common stock at an average per share exercise price of $1.20.

The following table sets forth information as to stock options granted under the 1997 Stock Option Plan for the fiscal year ended August 31, 2004 to each executive officer whose aggregate remuneration is set forth above.

Options/SAR Grants in Last Fiscal Year
Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Bruce M. Miller	10,000	33.3%	$1.66	2/09
Steven M. Besbeck	10,000	33.3%	$1.51	2/09
James R. Helms	10,000	33.3%	$1.51	2/09
Christopher S. Coleman	0	0%

The following table sets forth information as to stock options granted under the 1997 Stock Option Plan, and the net value received from the exercise of options (market value of stock on the date of exercise, less the exercise price) by each executive officer whose aggregate remuneration is set forth above.

Aggregated Option/SAR Exercises in Last Fiscal Year

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
Bruce M. Miller	0	$0	47,500/22,500	3,800/1,800
Steven M. Besbeck	0	$0	47,500/22,500	7,800/1,800
James R. Helms	0	$0	47,500/22,500	8,150/2,150
Christopher S. Coleman	0	$0	10,000/5,000	2,900/2,150

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and other rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	800,000	$1.20	290,875
Equity compensation plans not approved by security holders	0	$0	0
Total	800,000		290,875

Indemnification of Directors and Officers.

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law ("CGCL") permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.  CCA's Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law.  In addition, CCA's Articles of Incorporation provide that CCA is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to CCA and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

CCA's Bylaws provide that, to the maximum extent permitted by the CGCL, CCA may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of CCA, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding.  CCA may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and CCA's Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to CCA’s directors, officers and controlling persons under the foregoing provisions, or otherwise. CCA has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.  CCA’s bylaws permit CCA to secure insurance on behalf of any officer, director, employee or other agent of CCA.  CCA has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to CCA’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

CCA has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of CCA’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at CCA's request. CCA believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CCA

During the last two years, there have not been any transactions, or proposed transactions, in which the amount involved exceeded $60,000 to which CCA or any of its subsidiaries were or are to be a party and in which any CCA executive officer or director, or any member of their immediate family, had or will have a direct or indirect material interest, except as described above under “Information Regarding CCA Directors and Executive Officers—Executive Compensation,” and “—Compensation of Directors.” For information regarding directors and executive officers of StorCOMM, see “Certain Relationships and Related Transactions of StorCOMM.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CCA’s directors and executive officers, and persons who own more than 10% of a registered class of CCA’s equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of common stock and other equity securities of CCA. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish CCA with copies of all Section 16(a) forms they file.

To CCA’s knowledge, based solely on a review of the copies of such reports furnished to CCA and written representations that no other reports were required, during the fiscal year ended August 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to CCA’s audited financial statements for the fiscal year ended August 31, 2004. Such financial statements include the consolidated balance sheets of CCA as of August 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended August 31, 2004, 2003 and 2002, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that CCA specifically incorporates it by reference in such filing.

Review with Management

The audit committee has reviewed and discussed CCA’s audited financial statements for the fiscal year ended August 31, 2004 with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with BDO Seidman, LLP, CCA’s Independent Registered Public Accounting Firm, the matters required to be discussed by SAS 61 “Communications with Audit Committees”, as amended by SAS 90 “Audit Committee Communications”, which includes, among other items, matters related to the conduct of the audit of CCA’s financial statements.

The Audit Committee has also received written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from CCA and its related entities) and has discussed with BDO Seidman, LLP its independence from CCA.

Conclusion

Based on the review and discussions referred to above, the committee recommended to CCA’s Board that CCA’s audited financial statements be included in CCA’s annual report on Form 10-KSB for the fiscal year ended August 31, 2004.

Submitted by the Audit Committee of the Board of Directors

Robert S. Fogerson, Jr.
Lawrence S. Schmid
Norman R. Cohen

StorCOMM, Inc.

INFORMATION REGARDING STORCOMM’S BUSINESS

Business Description

StorCOMM is a leader in the design, development, implementation and support of highly scalable Picture Archive Communication Systems, or PACS, and Clinical Image Management Systems tailored to meet the needs of healthcare organizations in the United States and abroad. StorCOMM’s Access.NET™ family of systems provides enterprise wide system solutions for imaging centers, orthopedic environments, and hospitals. Access.NET™ systems are deployed at more than 180 sites in the United States and Europe.

History and Business Development

StorCOMM is a privately held company that was founded and incorporated in September 1995 to develop and market its clinical image management product. It is a Delaware Corporation based in Jacksonville, Florida. StorCOMM established a wholly owned subsidiary in the United Kingdom in 1998, StorCOMM Technologies Ltd., with offices located in the London area. StorCOMM Technologies works with the National Health Service (NHS) hospitals in the U.K. to provide modern and dependable health services that will provide prompt high-quality treatment and care to the citizens of the United Kingdom.

Access.NET™ PACS and Clinical Image Management System

StorCOMM designed its Access.NET™ PACS and clinical image management system to achieve true enterprise-wide connectivity for all types of images and equipment, while providing leading edge product capabilities, support, and integration. StorCOMM’s customers include hospitals of all sizes with associated remote locations; independent and hospital-managed imaging centers; orthopedic facilities and specialists; teaching and children’s facilities; and radiology groups serving multiple locations.

Picture Archiving and Communications Systems, or PACS, coordinate all aspects of digital imaging in hospitals and clinics. This includes capturing images from DICOM and non-DICOM compliant imaging modalities and video sources, storing this clinical information in a secure environment, and distributing and displaying both clinical images and corresponding diagnostic information throughout hospital and clinics. StorCOMM’s PACS can integrate with existing hospital systems to share information as necessary. For example, if a facility has a hospital information system that manages exam appointments, this system can integrate with StorCOMM’s PACS to share information about the scheduled exams. Typically, integration is accomplished using communications standards such as DICOM and HL7.

StorCOMM released version 5.5 of its Access.NET™ PACS software in March 2005. Among the enhancements for system administrators in version 5.5 is the Install Manager available in StorCOMM’s Management Station application. This new distribution / update mechanism allows users of the system to update their MedVIEW® viewing station software. MedVIEW® will automatically detect when a newer version is available on an Access.NET™ server and will upgrade itself in the background without any user intervention. The Install Manager also enables system administrators to track versions installed and distributed. The system administrator can require the automatic update / upgrade or leave the installation timing to the discretion of the system user. Enhancements to annotations, reports, DICOM Interchange CDs, and support for DICOM color images with segmented color tables are available in the new version along with new features for system administrators.

Service

StorCOMM provides comprehensive services and support options. StorCOMM customers can get assistance on a wide variety of subjects including growth planning, configuration consultations, workflow design and enhancement, integration, data migration, analytical reports, disaster recovery planning, system administrator capabilities, and emergency response for facilities without a disaster recovery plan. StorCOMM also offers comprehensive training programs and the opportunity to obtain additional training materials and documentation. StorCOMM provides a number of maintenance and support agreement options with its Access.NET™ product line to match the level of maintenance and support that each customer needs. Maintenance and support are calculated as a percentage of the list price of a customer’s installed system. Support or maintenance items outside the coverage of a customer’s agreement are billed at the current rate for that service.

StorCOMM offers software support services, through a 24-hour “hotline,” and field services. In most instances, StorCOMM relies on third parties to service the hardware components that it sells.

Significant Contracts and Programs

During the 2004 fiscal year and the 6 months ended June 30, 2005, there were no customers, contracts or programs that generated over 10% of StorCOMM’s net sales.

Product Development

The market for StorCOMM’s products is characterized by rapid and significant technological change. StorCOMM’s ability to compete in the market, and to operate successfully, depends in part on its ability to react to such change. During StorCOMM’s 2004 and 2003 fiscal years, amounts equal to approximately 15% and 20%, respectively, of StorCOMM’s net sales were expended for research and development. StorCOMM continues to expend a significant amount of resources for the development of new products, and for the development of additional enhancements to existing products and intends to continue to expend such resources in the future.

Distribution and Marketing

From its inception, StorCOMM has sold its products directly to the healthcare industry through its own sales personnel, as well as through channel partners including distributors, original equipment manufacturers and through joint marketing relationships with other companies. StorCOMM has traditionally marketed its products throughout the United States, the United Kingdom and various other European countries. At present, StorCOMM’s direct field sales force consists of six regional business managers that are managed by a director of sales.  The regional business  managers also have responsibility for managing the channel partner relationships in their respective regional territories.

In addition to StorCOMM’s direct sales, the following distributors also offer StorCOMM products:

•       InSite One

•       PACS Pro

•       SourceOne

•       Swissray

•       Ultimate Medical Services, Inc.

Competition

StorCOMM has several significant competitors in the PACS business, many of which are much larger companies that may offer a wider array of products in addition to broader competitive clinical applications. StorCOMM’s management believes, however, that few competing PACS products offer the superior capabilities, scalability, and flexibility that allows the systems to be employed in different types of settings.

The principal competitive factors in StorCOMM’s business are technological competence, diversity of product line, price and performance characteristics, product quality, capability and reliability, marketing and distribution networks, service and support, ability to attract and retain trained technical employees and business reputation. StorCOMM believes that it has competitive advantages in many of these areas.

Manufacturing and Suppliers

StorCOMM continues to utilize computers manufactured by several suppliers for its PACS Systems, and primarily uses computers manufactured by Hewlett Packard/Compaq®, Dell and IBM®. StorCOMM management believes that suitable computers are readily available from other manufactures and multiple distributors. As part of a strategy to limit the amount of hardware that StorCOMM vends, it has migrated to a “just in time” inventory program whereby it has relied on purchasing inventory when it has received an order from a customer rather than stocking inventory on a routine basis. StorCOMM retains no inventory supply for any of its hardware and or third party components and it is the same process for spares and or replacement parts. On the majority of the hardware configurations the hardware is shipped to our location in Jacksonville Florida where it is configured with third party software and then installed with the software manufactured by StorCOMM. Any other ancillary components that do not require any software components being added will be shipped direct to an installation. When the PACS system has received all of the required software components, it is then shipped to the customer’s site where it is installed, integrated and tested at the customer site.

StorCOMM’s vendor relationships are intended to provide affordable hardware, software, and integration solutions that have been successfully tested with the Access.Net™ system. StorCOMM’s vendors include:

•       Ciprico.   Ciprico provides NAS storage with high redundancy, high speed, and high volume capabilities. Ciprico has been a provider for the entertainment industry and is moving into the healthcare arena. They specialize in handling large volumes of image data.

•       InSite One.   StorCOMM and InSite One, Inc. have formed an alliance to provide StorCOMM’s software to InSite One customers and InSite One’s remote and on-site archive capabilities to StorCOMM customers. This partnership offers facilities another method of compliance with HIPAA’s regulations for the protection of patient information. It also provides a high level of redundancy and disaster recovery capabilities at an affordable price.

•       Meridian Technique.   StorCOMM has formed a partner relationship with Meridian Technique to provide StorCOMM customers with their OrthoView product for orthopedic templating. Meridian’s OrthoView provides access to templates from prosthetic manufacturer.

•       Microsoft.   StorCOMM is a Microsoft Certified Business Partner, which helps StorCOMM provide cost-effective software solutions to its clients.

•       NAI Tech Products.   NAI Tech Products provides DICOM connectivity solutions for non-DICOM compliant imaging modalities.

•       Voxar.   Post processing options provide additional methods to review patient information and make a diagnosis. MedVIEW® 5.0 integrates with Voxar’s 3D Plug n’ View to provide image post-processing options including 3D imaging, Multi-planar reconstruction and Maximum intensity projection.

Warranties and Product Liability

StorCOMM  warrants that its application software products conform to their respective functional specifications. StorCOMM software products are warranted against faulty materials and workmanship for a period of 12 months after the installation date. StorCOMM also warrants for 12 months the application software incorporated in the systems supplied. However, clients may elect to enter into an extended service agreement for each independent component such as hardware, third party software and software manufactured by StorCOMM. On third party software, some of the manufacturer upgrades or software bug fixes are sometimes chargeable items and as such it is up to the customer to elect again to extend the service agreements to cover this within the first year or as and when the fixes or upgrades are required. StorCOMM provides bug fixes and some upgrades to StorCOMM software depending on the system operated by the customer. However, in the case of an upgrade from a previous version to the latest or current version a charge will be made not for the newer version but for any data migration and or any additional hardware operating systems. All the current hardware that StorCOMM currently sells as part of its PACS solution is subject to the warranties of their manufacturers. The manufacturers generally warrant their products against faulty material and workmanship for one to three years. StorCOMM will either pass through the manufacturers warranties directly to the end users and or retain the warranty in StorCOMM’s own name. In most cases the contracts with the manufacturers will provide onsite warranty services through the manufacturer’s service network.

StorCOMM currently carries an aggregate of $2,000,000 in product liability insurance. StorCOMM’s management believes that this amount of insurance is adequate to cover its risks. However, to further mitigate its risks, StorCOMM standard hardware sales/software license agreement as well as its service agreement expressly limits its liabilities and the warranties of its products and services in accordance with accepted provisions of the Uniform Commercial Code as adopted in most states.

Copyrights, Patents and Trade Secrets

StorCOMM holds patents protecting some of its proprietary technology, which it has either filed directly or received through assignment. StorCOMM has copyrighted the designs of its proprietary software. Patent or copyright protection may not be available for many of StorCOMM’s products. Most of StorCOMM’s proprietary technology is in the form of software and we have relied primarily on copyright and trade secret protection of our software. StorCOMM’s management believes that its business is more dependent upon marketing, service, and knowledge than on patent or copyright protection. StorCOMM has registered trademarks for some of its trade names and plans to register others as the need arises.

Governmental Regulation

The Federal Food, Drug and Cosmetic Act, more commonly known for its regulation of drugs in interstate commerce, was amended by the “Medical Device Amendments of 1976” (the “Amendments”) to cover devices used in medical practice. These include instruments and reagents used in biomedical laboratory testing. In 1998, the Federal Drug Administration (FDA) first classified picture archiving and communications systems as Class II medical devices.

The FDA requires all Class II devices regulated under 21 CFR § 892.2050, which includes StorCOMM’s Picture Archiving and Communications System products, to obtain FDA 510(k) clearance prior to marketing, and to comply with FDA Quality System Requirements.

The FDA from time to time reevaluates its rules relevant to computer products used in connection with medical devices and software used in clinical applications. No assurance can be given that StorCOMM’s current or future products will not be subject to the provisions of the Amendments and implementing rules. StorCOMM has retained special counsel to advise it in such matters. The likelihood of such changes and their effect on the business of StorCOMM cannot be ascertained. If the FDA were to determine that additional provisions should apply to all or some of StorCOMM’s products, it is uncertain whether compliance with such interpretation would have a material adverse effect on StorCOMM or its products or operations.

In general, StorCOMM and its products are subject to direct governmental regulations applicable to manufacturers, including those regulations promulgated under the Occupational Safety and Health Act, and by the Environmental Protection Agency. StorCOMM’s customers, however, are subject to significant regulation by the FDA, the Centers for Medicare and Medicaid Services, the Health and Human Services Administration, the Centers for Disease Control, and by state and local governmental authorities. Such regulations require StorCOMM to comply with certain requirements in order to sell its systems, and are a major focus of its development efforts in order to maintain the regulatory compliance of its products. In addition, the new HIPAA regulations indirectly and directly are applicable to StorCOMM and have been a focus of its new product development efforts during the last two fiscal years.

Backlog

StorCOMM’s backlog at June 30, 2005 was approximately $900,000 for software, hardware and interface products, and approximately $750,000 for deferred services, compared to approximately $920,000 in software, hardware and interface products, and approximately $842,000 for deferred services at June 30, 2004. StorCOMM also has annually renewable extended service agreements under contracts aggregating in excess of $2,000,000.

Employees

At September 15, 2005, StorCOMM employed 32 full-time and one temporary employee of whom eight are involved in product development, eight in sales and marketing, 13 in technical services, training, and support, and four in administration. StorCOMM is not subject to any collective bargaining agreements. StorCOMM considers its employee relations to be good.

At September 15, 2005 StorCOMM Technologies, UK office, employed eight full-time employees of whom one is involved in sales and marketing, five are in technical services, training, and support and two in administration. StorCOMM Technologies is not subject to any collective bargaining agreements. StorCOMM Technologies considers its employee relations to be good.

Properties

StorCOMM currently operates out of two locations and has its headquarters located in a leased facility in Jacksonville, Florida. The second facility for StorCOMM Technologies is located in the United Kingdom. The facility in Jacksonville was constructed in 1991 and comprises approximately 8,422 square feet with an effective base rental of approximately $11,763 per month, plus common area maintenance costs and property taxes. Currently the Jacksonville location has extended its lease to January 15, 2006. Management is currently evaluating locations in the immediate area for relocation. A new location is currently being sought in Jacksonville. The location in the UK for StorCOMM Technologies is in East Gindsted near Gatwick Airport. The UK office in June 2005 entered into a new lease for 3 years with the option to terminate after two years. The combined space in the UK office is 640 square feet with a monthly rent of $3,166.

The combined facilities are used as general offices and operations headquarters that includes warehousing, service and support, training, development, and assembly. StorCOMM offices in Jacksonville will require relocation by April 2006 and a number of alternative locations are currently under consideration. However, StorCOMM considers the current facility to be adequate for its intended purposes. StorCOMM and StorCOMM Technologies carries adequate general liability insurance, as required by the respective leases, to cover any risks concerning the facilities.

Legal Proceedings

In December 2003, a former employee (and co-founder) of StorCOMM, George Treiber, commenced an action in Federal District Court against StorCOMM and subsequently amended the complaint in January 2005 to add Samuel G. Elliott , StorCOMM’s President and Chief Executive Officer. Mr. Treiber’s claim arose from a September 29, 1995 Technology License Agreement under which StorCOMM licensed certain software from his formerly owned company. Various allegations were filed including breach of contract, copyright infringement, unfair competition, breach of confidentiality, and misappropriations of trade secrets. StorCOMM and Mr. Treiber entered into a settlement agreement on July 20, 2005, pursuant to which StorCOMM has agreed to pay Mr. Treiber the sum of $229,300 as final settlement of Mr. Treiber’s claim against Mr. Elliott and StorCOMM. The $229,300 must be paid by StorCOMM in nine monthly installments. The first installment of $25,000 was due on October 17, 2005. As of October 20, 2005, StorCOMM had not paid the first installment. Under the settlement agreement, StorCOMM has until November 1, 2005 to cure the default. The final installment must be paid no later than June 17, 2006.

StorCOMM was notified on March 2, 2004 of a pending issue arising from a License Agreement between StorCOMM and certain patent holders for the use of certain technology in its product. The License Agreement was dated November 30, 1996 and was terminated by StorCOMM on October 29, 1999. The patent holders are questioning minimum payment requirements of approximately $117,000 arising from this agreement. StorCOMM’s legal counsel believes the claim is without merit and that no future liabilities will arise as well. No reserves were established on StorCOMM’s potential exposure as of June 30, 2005. On September 9, 2005 the parties agreed to settle all claims associated with the License Agreement and unpaid royalties for $21,000, payable in cash.

Dividend Policy

StorCOMM has never declared or paid cash dividends on its capital stock.

StorCOMM, Inc.

SELECTED FINANCIAL DATA OF STORCOMM

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from StorCOMM’s audited consolidated financial statements for the years ended December 31, 2004 and 2003, and from StorCOMM’s unaudited consolidated financial statements for the six months ended June 30, 2005 and 2004 appearing elsewhere in this joint proxy statement/prospectus. You should read this information along with the notes to CCA’s financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of StorCOMM” elsewhere in this joint proxy statement/prospectus.

	Six Months
	Ended June 30,		Year Ended December 31,
Statement of Operations Data:	2005	2004	2004	2003
	(Unaudited)
REVENUES	$3,447,587	$4,334,034	$7,364,930	$4,542,993
COSTS OF REVENUE:
Cost of sales—equipment	651,356	1,238,758	1,725,662	511,229
Cost of sales—support, training	952,897	800,980	1,767,533	1,828,583
Cost of sales—amortization of cap software	111,366	111,367	222,735	18,561
Total costs of goods sold	1,715,619	2,151,105	3,715,930	2,358,373
Gross profit	1,731,968	2,182,929	3,649,000	2,184,620
OPERATING EXPENSES
Sales and marketing	611,029	617,749	1,186,148	1,103,114
Research and product development	509,544	546,506	1,123,357	902,013
General and administrative	760,926	650,917	1,256,803	1,091,239
Total operating costs	1,881,499	1,815,172	3,566,308	3,096,366
Operating income (loss)	(149,531)	367,757	82,692	(911,746)
INTEREST EXPENSE	(591,274)	(603,710)	(1,141,162)	(1,467,963)
NET LOSS	$(740,805)	$(235,953)	$(1,058,470)	$(2,379,709)

		Year Ended December 31,
Balance Sheet Data:	June 30, 2005	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$381,923	$68,325	$142,991
Accounts receivable	596,204	607,562	592,654
Inventories	29,965	82,326	42,017
Prepaids and other current assets	15,608	2,000	22,728
TOTAL CURRENT ASSETS	1,023,700	760,213	800,390
PROPERTY AND EQUIPMENT, net	39,310	47,094	87,903
CAPITALIZED SOFTWARE COSTS, net	761,013	872,379	1,095,114
DEPOSITS	83,622	83,622	88,297
	$1,907,645	$1,763,308	$2,071,704
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	343,782	553,278	741,964
Accrued compensation and related benefits	325,041	470,800	429,719
Accrued interest	1,787,585	1,228,998	4,126,588
Unearned revenues	1,665,326	1,018,470	1,769,336
Notes payable	649,754	774,291	991,808
Notes payable—(related parties)	2,256,116	2,191,116	3,282,078
Convertible notes payable	850,594	850,594	850,594
Convertible notes payable—(related parties)	9,368,085	9,368,085	8,226,092
Other	398,547	299,009	482,260
TOTAL CURRENT LIABILITIES	17,644,830	16,754,641	20,900,439
CONVERTIBLE SERIES D PREFERRED STOCK(1)	5,644,564	5,411,779	—
SHAREHOLDERS’ EQUITY:
Common shares	7,328	7,328	7,328
Additional paid-in capital	17,164,543	17,397,328	17,871,352
Accumulated deficit	(38,472,911)	(37,732,106)	(36,673,636)
Accumulated other comprehensive loss	(80,709)	(75,662)	(33,779)
TOTAL SHAREHOLDERS’ DEFICIT	(21,381,749)	(20,403,112)	(18,828,735)
	$1,907,645	$1,763,308	$2,071,704

(1)          All of the outstanding shares of convertible Series D Preferred Stock were converted into 36,548,890 shares of common stock of StorCOMM on September 27, 2005.

StorCOMM, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STORCOMM

Overview

StorCOMM, a Delaware corporation, was incorporated on August 30, 1995. StorCOMM’s principal office is located in Jacksonville, Florida. StorCOMM incorporated a wholly owned subsidiary, StorCOMM Technologies, Limited (“StorCOMM-UK”), on March 20, 1998, to conduct business in the United Kingdom. StorCOMM designs, develops, markets, installs, and services Picture Archiving and Communications Systems (“PACS”) that capture, store, deliver and display diagnostic-quality clinical images and correspondent diagnostic information, and allow hospitals and integrated health care delivery networks to rapidly and cost-effectively distribute clinical images electronically throughout an enterprise-wide network as part of the enterprise’s electronic patient record system.

Revenues are derived primarily from the sale of StorCOMM’s Access.NET™ PACS Picture Archiving and Communications Systems. A typical turn-key PACS sales transaction includes the licensing of StorCOMM’s proprietary software (and certain third-party software), project-related services and training associated with the installation of the PACS systems, the sale of patented and proprietary components and/or third party equipment and computer hardware integrated into the PACS system, and customer support (referred to in this joint proxy statement/prospectus as PCS) for the first year after installation (customer sign-off). StorCOMM’s policy on orders accepted by StorCOMM are not subject to change, cancellation, or return by the Buyer except with StorCOMM’s written consent and payment of a charge of not less than 15% of the price as liquidated damages. In addition, StorCOMM derives recurring revenues from maintenance and support services on installed PACS, which generally include support of software, license renewal, upgrades, and maintenance of hardware.

Results of Operations

Six months ended June 30, 2005 compared to six months ended June 30, 2004.

The following table sets forth certain line items in our condensed consolidated statement of operations as a percentage of total revenues for the periods indicated:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Revenues:
System sales	76.8%	74.7%	64.8%	76.2%
Service revenues	23.2	25.3	35.2	23.8
Total revenues	100.0	100.0	100.0	100.0
Costs of products and services sold:
Equipment	18.8	18.9	32.9	28.5
Support, Training	24.7	27.6	30.0	18.5
Amortization of Capitalized	2.9	3.2	3.8	2.6
Software
Total costs of products and services	46.4	49.7	66.7	49.6
Gross profit	53.6	50.3	33.3	50.4
Operating expenses:
Sales and marketing	17.1	17.7	22.4	14.3
Research and development	13.5	14.8	19.1	12.6
General and administrative	26.4	22.1	25.5	15.0
Total operating expenses	57.0	54.6	67.0	41.9
Operating income (loss)	(3.4)	(4.3)	(33.7)	8.5
Interest Expense	15.6	17.2	16.3	13.9
Net income (loss)	(19.0)	(21.5)	(50.0)	(5.4)

Revenues

Sales for the second fiscal quarter ended June 30, 2005 increased to $1,912,523, as compared to $1,464,592 for the comparable quarter ended June 30, 2004, an overall increase of $447,931 or 30.6%. The increase in revenue for the second quarter of 2005 is primarily due to increased new system sales in the US of $336,776 and in the UK of $191,458. For the six-month period ending June 30, 2005, sales decreased $886,447 or 20.5% compared to the same period of 2004. This year-over-year decrease in sales is primarily due to a large installation in the UK that was installed and recognized during the first quarter of 2004.

Costs of goods sold

Cost of goods sold for the second quarter and six-month period ending June 30, 2005 decreased by $90,620 or 9.3% and $435,486 or 20.2%, respectively, as compared to the same periods of fiscal 2004. For the quarter, the decrease in cost of sales was primarily due to a higher mix of “software-only” sales as compared to the same quarter of 2004. For the six-month period, the overall decrease in cost of sales was primarily attributable to the cost of equipment attributable to the reduction in sales revenue in the UK Operations. For the quarter, the decrease in costs of sales as a percentage of revenue is caused again by increased mix of “software-only” sales. For the six-month period year-over-year, the cost of sales as a percentage of sales remained flat at 49.6%. Increased labor spending in the US Operation’s technical area was offset by an overall decrease in cost of equipment in the UK revenues.

Sales and marketing expenses

Sales and marketing expenses were relatively flat for the second quarter-over-quarter and for the six-month period year-over-year. Sales and marketing expenses were 17.1% and 22.4% of net sales for the quarters ending June 30, 2005 and 2004 respectively. Sales and marketing expenses were 17.7% and 14.3% of net sales for the six-month period ended June 30, 2005 and 2004 respectively. All percentage increases or decreases are due to fluctuations in consolidated sales revenue.

Research and product development expenses

Research and development expenses decreased $21,760 or 7.8% for three-month period ending June 30, 2005 over the same comparable period in 2004. Research and development expenses also decreased $36,962 or 6.8% for the six-month period ending June 30, 2005 over the same comparable period in 2004. The minor decrease in R&D spending for the comparable periods year-over-year was primarily due to decreased salaries and wages. No R&D costs were capitalized to Capitalized Software during either quarter ending June 30, 2005 and 2004; and six-month period ending June 30, 2005 and 2004.

General and administrative expenses

General and administrative expenses increased $132,042 or 35.4% and $110,009 or 16.9%, respectively, for the current fiscal quarter and six-month period ended June 30, 2005 as compared to the same periods of fiscal 2004. The increase was primarily due to settlement of a legal claim with a former employee offset by decreased spending in salaries and wages and travel in the UK.

Interest expense

Interest expense for the second quarter of fiscal 2005 increased by 59,741 or 25.0% as compared to the same quarter of fiscal 2004. The overall increase in interest expense was attributable to an increased default interest rate of 12% compared to 8% for the same quarter 2004 on bridge loans from StorCOMM’s two main secured note holders. Interest expense for the six-month period ended June 30, 2005 decreased $12,436 or 2.1% as compared to the comparable period of 2004. The decrease in interest expense for this six-month period was due to the debt restructuring of March 15, 2004 of StorCOMM’s two largest secured note holders.

Income taxes

At December 31, 2004 and 2003, StorCOMM’s deferred tax assets resulted from net operating loss carryforwards. The deferred tax assets are fully reserved because management cannot determine it is more likely than not they will be utilized. StorCOMM’s net operating loss carryforwards of approximately $30.5 million begin to expire in 2011. Additionally, StorCOMM’s net operating loss carryforwards may be limited pursuant to Internal Revenue Code Section 382 because of certain prior or prospective ownership changes, as defined therein.

Net income (loss)

StorCOMM incurred a net loss of $363,124 in the second fiscal quarter of 2005 as compared to a net loss of $733,319 for the second fiscal quarter of 2004. StorCOMM incurred a net loss of $740,805 for the six-month period ending June 30, 2005 compared to net loss of $235,953 for the comparable period in 2004.

Results of Operations

Year ended December 31, 2004 compared with the year ended December 31, 2003

The following table sets forth certain line items in our condensed consolidated statement of operations as a percentage of total revenues for the periods indicated:

	12 Months Ended Dec 31, 2004	12 Months Ended Dec 31, 2003
Revenues:
System sales	73.7%	63.2%
Service revenues	26.3	36.8
Total revenues	100.0	100.0
Costs of products and services sold:
Equipment	23.4	11.2
Support, Training	24.0	40.3
Amortization of Capitalized Software	3.0	0.4
Total costs of products and services	50.4	51.9
Gross profit	49.5	48.1
Operating expenses:
Sales and marketing	16.1	24.3
Research and development	15.2	19.9
General and administrative	17.1	24.0
Total operating expenses	48.4	68.2
Operating income (loss)	1.1	(20.1)
Interest Expense	15.5	32.3
Net income (loss)	(14.4)	(52.4)

Revenues

Sales for the year ended December 31, 2004 increased to $7,364,930, as compared to $4,542,993 for the comparable year ended December 31, 2003, an overall increase of $2,821,937 or 62.1%. The increase in revenue for the year 2004 is primarily due to a large installation in the UK that was installed and recognized during the year 2004 in the amount of $1,300,000. Increased sales coming from StorCOMM’s largest channel partner (SourceOne) of $1,331,000 also contributed to the overall increase in revenues for 2004.

Costs of goods sold

Cost of goods sold was 50.4% and 51.9% of net sales for the year ended December 31, 2004 and 2003 respectively. Cost of goods sold for the year ending December 31, 2004 increased by $1,357,557 over the year ended December 31, 2003. The overall increase in cost of sales dollars was primarily attributable to the cost of equipment attributable to the increase in sales revenue in the UK and US Operations of $1,214,433, an increase in amortization of capitalized software costs of $204,174, and a decrease in support and training labor costs of $61,050.

Sales and marketing expenses

Sales and marketing expenses were 16.1% and 24.3% of net sales for the year ended December 31, 2004 and 2003 respectively. Sales and marketing expenses for the year ended December 31, 2004 increased by $83,034 over the year ended December 31, 2003. The overall increase in sales and marketing dollars was primarily attributable an increase in sales wages and commissions.

Research and product development expenses

Research and product development expenses increased $221,344 or 24.5% for the year ended December 31, 2004 as compared to 2003. This was primarily due to the reduction of capitalized software development costs during the year ended December 31, 2004. No software development costs were capitalized during the year ended December 31, 2004, as compared to $631,559 capitalized during the year ended December 31, 2003.

General and administrative expenses

For the year ending December 31, 2004, general and administrative expenses increased $165,564 over the year ending December 31, 2003. This was primarily due to the increased spending in telephone, travel, and legal expenses.

Interest Expense

Interest expense for the year ending December 31, 2004 decreased by $326,801 or 22.2% over the year ending December 31, 2003. The overall decrease in interest expense was attributable to the debt restructuring of March 15, 2004.

Income taxes

At December 31, 2004 and 2003, StorCOMM’s deferred tax assets resulted from net operating loss carryforwards. The deferred tax assets are fully reserved because management cannot determine it is more likely than not they will be utilized. StorCOMM’s net operating loss carryforwards of approximately $30.4 million begin to expire in 2011. Additionally, StorCOMM’s net operating loss carryforwards may be limited pursuant to Internal Revenue Code Section 382 because of certain prior or prospective ownership changes, as defined therein.

Net income (loss)

StorCOMM incurred a net loss of $1,058,470 in the year ending December 31, 2004 compared to net loss of $2,379,709 for the year ending December 31, 2004.

Liquidity and Capital Resources

StorCOMM’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required and ultimately to attain successful operations. From inception, StorCOMM has incurred substantial losses and negative cash flows from operations. In addition, current liabilities exceed current assets by $16,391,830 at June 30, 2005. StorCOMM recently has looked for financial strength through mergers or consolidations with other companies of similar business nature. On August 16, 2005, CCA and StorCOMM entered into a definitive merger agreement. The transaction is subject to shareholder approval and other conditions to closing contained in the merger agreement. It is expected that the post merger company will offer integrated applications and services to a broad sector of the healthcare provider market. The merger is expected to be completed during 2005. If the current merger attempt should not materialize, then a continuation of searching for new capital would commence immediately. StorCOMM will continue to search for new capital and to attempt to convert a percentage of existing debt into equity. No assurance can be made that StorCOMM will be successful in accomplishing the proposed merger, its business plans, or that StorCOMM will continue as a going concern. The report of StorCOMM’s

Independent Registered Public Accounting Firm expressed substantial doubt about StorCOMM’s ability to continue as a going concern.

Cash flows from operating activities were $381,659 for the six-month period ended June 30, 2005 compared to cash flows of $239,936 for the comparable six-month period of fiscal 2004. The increase in cash flow from operating activities was primarily attributable to an increase in unearned revenues offset by a reduction in sales revenue. Cash flows used in investing activities was $3,477 for the six-month period ended June 30, 2005 compared to $3,628 used in the comparable period of fiscal 2004. The slight decrease in cash flows used in investing activities was the result of a reduction in purchases of fixed assets. Cash flows from financing activities were from related party notes payable of $65,000 and $545,000 for the six-months ended June 30, 2005 and 2004 respectively. Repayment of notes payable were $124,537 and $348,179 for the six-month periods ending June 30, 2005 and 2004 respectively. These repayments are to related party notes payable and the outstanding judgment from a financial institution.

Cash used in operating activities were $354,056 for the year ended December 31, 2004 compared to cash flows of $87,979 for comparable period of 2003. The decrease in cash flow from operating activities was primarily attributable to the decrease in accounts payable, the decrease in other liabilities, and unearned revenue compared to prior year. Cash used in investing activities were $5,203 and $663,193 for the years ended December 31, 2004 and 2003, respectively. The decrease in cash used in investing activities was primarily due to a decrease in capitalized software costs. Cash provided from financing activities were $326,476 and $627,231 for the years ended December 31, 2004 and 2003, respectively. Cash flows from financing activities were from related party notes payable of $543,993 and $752,149 for the 12 months ending December 31, 2004 and 2003 respectively. Repayment of notes payable were $217,517 and $124,918 for the 12 months ending December 31, 2004 and 2003 respectively. These repayments are to related party notes payable and the outstanding judgment from a financial institution.

As of June 30, 2004, the Company had an outstanding balance of $649,754 on a default judgment related to a secured note. The Company is paying the judgment in monthly installments of $25,000. The interest rate on the default judgment is 7%. The last payment is due November 1, 2007. These payment terms will continue post merger.

As of June 30, 2005, the Company had related party demand notes payable of $2,256,116 with interest rates ranging from 7.75% to 12% (default rate 12%), convertible notes payable of $850,594 with interest rates ranging from 8% to 12% (default rate 12%), and related party secured convertible notes payable of $9,368,085 with interest rate of 8% (default rate 12%). As a condition of the merger with Creative Computer Applications, Inc., no more than $1 million of unsecured debt can remain on StorCOMM’s books.

On September 30, 2005, StorCOMM issued a note to CCA in the principal amount of $55,318.25. The full amount of the note is due immediately on the first to occur of January 31, 2006 or the termination of the merger agreement prior to completion of the merger. The interest rate under the note is 7%. The note covers a payment made on August 22, 2005 by CCA to StorCOMM in the amount of $39,478.85 and the purchase of equipment by CCA for StorCOMM in September 2005 for an aggregate purchase price of $15,839.40.

As of June 30, 2005, there were 5,500,000 authorized shares, par value $0.001 per share, of Redeemable Convertible Series D Preferred Stock. At June 30, 2005, there were 4,937,755 shares of Redeemable Convertible Series D Preferred Stock with a redemption value of $5,644,564 due to the debt conversion on March 15, 2004. On September 27, 2005, all of the outstanding shares of Series D Preferred Stock were converted to 36,548,890 shares of common stock. On September 30, 2005, StorCOMM amended and restated its certificate of incorporation to eliminate the authorized Redeemable Convertible Series D Preferred Stock.

On September 27, 2005, TITAB, LLC, a Delaware limited liability company, which is wholly owned by Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, converted debt of StorCOMM’s evidenced by a Promissory Note effective as of March 15, 2004 in the original principal amount of Five Million Five Hundred Thirty Nine Thousand Eight Hundred Ninety Four and 42/100 Dollars ($5,539,894.42) into 46,056,906 shares of StorCOMM common stock.

On September 27, 2005, TITAB, LLC also converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) September 25, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), and (ii) October 18, 2004, in the original principal amount of Two Hundred Thousand Dollars, into 2,291,465 shares of StorCOMM common stock.

On September 27, 2005, Global United Capital, Ltd, a British Virgin Islands limited company, which is wholly owned by Mr. Peters, converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) June 7, 2004, in the original principal amount of Two Hundred Ten Thousand Dollars ($210,000), (ii) November 4, 2004, in the original principal amount of Three Hundred Thousand Dollars ($300,000), (iii) November 16, 2004, in the original principal amount of Fifty Thousand Dollars ($50,000), and (iv) December 14, 2004, in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), into 5,841,964 shares of StorCOMM common stock.

On September 27, 2005, Mr. Peters converted debt of StorCOMM's evidenced by a Promissory Note effective as of April 28, 2003, in the original principal amount of Sixty-Five Thousand Dollars ($65,000), into 620,638 shares of StorCOMM common stock.

On September 27, 2005, C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, converted debt of the Company evidenced by a Promissory Note effective as of March 15, 2004 in the original principal amount of Three Million Eight Hundred Twenty Eight Thousand One Hundred Ninety and 91/100 Dollars ($3,828,190.91) into 31,826,352 shares of StorCOMM common stock.

On September 27, 2005, Mr. Sym-Smith also converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) September 24, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), (ii) October 17, 2003, in the original principal amount of Fifty Thousand Dollars ($50,000), (iii) October 28, 2003, in the original principal amount of Seventy Five Thousand Dollars ($75,000), (iv) February 12, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (v) April 6, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (vi) June 21, 2004, in the original principal amount of One Hundred Thousand Dollars ($100,000), (vii) July 30, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (viii) September 1, 2004, in the original principal amount of Fifty Two Thousand Dollars ($52,000), (ix) September 15, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (x) October 13, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (xi) November 23, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (xii) December 7, 2004, in the original principal amount of Fifteen Thousand Dollars ($15,000), and (xiii) March 2, 2005, in the original principal amount of Sixty Five Thousand Dollars ($65,000), into 5,993,661 shares of StorCOMM common stock.

On September 27, 2005, Meris Holdings, Inc., a Bahamian corporation, which is wholly owned by Mr. Sym-Smith, converted debt of StorCOMM's evidenced by a Promissory Note effective as of July 15, 1999, in the original principal amount of Two Hundred Thousand ($200,000), into 2,215,954 shares of StorCOMM common stock.

Contractual Obligations

The following summarizes our contractual obligations at June 30, 2005 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

		Less than 1			After 5
Contractual Obligations	Total	Year	1-3 Years	4-5 Years	Years
Operating leases(1)	$79,514	$79,514	$—	$—	$—
Note payable(2)	$649,754	$300,000	$349,754	$—	$—
Settlement(3)	$229,300	$229,300	$—	$—	$—

The lease on this facility expires on October 31, 2005. The lease was amended in September 2005, extending the expiration to January 15, 2006.

Represents payments on remaining note payable for $25,000 monthly payable to a financial institution. This table excludes StorCOMM’s debt that is being converted in conjunction with the merger.

Represents payments under a settlement agreement to a former employee. Payments are due in nine monthly installments beginning October 17, 2005.

Seasonality, Inflation and Industry Trends

StorCOMM’s sales are generally higher in the winter, spring and fall due to budgetary cycles of its clients. Inflation has not had a material effect on its business since StorCOMM has been able to adjust the prices of its products and services in response to inflationary pressures. Management believes that PACS products such as those offered by StorCOMM will be in high demand, but will continue to be highly competitive, and that potential healthcare reforms, including those related to the electronic patient medical record will have a long-term positive impact on its business. In addition, management believes that the healthcare information technology industry will be marked with more significant technological advances, which will improve the quality of service and reduce costs. StorCOMM intends to meet these challenges by continuing to employ new technologies when they become available, diversifying its product offerings, improving and expanding its services, and by constantly enhancing its software applications.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of StorCOMM’s financial condition and results of operations are based upon the condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those related to the valuation of inventory and the allowance for uncollectible accounts receivable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenues are derived primarily from the sale of StorCOMM’s Access.NET™ PACS Picture Archiving and Communications Systems. A typical turn-key PACS sales transaction includes the licensing of StorCOMM’s proprietary software (and certain third-party software), project-related services and training associated with the installation of the PACS systems, the sale of patented and proprietary components and/or third party equipment and computer hardware integrated into the PACS system, and PCS for the first year after installation (customer sign-off). StorCOMM’s policy on orders accepted by StorCOMM are not subject to change, cancellation, or return by the Buyer except with StorCOMM’s written consent and payment of a charge of not less than 15% of the price as liquidated damages.

StorCOMM recognizes revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-4, SOP 98-9 and clarified by Staff Accounting Bulletin (SAB) 101 “Revenue Recognition in Financial Statements.” SOP No. 97-2, as amended, generally requires revenue earned on software arrangements involving multiple-elements to be allocated to each element based on the relative fair values of those elements. StorCOMM allocates revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when the element is sold and specifically defined in a quotation. StorCOMM determines the fair value of the maintenance portion of the arrangement based on the renewal price of the maintenance charged to clients, and of the professional services portion of the arrangement, training and other installation services based on hourly rates which the company charges for these services when sold apart from the software license, and the hardware and sublicense of software based on the prices for these elements when they are sold separately from the software. If a discount is offered in a multiple-element arrangement, a proportionate amount of that discount is applied to each element included in the arrangement. StorCOMM defers revenue recognition until the elements are delivered, installed, and accepted by the client. The revenue for the PCS element of a multiple-element arrangement is recognized over the life of the element usually 12 months in length. Terms on most orders are 50% deposit with purchase order, 30% payment on shipment of software and/or hardware, and 20% payment at installation (customer sign-off). At June 30, 2005, deferred revenue on system sales was $676,535.

Post implementation software and hardware maintenance services are marketed under monthly and annual arrangements and are recognized as revenue ratably over the contracted maintenance term as services are provided. At June 30, 2005, deferred service contract income was $988,791.

Software Development Costs

Research and development costs consist primarily of compensation paid to certain of StorCOMM’s employees. StorCOMM capitalizes software development costs in accordance with FASB Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” StorCOMM capitalizes software development costs incurred subsequent to establishing technological feasibility of the software being developed. Thereafter, all software development costs are capitalized until the point that the product is available for general release to customers, at which time amortization of the capitalized costs begins. Capitalized software development costs are amortized over 5 years using the straight-line method. At each balance sheet date, StorCOMM performs a detailed assessment of the capitalized software development costs to determine the asset’s carrying value. The estimates of expected future revenues generated by the software, the remaining economic life of the software, or both, could change, materially affecting the carrying value of the capitalized software development costs. To the extent that the carrying value exceeds the estimated net realizable value of the capitalized software costs, an impairment charge is recorded. At June 30, 2005, the balance of capitalized software costs was $761,013, net of accumulated amortization of $352,662.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF STORCOMM

Foreign Currency Risk

StorCOMM does not have material exposure to adverse movements in foreign currency exchange rates due to the short-term nature of the transactions in the United Kingdom.  A hypothetical change of 10% in foreign currency exchange rates would not have a material impact on our financial statements or results of operations. A very small portion of StorCOMM’s transactions outside of the United States are denominated in foreign currencies.

Interest Rate Risk

StorCOMM’s exposure to market risks for changes in interest rates relates primarily to StorCOMM’s investment portfolio. As of June 30, 2005, StorCOMM’s cash equivalents consisted of money market funds. Due to the short-term nature of StorCOMM’s investment portfolio, StorCOMM does not believe that an immediate 10% increase in interest rates would have a material effect on the fair market value of its investment portfolio. StorCOMM’s management believes that StorCOMM has the ability to liquidate this portfolio in short order and does not expect StorCOMM’s operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on its investment portfolio.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS OF STORCOMM

StorCOMM is a private company and there is currently no public market for its securities. As of October 3, 2005, the following shares of StorCOMM common stock were subject to issuance as follows:

•       8,155,600 shares were subject to issuance upon exercise of outstanding options; and

•       167,623 shares were subject to issuance upon exercise of outstanding warrants.

As of October 3, 2005, there were 175 holders of StorCOMM common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE OF STORCOMM

Effective February 7, 2005, StorCOMM engaged BDO Seidman, LLP, an Independent Registered Public Accounting Firm, to audit StorCOMM’s financial statements for the fiscal years ended December 31, 2003 and 2004. During the two fiscal years prior to BDO Seidman’s appointment, including the subsequent interim period, StorCOMM was not required to have, and did not have, outside auditors.

INFORMATION REGARDING CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS OF STORCOMM

The following is information regarding those directors and executive officers of StorCOMM who are either nominees for director of CCA or who will serve as executive officers of CCA assuming the merger is completed. There are no family relationships among any of these directors and executive officers. References in this “Information Regarding Certain Directors and Executive Officers of StorCOMM” section to “we,” “us,” “our” and similar expressions refer to StorCOMM and its subsidiaries.

Name of Nominee	Age	Title
C. Ian Sym-Smith	75	Chairman of the Board
Bradford G. Peters	37	Director
Samuel G. Elliott	53	Chief Executive Officer
William W. Peterson	52	Chief Operating Officer

C. Ian Sym-Smith   has served as chairman of the board of directors of StorCOMM since April 1997 and as a director of StorCOMM since February 1996. Mr. Sym-Smith has served as a director of several private and public companies. Mr. Sym-Smith received his B.S. in electrical engineering from the College of Technology in Birmingham, England, and his M.B.A. from the Wharton School of Business.

Bradford G. Peters   has served as a director of StorCOMM since March 1999. Since June 1998, Mr. Peters has served as president of Blackfin Capital, LLC, a New York based, privately held investment management company. Prior to founding Blackfin Capital, LLC, Mr. Peters worked for Morgan Stanley as a vice president in the private wealth management group from 1993 to 1998. Since December 1999, Mr. Peters has served as a director of Britesmile, Inc., a developer of teeth whitening technology, where he is a member of the audit committee, and chairman of the compensation committee. Before joining Morgan Stanley, Mr. Peters received his M.B.A. in finance from Duke University in 1993.

Samuel G. Elliott   has served as StorCOMM’s chief executive officer since March 1999 and as managing director of StorCOMM Technologies Ltd., a wholly owned subsidiary of StorCOMM organized under the laws of the United Kingdom, since March 1998. From October 1996 to March 1998, Mr. Elliott served as the sales development manager of Comdisco Healthcare Group U.K., an asset management company and a subsidiary of Comdisco Inc. U.S.A. Mr. Elliott served as national sales development manager of PPP Lifetime Care plc., a private medical insurance company and a subsidiary of Private Patients Plan Group, from July 1992 to September 1996. Assuming the merger is completed, Mr. Elliott will become the chief international officer of CCA and will remain the managing director of StorCOMM Technologies Ltd.

William W. Peterson   has served as StorCOMM’s chief operating officer since May 2002. Mr. Peterson joined StorCOMM in March 2001 as regional vice president-central and was promoted to senior vice president of sales in May 2001 and chief operating officer in May 2002. From 1990 to 2000 Mr. Peterson served as vice president, sales, marketing, and operations for Lynn Medical, a distributor of PAC’s systems. Prior to that, he was involved in multiple startup companies in the healthcare marketplace. Assuming the merger is completed, Mr. Peterson will become the chief sales and marketing officer of CCA.

EXECUTIVE COMPENSATION

The following table shows the compensation paid over the past three fiscal years to those executive officers of StorCOMM who will serve as executive officers of CCA assuming the merger is completed, and whom we refer to as the StorCOMM named executive officers.

				Long Term Compensation
				Awards
				Securities
				Underlying
		Annual Compensation		Options/	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	SAR’s (#)	Compensation($)
Samuel G. Elliott Chief Executive Officer	2004	185,000	0	1,000,000	15,718
William W. Peterson Chief Operating Officer	2004	162,162	0	750,000	0

Employment Agreements

None of the StorCOMM named executive officers has employment agreements with StorCOMM.

Compensation of Directors

Non-employee directors are not compensated for their services but are reimbursed for their reasonable expenses associated with their attendance at board meetings.

Stock Option Plans

Both the 1995 Plan and the 1998 Plan provide for the grant of incentive stock options and non-statutory stock options. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price of non-statutory options may not be less than 85% of the fair market value of the common stock on the date of grant. No options granted under either the 1995 Plan or the 1998 Plan may have a term in excess of ten years from the date of grant. Shares and options issued under either the 1995 Plan or the 1998 Plan generally vest over four years in equal annual installments and are annual installments and are subject to certain repurchase and other conditions.

The 2004 Plan (is intended for and) provides for the grant of incentive stock options; even though the plan also provides for nonqualified stock options. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price of non-qualifying options may not be less than 50% of the fair market value of the common stock on the date of grant. No options granted under the 2004 Plan may have a term in excess of five years from the date of grant. Shares and options issued under the 2004 Plan generally vest over two years and are annual installments and are subject to certain repurchase and other conditions.

An aggregate of 10,000,000 shares of common stock has been reserved for issuance under the 1995 Plan, 1998 Plan, and 2004 Plan. The 1995 and 1998 Plans were closed when the 2004 Plan was adopted.

Options/SAR Grants in Last Fiscal Year
Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/Sh)	Date
Samuel G. Elliott	1,000,000	20.1%	$0.14285	10/09
William W. Peterson	750,000	15.1%	$0.14285	10/09

The following table sets forth information as to stock options granted under the 2004 Plan, and the net value received from the exercise of options (market value of stock on the date of exercise, less the exercise price) by each StorCOMM named executive officer whose aggregate remuneration is set forth above.

Aggregated Option/SAR Exercises in Last Fiscal Year

Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs
	Acquired		FY-End (#)	at FY-End ($)
	on Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable
Samuel G. Elliott	0	$0	700,000/500,000	0/0
William W. Peterson	0	$0	375,000/375,000	0/0

Equity Compensation Plan Information

			Number of securities
			remaining available
	Number of securities to be	Weighted-average exercise	for future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options,	(excluding securities
	warrants and rights	warrants and other rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,000,000	$0.38	4,599,000
Equity compensation plans not approved by security holders	0	$0	0
Total	10,000,000		4,599,000

OWNERSHIP OF STORCOMM CAPITAL STOCK

The following table sets forth information regarding the beneficial ownership of StorCOMM common stock at October 3, 2005 of (i) each present director or nominee for director, (ii) each named executive officer (iii) all officers and directors as a group, and (iv) each beneficial owner of more than five percent of StorCOMM common stock.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 3, 2005 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o StorCOMM, Inc., 7 Corporate Plaza, 8649 Baypine Road, Jacksonville, Florida 32256.

	Common Shares Beneficially Owned at June 30, 2005
Name	Number of Shares	Percent of Class
C. Ian Sym-Smith(1)	55,864,299	37.3%
Bradford G. Peters(2)	77,081,680	51.5%
Samuel G. Elliott(3)	700,000	*
William W. Peterson(4)	375,000	*
All officers and directors as a group (4 persons)	134,010,979	89.5%

* Less than 1%

Footnotes:

(1)          Represents 55,834,299 shares held by C. Ian Sym-Smith and 30,000 shares held by Giving Productively, Inc., a Pennsylvania corporation. Mr. Sym-Smith owns 100% of the outstanding securities of Giving Productively, Inc. and has voting and dispositive power over the shares of common stock owned by Giving Productively, Inc.

(2)          Represents 77,081,680 shares held by TITAB, LLC, a Delaware limited liability company. Bradford G. Peters owns 100% of the outstanding securities of TITAB, LLC and has voting and dispositive power over the shares of common stock owned by TITAB, LLC.

(3)   Includes 700,000 shares of common stock issuable under currently exercisable stock options held by Mr. Elliott but excludes 500,000 shares of common stock issuable under currently non-exercisable options held by Mr. Elliott.

(4)   Includes 375,000 shares of common stock issuable under currently exercisable stock options held by Mr. Peterson but excludes 375,000 shares of common stock issuable under currently non-exercisable options held by Mr. Peterson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF STORCOMM

On September 27, 2005, all of the outstanding shares of Redeemable Convertible Series D Preferred Stock held by C. Ian Sym Smith, the chairman of StorCOMM’s board of directors, were converted into 14,952,154 shares of StorCOMM common stock and all of the outstanding shares of Redeemable Convertible Series D Preferred Stock held by TITAB, LLC, a Delaware limited liability company, which is wholly owned by Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, were converted into 21,596,736 shares of StorCOMM common stock.

On September 27, 2005, TITAB, LLC, a Delaware limited liability company, which is wholly owned by Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, converted debt of StorCOMM’s evidenced by a Promissory Note effective as of March 15, 2004 in the original principal amount of Five Million Five Hundred Thirty Nine Thousand Eight Hundred Ninety Four and 42/100 Dollars ($5,539,894.42) into 46,056,906 shares of StorCOMM common stock.

On September 27, 2005, TITAB, LLC also converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) September 25, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), and (ii) October 18, 2004, in the original principal amount of Two Hundred Thousand Dollars, into 2,291,465 shares of StorCOMM common stock.

On September 27, 2005, Global United Capital, Ltd, a British Virgin Islands limited company, which is wholly owned by Mr. Peters, converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) June 7, 2004, in the original principal amount of Two Hundred Ten Thousand Dollars ($210,000), (ii) November 4, 2004, in the original principal amount of Three Hundred Thousand Dollars ($300,000), (iii) November 16, 2004, in the original principal amount of Fifty Thousand Dollars ($50,000), and (iv) December 14, 2004, in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), into 5,841,964 shares of StorCOMM common stock.

On September 27, 2005, Mr. Peters converted debt of StorCOMM's evidenced by a Promissory Note effective as of April 28, 2003, in the original principal amount of Sixty-Five Thousand Dollars ($65,000), into 620,638 shares of StorCOMM common stock.

On September 27, 2005, C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, converted debt of the Company evidenced by a Promissory Note effective as of March 15, 2004 in the original principal amount of Three Million Eight Hundred Twenty Eight Thousand One Hundred Ninety and 91/100 Dollars ($3,828,190.91) into 31,826,352 shares of StorCOMM common stock.

On September 27, 2005, Mr. Sym-Smith also converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) September 24, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), (ii) October 17, 2003, in the original principal amount of Fifty Thousand Dollars ($50,000), (iii) October 28, 2003, in the original principal amount of Seventy Five Thousand Dollars ($75,000), (iv) February 12, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (v) April 6, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (vi) June 21, 2004, in the original principal amount of One Hundred Thousand Dollars ($100,000), (vii) July 30, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (viii) September 1, 2004, in the original principal amount of Fifty Two Thousand Dollars ($52,000), (ix) September 15, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (x) October 13, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (xi) November 23, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (xii) December 7, 2004, in the original principal amount of Fifteen Thousand Dollars ($15,000), and (xiii) March 2, 2005, in the original principal amount of Sixty Five Thousand Dollars ($65,000), into 5,993,661 shares of StorCOMM common stock.

On September 27, 2005, Meris Holdings, Inc., a Bahamian corporation, which is wholly owned by Mr. Sym-Smith, converted debt of StorCOMM's evidenced by a Promissory Note effective as of July 15, 1999, in the original principal amount of Two Hundred Thousand ($200,000), into 2,215,954 shares of StorCOMM common stock.

Except as described above and under “Information Regarding Certain Directors and Executive Officers of StorCOMM—Executive Compensation,” “—Compensation of Directors” or “The Merger—Interests of Certain StorCOMM Persons in the Merger,” from June 30, 2005 to the date of this joint proxy statement/ prospectus, there have been no other transactions, and there are currently no other proposed transactions, in which the amount involved exceeded $60,000 to which StorCOMM or any of its subsidiaries were or are to be a party and in which any StorCOMM executive officer or director who may become an executive officer or director of CCA upon the closing of the merger, or any member of their immediate family, had or will have a direct or indirect material interest. There are no business relationships between StorCOMM and any entity of which a director of StorCOMM who may become a director of CCA after the merger is an executive officer or of which such a director owns an equity interest in excess of 10%, involving payments for property or services in excess of 5% of StorCOMM’s consolidated gross revenues for 2004.

LEGAL MATTERS

Selected legal matters with respect to this offering and the validity of the common stock offered by this prospectus and certain tax matters with respect to the merger will be passed upon for CCA by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

EXPERTS

The financial statements of Creative Computer Applications, Inc. incorporated by reference in this Joint Proxy/Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of StorCOMM included in the Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the company’s ability to continue as a going concern, appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

CCA

Requirements for CCA Shareholder Proposals to be Brought Before a CCA Annual Meeting.   For shareholder nominations to the CCA board of directors or other proposals to be considered at a CCA annual meeting, the CCA shareholder must have given timely notice thereof in writing to the Corporate Secretary of CCA. To be timely for the 2005 CCA annual meeting, a CCA shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary of CCA at the principal executive offices of CCA (at 26115-A Mureau Road, Calabasas, California 91302) no later than December 1, 2005.

Requirements for CCA Shareholder Proposals to be Considered for Inclusion in CCA’s Proxy Materials.   CCA shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at CCA’s 2005 annual meeting must have been received by CCA not later than September 15, 2005 in order to have been considered for inclusion in CCA’s proxy materials for that meeting.

StorCOMM

If the merger occurs, there will be no StorCOMM annual meeting of StorCOMM shareholders this year. In that case, CCA shareholder proposals must be submitted to the Corporate Secretary of CCA in accordance with the procedures described above.

DOCUMENTS INCORPORATED BY REFERENCE

This joint proxy statement/ prospectus incorporates documents by reference that are not presented in or delivered herewith. To obtain these additional documents, please refer to the section of this joint proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 166.

The Securities and Exchange Commission, or SEC, allows CCA to incorporate by reference into this document information that it files with the SEC. This means that CCA can disclose important information to you by referring to those documents. The information that CCA incorporates by reference is considered as part of this document, and later information it files with the SEC will automatically update and supersede this information.

The following documents that CCA has filed with the SEC are incorporated by reference into this document:

•       annual report on Form 10-KSB and amended annual report on Form 10-KSB/A for the year ended August 31, 2004;

•       quarterly reports on Form 10-QSB for the quarters ended November 30, 2004, March 31, 2005 and June 30, 2005;

•       transition report on Form 10-QT for the period from September 1, 2004 to December 31, 2004;

•       current reports on Form 8-K filed on January 11, 2005, February 9, 2005 and June 6, 2005 (excluding those portions which are deemed furnished and not filed pursuant to General Instruction B(2) of Form 8-K);

•       the description of CCA common stock contained in CCA’s registration statement on Form 8-A filed on February 10, 2000;

•       all other information that CCA files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this document and prior to the date of CCA’s annual meeting and StorCOMM’s special meeting.

You should rely only on the information contained or specifically incorporated by reference in this document to vote on the merger. We have not authorized anyone to give you any information that is different from what is contained or incorporated by reference in this document.

WHERE YOU CAN FIND MORE INFORMATION

CCA is required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

CCA’s filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to public reference rooms. Copies of CCA’s filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding CCA.

CCA will provide you with copies of this information, without charge, excluding all exhibits, unless those exhibits are specifically incorporated by reference into this joint proxy statement/ prospectus upon written or oral request. In order for you to receive timely delivery of the documents in advance of the special meetings, CCA should receive your request no later than November 14, 2005 which is five business days before the date of CCA’s annual meeting.

Requests for documents relating to CCA should be directed to:

Creative Computer Applications, Inc.

26115-A Mureau Road
Calabasas, CA  91302
Attention:  Investor Relations
(818) 880-6700

You can find more information about the common stock that is offered by this document if you read CCA’s registration statement on Form S-4 that has been filed with the SEC under the Securities Act of 1933. We refer to it and any amendments to it as the “registration statement.” This document is a part of that registration statement and does not contain all of the information contained in the registration statement and its exhibits and schedules.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of CCA common stock offered hereby and certain tax matters with respect to the merger will be passed upon for CCA by Sheppard, Mullin, Richter & Hampton.

StorCOMM, Inc.

INDEX TO FINANCIAL STATEMENTS

Index to Financial Statements	F-1
StorCOMM. Inc., Consolidated Balance Sheets dated June 30, 2005	F-2
StorCOMM, Inc., Consolidated Statements of Operations for the 6 Months Ended June 30, 2005 and 2004	F-3
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5
Report of Independent Registered Public Accounting Firm	F-10
StorCOMM. Inc., Consolidated Balance Sheets dated December 31, 2004 and 2003	F-11
StorCOMM, Inc., Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003	F-12
StorCOMM, Inc., Consolidated Statements of Stockholders Deficit for the Years Ended December 31, 2004 and 2003	F-13
StorCOMM, Inc., Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F-14
StorCOMM, Inc., and Subsidiary Noted to Consolidated Financial Statements for the Years Ended December 31, 2004 and 2003	F-15

StorCOMM, Inc.
CONSOLIDATED BALANCE SHEET
June 30, 2005

June 30,
2005
(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$381,923
Accounts Receivable	596,204
Inventories	29,965
Prepaids and Other Current Assets	15,608
Total Current Assets	1,023,700
PROPERTY AND EQUIPMENT, NET	39,310
CAPITALIZED SOFTWARE COSTS, NET	761,013
DEPOSITS	83,622
TOTAL ASSETS	$1,907,645
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable	$343,782
Accrued Compensation and Related Benefits	325,041
Accrued Interest	1,787,585
Unearned Revenues	1,665,326
Notes Payable	649,754
Notes Payable—(Related Parties)	2,256,116
Convertible Notes Payable	850,594
Convertible Notes Payable—(Related Parties)	9,368,085
Other	398,547
Total Current Liabilities	17,644,830
CONVERTIBLE SERIES D PREFERRED STOCK
$.001 par value; at redemption value; 15,000,000 authorized shares; 4,937,755 shares issued and outstanding in 2004	5,644,564
STOCKHOLDERS’ DEFICIT
Common Stock, $.001 par value; 85,000,000 authorized shares:
7,328,400 shares issued and outstanding	7,328
Additional Paid-in Capital	17,164,543
Accumulated Deficit	(38,472,911)
Accumulated Other Comprehensive Loss	(80,709)
Total Stockholders’ Deficit	(21,381,749)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,907,645

See accompanying notes to condensed consolidated financial statements

StorComm, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE 6 MONTHS ENDED JUNE 30, 2005 and 2004

	Six Months ended June 30,
	2005	2004
	(Unaudited)
REVENUES	$3,447,587	$4,334,034
COST OF REVENUE
Cost of Sales—Equipment	651,356	1,238,758
Cost of Sales—Support, Training	952,897	800,980
Cost of Sales—Amortization of Capitalized Software	111,366	111,367
Total cost of goods sold	1,715,619	2,151,105
Gross profit	1,731,968	2,182,929
OPERATING EXPENSES
Sales and marketing	611,029	617,749
Research and product development	509,544	546,506
General and administrative	760,926	650,917
Total operating costs	1,881,499	1,815,172
OPERATING INCOME (LOSS)	(149,531)	367,757
INTEREST EXPENSE	591,274	603,710
NET LOSS	$(740,805)	$(235,953)

See accompanying notes to condensed consolidated financial statements

StorCOMM, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE 6 MONTHS ENDED JUNE 30, 2005 and 2004

	Six Months ended June 30,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(740,805)	$(235,953)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation	11,261	16,769
Amortization of capitalized software costs	111,366	111,367
Changes in Assets and Liabilities
(Increase) Decrease in Receivables	11,358	99,564
(Increase) Decrease in Inventories	52,361	42,017
(Increase) Decrease in Prepaids and Other Current Assets	(13,608)	23,728
Increase (Decrease) in Accounts Payable	(209,496)	(259,530)
Increase (Decrease) in Accrued Compensation and Related Benefits	(145,759)	28,666
Increase (Decrease) in Accrued Interest	558,587	567,893
Increase (Decrease) in Unearned Revenues	646,856	(82,771)
Increase (Decrease) in Other Liabilities	99,538	(71,814)
Net Cash Provided by Operating Activities	381,659	239,936
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of Property and Equipment	(3,477)	(3,628)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	65,000	545,000
Repayment of Notes Payable	(124,537)	(348,179)
Net Cash Provided by Financing Activities	(59,537)	196,821
Foreign Currency Translation Adjustment	(5,047)	(301,672)
NET INCREASE IN CASH AND CASH EQUIVALENTS	313,598	131,457
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	68,325	142,991
CASH AND CASH EQUIVALENTS, END OF PERIOD	$381,923	$274,448
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year For:
Interest	$25,464	$22,256
Supplemental Disclosure of Non-cash Financing Activities:
Increase in Redemption Value of Preferred Stock	$232,785	$175,324
Debt Converted to Preferred Stock	—	4,937,555
Debt Restructuring	—	9,368,085

See accompanying notes to condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1—Presentation of Financial Statements

In the opinion of management of StorComm, Inc. (the “Company”), the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring accruals) necessary to present fairly the Company’s financial position as of June 30, 2005, the results of its operations for the three and six month periods ended June 30, 2005 and 2004, and cash flows for the six months ended June 30, 2005 and 2004. These results have been determined on the basis of accounting principles generally accepted in the United States of America and practices applied consistently with those used in preparation of the Company’s audited financial statements for the years ended December 31, 2004 and 2003.

The results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of the results expected for any other period or for the entire year.

Note 2—Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. From inception, the Company has incurred substantial losses and negative cash flows from operations. In addition, current liabilities exceed current assets by $16,391,830 at June 30, 2005. Also, as discussed in Notes 4, the Company was in default at December 31, 2003 on its term loan with a financial institution and was served with a final judgment on January 22, 2004. An agreement was made to pay $25,000 monthly for 45 months and a 46th month payment of $8,692 at an interest rate of 7% annually. These factors among others indicate that there is substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required and ultimately to attain successful operations. The Company recently has looked for financial strength through mergers or consolidations with other companies of similar business nature. On January 10, 2005, Creative Computer Applications, Inc., or CCA, of Calabasas, California announced that it has entered into a Letter of Intent to merge with the Company. The transaction is subject to the completion and execution of a Definitive Merger Agreement and shareholder approval. It is expected that the post merger company will offer integrated applications and services to a broad sector of the healthcare provider market. The merger is expected to be completed during 2005. If the current merger attempt should not materialize, then a continuation of searching for new capital would commence immediately. The Company will continue to search for new capital and to attempt to convert a percentage of existing debt into equity. No assurance can be made that the Company will be successful in accomplishing the proposed merger, its business plans, or that the Company will continue as a going concern.

Note 3—Inventories

Inventories consist of computer hardware. Inventory items are only purchased for orders received and are then charged to cost of goods sold when orders are completed and shipped coinciding with the revenue recognition policies.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

Note 3—Inventories (Continued)

Inventory is valued at the lower of cost to purchase or the current estimated market value of the inventory items and shown net of any inventory valuation reserves. As of June 30, 2005, there is no inventory valuation reserve.

Note 4—Debt Obligations

Notes payable consists of the following at June 30:

Three Months Ended June 30, 2005

$991,808 default judgment with a financial institution, (originally a term loan) due in monthly installments of $25,000 for 45 months and $8,692 due in payment #46 which is due on November 1, 2007 at an interest rate of 7%.

Original secured note was for $1,000,000, secured by future customer contract receivables, and matured and was in default on December 10, 2000.	$649,754
Related party demand notes with interest ranging from 7.75% to 12% (default rate 12%). As of June 30, 2005 $2,067,038 was in default and $1,732,038 is secured with all the Company’s assets.	$2,256,116

Convertible notes payable consists of the following at June 30:

Three Months Ended June 30, 2005
Convertible I unsecured $30,000 note issued in 1996, interest at prime (8.5%), due three years from issuance if not converted at the option of the holder.
Note is in default and matured on December 16, 1999.	$30,000
Default judgment granted February 20, 2003 for balance due of $62,642 plus statutory interest on a $200,000 unsecured note payable originally due September 30, 2000.	$62,642
Convertible I notes issued in 1996, interest at prime (8.5%), due three years from issuance if not converted at the option of the holder.
Notes are unsecured, reassigned and in default and due on January 31, 2000.	$257,952
Convertible V notes issued in 2002, interest 12%, due two years from issuance if not converted at the option of the holder.
Notes are unsecured and in default as of June 18 and October 17, 2004.	$500,000
Total Unrelated Parties	$850,594
Convertible VII notes issued March 15, 2004, interest at 8% (default rate of 12%), due October 1, 2005, convertible at the option of the holder (related party).
Notes are secured with all Company assets.	$9,368,085
Total Related Parties	$9,368,085

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

Note 5—Stock-Based Compensation

As allowed by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), the Company has adopted the intrinsic value method of accounting for employee stock options under the principles of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and discloses the pro forma effect on net income (loss) and income (loss) per share as if the fair value based method had been applied. For equity instruments, including stock options, issued to non-employees, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

The following table illustrates the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
NET INCOME (LOSS) As reported	$(363,124)	$(740,805)	$(733,319)	$(235,953)
Add: Stock-based Compensation expense Included in reported net Income, net of related tax effects	—	—	—	—
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(12,425)	(24,850)	—	—
Net loss, pro forma	$(375,549)	$(765,655)	$(733,319)	$(235,953)

The Company issues all of its options at fair market value at the time of grant; therefore, no expense has been recorded under the intrinsic value method for the three months ended June 30, 2005 and 2004. As required by SFAS 123, the Company provides the following disclosure of estimated values for these awards: The fair value of each option was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 2004: risk free interest rates rate is 5%, expected lives of 5 years; volatility is zero and no assumed dividends. The weighted-average grant-date fair value of options granted during 2004 was estimated to be $.02. There were no options granted in the three months ended June 30, 2005.

Note 6—Contingencies

In December 2003, a former employee (and co-founder) of the Company commenced an action in Federal District Court against the Company and subsequently amended the complaint in January 2005 to add the Company’s President and CEO. The former employee’s claim arose from a September 29, 1995 Technology License Agreement under which the Company licensed certain software from the employee’s formerly owned company. Various allegations were filed including breach of contract, copyright infringement, unfair competition, breach of confidentiality, and misappropriations of trade secrets. The former employee seeks damages in the amount of $229,300 for breach of contract and is seeking other damages of at least $1.95 million plus punitive damages. The Company’s exposure to this action, if any, cannot be determined due to the early stage of the litigation. The Company believes that it has meritorious

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

Note 6—Contingencies (Continued)

defenses to master all of the claims asserted in the action. No reserves were established on the Company’s potential exposure as of June 30, 2005.

The Company was notified on March 2, 2004 of a pending issue arising from a License Agreement between the Company and certain patent holders for the use of certain technology in its product. The License Agreement was dated November 30, 1996 and was terminated by the Company on October 29, 1999. The patent holders are questioning minimum payment requirements of approximately $117,000 arising from this agreement. The Company’s legal counsel believes the claim is without merit and that no future liabilities will arise as well. No reserves were established on the Company’s potential exposure as of June 30, 2005.

Note 7—Merger

On January 10, 2005, Creative Computer Applications, Inc., or CCA, of Calabasas, California announced that it has entered into a Letter of Intent to merge with the Company. The transaction is subject to the completion and execution of a Definitive Merger Agreement and shareholder approval.

Note 8—Subsequent Events

On July 20, 2005, StorCOMM entered into a settlement agreement with a former employee as a result of an action filed against the Company in December 2003 (see Note 6). StorCOMM has agreed to pay the sum of $229,300 as final settlement of this claim against StorCOMM and the Company’s President and CEO. The $229,300 must be paid by StorCOMM in nine monthly installments. The first installment of $25,000 was due on October 17, 2005. As of October 20, 2005, StorCOMM had not paid the first installment. Under the settlement agreement, StorCOMM has until November 1, 2005 to cure the default. The Company expects the final payment on this claim to be paid no later than June 17, 2006.

On September 9, 2005, StorCOMM agreed to settle all claims associated with a License Agreement between the Company and certain patent holders for the use of certain technology in its products (see Note 6). The parties agreed to settle the claims and unpaid royalties for $21, 000 payable in cash.

On September 22, 2005, StorCOMM amended its certificate of incorporation to change its authorized shares of Common Stock. StorCOMM is authorized to issue 250,000,000 shares of Common Stock, with a par value of $0.001 per share and 15,000,000 shares of Preferred Stock with a par value of $0.001 per share.

On September 27, 2005, all of the outstanding shares of Redeemable Convertible Series D Preferred Stock were converted into 36,548,890 shares of StorCOMM common stock.

On September 27, 2005, TITAB, LLC, a Delaware limited liability company, which is wholly owned by Bradford G. Peters, a member of StorCOMM’s board of directors and StorCOMM’s largest shareholder, converted debt of StorCOMM's evidenced by a Promissory Note effective as of March 15, 2004, in the original principal amount of Five Million Five Hundred Thirty Nine Thousand Eight Hundred Ninety Four and 42/100 Dollars ($5,539,894.42) into 46,056,906 shares of StorCOMM common stock.

On September 27, 2005, TITAB, LLC also converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) September 25, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), and (ii) October 18, 2004, in the original principal amount of Two Hundred Thousand Dollars, into 2,291,465 shares of StorCOMM common stock.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

Note 8—Subsequent Events (Continued)

On September 27, 2005, Global United Capital, Ltd, a British Virgin Islands limited company, which is wholly owned by Mr. Peters, converted debt of StorCOMM's evidenced by Promissory Notes effective as of (i) June 7, 2004, in the original principal amount of Two Hundred Ten Thousand Dollars ($210,000), (ii) November 4, 2004, in the original principal amount of Three Hundred Thousand Dollars ($300,000), (iii) November 16, 2004, in the original principal amount of Fifty Thousand Dollars ($50,000), and (iv) December 14, 2004, in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), into 5,841,964 shares of StorCOMM common stock.

On September 27, 2005, Mr. Peters converted debt of StorCOMM's evidenced by a Promissory Note effective as of April 28, 2003, in the original principal amount of Sixty-Five Thousand Dollars ($65,000), into 620,638 shares of StorCOMM common stock.

On September 27, 2005, C. Ian Sym-Smith, the chairman of StorCOMM’s board of directors, converted debt of the Company evidenced by a Promissory Note effective as of March 15, 2004 in the original principal amount of Three Million Eight Hundred Twenty Eight Thousand One Hundred Ninety and 91/100 Dollars ($3,828,190.91) into 31,826,352 shares of StorCOMM common stock.

On September 27, 2005, Mr. Sym-Smith also converted debt of StorCOMM’s evidenced by Promissory Notes effective as of (i) September 24, 2003, in the original principal amount of Seventy Thousand Dollars ($70,000), (ii) October 17, 2003, in the original principal amount of Fifty Thousand Dollars ($50,000), (iii) October 28, 2003, in the original principal amount of Seventy Five Thousand Dollars ($75,000), (iv) February 12, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (v) April 6, 2004, in the original principal amount of Sixty Thousand Dollars ($60,000), (vi) June 21, 2004, in the original principal amount of One Hundred Thousand Dollars ($100,000), (vii) July 30, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (viii) September 1, 2004, in the original principal amount of Fifty Two Thousand Dollars ($52,000), (ix) September 15, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (x) October 13, 2004, in the original principal amount of Forty Thousand Dollars ($40,000), (xi) November 23, 2004, in the original principal amount of Thirty Five Thousand Dollars ($35,000), (xii) December 7, 2004, in the original principal amount of Fifteen Thousand Dollars ($15,000), and (xiii) March 2, 2005, in the original principal amount of Sixty Five Thousand Dollars ($65,000), into 5,993,661 shares of StorCOMM common stock.

On September 27, 2005, Meris Holdings, Inc., a Bahamian corporation, which is wholly owned by Mr. Sym-Smith, converted debt of StorCOMM’s evidenced by a Promissory Note effective as of July 15, 1999, in the original principal amount of Two Hundred Thousand ($200,000), into 2,215,954 shares of StorCOMM common stock.

On September 30, 2005, StorCOMM amended and restated its Certificate of Incorporation to eliminate the authorized Redeemable Convertible Series D Preferred Stock

On September 30, 2005, StorCOMM issued a note to CCA in the principal amount of $55,318.25. The full amount of the note is due immediately on the first to occur of January 31, 2006 or the termination of the merger agreement prior to completion of the merger. The interest rate under the note is 7%. The note covers a payment made on August 22, 2005 by CCA to StorCOMM in the amount of $39,478.85 and the purchase of equipment by CCA for StorCOMM in September 2005 for an aggregate purchase price of $15,839.40.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders
StorCOMM, Inc.
Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of StorCOMM, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the foreign subsidiary, which statements reflect total assets of $119,612 and $123,258 as of December 31, 2004 and 2003, respectively, and total revenues of $1,746,063 and $589,988 for each of the years then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StorCOMM, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that StorCOMM, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial losses and negative cash flows from operations since it’s inception.  In addition, the Company has been operating in default under its debt arrangements and at December 31, 2004, current liabilities exceed current assets by $15,994,428. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP

April 26, 2005

StorCOMM, Inc.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 and 2003

	2004	2003
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$68,325	$142,991
Accounts Receivable	607,562	592,654
Inventories	82,326	42,017
Prepaids and Other Current Assets	2,000	22,728
Total Current Assets	760,213	800,390
PROPERTY AND EQUIPMENT, NET	47,094	87,903
CAPITALIZED SOFTWARE COSTS, NET	872,379	1,095,114
DEPOSITS	83,622	88,297
TOTAL ASSETS	$1,763,308	$2,071,704
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable	$553,278	$741,964
Accrued Compensation and Related Benefits	470,800	429,719
Accrued Interest	1,228,998	4,126,588
Unearned Revenues	1,018,470	1,769,336
Notes Payable	774,291	991,808
Notes Payable—(Related Parties)	2,191,116	3,282,078
Convertible Notes Payable	850,594	850,594
Convertible Notes Payable—(Related Parties)	9,368,085	8,226,092
Other	299,009	482,260
Total Current Liabilities	16,754,641	20,900,439
CONVERTIBLE SERIES D PREFERRED STOCK $.001 par value; at redemption value; 5,500,000 authorized shares; 4,937,755 shares issued and outstanding in 2004	5,411,779	—
STOCKHOLDERS’ DEFICIT
Common Stock, $.001 par value; 85,000,000 authorized shares in 2004: 50,000,000 authorized in 2003; 7,328,400 shares issued and outstanding in 2004 and 2003, respectively	7,328	7,328
Additional Paid-in Capital	17,397,328	17,871,352
Accumulated Deficit	(37,732,106)	(36,673,636)
Accumulated Other Comprehensive Loss	(75,662)	(33,779)
Total Stockholders’ Deficit	(20,403,112)	(18,828,735)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,763,308	$2,071,704

See accompanying notes to consolidated financial statements

StorComm, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

	2004	2003
REVENUES	$7,364,930	$4,542,993
COST OF REVENUE
Cost of Sales—Equipment	1,725,662	511,229
Cost of Sales—Support, Training	1,767,533	1,828,583
Cost of Sales—Amortization of Capitalized Software	222,735	18,561
Total cost of goods sold	3,715,930	2,358,373
Gross profit	3,649,000	2,184,620
OPERATING EXPENSES
Sales and marketing	1,186,148	1,103,114
Research and product development	1,123,357	902,013
General and administrative	1,256,803	1,091,239
Total operating costs	3,566,308	3,096,366
OPERATING INCOME (LOSS)	82,692	(911,746)
INTEREST EXPENSE	1,141,162	1,467,963
NET LOSS	$(1,058,470)	$(2,379,709)

See accompanying notes to consolidated financial statements

StorComm, Inc
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

								Accumulated
								Other	Total
	Series A Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Loss	Deficit
Balance—January 1, 2003	1,066,507	1,067	2,383,346	2,383	—	(34,293,927)	—	(1,794)	(34,292,271)
Increase in redemption value of Redeemable Convertible Series B/C Preferred Stock					(866,986)				(866,986)
Series A, B, and C preferred stock conversion to common stock	(1,066,507)	(1,067)	4,945,054	4,945	18,738,338				18,742,216
Net Loss						(2,379,709)	(2,379,709)	—	(2,379,709)
Foreign currency translation adjustment							(31,985)	(31,985)	(31,985)
Total Comprehensive Loss							(2,411,694)
Balance—December 31, 2003	—	—	7,328,400	7,328	17,871,352	(36,673,636)		(33,779)	(18,828,735)
Increase in redemption value of Redeemable Convertible Series D Preferred Stock					(474,024)				(474,024)
Net Loss						(1,058,470)	(1,058,470)		(1,058,470)
Foreign currency translation adjustment							(41,883)	(41,883)	(41,883)
Total Comprehensive Loss							(1,100,353)
Balance—December 31, 2004	—	—	7,328,400	7,328	17,397,328	(37,732,106)		(75,662)	(20,403,112)

See accompanying notes to consolidated financial statements

StorCOMM, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

	2004	2003
Increase (Decrease) in Cash and Cash Equivalents
OPERATING ACTIVITIES
Net Loss	$(1,058,470)	$(2,379,709)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation	46,012	49,184
Amortization of capitalized software costs	222,735	18,561
Changes in Assets and Liabilities
(Increase) Decrease in Receivables	(14,908)	(511,373)
(Increase) Decrease in Inventories	(40,309)	(42,017)
(Increase) Decrease in Prepaids and Other Current Assets	20,728	44,649
(Increase) Decrease in Deposits	4,675	8,817
Increase (Decrease) in Accounts Payable	(188,686)	369,316
Increase (Decrease) in Accrued Compensation and Related Benefits	41,081	(411,447)
Increase (Decrease) in Accrued Interest	1,547,203	1,347,599
Increase (Decrease) in Unearned Revenues	(750,866)	1,272,841
Increase (Decrease) in Other Liabilities	(183,251)	321,558
Net Cash Provided by (Used) in Operating Activities	(354,056)	87,979
INVESTING ACTIVITIES
Purchases of Property and Equipment	(5,203)	(31,634)
Additions to Capitalized Software Costs	—	(631,559)
Net Cash Used in Investing Activities	(5,203)	(663,193)
FINANCING ACTIVITIES
Proceeds from Notes Payable	543,993	752,149
Repayment of Notes Payable	(217,517)	(124,918)
Net Cash Provided by Financing Activities	326,476	627,231
Foreign Currency Translation Adjustment	(41,883)	(31,985)
NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(74,666)	20,032
CASH AND EQUIVALENTS, BEGINNING OF PERIOD	142,991	122,959
CASH AND EQUIVALENTS, END OF PERIOD	$68,325	$142,991
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year For:
Interest	$57,483	$40,526
Supplemental Disclosure of Non-cash Financing Activities:
Increase in Redemption Value of Preferred Stock	$474,024	$866,986
Series A, B, and C Preferred Stock Conversion to Common Stock	—	18,742,216
Debt Converted to Preferred Stock	4,937,555	—
Debt Restructuring	9,368,085	—

See accompanying notes to consolidated financial statements

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

1.   DESCRIPTION OF BUSINESS

StorCOMM, Inc. (the “Company”), a Delaware corporation, was incorporated on August 30, 1995. The Company’s principal office is located in Jacksonville, Florida. The Company incorporated a wholly owned subsidiary, StorCOMM Technologies, Limited (“StorCOMM-UK”), on March 20, 1998, to conduct business in the United Kingdom. The Company designs, develops, markets, installs, and services Picture Archiving and Communications Systems (“PACS”) that capture, store, deliver and display diagnostic-quality clinical images and correspondent diagnostic information, and allow hospitals and integrated health care delivery networks to rapidly and cost-effectively distribute clinical images electronically throughout an enterprise-wide network as part of the enterprise’s electronic patient record system.

2.   GOING CONCERN BASIS OF PRESENTATION AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. From inception, the Company has incurred substantial losses and negative cash flows from operations. In addition, current liabilities exceed current assets by $15,994,428 at December 31, 2004. Also, as discussed in Notes 5 and 6, the Company was in default at December 31, 2003 on its term loan with a financial institution and was served with a final judgment on January 22, 2004. An agreement was made to pay $25,000 monthly for 45 months and a 46th month payment of $8,692 at an interest rate of 7% annually. These factors among others indicate that there is substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required and ultimately to attain successful operations. The Company recently has looked for financial strength through mergers or consolidations with other companies of similar business nature. On January 10, 2005, Creative Computer Applications, Inc., or CCA, of Calabasas, California announced that it has entered into a Letter of Intent to merge with the Company. The transaction is subject to the completion and execution of a Definitive Merger Agreement and shareholder approval. It is expected that the post merger company will offer integrated applications and services to a broad sector of the healthcare provider market. The merger is expected to be completed during 2005. If the current merger attempt should not materialize, then a continuation of searching for new capital would commence immediately. The Company will continue to search for new capital and to attempt to convert a percentage of existing debt into equity. No assurance can be made that the Company will be successful in accomplishing the proposed merger, its business plans, or that the Company will continue as a going concern.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation—The accompanying consolidated financial statements include the accounts of StorComm, Inc. and its wholly owned subsidiary StorComm Technologies, Limited. All inter-company accounts and transactions have been eliminated in consolidation.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue and Cost Recognition—Revenues are derived primarily from the sale of the Company’s Access.NET™ PACS Picture Archiving and Communications Systems. A typical turn-key PACS sales transaction includes the licensing of the Company’s proprietary software (and certain third-party software), project-related services and training associated with the installation of the PACS systems, the sale of patented and proprietary components and/or third party equipment and computer hardware integrated into the PACS system, and customer support (“PCS”) for the first year after installation (customer sign-off). The Company’s policy on orders accepted by the Company are not subject to change, cancellation, or return by the Buyer except with the Company’s written consent and payment of a charge of not less than 15% of the price as liquidated damages.

The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-4, SOP 98-9 and clarified by Staff Accounting Bulletin (SAB) 101 “Revenue Recognition in Financial Statements.” SOP No. 97-2, as amended, generally requires revenue earned on software arrangements involving multiple-elements to be allocated to each element based on the relative fair values of those elements. The Company allocates revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when the element is sold and specifically defined in a quotation. The Company determines the fair value of the maintenance portion of the arrangement based on the renewal price of the maintenance charged to clients, professional services portion of the arrangement, training, other installation services, based on hourly rates which the company charges for these services when sold apart from the software license, and the hardware and sublicense of software based on the prices for these elements when they are sold separately from the software. If a discount is offered in a multiple-element arrangement, a proportionate amount of that discount is applied to each element included in the arrangement. The Company defers revenue recognition until the elements are delivered, installed, and accepted by the client. The revenue for the PCS element of a multiple-element arrangement is recognized over the life of the element usually 12 months in length. Terms on most orders are 50% deposit with purchase order, 30% payment on shipment of software and/or hardware, and 20% payment at installation (customer sign-off).

In addition, the Company derives recurring revenues from maintenance and support services on installed PACS, which generally include support of software, license renewal, upgrades, and maintenance of hardware. Hardware maintenance is usually purchased from the third party hardware vendor, and the Company relies on these third parties to service the hardware components it sells to the Company. Revenues from such services are recognized ratably over the service period, together with related costs incurred.

Cash and Cash Equivalents—All highly liquid investment grade securities with a maturity of three months or less are considered to be cash equivalents.

Receivables—The Company provides credit in the normal course of business to our customers, which are hospitals, radiology clinics, orthopedic practices, integrators, distributors, OEM channel partners, governmental medical sites, etc. Standard terms for direct and distributor channel partner sales are 50% deposit with purchase order, 30% payment at the time of delivery, and the balance 20% paid within 30 days of clinical acceptance or clinical sign-off. Accounts receivable balances are evaluated on a continual

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis and historically the Company has not experienced material bad debts. As of December 31, 2004 and 2003, there is no allowance for doubtful accounts.

Inventories—Inventories consist of computer hardware. Inventory items are only purchased for orders received and are then charged to cost of goods sold when orders are completed and shipped coinciding with the revenue recognition policies set forth in the section labeled.

Inventory is valued at the lower of cost to purchase or the current estimated market value of the inventory items and shown net of any inventory valuation reserves. As of December 31, 2004 and 2003, there is no inventory valuation reserve.

Property and Equipment—Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the useful life of the assets, generally ranging from three to five years.

Impairments of long-lived assets are recognized when projected future cash flows are less than the assets’ carrying values. Accordingly, when indicators of impairment are present, the Company evaluates the carrying values of property and equipment in relation to the cash generating performance and future non-discounted cash flows of the underlying assets if the sum of their expected future non-discounted cash flows is less than book values.

Research and Product Development—Research and development costs consist primarily of compensation paid to certain of the Company’s employees. The Company capitalizes software development costs in accordance with FASB Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” The Company capitalizes software development costs incurred subsequent to establishing technological feasibility of the software being developed. Thereafter, all software development costs are capitalized until the point that the product is available for general release to customers, at which time amortization of the capitalized costs begins. Capitalized software development costs are amortized over 5 years using the straight-line method. At each balance sheet date, the Company performs a detailed assessment of the capitalized software development costs to determine the asset’s carrying value. The estimates of expected future revenues generated by the software, the remaining economic life of the software, or both, could change, materially affecting the carrying value of the capitalized software development costs. To the extent that the carrying value exceeds the estimated net realizable value of the capitalized software costs, an impairment charge is recorded.

During the years ended December 31, 2004 and 2003, the Company capitalized $-0- and $631,559 of software development costs respectively. Amortization expense of capitalized software development costs for the years ended December 31, 2004 and 2003 amounted to $222,735 and $18,561, respectively.

Income Taxes—The Company uses the liability method prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Deferred income taxes are recognized for future tax effects of temporary differences between financial and income tax reporting based on current tax laws and rates.

Stock-Based Compensation—The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issues to Employees.” As such, compensation expense would be recorded only if the current market price of the underlying stock exceeded the exercise price on the date of grant. The Company has adopted the

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-based Compensation-Transition and Disclosure” which requires for employee stock compensation awards as if the fair value method defined in SFAS No. 123 had been applied.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	December 31
	2004	2003
Net loss, as reported	$(1,058,470)	$(2,379,709)
Add: Total stock-based compensation expense included in net loss	-0-	-0-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(9,123)	-0-
Net loss, Pro forma	$(1,067,593)	$(2,379,709)

The fair value of each option was estimated on the date of the grant using Black-Scholes option-pricing model with the following weighted average assumptions: risk free interest rate is 5%, expected lives of 5 years; volatility is zero and no assumed dividends. The weighted average grant-date fair value of options granted during 2004 was estimated to be $.02. There were no options granted during the year 2003. Prior to 2003, stock options were determined to have no value.

Foreign Operations and Currency Translation—StorCOMM-UK generated revenue of approximately $1,746,063 and a net loss of $183,198 for the year ended December 31, 2004, excluding the favorable exchange rate valuation of their inter-company liability with StorComm-US. This favorable exchange rate valuation of the StorComm-UK inter-company liability with StorComm-US is eliminated in the consolidated financial statements.

StorCOMM-UK generated revenue of approximately $589,988 and a net loss of $667,589 for the year ended December 31, 2003, excluding the favorable exchange rate valuation of their inter-company liability with StorComm-US. This favorable exchange rate valuation of the StorComm-UK inter-company liability with StorComm-US is eliminated in the consolidated financial statements.

The Company, since the subsidiary’s inception, has funded StorCOMM-UK’s operations. Actual cash distributed to StorCOMM-UK was $349,537 and $378,572 for the years ended December 31, 2004 and 2003, respectively.

Revenues and expenses for the years presented were translated into U.S. dollars using the average monthly exchange rate for each month for the years ended December 31, 2004 and 2003, while assets and liabilities were translated based upon the respective year-end exchange rates. The impact of foreign currency translation for the years ended December 31, 2004 and 2003 has been reported as a separate component of other comprehensive income in stockholder’s deficiency.

Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risks—The Company maintains its cash in one commercial bank account (which includes a sweep investment account). Accounts at this bank are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 each. At December 31, 2004 and 2003, the Company had approximately $-0- and $42,508 respectively at its commercial bank that was in excess of the FDIC insurance limit.

The Company had three customers that represented 48% of the ending accounts receivable balance as of December 31, 2004 and one customer that represented 62% of the ending accounts receivable balance as of December 31, 2003. The Company also had two customers that represented approximately 55% of the Company’s revenue for the year ended December 31, 2004 and one customer that represented approximately 26% of the Company’s revenue for the year ended December 31, 2003.

4.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2004	2003
Computer Hardware & Purchased Software	$52,797	$50,327
Furniture & Fixtures	177,626	169,562
Total property & equipment	$230,423	$219,889
Less: accumulated depreciation	(183,329)	(131,986)
Property and equipment, net	$47,094	$87,903

Depreciation expense for property and equipment for the years ended December 31, 2004 and 2003 was $46,012 and $49,184.

5.   NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Notes payable consists of the following at December 31:

	2004	2003

$991,808 default judgment with a financial institution, (originally a term loan) due in monthly installments of $25,000 for 45 months and $8,692 due in payment #46 which is due on November 1, 2007 at an interest rate of 7%.

Original secured note was for $1,000,000, secured by future customer contract receivables, and matured and was in default on December 10, 2000.	$774,291	$991,808
Related party demand notes with interest ranging from 7.75% to 12% (default rate 12%).
As of December 31, 2004 $1,274,116 was in default and $1,667,038 is secured with all the Company’s assets.	$2,191,116	3,282,078

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

5.   NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE (Continued)

Convertible notes payable consists of the following at December 31:

	2004	2003
Convertible I unsecured $30,000 note issued in 1996, interest at prime (8.5%), due three years from issuance if not converted at the option of the holder.
Note is in default and matured on December 16, 1999.	$30,000	$30,000
Default judgment granted February 20, 2003 for balance due of $62,642 plus statutory interest on a $200,000 unsecured note payable originally due September 30, 2000.	$62,642	$62,642
Convertible I notes issued in 1996, interest at prime (8.5%), due three years from issuance if not converted at the option of the holder.
Notes are unsecured, reassigned and in default and due on January 31, 2000.	$257,952	$257,952
Convertible V notes issued in 2002, interest 12%, due two years from issuance if not converted at the option of the holder.
Notes are unsecured and in default as of June 18 and October 17, 2004.	$500,000	$500,000
Total Unrelated Parties	$850,594	$850,594
Convertible VII notes issued October 17, 2000, interest at 8% (default rate of 12%), due January 1, 2001, convertible at the option of the holder (related party). Secured notes with Company’s assets, notes were in default and restructured March 15, 2004.	$-0-	$8,226,092
Convertible VII notes issued March 15, 2004, interest at 8% (default rate of 12%), due October 1, 2005, convertible at the option of the holder (related party). Notes are secured with all Company assets.	$9,368,085	$-0-
Total Related Parties	$9,368,085	$8,226,092

The Company was in default at December 31, 2003 on its term loan with a financial institution and was served with a final judgment on January 22, 2004. As a result, the Company agreed to pay $25,000 monthly for 45 months and a 46th month payment of $8,692 at an interest rate of 7% annually.

Convertible I notes are convertible into common stock at a rate of one share for each $1.75 of outstanding notes and unpaid interest.

Convertible V notes were convertible into Series C Preferred Stock at a per share value equal to 100% of Series C Preferred Stock of $4.50 per share. After the Series C Preferred Stock was converted and closed, the notes became convertible to common stock at $4.50 per share.

Convertible VII notes are convertible into common stock at a sliding scale of the common stock price as defined in the convertible note. Conversion rate ranges from 25% to 50% of amount paid by holders of the common stock; or amounts to be paid in a future common stock offering.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

5.   NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE (Continued)

Related party demand notes consist of various loans from two board members/shareholders and from assets managed by or related to board members. Convertible VII notes payable to related parties also result from loans from two board members/shareholders.

Annual future minimum debt payments as of December 31, 2004 are as follows:

Debt Repayment
Year
2005	$12,663,215
2006	271,432
2007	249,439
Aggregate minimum debt payments	$13,184,086

Note: All debt in default is shown as current on the balance sheet.

6.   DEBT CONVERSION

As a result of the Company’s failure to meet its payment obligations, successfully raise capital and/or sell its business, the Company reached an agreement with two of its largest secured note holders (“Secured Creditors”) regarding a capital restructuring transaction. The proposal was accepted to enable the Company to simultaneously (i) avoid a foreclosure on the Company’s assets and restructure its debt (approximately $14,305,840 was in default with the Secured Creditors as of March 8, 2004), and (ii) improve its balance sheet by converting $4,937,755 in debt. The Secured Creditors agreed to convert approximately $5 million in debt to redeemable preferred stock and restructure $9,368,085 in debt if the Series A Preferred Stockholders, Series B Preferred Stockholders, and Series C Preferred Stockholders agreed to convert their preferred shares into common stock. Series A Preferred Stockholders voted to convert (on a majority vote) their preferred shares to common stock on June 17, 2003. Series B Preferred Stockholders voted to convert (on a majority vote) their preferred shares to common stock on September 3, 2003. Series C Preferred Stockholders voted to convert (on a majority vote) their preferred shares to common stock on July 10, 2003.

The terms of the Secured Creditors’ debt restructuring is as follows: On March 15, 2004, $4,937,755 in Secured Creditors debt was converted to a new Redeemable Convertible Series D Preferred Stock (“Series D Preferred”) with a par value of $0.001. One dollar of secured debt was exchanged for one share of Series D Preferred Stock that carries a conversion price of $0.1351 (or a 1:7.4 conversion rate) per share when converted into common stock. (See Note No. 8). $9,368,085 of Secured Creditors’ debt was restructured in two 8% per annum Secured Promissory Notes dated March 15, 2004 with a maturity date of October 1, 2005 carrying a 12% default rate per annum.

7.   INCOME TAXES

At December 31, 2004 and 2003, the Company’s deferred tax assets resulted from net operating loss carryforwards. The deferred tax assets are fully reserved because management cannot determine it is more likely than not they will be utilized. The Company’s net operating loss carryforwards of approximately

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

7.   INCOME TAXES (Continued)

$30.1 million begin to expire in 2011. Additionally, the Company’s net operating loss carryforwards may be limited pursuant to Internal Revenue Code Section 382 because of certain prior or prospective ownership changes, as defined therein (see Note 3).

The Internal Revenue Code of 1986, as amended, imposes substantial restrictions on the utilization of Net Operating Losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382. Events which may cause limitations in the amount of the net operating losses that the Company may use in any one-year include, but are not limited to, cumulative ownership change of more than 50% over a three-year period. There have been transactions that have changed the Company’s ownership structure since the Company’s inception that may have resulted in one or more ownership changes as defined by the Internal Revenue Code of 1986. Accordingly, the Company’s ability to use net operating loss carry-forwards may be limited.

8.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue two classes of stock to be designated as the “Common Stock” and the “Preferred Stock”, respectively. The total number of shares of stock that the Company is authorized to issue is 100,000,000 shares, 85,000,000 shares of which shall be shares of the common stock, with a par value of $0.001 per share, and 15,000,000 shares of which shall be shares of the preferred stock, with a par value of $0.001 per share.

There were 3,000,000 authorized shares, par value $0.001 per share, of Redeemable Convertible Series B Preferred Stock (“Series B Preferred”). On September 3, 2003, the Series B Preferred Stockholders agreed to convert their preferred shares into common stock. At December 31, 2004 and 2003, respectively, there were no shares of Series B Preferred issued and outstanding.

There were 4,500,000 authorized shares, par value $0.001 per share, of Redeemable Convertible Series C Preferred Stock (“Series C Preferred”). On July 10, 2003, the Series C Preferred Stockholders agreed to convert their preferred shares into common stock. At December 31, 2004 and 2003, respectively, there were no shares of Series C Preferred issued and outstanding.

There are 5,500,000 authorized shares, par value $0.001 per share, of Redeemable Convertible Series D Preferred Stock (“Series D Preferred”). At December 31, 2004, there were 4,937,755 shares of Series D Preferred with a redemption value of $5,411,779 due to the debt conversion of March 15, 2004 (See Note 6).

Conversion—Series B Preferred was convertible at the option of the holder at any time into the Company’s common stock and is automatically convertible into such common stock in the event of an IPO with a per share price of at least $6.25 and gross proceeds of at least $7.0 million or of a merger, business combination or sale of substantially all of the Company’s assets. The conversion of the Series B Preferred to common stock is at a 1: 1 ratio, subject to adjustments for stock splits, stock dividends and other items. Upon conversion of the Series B Preferred, the rights discussed below cease.

Series C Preferred was also convertible at the option of the holder at any time into the Company’s common stock and is automatically convertible into such common stock in the event of an IPO with a per

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

8.   REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

share price of at least $4.50 or of a merger, business combination or sale of substantially all of the Company’s assets. The conversion of the Series C Preferred to common stock is at a 1: 1 ratio, subject to adjustments for stock splits, stock dividends and other items. Upon conversion of the Series C Preferred, the rights below cease.

Series D Preferred is convertible at the option of the holder at any time into the Company’s common stock and is automatically convertible into such common stock in the event of an IPO with a per share price of at least $0.1351 or of a merger, business combination or sale of substantially all of the Company’s assets. The conversion of the Series D Preferred to common stock is at a 1: 7.4 ratio, subject to adjustments for stock splits, stock dividends and other items. Upon conversion of the Series D Preferred, the rights below cease.

Dividend Rights—The holders of Series B Preferred were entitled to receive dividends in preference to holders of common stock and pari passu to holders of Series A Preferred at the rate of $0.20 per share when, if and as declared by the Company’s Board of Directors. If the Board of Directors shall elect to pay additional dividends, such dividends shall be distributed to the holders of common stock and each class of preferred stock as if the preferred stock had been converted to common stock prior to the payment of the additional dividends.

The holders of Series C Preferred were entitled to receive dividends in preference to holders of common stock and pari passu to holders of Series A Preferred and Series B Preferred at a rate of $0.20 per share when, if and as declared by the Company’s Board of Directors.

The holders of Series D Preferred are entitled to receive dividends in preference to holders of common stock at a rate of $0.09333 per share when, if and as declared by the Company’s Board of Directors.

Liquidation Preference—Upon liquidation, dissolution, merger, or sale of substantially all of the assets of the Company, the holders of Series B Preferred were entitled to receive in preference to the holders of common stock and Series A Preferred an amount not to exceed the original $2.50 per share price of the shares. In such event, the holders of Series C Preferred were entitled to receive, in preference to the holders of common stock, Series A Preferred, and Series B Preferred, an amount not to exceed the original $4.50 per share price of the shares. In such event, the holders of Series D Preferred are entitled to receive, in preference to the holders of common stock, an amount not to exceed the original $1.00 per share price of the shares.

Voting Rights—Holders of the Series B Preferred and Series C Preferred were entitled to one vote per share on all matters, except for certain matters affecting the rights of either the Series B Preferred or Series C Preferred, which are each voted upon as a separate class. Holders of the Series D Preferred are entitled to one vote for each share of the common stock into which such holder’s shares of the Series D Preferred Stock could then be converted 1:7.4 conversion rate.

Registration Rights—Holders of outstanding shares of Series B Preferred and Series C Preferred were entitled to certain rights with respect to the registration of common stock issuable upon conversion of the shares.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

8.   REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

Redemption Rights—Subsequent to December 31, 2002, holders voting a majority of the then-outstanding Series B Preferred could require the Company to redeem the Series B Preferred for an amount equal to its original liquidation preference value of $2.50 per share plus 12% for the first twelve month period after October 1, 1997, plus interest at the prime rate plus two percent, as adjusted from time to time, for each 12-month period thereafter. Such redemption may, at the Company’s option, be paid in three equal annual installments. At the time of conversion on September 3, 2003, Series B Preferred had an accreted redemption value $9,599,400.

Subsequent to June 10, 2006, holders of the then-outstanding Series C Preferred may require by a two-thirds vote that the Company redeem the Series C Preferred for an amount equal to its original issue price of $4.50 per share plus 12% for the first twelve month period after July 1, 1999, plus interest at the prime rate plus two percent, as adjusted from time to time, for each 12-month period thereafter. Payment of the redemption price would be made quarterly over a three-year period. At the time of conversion on July 10, 2003, Series C Preferred had an accreted redemption value $9,142,816.

Subsequent to June 15, 2007, holders voting a majority of the then-outstanding Series D Preferred can require the Company to redeem the Series D Preferred for an amount equal to its original liquidation preference value of $1.00 per share plus 12% for the first twelve month period after March 15, 2004, plus interest at the prime rate plus two percent, as adjusted from time to time, for each 12-month period thereafter. Such redemption may, at the Company’s option, be paid in three equal annual installments. At December 31,2004, Series D Preferred had an accreted redemption value $5,411,779.

9.   STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock—Series A

Conversion—Series A Preferred was convertible at the option of the holder at any time into common stock and is automatically convertible into common stock in the event of an IPO or merger, business combination, or sale of substantially all of the Company’s assets. The conversion of the Series A Preferred to common stock was at a 1: 1 ratio, subject to adjustments for stock splits, stock dividends and other items. Upon conversion of the Series A Preferred, the rights discussed below cease.

Dividend Rights—The holders of Series A Preferred were entitled to receive dividends, in preference to common stock and pari passu to holders of Series B Preferred and Series C Preferred at the rate of $0.20 per share when, if and as declared by the Company’s Board of Directors. If the Board of Directors shall elect to pay additional dividends, such dividends shall be distributed to the holders of common stock and each class of preferred stock as if the preferred stock had been converted to common stock prior to the payment of the additional dividends. Dividends on the Series A Preferred are not cumulative.

Liquidation Preference—Upon liquidation, dissolution, merger, or sale of substantially all of the assets of the Company, the holders of Series A Preferred were entitled to receive in preference to the holders of common stock, but subject to preference of Series B Preferred and Series C Preferred, an amount not to exceed the original $2.50 per share price of the shares.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

9.   STOCKHOLDERS’ DEFICIT (Continued)

Voting Rights—Holders of Series A Preferred were entitled to one vote per share on all matters, except for certain matters affecting the rights of the Series A Preferred, which are voted upon as a separate class.

Registration Rights—Holders of outstanding shares of Series A Preferred were entitled to certain rights with respect to the registration of common stock issuable upon conversion of their shares.

Common Stock

There were 50,000,000 authorized shares of common stock, par value $0.001 per share, at December 31, 2003. There are 85,000,000 authorized shares of common stock, par value $0.001 per share, at December 31, 2004. Holders of common stock are entitled to one vote per share on all matters and are subject to certain preference rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred.

Common Stock Purchase Warrants

Prior to 2003, the Company issued various warrants for the purchase of common stock in conjunction with various debt agreements. During 2003, the Company issued warrants to purchase 88,892 shares of common stock for an exercise price of $4.50 and a term of 60 months, in conjunction with various debt arrangements. The warrants were deemed to have nominal value and therefore no value has been reflected in the financial statements.

At December 31, 2004, common stock warrants to purchase 1,365,157 shares of the Company’s common stock at exercise prices of $4.50 per share were outstanding and unexercised. These warrants expire between January 2005 and December 2011.

10.   STOCK OPTION PLANS

Both the 1995 Plan and the 1998 Plan provide for the grant of incentive stock options and non-statutory stock options. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price of non-statutory options may not be less than 85% of the fair market value of the common stock on the date of grant. No options granted under either the 1995 Plan or the 1998 Plan may have a term in excess of ten years from the date of grant. Shares and options issued under either the 1995 Plan or the 1998 Plan generally vest over four years in equal annual installments and are annual installments and are subject to certain repurchase and other conditions.

The 2004 Plan (is intended for and) provides for the grant of incentive stock options; even though the plan also provides for nonqualified stock options. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant. The exercise price of non-qualifying options may not be less than 50% of the fair market value of the common stock on the date of grant. No options granted under the 2004 Plan may have a term in excess of five years from the date of grant. Shares and options issued under the 2004 Plan generally vest over two years and are annual installments and are subject to certain repurchase and other conditions.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

10.   STOCK OPTION PLANS (Continued)

An aggregate of 10,000,000 shares of common stock has been reserved for issuance under the 1995 Plan, 1998 Plan, and 2004 Plan. The 1995 and 1998 Plans were closed when the 2004 Plan was adopted.

The following table summarizes stock option activity for the years ended December 31, 2004 and 2003:

		Weighted
		Average
		Exercise
		Price per
	Shares	Share
Balance at January 1, 2003	498,500	$3.07
2003 Activity—
Granted	-0-
Exercised	-0-
Cancelled	(32,500)
Balance at December 31, 2003	466,000	$3.09
2004 Activity—
Granted	4,970,000
Exercised	-0-
Cancelled	(35,000)
Balance at December 31, 2004	5,401,000	$0.38

There are 4,599,000 shares available and reserved for future issuance at December 31, 2004.

A summary of options outstanding as of December 31, 2004, is as follows:

			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise Price		Exercise Price
	Options	Remaining	Of Options	Options	Of Options
Exercise Price	Outstanding	Life in Years	Outstanding	Exercisable(1)	Exercisable
$0.14285	4,970,000	4.82	$0.14285	4,970,000	$0.14285
$0.25000	55,000	2.44	$0.25000	55,000	$0.25000
$1.00000	2,000	2.96	$1.00000	2,000	$1.00000
$2.00000	18,000	3.06	$2.00000	18,000	$2.00000
$3.00000	50,000	3.15	$3.00000	50,000	$3.00000
$3.50000	275,000	5.49	$3.50000	275,000	$3.50000
$4.50000	3,000	3.29	$4.50000	3,000	$4.50000
$5.00000	28,000	3.52	$5.00000	28,000	$5.00000
December 31, 2004	5,401,000	4.58	$0.37543	5,401,000	$0.37543

(1)          Includes 2,712,750 shares, which are fully vested, and 2,688,250 shares, which are exercisable but subject to repurchase at the exercise price by the Company, as of December 31, 2004.

StorCOMM, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

11.   BENEFIT PLAN

The Company has a qualified benefit plan under Section 401(k) of the Internal Revenue Code. Contributions to the plan by the Company are made at the discretion of the Company’s Board of Directors. The Company made no contributions during 2004 and 2003.

12.   COMMITMENTS AND CONTINGENCIES

The Company has leased office space and certain office equipment expiring in 2005. Minimum annual rents for office facilities are subject to increases based on changes in certain indices, taxes, insurance, and/or operating costs. At December 31, 2004 and 2003, deposits under these lease agreements are $83,623 and $83,623, respectively. Rent expense for the years ended December 31, 2004 and 2003, was $155,818 and $146,335 respectively. Aggregate future minimum lease payments for 2005 are $118,568.

Other Claims and Litigation—In December 2003, a former employee (and co-founder) of the Company commenced an action in Federal District Court against the Company and subsequently amended the complaint in January 2005 to add the Company’s President and CEO. The former employee’s claim arose from a September 29, 1995 Technology License Agreement under which the Company licensed certain software from the employee’s formerly owned company. Various allegations were filed including breach of contract, copyright infringement, unfair competition, breach of confidentiality, and misappropriations of trade secrets. The former employee seeks damages in the amount of $229,300 for breach of contract and is seeking other damages of at least $1.95 million plus punitive damages. The Company’s exposure to this action, if any, cannot be determined due to the early stage of the litigation. The Company believes that it has meritorious defenses to master all of the claims asserted in the action. No reserves were established on the Company’s potential exposure as of December 31, 2004.

The Company was notified on March 2, 2004 of a pending issue arising from a License Agreement between the Company and certain patent holders for the use of certain technology in its product. The License Agreement was dated November 30, 1996 and was terminated by the Company on October 29, 1999. The patent holders are questioning minimum payment requirements of approximately $117,000 arising from this agreement. The Company’s legal counsel believes the claim is without merit and that no future liabilities will arise as well. No reserves were established on the Company’s potential exposure as of December 31, 2004.

13.   SUBSEQUENT EVENTS

On January 10, 2005, Creative Computer Applications, Inc., or CCA, of Calabasas, California announced that it has entered into a Letter of Intent to merge with the Company. The transaction is subject to the completion and execution of a Definitive Merger Agreement and shareholder approval.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF August 16, 2005,

BY AND AMONG

CREATIVE COMPUTER APPLICATIONS, INC.

XYMED.COM, INC.

AND

STORCOMM, INC.

i

ii

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 16, 2005, (this “Agreement”), by and among CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (“CCA”), XYMED.COM, INC., a Delaware corporation and a wholly owned subsidiary of CCA (“CCA Sub”) and STORCOMM, INC., a Delaware corporation (“StorCOMM”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of CCA and StorCOMM deem it advisable and in the best interests of each corporation and its respective shareholders that CCA and StorCOMM enter into a strategic merger in order to advance the long-term strategic business interests of CCA and StorCOMM, and CCA and StorCOMM previously entered into a Confidential Letter of Intent dated January 8, 2005 (the “Letter of Intent”), and this Agreement shall supersede the Letter of Intent, which will be automatically terminated upon execution of this Agreement.

WHEREAS, the Boards of Directors of CCA, StorCOMM and CCA Sub have determined to consummate such strategic merger by means of the business combination transaction provided for herein in which CCA Sub will, subject to the terms and conditions set forth herein, merge with and into StorCOMM (the “Merger”), with StorCOMM being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger as a wholly owned subsidiary of CCA;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 8.11 or (ii) in the Sections of this Agreement set forth opposite such terms in Section 8.11.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1      The Merger.   Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, CCA Sub shall merge with and into StorCOMM. StorCOMM shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware under the name “StorCOMM, Inc.”. Upon consummation of the Merger, the separate corporate existence of CCA Sub shall terminate and StorCOMM shall become a wholly owned subsidiary of CCA.

Section 1.2      Closing.   The closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in ARTICLE VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto.

Section 1.3      Effective Time.   The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware

(the “Delaware Secretary”) on the Closing Date. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

Section 1.4      Effect of the Merger.   At and after the Effective Time, the Merger shall have the effect set forth in the DGCL.

Section 1.5      Conversion of StorCOMM Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of CCA, StorCOMM, CCA Sub or the holders of any capital stock of CCA, StorCOMM or CCA Sub:

(a)        Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of StorCOMM (“StorCOMM Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM, shall be converted into the right to receive .02447 of a share (the “Exchange Ratio”) of common stock, no par value, of CCA (“CCA Common Stock”). Assuming the Merger had been completed as of June 30, 2005, CCA would have issued approximately THREE MILLION SEVEN HUNDRED THREE THOUSAND NINE HUNDRED (3,703,900) shares of CCA Common Stock, on a fully diluted basis, in the Merger.

(b)        All shares of StorCOMM Common Stock converted into the right to receive CCA Common Stock pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of StorCOMM Common Stock (a “Certificate”) shall thereafter represent only the right to receive (i) a certificate (or book-entry credit) representing the number of whole shares of CCA Common Stock and (ii) cash in lieu of fractional shares of CCA Common Stock into which the shares of StorCOMM Common Stock formerly represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e). Certificates shall be exchanged for certificates representing whole shares of CCA Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.

(c)        All shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM shall be canceled and shall cease to exist, and no shares of CCA Common Stock or other consideration shall be delivered in exchange therefor.

Section 1.6      Conversion of CCA Sub Common Stock.   At the Effective Time, each share of common stock, par value $.01 per share, of CCA Sub (“CCA Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.

Section 1.7                   Options and Warrants.

(a)        At or prior to the Effective Time, CCA and StorCOMM will take all action necessary such that each StorCOMM Stock Option and StorCOMM Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of StorCOMM Common Stock and shall be converted into an option or warrant, as applicable, to purchase shares of CCA Common Stock in an amount and at an exercise price (in the case of a StorCOMM Stock Option) and at a purchase price (in the case of the StorCOMM Warrant) determined as provided below (and otherwise subject to the terms of the appropriate StorCOMM Stock Plan pursuant to which such option has been issued and the agreements evidencing grants thereunder or otherwise subject to the terms of the StorCOMM Warrant, as applicable):

(i)         The number of shares of CCA Common Stock to be subject to the new option or the new warrant, as applicable, shall be equal to the product of the number of shares of StorCOMM Common Stock subject to the original option or the original warrant, as applicable, multiplied by the Exchange Ratio, provided that any fractional shares of CCA Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii)       The exercise price or purchase price, as applicable, per share of CCA Common Stock under the new option or the new warrant, as applicable, shall be equal to the exercise price per share of StorCOMM Common Stock under the original option (or, in the case of a warrant, the purchase price per share of StorCOMM Common Stock under the original warrant) divided by the Exchange Ratio, provided that such exercise price (or purchase price) shall be rounded to the nearest whole cent.

(b)        The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to StorCOMM shall be deemed to be references to CCA (but taking into account any changes thereto, including acceleration thereof, provided for in the StorCOMM Stock Plan by reason of this Agreement or the transactions contemplated hereby).

Section 1.8                   Certificate of Incorporation.   At the Effective Time, the certificate of incorporation of CCA Sub (the “CCA Sub Certificate”) shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Applicable Laws.

Section 1.9                   By-Laws.   At the Effective Time, the by-laws of CCA Sub (the “CCA Sub By-Laws”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the CCA Sub Certificate and Applicable Laws.

Section 1.10            Officers and Directors.   At the Effective Time, the officers and directors of CCA Sub shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

Section 1.11            Tax Consequences.   It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II
EXCHANGE OF SHARES

Section 2.1      CCA to Make Shares Available.   From time to time, prior to, at or after the Effective Time, CCA shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the “Exchange Agent”), for the benefit of the holders of the Certificates, for exchange in accordance with this ARTICLE II, certificates representing the shares of CCA Common Stock to be issued pursuant to Section 1.5 and delivered pursuant to Section 2.2(a) in exchange for Certificates (such certificates for shares of CCA Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”) less the Escrow Shares (as defined in Section 9.8 below).

Section 2.2      Exchange of Shares.

(a)        As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as CCA or StorCOMM May reasonably request) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of CCA Common Stock (and any cash in lieu of fractional shares) into which the shares of StorCOMM Common Stock formerly represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as May reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) the number of shares of CCA Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of CCA Common Stock to which such holder shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of any cash in lieu of fractional shares of CCA Common Stock that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(b)        No dividends or other distributions declared or made with respect to CCA Common Stock shall be paid to the holder of any unsurrendered Certificate (and no cash payment in lieu of fractional shares of CCA Common Stock shall be paid to any such holder pursuant to Section 2.2(e)) until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. Subject to the effect of Applicable Laws, following surrender of any Certificate, there shall be paid to the holder of shares of CCA Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of CCA Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CCA Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of CCA Common Stock.

(c)        If any certificate representing shares of CCA Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of CCA Common Stock in any name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)        After the Effective Time, there shall be no transfers on the stock transfer books of StorCOMM of the shares of StorCOMM Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of CCA Common Stock (and any cash in lieu of fractional shares) as provided in this ARTICLE II.

(e)        (i)         Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CCA Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CCA Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CCA. In lieu of the issuance of any such fractional share, CCA shall pay to each holder of Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 2.2(e).

(ii)       As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the aggregate number of whole shares of CCA Common Stock into which shares of StorCOMM Common Stock have been converted pursuant to Section 1.5 over (y) the aggregate number of whole shares of CCA Common Stock to be distributed to holders of Certificates pursuant to this Section 2.2 (such excess being herein referred to as the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at then prevailing prices on the American Stock Exchange, all in the manner provided in clause (iii) of this Section 2.2(e).

(iii)      The sale of the Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. CCA shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, CCA shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest in CCA Common Stock to which such holder of Certificates is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests in CCA Common Stock to which all holders of Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests in CCA Common Stock, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with this Section 2.2.

(f)         Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to CCA, and any holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to CCA for payment of the shares of CCA Common Stock, cash in lieu of any fractional shares of CCA Common Stock and any unpaid dividends and distributions on the CCA Common Stock deliverable in respect of each share of StorCOMM Common Stock formerly represented by such Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of CCA free and clear of any claims or interest of any Person previously entitled thereto.

(g)        None of CCA, CCA Sub, StorCOMM, the Exchange Agent or any other Person shall be liable to any holder of Certificates for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(h)        The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by CCA. Any interest and other income resulting from such investments shall be paid to CCA promptly upon request by CCA.

(i)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such amount as CCA May determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of CCA Common Stock (and any cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

(j)         All references in this Agreement to Certificates shall include any book-entry credits representing shares of StorCOMM Common Stock.

(k)        The rights and obligations set forth in this Section 2.2 are subject to Section 9 below.

Section 2.3                   Affiliates.   Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of CCA Common Stock or cash shall be delivered to a Person who may be deemed an “affiliate” of StorCOMM in accordance with Section 5.15, for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), until such Person has executed and delivered an Affiliate Agreement pursuant to Section 5.15.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1                   Representations and Warranties of StorCOMM.   Except as set forth in the StorCOMM Disclosure Schedule delivered by StorCOMM to CCA prior to the execution of this Agreement (the “StorCOMM Disclosure Schedule”) (each Section of which qualifies the correspondingly numbered representation and warranty or covenant of StorCOMM to the extent specified therein), StorCOMM represents and warrants to CCA as follows:

(a)        Organization, Standing and Power; Subsidiaries.

(i)         StorCOMM is a corporation and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. The copies of the certificate of incorporation and by-laws of StorCOMM which were previously furnished or made available to CCA are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)       Section 3.1(a)(ii) of the StorCOMM Disclosure Schedule sets forth a list of all the Subsidiaries of StorCOMM which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by StorCOMM, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of StorCOMM or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to StorCOMM and its Subsidiaries taken as a whole.

(b)        Capital Structure.

(i)         At August 9, 2005, the authorized capital stock of StorCOMM consists of 85,000,000 shares of StorCOMM Common Stock and 15,000,000 shares of preferred stock, par value $.001 per share (“StorCOMM Preferred Stock”), 5,500,000 shares of which are designated as “Series D Preferred Stock”.  As of August 9, 2005, 7,328,400 shares of Common Stock and 4,937,755 shares of Series D Preferred Stock were outstanding. As of August 9, 2005, 4,556,000 shares of StorCOMM Common Stock were reserved for issuance upon exercise of options or rights (“StorCOMM Stock Options”) outstanding under the StorCOMM Stock Plan. As of August 9, 2005, no shares of StorCOMM Common Stock were held as treasury shares. Since August 9, 2005 to the date of this Agreement, no shares of capital stock of StorCOMM or any other securities of StorCOMM have been issued other than shares of StorCOMM Common Stock issued pursuant to StorCOMM Stock Options outstanding as of August 9, 2005 under the StorCOMM Stock Plan. All issued and outstanding shares of capital stock of StorCOMM are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of StorCOMM is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from StorCOMM other than (A) StorCOMM Stock Options under the StorCOMM Stock Plan, (B) the StorCOMM Convertible Notes which are convertible into StorCOMM Common Stock at a conversion ratio of 7.4 to 1, and (C) warrants to purchase 167,623 shares of StorCOMM Common Stock (the “StorCOMM Warrants”). Section 3.1(b)(i) of the StorCOMM Disclosure Schedule sets forth a complete and correct list as August 9, 2005 of all outstanding StorCOMM Stock Options and StorCOMM Warrants and the exercise prices thereof.]

(ii)       No bonds, debentures, notes or other indebtedness of StorCOMM having the right to vote on any matters on which stockholders of StorCOMM may vote are issued or outstanding.

(iii)      Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which StorCOMM or any of its Subsidiaries is a party or by which any of them is bound obligating StorCOMM or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of StorCOMM or any of its Subsidiaries or obligating StorCOMM or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of StorCOMM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of StorCOMM or any of its Subsidiaries.

(c)        Authority; No Conflicts.

(i)         StorCOMM has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote. The execution and delivery of this Agreement by StorCOMM and the consummation by StorCOMM of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of StorCOMM, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote. This Agreement has been duly executed and delivered by StorCOMM and, assuming the due authorization and valid execution and delivery of this Agreement by each of CCA and CCA Sub, constitutes a valid and binding agreement of StorCOMM, enforceable against StorCOMM in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar

Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)       The execution and delivery of this Agreement by StorCOMM does not, and the consummation by StorCOMM of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of StorCOMM or any Significant Subsidiary of StorCOMM or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries or, to the Knowledge of StorCOMM, on StorCOMM and its Subsidiaries following the Merger, subject to obtaining or making the StorCOMM Necessary Consents, any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a “Contract”) to which StorCOMM or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to StorCOMM or any Subsidiary of StorCOMM or their respective properties or assets.

(iii)      No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, department or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to StorCOMM or any Subsidiary of StorCOMM in connection with the execution and delivery of this Agreement by StorCOMM or the consummation by StorCOMM of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act, (C) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (E) the rules and regulations of the American Stock Exchange and (F) antitrust or other competition laws of other jurisdictions and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “StorCOMM Necessary Consents”.

(d)        Financial Statements.

(i)         Since December 31, 2004, StorCOMM and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of StorCOMM and its Subsidiaries or the footnotes thereto prepared in conformity with generally accepted accounting principles (“GAAP”), other than liabilities incurred in the ordinary course of business consistent with past practice.

(ii)       Set forth in Section 3.1(d)(ii) of the StorCOMM Disclosure Schedule are (A) the audited balance sheets of StorCOMM at December 31, 2003 and December 31, 2004, together with the related audited statements of operations, income and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report of BDO Seidman, LLP, and (B) the unaudited balance sheet of StorCOMM at June 30, 2005 and the related unaudited statement of operations, income and cash flows for the three months then ended (collectively, the “Financial Information”). The Financial Information was derived from the internal books and records of StorCOMM and was prepared in a manner consistent with StorCOMM’s then current accounting practices with respect to the StorCOMM. The Financial Information is complete and accurate, is presented in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and presents fairly, in all material respects, the financial position and the results of operations and cash flows of StorCOMM for the periods indicated in the manner set forth in Section 3.1(d)(ii) of the StorCOMM Disclosure Schedule, except for the omission of certain information required to be included in footnotes to the interim financial statements, which footnotes were not prepared by StorCOMM.

(e)                        Information Supplied.

(i)                          None of the information supplied or to be supplied by StorCOMM for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to CCA stockholders or StorCOMM stockholders or at the time of the CCA Stockholders Meeting or the StorCOMM Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)                      Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by StorCOMM with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by CCA or CCA Sub for inclusion or incorporation by reference therein.

(f)         Board Approval.   The Board of Directors of StorCOMM, by resolutions duly adopted by unanimous vote of all directors present at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of StorCOMM and its stockholders, (ii) approved this Agreement and the Merger, and (iii) resolved to recommend that the stockholders of StorCOMM approve and adopt this Agreement and the Merger and directed that the Merger and this Agreement be submitted for consideration by StorCOMM’s stockholders at the StorCOMM Stockholders Meeting. To the Knowledge of StorCOMM, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g)        Vote Required.   The affirmative vote of the holders of ninety percent (90%) of the voting power of StorCOMM’s capital stock outstanding and a majority of the outstanding Series D Preferred Stock, voting as a separate class (together, the “Required StorCOMM Vote”) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of StorCOMM capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

(h)        Litigation; Compliance with Laws.

(i)         Except as disclosed in Schedule 3.1(h), there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of StorCOMM, threatened, against or affecting StorCOMM or any of its Subsidiaries or any property or asset of StorCOMM or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against StorCOMM or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(ii)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, StorCOMM and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of StorCOMM and its Subsidiaries (the “StorCOMM Permits”), and no suspension or cancellation of any of the StorCOMM Permits is pending or, to the Knowledge of StorCOMM, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. StorCOMM and its Subsidiaries are in compliance with the terms of the StorCOMM Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. None of StorCOMM or any of its Subsidiaries is in violation of, and StorCOMM and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(i)         Absence of Certain Changes or Events.   Since June 30, 2005, StorCOMM and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on StorCOMM and its Subsidiaries.

(j)         Environmental Matters.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, (i) the operations of StorCOMM and its Subsidiaries have been and are in material compliance with all Environmental Laws and with all StorCOMM Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of StorCOMM, threatened, actions, suits, claims, investigations or other proceedings (collectively, “Actions”) under or pursuant to Environmental Laws against StorCOMM or its Subsidiaries or involving any real property currently or, to the Knowledge of StorCOMM, formerly owned, operated or leased by StorCOMM or its Subsidiaries and (iii) StorCOMM and its Subsidiaries have not incurred any Environmental Liabilities, and, to the Knowledge of StorCOMM, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of StorCOMM, formerly owned, operated or leased by StorCOMM or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

As used in this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801

et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated in or for which liability or responsibility is imposed under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

(k)        Intellectual Property.   (i) StorCOMM and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of StorCOMM, the use of any Intellectual Property by StorCOMM and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by StorCOMM and its Subsidiaries is in accordance with the applicable license pursuant to which StorCOMM or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of StorCOMM, no Person is challenging, infringing on or otherwise violating any material right of StorCOMM or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to StorCOMM or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by StorCOMM and any of its Subsidiaries, or to the Knowledge of StorCOMM, any other Intellectual Property used by StorCOMM and its Subsidiaries, (vi) each employee or consultant of StorCOMM, and any of its subsidiaries, has executed a Confidentiality and Inventions Agreement; and (vii) to the Knowledge of StorCOMM, no Intellectual Property owned and/or licensed by StorCOMM or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of StorCOMM’s and its Subsidiaries’ rights to use such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; publicity and privacy rights; domain names; and any similar intellectual property or proprietary rights.

(l)         Accounts Receivable.   All of the accounts receivable owing to StorCOMM constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business and are expected to be fully collectible (net of reserves therefor set forth on the most recent balance sheet of StorCOMM, which reserves are consistent with past practice). There has been no notice of any claims, refusals to pay or other claimed rights of set off against any thereof. Except as set forth on the Disclosure Schedule, no account debtor is delinquent in its payment by more than sixty (60) days. To the Knowledge of StorCOMM, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(m)      Brokers or Finders.   No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(n)        Taxes.

(i)         Each of StorCOMM and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. StorCOMM and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries. There are no Liens for Taxes upon the assets of StorCOMM or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(ii)       Except as disclosed in Schedule 3.1(o), there are no pending, or to the Knowledge of StorCOMM, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against StorCOMM or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(iii)      None of StorCOMM or any of its Subsidiaries has taken any action, and StorCOMM has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv)       Within the past five years, none of StorCOMM or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v)        None of StorCOMM or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi)       None of StorCOMM or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than StorCOMM and its Subsidiaries) under Treasury Reg. §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(o)        Certain Contracts.   As of the date hereof, none of StorCOMM or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of

Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All “material contracts” (as defined in clause (i) above) set forth in Section 3.1(p) of the StorCOMM Disclosure Schedule are valid and binding on StorCOMM and its Subsidiaries, as applicable, and in full force and effect. None of StorCOMM or any of its Subsidiaries or, to the Knowledge of StorCOMM, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.1(p) of the StorCOMM Disclosure Schedule.

(p)        Employee Benefits.

(i)         With respect to each StorCOMM Plan, StorCOMM has made available to CCA a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii)       With respect to each StorCOMM Plan, StorCOMM and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such StorCOMM Plans and each StorCOMM Plan has been administered in accordance with its terms. Each StorCOMM Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions.

(iii)      All StorCOMM Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(iv)       None of StorCOMM or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment” within the meaning of Section 280G of the Code) to any director or employee of StorCOMM or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(q)        Labor Relations.   As of the date of this Agreement, (i) none of StorCOMM or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) no labor organization or group of employees of StorCOMM or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of StorCOMM, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of StorCOMM, threatened against or involving StorCOMM or any of its Subsidiaries.

(r)        Insurance.   StorCOMM and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of StorCOMM and its Subsidiaries (taking into account the cost and availability of such insurance).

(s)        Liens.   Except as otherwise disclosed on the StorCOMM Disclosure Schedules, there are no Liens exist on any assets of StorCOMM or any of its Subsidiaries.

(t)         Ownership of Capital Stock of CCA and CCA Sub.   None of StorCOMM or any of its Subsidiaries owns any shares of CCA Common Stock, CCA Preferred Stock or CCA Sub Common Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

(u)        Properties.

(i)         StorCOMM does not own any real estate or have the option to acquire any real estate. StorCOMM does not lease any real estate other than the premises identified in the StorCOMM Disclosure Schedule as being so leased (the “StorCOMM Leased Premises”). StorCOMM enjoys peaceful and undisturbed possession of each of the StorCOMM Leased Premises. None of the improvements comprising the StorCOMM Leased Premises, or the businesses conducted by StorCOMM thereon, are, to the Knowledge of StorCOMM, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, public utility or other easements or other applicable law. As of the date hereof, no material expenditures are required to be made by StorCOMM for the repair or maintenance of any improvements on the StorCOMM Leased Premises other than routine repairs and maintenance in the ordinary course of business. StorCOMM has valid leasehold interests in the StorCOMM Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges which are not yet due and payable and Liens which do not interfere with StorCOMM’s ability to operate its business as currently conducted.

(ii)       As of the date hereof, there is no condemnation, eminent domain or similar proceeding pending against StorCOMM or, to the Knowledge of StorCOMM, threatened with respect to any portion of the StorCOMM Leased Premises.

(iii)      As of the date hereof, to the Knowledge of StorCOMM, the buildings and other facilities located on the StorCOMM Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.

(iv)       The StorCOMM Leased Premises are in good condition and repair and are free from any material defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems.

(v)        StorCOMM has marketable and legal title to, or valid leasehold interests in, all of its properties except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with StorCOMM’s ability to operate its business as currently conducted.

(v)        Sale of Products; Performance of Services.

(i)         Since January 1, 2001, each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by StorCOMM to any Person:

A.         has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable law, except where any nonconformance or noncompliance has been cured or converted; and

B.         has been free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(ii)       Since January 1, 2001, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by StorCOMM were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable laws.

(iii)      Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against StorCOMM (i) under or based upon any warranty provided by or on behalf of StorCOMM, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by StorCOMM or any services performed by StorCOMM, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect on StorCOMM.

(w)       Inventories.   StorCOMM’s inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, and are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective.

Section 3.2      Representations and Warranties of CCA.   Except as set forth in the CCA Disclosure Schedule delivered by CCA to StorCOMM prior to the execution of this Agreement (the “CCA Disclosure Schedule”) (each Section of which qualifies the correspondingly numbered representation and warranty or covenant of CCA to the extent specified therein), CCA represents and warrants to StorCOMM as follows:

(a)        Organization, Standing and Power; Subsidiaries.

(i)         CCA is a corporation and each of its Subsidiaries is a corporation or other organization duly formed, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. The copies of the certificate of incorporation and bylaws of CCA which were previously furnished or made available to StorCOMM are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)       Section 3.2(a)(ii) of the CCA Disclosure Schedule sets forth a list of all the Subsidiaries of CCA which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CCA, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of CCA or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to CCA and its Subsidiaries taken as a whole.

(b)        Capital Structure.

(i)         The authorized capital stock of CCA consists of 20,000,000 shares of CCA Common Stock and 500,000 shares of preferred stock, without par value (“CCA Preferred Stock”), none of which are outstanding. As of August 9, 2005, (i) THREE MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND NINE HUNDRED (3,483,900) shares of CCA Common Stock and (ii) no shares of CCA Preferred Stock were issued and outstanding. As of August 9, 2005, TWO HUNDRED TWENTY THOUSAND (220,000) shares of CCA Common Stock were reserved for issuance upon exercise of options or rights (“CCA Stock Options”) outstanding under CCA Stock Plan. As of August 9, 2005, no shares of CCA Common Stock were held as treasury shares. Since August 9, 2005 to the date of this Agreement, no shares of capital stock of CCA or any other securities of CCA have been issued other than shares of CCA Common Stock issued pursuant to the CCA Stock Options outstanding as of August 9, 2005 under CCA Stock Plan. All issued and outstanding shares of capital stock of CCA are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of CCA is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from CCA other than outstanding options) CCA Stock Options under the CCA Stock Plan. Section 3.2(b)(i) of the CCA Disclosure Schedule sets forth a complete and correct list as of August 9, 2005 of all outstanding CCA Stock Options and the exercise prices thereof.

(ii)       No bonds, debentures, notes or other indebtedness of CCA having the right to vote on any matters on which stockholders of CCA may vote (“CCA Voting Debt”) are issued or outstanding.

(iii)      Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CCA or any of its Subsidiaries is a party or by which any of them is bound obligating CCA or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CCA or any of its Subsidiaries or obligating CCA or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of CCA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CCA or any of its Subsidiaries.

(iv)       All shares of CCA Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)        Authority; No Conflicts.

(i)         CCA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote. The execution and delivery of this Agreement by CCA and the consummation by CCA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA, subject, in the case of the consummation of the Merger, to the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote. This Agreement has been duly executed and delivered by CCA and, assuming the due authorization and valid execution and delivery of this Agreement by StorCOMM, constitutes a valid and binding agreement of CCA, enforceable against CCA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)       The execution and delivery by CCA of this Agreement does not, and the consummation by CCA of the Merger and the other transactions contemplated hereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of CCA or any Significant Subsidiary of CCA or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries or, to the Knowledge of CCA, on CCA and its Subsidiaries following the Merger, subject to obtaining or making the CCA Necessary Consents, any Contract to which CCA or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCA or any Subsidiary of CCA or their respective properties or assets.

(iii)      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to CCA or any Subsidiary of CCA in connection with the execution and delivery of this Agreement by CCA or the consummation by CCA of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act, (C) the Exchange Act, (D) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (E) the rules and regulations of the American Stock Exchange, including with respect to authorization for inclusion of the shares of CCA Common Stock to be issued in the Merger and the transaction contemplated hereby on the American Stock Exchange, subject to official notice of issuance, (F) antitrust or other competition laws of other jurisdictions, and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “CCA Necessary Consents”.

(d)        Reports and Financial Statements.

(i)         Each of CCA and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 (collectively, including all exhibits thereto, the “CCA SEC Reports”). No

Subsidiary of CCA is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the CCA SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the CCA SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CCA and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All CCA SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CCA SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii)       Except as disclosed in the CCA SEC Reports filed and publicly available prior to the date hereof (the “CCA Filed SEC Reports”), since June 30, 2005, CCA and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of CCA and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(e)        Information Supplied.

(i)         None of the information supplied or to be supplied by CCA or CCA Sub for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to CCA stockholders or StorCOMM stockholders or at the time of the CCA Stockholders Meeting or the StorCOMM Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)       Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by CCA with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by StorCOMM for inclusion or incorporation by reference therein.

(f)         Board Approval.   The Board of Directors of CCA, by resolutions duly adopted by unanimous vote of all directors at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of CCA and its stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that the stockholders of CCA approve the issuance of CCA Common Stock in the Merger pursuant to this Agreement and directed that the issuance of CCA Common Stock in the Merger pursuant to this Agreement be submitted for consideration by CCA’s stockholders at the CCA Stockholders Meeting. To the Knowledge of CCA, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g)        Vote Required.   The affirmative vote of a majority of the votes entitled to be cast by holders of shares of CCA Common Stock present or represented by proxy and entitled to vote at the CCA Stockholders Meeting, a quorum being present (the “Required CCA Vote”), is the only vote of the holders of any class or series of CCA capital stock necessary to approve the issuance of CCA Common Stock in the Merger pursuant to this Agreement and the other transactions contemplated hereby.

(h)        Litigation; Compliance with Laws.

(i)         Except as set forth in the CCA Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of CCA, threatened, against or affecting CCA or any of its Subsidiaries or any property or asset of CCA or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CCA or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(ii)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, CCA and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of CCA and its Subsidiaries (the “CCA Permits”), and no suspension or cancellation of any of the CCA Permits is pending or, to the Knowledge of CCA, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. CCA and its Subsidiaries are in compliance with the terms of the CCA Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. None of CCA or any of its Subsidiaries is in violation of, and CCA and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(i)         Absence of Certain Changes or Events.   Except as set forth in the CCA Filed SEC Reports, since June 30, 2005, CCA and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on CCA and its Subsidiaries.

(j)         Environmental Matters.   Except as set forth in the CCA Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, (i) the operations of CCA and its Subsidiaries have been and are in compliance with all Environmental Laws and with all CCA Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of CCA, threatened, Actions under or pursuant to Environmental Laws against CCA or its Subsidiaries or involving any real property currently or, to the Knowledge of CCA, formerly owned, operated or leased by CCA or its Subsidiaries and (iii) CCA and its Subsidiaries have not incurred any Environmental Liabilities and, to the Knowledge of CCA, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of CCA, formerly owned, operated or leased by CCA or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

(k)        Intellectual Property.   Except as set forth in the CCA Filed SEC Reports: (i) CCA and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of CCA, the use of any Intellectual Property by CCA and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by CCA and its Subsidiaries is in accordance with the applicable license pursuant to which CCA or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of CCA, no Person is challenging, infringing on or otherwise violating any material right of CCA or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CCA or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by CCA and any of its Subsidiaries, or to the Knowledge of CCA, any other Intellectual Property used by CCA and its Subsidiaries; (vi) each employee or consultant of CCA has executed a Confidentiality and Inventions Agreement; and (vii) to the Knowledge of CCA, no Intellectual Property owned and/or licensed by CCA or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of CCA’s and its Subsidiaries’ rights to use such Intellectual Property.

(l)         Accounts Receivable.   All of the accounts receivable owing to CCA constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business and are expected to be fully collectible (net of reserves therefor set forth on the most recent balance sheet of CCA, which reserves are consistent with past practice). There has been no notice of any claims, refusals to pay or other claimed rights of set off against any thereof. Except as set forth on the CCA Disclosure Schedule, no account debtor is delinquent in its payment by more than ninety (90) days. To the Knowledge of CCA, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(m)      Brokers or Finders.   No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCA or any of its Subsidiaries, except Dominick & Dominick and Simon Financial, Inc. (the “CCA Financial Advisor”), whose fees and expenses will be paid by CCA in accordance with CCA’s agreement with such firm. Pursuant to such agreement, CCA shall pay Dominick and Dominick a fee equal to three percent (3%) of the value of the CCA Common Stock issued to StorCOMM Stockholders in the Merger, based on the closing price per share of the CCA Common Stock as listed on the American Stock Exchange on the Effective Date.

(n)        Opinion of CCA Financial Advisor.   CCA has received the opinion of the CCA Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to CCA.

(o)        Taxes.

(i)         Each of CCA and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. CCA and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries. There are no Liens for Taxes upon the assets of CCA or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(ii)       There are no pending, or to the Knowledge of CCA, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against CCA or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(iii)      None of CCA or any of its Subsidiaries has taken any action, and CCA has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv)       Within the past five years, none of CCA or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v)        None of CCA or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi)       None of CCA or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than CCA and its Subsidiaries) under Treasury Reg. §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(p)        Certain Contracts.   As of the date hereof, none of CCA or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All “material contracts” (as defined in clause (i) above) set forth in Section 3.2(p) of the CCA Disclosure Schedule are valid and binding on CCA and its Subsidiaries, as applicable, and in full force and effect. None of CCA or any of its Subsidiaries or, to the Knowledge of CCA, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.2(p) of the CCA Disclosure Schedule.

(q)        Employee Benefits.

(i)         With respect to each CCA Plan, CCA has made available to StorCOMM a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii)       With respect to each CCA Plan, CCA and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such CCA Plans and each CCA Plan has been administered in accordance with its terms. Each CCA Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions.

(iii)      All CCA Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(iv)       None of CCA or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment” within the meaning of Section 280G of the Code) to any director or employee of CCA or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(r)        Labor Relations.   As of the date of this Agreement, (i) none of CCA or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) no labor organization or group of employees of CCA or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of CCA, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of CCA, threatened against or involving CCA or any of its Subsidiaries.

(s)        Insurance.   CCA and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of CCA and its Subsidiaries (taking into account the cost and availability of such insurance).

(t)         Liens.   Except as disclosed on the CCA Disclosure Schedules, no Liens exist on any assets of CCA or any of its Subsidiaries.

(u)        Ownership of Capital Stock of StorCOMM.   None of CCA or any of its Subsidiaries owns any shares of StorCOMM Common Stock or StorCOMM Preferred Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

(v)        Properties.

(i)         CCA does not lease any real estate other than the premises identified in the CCA Disclosure Schedule as being so leased (the “CCA Leased Premises”). CCA enjoys peaceful and undisturbed possession of the CCA Leased Premises. None of the improvements comprising the CCA Leased Premises, or the businesses conducted by CCA thereon, are, to the Knowledge of CCA, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, public utility or other easements or other applicable law. As of the date hereof, no material expenditures are required to be made by CCA for the repair or maintenance of any improvements on the CCA Leased Premises other than routine repairs and maintenance in the ordinary course of business. CCA has valid leasehold interests in the CCA Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges which are not yet due and payable and Liens which do not interfere with CCA’s ability to operate its business as currently conducted.

(ii)       As of the date hereof, there is no condemnation, eminent domain or similar proceeding pending against CCA or, to the Knowledge of CCA, threatened with respect to any portion of the CCA Leased Premises.

(iii)      As of the date hereof, to the Knowledge of CCA, the buildings and other facilities located on the CCA Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.

(iv)       The CCA Leased Premises are in good condition and repair and are free from any material defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems.

(v)        CCA has marketable and legal title to, or valid leasehold interests in, all of its properties except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with CCA’s ability to operate its business as currently conducted.

(w)       Sale of Products; Performance of Services.

(i)         Since January 1, 2001, each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by CCA to any Person:

A.         has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable law, except where any nonconformance or noncompliance has been cured or converted; and

B.         has been free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(ii)       Since January 1, 2001, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by CCA were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable laws.

(iii)      Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against CCA (i) under or based upon any warranty provided by or on behalf of CCA, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by CCA or any services performed by CCA, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect on CCA.

(x)        Inventories.   CCA’s inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, and are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective.

Section 3.3      Representations and Warranties of CCA and CCA Sub.   CCA and CCA Sub represent and warrant to StorCOMM as follows:

(a)        Organization.   CCA Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. CCA Sub is a direct wholly owned subsidiary of CCA. CCA, as the sole stockholder of CCA Sub, has duly approved this Agreement and the transactions contemplated hereby.

(b)        Capital Structure.   On the date hereof, the authorized capital stock of CCA Sub consists of 1,000 shares of CCA Sub Common Stock.

(c)        Authority.   CCA Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CCA Sub and the consummation by CCA Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA Sub. This Agreement has been duly executed and delivered by CCA Sub and constitutes a valid and binding agreement of CCA Sub, enforceable against CCA Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)        No Conflicts.   The execution and delivery by CCA Sub of this Agreement and the consummation by CCA Sub of the transactions contemplated hereby will not contravene or conflict with the CCA Sub Certificate or the CCA Sub By-Laws.

(e)        No Business Activities.   CCA Sub has not conducted any activities other than in connection with the organization of CCA Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, CCA Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1                   Covenants of StorCOMM.   During the period from the date of this Agreement and continuing until the Effective Time, StorCOMM agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.1 (including its subsections) of the StorCOMM Disclosure Schedule or as required by a Governmental Entity or to the extent that CCA shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)        Ordinary Course.

(i)         StorCOMM and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time.

(ii)       Other than investments permitted by Section 4.1(g), StorCOMM shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $0.5 million in any calendar quarter or $0.5 million in the aggregate.

(b)        Dividends; Changes in Share Capital.   StorCOMM shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiaries of StorCOMM, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of StorCOMM which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)        Issuance of Securities.   StorCOMM shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any StorCOMM Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or StorCOMM Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of StorCOMM Common Stock upon the exercise of StorCOMM Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to StorCOMM Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of StorCOMM Stock Options or other stock based awards to acquire shares of StorCOMM Common Stock granted under StorCOMM Stock Plan in effect on the date hereof, (iii) issuances, sales or deliveries by a wholly owned Subsidiary of StorCOMM of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly owned Subsidiary of StorCOMM, (iv) issuances permitted by Section 4.1(e), (v) issuances upon conversion of the StorCOMM Convertible Notes, (vi) issuances upon the exercise of the StorCOMM Warrants.

(d)                       Governing Documents.   Except to the extent required to comply with its obligations hereunder or with Applicable Laws, StorCOMM shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(e)                        No Acquisitions.   StorCOMM shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of StorCOMM and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of StorCOMM, or (y) the creation of new direct or indirect wholly owned Subsidiaries of StorCOMM organized to conduct or continue activities otherwise permitted by this Agreement.

(f)         No Dispositions.   Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of StorCOMM or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, StorCOMM shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of StorCOMM but excluding inventory in the ordinary course of business consistent with past practice).

(g)        Investments; Indebtedness.   StorCOMM shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by StorCOMM or a Subsidiary of StorCOMM to or in StorCOMM or a Subsidiary of StorCOMM, (B) pursuant to any contract or other legal obligation of StorCOMM or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to StorCOMM and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause or (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to StorCOMM and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger). Notwithstanding the foregoing or anything else contained in this Agreement, StorCOMM shall be entitled to restructure its debt obligations outstanding as of the date of this Agreement, provided, that the terms of any such restructured debt shall be subject to the prior written approval of CCA.

(h)        Tax-Free Qualification.   StorCOMM shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(i)         Compensation.   Except (x) as set forth in Section 4.1(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between StorCOMM or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, StorCOMM shall not increase the amount of compensation or employee benefits of any director, officer or employee of StorCOMM or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional StorCOMM Stock Options, adopt or amend or make any commitment to adopt or amend any StorCOMM Plan or make any contribution, other than regularly scheduled contributions, to any StorCOMM Plan. StorCOMM shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

(j)         Accounting Methods; Income Tax Elections.   Except as required by a Governmental Entity, StorCOMM shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect as of the date hereof, except as required by changes in GAAP as concurred in by StorCOMM’s independent public accountants. StorCOMM shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

(k)        Certain Agreements and Arrangements.   StorCOMM shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, after giving effect to the Merger.

(l)         Litigation.   StorCOMM shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $200,000 in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions.

(m)      No Related Actions.   StorCOMM will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

(n)        StorCOMM SEC Filings.   Prior to the Closing, StorCOMM shall cooperate fully with, including promptly providing any information requested by, CCA and its counsel to prepare or cause to be prepared all filings required to be made by any officer, director or stockholder of StorCOMM under Sections 13 or 16 of the Exchange Act, and any rule promulgated thereunder (the “StorCOMM SEC Filings”), as a result of the Merger. Immediately, after the Closing, StorCOMM shall cooperate fully with CCA and its counsel to cause the StorCOMM SEC Filings to be filed with the SEC as required by the Exchange Act.

Section 4.2                   Covenants of CCA and CCA Sub.   During the period from the date of this Agreement and continuing until the Effective Time, CCA and CCA Sub each agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.2 (including its subsections) of the CCA Disclosure Schedule or as required by a Governmental Entity or to the extent that StorCOMM shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)        Dividends; Changes in Share Capital.   CCA shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of CCA which remains a wholly owned Subsidiary after consummation of such transaction or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(b)        Issuance of Securities.   CCA shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any CCA Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or CCA Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of CCA Common Stock upon the exercise of CCA Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to CCA Stock

Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of CCA Stock Options or other stock based awards of or to acquire not more than 100,000 shares in the aggregate in any calendar quarter of CCA Common Stock granted under CCA Stock Plan in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly owned Subsidiary of CCA of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly owned Subsidiary of CCA, and (iv) issuances permitted by Section 4.2(e).

(c)        Governing Documents.   Except to the extent required to comply with its obligations hereunder or with Applicable Laws, CCA shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(d)        Tax-Free Qualification.   CCA shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(e)        Accounting Methods; Income Tax Elections.   Except as disclosed in CCA Filed SEC Reports, or as required by a Governmental Entity, CCA shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September30, 2002, except as required by changes in GAAP as concurred in by CCA’s independent public accountants and except that CCA shall be permitted to change its fiscal year from August 31 to January 1.

(f)         Certain Agreements and Arrangements.   CCA shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, after giving effect to the Merger.

(g)        No CCA Sub Business Activities.   CCA Sub will not conduct any activities other than in connection with the organization of CCA Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(h)        No Related Actions.   CCA will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

Section 4.3                   Governmental Filings.   Each of CCA and CCA Sub, on the one hand, and StorCOMM, on the other hand, shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) on operational matters. Each party shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) deliver to the other parties copies of all such reports, announcements and publications promptly after the same are filed.

Section 4.4                   Control of Other Party’s Business.   Nothing contained in this Agreement shall give CCA, directly or indirectly, the right to control or direct StorCOMM’s operations prior to the Effective Time. Nothing contained in this Agreement shall give StorCOMM, directly or indirectly, the right to control or direct the operations of CCA prior to the Effective Time. Prior to the Effective Time, each of CCA and StorCOMM shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1                   Preparation of Proxy Statement; Stockholders Meetings.

(a)        As promptly as reasonably practicable following the date hereof, CCA and StorCOMM shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CCA shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of CCA Common Stock in the Merger (the “Form S-4”). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CCA’s prospectus. Each of CCA and StorCOMM shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. CCA and StorCOMM shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.

Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both CCA and StorCOMM, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that CCA, in connection with a Change in the CCA Recommendation, and StorCOMM, in connection with a Change in the StorCOMM Recommendation (each of a Change in the CCA Recommendation and a Change in the StorCOMM Recommendation being hereinafter sometimes referred to as a “Change”), may amend or supplement the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. CCA will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to CCA’s stockholders, and StorCOMM will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to StorCOMM’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CCA shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CCA Common Stock in the Merger and StorCOMM and CCA shall furnish all information concerning StorCOMM and CCA and the holders of StorCOMM Common Stock as may be reasonably requested in connection with any such action. Each of CCA and StorCOMM will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the CCA Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to CCA or StorCOMM, or any of their respective affiliates, officers or directors, is discovered by CCA or StorCOMM which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders CCA and StorCOMM.

(b)        StorCOMM shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of CCA and StorCOMM (the “StorCOMM Stockholders Meeting”) for the purpose of obtaining the Required StorCOMM Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote; and the Board of Directors of StorCOMM shall recommend approval and adoption of this Agreement and the Merger by the stockholders of StorCOMM to the effect as set forth in Section 3.1(f) (the “StorCOMM Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to CCA the StorCOMM Recommendation or (ii) take any action or make any statement in connection with the StorCOMM Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the StorCOMM Recommendation”); provided, however, that the Board of Directors of StorCOMM May make a Change in the StorCOMM Recommendation pursuant to Section 5.8. Notwithstanding any Change in the StorCOMM Recommendation, this Agreement shall be submitted to the stockholders of StorCOMM at the StorCOMM Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve StorCOMM of such obligation.

(c)        CCA shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of CCA and StorCOMM (the “CCA Stockholders Meeting”) for the purpose of obtaining the Required CCA Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote, and the Board of Directors of CCA shall recommend approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the stockholders of CCA to the effect as set forth in Section 3.2(f) (the “CCA Recommendation”) and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to StorCOMM the CCA Recommendation or (ii) take any action or make any statement in connection with the CCA Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the CCA Recommendation”); provided, however, that the Board of Directors of CCA May make a Change in the CCA Recommendation pursuant to Section 5.8. Notwithstanding any Change in the CCA Recommendation, the issuance of CCA Common Stock in the Merger pursuant to this Agreement shall be submitted to the stockholders of CCA at the CCA Stockholders Meeting for the purpose of approving the issuance of CCA Common Stock in the Merger pursuant to this Agreement and nothing contained herein shall be deemed to relieve CCA of such obligation.

Section 5.2                   CCA Board of Directors and Management.

(a)        CCA shall take all requisite action such that, immediately following the Effective Time, its Board of Directors shall initially consist of six (6) directors, four (4) of whom shall be designated by CCA prior to the Effective Time and two (2) of whom shall be designated by StorCOMM prior to the Effective Time. The By-laws of CCA shall be amended as of the Effective Time to provide that (i) if a director designated by CCA resigns, dies or is removed during the period beginning at the Effective Time and ending on the expiration of the current term of the class of which such director is a member (such period for each such director, the “Transition Period”), such director shall be replaced by the remaining

CCA designees (or their successors) (the “CCA Directors”), (ii) if a director designated by StorCOMM resigns, dies or is removed during the Transition Period such director shall be replaced by the remaining StorCOMM designees (or their successors) (the “StorCOMM Directors”), (iii) if the CCA Directors or the StorCOMM Directors are entitled to designate a successor for a director who resigns, dies or is removed, the CCA Directors or the StorCOMM Directors shall also be entitled to designate a successor for such director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board on which such director served and (iv) for a period of two years after the Effective Time of the Merger, the affirmative vote of at least 75% of the whole Board of Directors of CCA (without taking into account any vacancies) shall be required (A) to change the number of directors comprising the whole Board of Directors of CCA, (B) to change the number of directors comprising each of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board, or (C) to amend the foregoing provisions of the CCA By-Laws. Notwithstanding the foregoing, if the StorCOMM Directors are elected or appointed to CCA’s Board of Directors and this Agreement is terminated prior to completion of the Merger, the StorCOMM Directors will immediately resign from CCA’s Board of Directors. The remaining CCA Directors will select individuals to fill the resulting vacancies on CCA’s Board of Directors, who will serve until the next annual meeting of CCA’s shareholders or until such director’s successor has been elected and qualified.

(b)        CCA shall take all requisite action such that, immediately following the Effective Time, Steven Besbeck shall be appointed as the President and Chief Executive Officer of CCA, and such other individuals as CCA and StorCOMM shall otherwise agree prior to the Effective Time shall be appointed as officers of CCA, such officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 5.3                   Headquarters.   Following the Effective Time, the headquarters for CCA shall be located in Calabasas, California.

Section 5.4                   Employment Agreements.   Prior to the Effective Time, CCA will offer to enter into employment agreements, to be effective as of the Effective Time, with (i) each of the individuals listed in Exhibit A, such employment agreements to be on substantially the terms set forth in the respective term sheets included in the Schedules to Exhibit A and (ii) such other individuals, and on such terms, as CCA and StorCOMM shall agree.

Section 5.5                   Fiscal Year.   It is the intention of CCA and StorCOMM that the fiscal year of CCA will end on December 31 of each year.

Section 5.6                   Access to Information.   Upon reasonable notice, each of CCA and StorCOMM shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under Applicable Laws), and (ii) all other information concerning it and its business, properties and personnel as such other party May reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (A) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.6(a) in confidence in accordance with, and will otherwise be subject to, the provisions of the confidentiality agreement dated October 19, 2004 between CCA and StorCOMM (the ”Confidentiality Agreement”). Any

investigation by either CCA or StorCOMM shall not affect the representations and warranties of the other or the conditions to the respective obligations of the parties to consummate the Merger.

Section 5.7                   Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all StorCOMM Necessary Consents and CCA Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) appropriate filings, if any are required, with any foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (ii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable and to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity or any private party with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated hereby and avoid any administrative, judicial or other action or proceeding, including any action or proceeding by a private party, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date.

(b)        Each of CCA and StorCOMM shall, in connection with the efforts referenced in Section 5.7(a) to obtain all Required Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)        In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a) and Section 5.7(b), if any administrative, judicial or other action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of CCA and StorCOMM shall cooperate in all respects with each other to avoid, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has complied with its obligations under this Section 5.7.

Section 5.8      Acquisition Proposals.

(a)        Without limiting any party’s other obligations under this Agreement (including under ARTICLE IV hereof), each of StorCOMM and CCA agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b)        For purposes of this Agreement, “Acquisition Proposal” means (i) with respect to StorCOMM, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of StorCOMM and its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of StorCOMM and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving StorCOMM or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of StorCOMM that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of StorCOMM (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by CCA or an affiliate thereof), and (ii) with respect to CCA, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of CCA and its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of CCA and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCA or any of its Significant Subsidiaries or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of CCA that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of CCA (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by StorCOMM or an affiliate thereof).

(c)        Notwithstanding anything in this Agreement to the contrary, each of StorCOMM and CCA or its respective Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) effect a Change in the StorCOMM Recommendation or a Change in the CCA Recommendation, as the case may be, or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) its Stockholders Meeting shall not have occurred, (B) (x) in the case of clause (ii) above, it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause (B), references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that it is required to take such action in the exercise of its fiduciary duties to stockholders under Applicable Laws, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies the other parties promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to the other parties a copy of any such written inquiry, proposal or offer. Each of StorCOMM and CCA agrees that it will promptly keep each other informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations. Each of StorCOMM and CCA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Each of StorCOMM and CCA agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall (x) permit StorCOMM or CCA to terminate this Agreement (except as specifically provided in ARTICLE VII) or (y) affect any other obligation of StorCOMM or CCA under this Agreement. Neither StorCOMM nor CCA shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(d)        For purposes of this Agreement, “Superior Proposal” means with respect to StorCOMM or CCA, as the case may be, a bona fide written proposal made by a Person other than either such party which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other Person thereto or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is not subject to any financing contingency or due diligence condition and is otherwise on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

Section 5.9      Employee Benefits Matters.

(a)        Continuation and Comparability of Benefits.   From and after the Effective Time, the CCA Plans and the StorCOMM Plans in effect at the Effective Time shall remain in effect with respect to employees and former employees of CCA and its Subsidiaries and employees and former employees of StorCOMM and its Subsidiaries covered by such plans at the Effective Time (whether or not such covered employees have then satisfied waiting periods or other preconditions to participation under such plans) (collectively, the “Continuing Employees”), until such time as CCA shall determine, subject to Applicable Laws and the terms of such plans. Prior to the Closing Date, CCA and StorCOMM shall cooperate in reviewing, evaluating and analyzing the CCA Plans and the StorCOMM Plans with a view towards developing appropriate new benefit plans for Continuing Employees. It is the intention of CCA and StorCOMM, to the extent permitted by Applicable Laws, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors and (ii) do not discriminate between Continuing Employees who were covered by CCA Plans, on the one hand, and those covered by StorCOMM Plans, on the other, at the Effective Time. Nothing in this Section 5.9 shall be interpreted as preventing CCA or the Surviving Corporation from amending, modifying or terminating any CCA Plan or StorCOMM Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

(b)        Pre-Existing Limitations; Deductibles; Service Credit.   With respect to any employee benefit plans in which any Continuing Employees who were employees of CCA or StorCOMM (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time (the “Post-Closing Plans”), CCA shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous pre-Effective Time employee benefit plan had not been satisfied or completed as of the Effective Time; (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous pre-Effective Time employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Continuing Employees with CCA and StorCOMM, and their respective affiliates, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Post-Closing Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New CCA Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

Section 5.10    Fees and Expenses.   Subject to Section 7.2(d), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, and the expenses of the Closing Financing referred to in Section 6.1(k) below, which shall be shared equally by StorCOMM and CCA. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 5.11    Directors’ and Officers’ Indemnification and Insurance.   CCA shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of StorCOMM and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by StorCOMM pursuant to StorCOMM’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of StorCOMM and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, if any, maintained by StorCOMM (provided that CCA May substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall CCA be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by StorCOMM for such insurance; and, provided, further, that if the annual premiums for such insurance coverage exceed such amount, CCA shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Section 5.12    Public Announcements.   StorCOMM and CCA each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 5.13    Accounting Matters.

(a)        StorCOMM shall use reasonable best efforts to cause to be delivered to CCA two letters from StorCOMM’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to StorCOMM and CCA, in form and substance reasonably satisfactory to CCA and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b)        CCA shall use reasonable best efforts to cause to be delivered to StorCOMM two letters from CCA’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to CCA and StorCOMM, in form and substance reasonably satisfactory to StorCOMM and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 5.14    Listing of Shares of CCA Common Stock.   CCA shall use reasonable best efforts to cause the shares of CCA Common Stock to be issued in the Merger and the shares of CCA Common Stock to be reserved for issuance upon exercise of the StorCOMM Stock Options that are converted into options to acquire CCA Common Stock to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.15    Affiliates.   Not less than 45 days prior to the Effective Time, StorCOMM shall deliver to CCA a letter identifying all persons who, in the judgment of StorCOMM, may be deemed at the time this Agreement is submitted for approval by the stockholders of StorCOMM, “affiliates” of StorCOMM for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. StorCOMM shall use reasonable best efforts to cause each person identified on such list to deliver to CCA not less than 20 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B hereto (an “Affiliate Agreement”).

Section 5.16    Section 16 Matters.   Prior to the Effective Time, CCA and StorCOMM shall take all such steps as may be required to cause any dispositions of StorCOMM Common Stock (including derivative securities with respect to StorCOMM Common Stock) or acquisitions of CCA Common Stock (including derivative securities with respect to CCA Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to StorCOMM or CCA to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17    Takeover Statutes.   If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of CCA and StorCOMM and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.18    Advice of Changes.   Each of CCA and StorCOMM shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, in the case of StorCOMM, a Material Adverse Effect on StorCOMM and its Subsidiaries, and, in the case of CCA, a Material Adverse Effect on CCA and its Subsidiaries, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in ARTICLE VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1      Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a)        Stockholder Approval.   (i) CCA shall have obtained the Required CCA Vote in connection with the approval and adoption of this Agreement and the Merger and the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the stockholders of CCA and (ii) StorCOMM shall have obtained the Required StorCOMM Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of StorCOMM.

(b)        No Injunctions or Restraints, Illegality.   No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)        No Pending Governmental Actions.   No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

(d)        Governmental and Regulatory Approvals.   Other than the filing provided for under Section 1.3, all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) set forth in Section 6.1(d) of the StorCOMM Disclosure Schedule or Section 6.1(d) of the CCA Disclosure Schedule or (ii) required of StorCOMM, CCA or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained and shall be in full force and effect.

(e)        AMEX Listing.   The shares of CCA Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

(f)         Effectiveness of the Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(g)        Escrow Agreement.   CCA and StorCOMM shall have entered into an escrow agreement in substantially the form set forth on Exhibit C attached hereto (the “Escrow Agreement”).

(h)        Closing of Financing.   CCA shall have closed simultaneously with the closing of the sale of up to ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) of its Common Stock (the “Closing Financing”).

Section 6.2      Additional Conditions to Obligations of StorCOMM.   The obligation of StorCOMM to effect the Merger is subject to the satisfaction or waiver by StorCOMM prior to the Effective Time of the following additional conditions:

(a)        Representations and Warranties.   Each of the representations and warranties of CCA and CCA Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and StorCOMM shall have received a certificate of CCA executed by an executive officer of CCA to such effect.

(b)        Performance of Obligations of CCA and CCA Sub.   Each of CCA and CCA Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and StorCOMM shall have received a certificate of CCA executed by an executive officer of CCA to such effect.

(c)        CCA Stockholder Support Agreement.   The CCA Stockholder Support Agreement, dated the date hereof, shall be in full force and effect through the Closing and no party shall be in breach thereof.

Section 6.3      Additional Conditions to Obligations of CCA.   The obligation of CCA to effect the Merger is subject to the satisfaction or waiver by CCA prior to the Effective Time of the following additional conditions:

(a)        Representations and Warranties.   Each of the representations and warranties of StorCOMM set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and CCA shall have received a certificate of StorCOMM executed by an executive officer of StorCOMM to such effect.

(b)        Performance of Obligations of StorCOMM.   StorCOMM shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and CCA shall have received a certificate of StorCOMM executed by an executive officer of StorCOMM to such effect.

(c)        Delivery of StorCOMM Audited Financial Statements.   StorCOMM shall have delivered to CCA, in such form as is satisfactory to CCA, StorCOMM’s audited financial statements for the fiscal years ended December 31, 2003 and 2004.

(d)        StorCOMM Stockholder Support Agreement.   The StorCOMM Stockholder Support Agreement, dated the date hereof, shall be in full force and effect through the Closing and no party shall be in breach thereof.

(e)        Unsecured StorCOMM Shareholder Debt Limitation.   No more than ONE MILLION DOLLARS ($1,000,000) of Unsecured StorCOMM Shareholder Debt will remain on StorCOMM’s books at the Closing.

(f)         Receipt of a Fairness Opinion.   Receipt of a fairness opinion in form and substance acceptable to CCA from the CCA Financial Advisor that the transaction is fair to CCA from a financial point of view.

(g)        Execution of Employee Documents.   All employees of StorCOMM shall have executed all standard documents required to be executed by employees of CCA, including CCA’s Code of Ethics, Confidentiality Agreement and Health Insurance Portability and Accountability Act Certificate.

(h)        Employment Agreements.   Samuel G. Elliott and William W. Peterson shall have entered into employment agreements with CCA, to be effective as of the Effective Time, such employment agreements to be acceptable to the employees and CCA.

(i)         StorCOMM Stockholder Debt or Preferred Stock Conversion.   All issued and outstanding StorCOMM Preferred Stock and all StorCOMM Convertible Notes shall have been converted to Common Stock of StorCOMM in accordance with the terms and conditions of (i) the StorCOMM Preferred Stock as set forth in StorCOMM’s certificate of incorporation and any amendments or certificates of determination thereto and (ii) the provisions of Section 6 of each of the StorCOMM Convertible Notes (or, in each case, on such other terms and conditions as shall have been approved in writing by CCA prior to such conversion).

(j)         Increase in Authorized Common Stock.   StorCOMM shall have increased its authorized Common Stock in an amount and on terms and conditions as shall have been approved in writing by CCA prior to such increase.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1      Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of CCA or StorCOMM:

(a)        by mutual written consent of CCA and StorCOMM;

(b)        by either CCA or StorCOMM if the Effective Time shall not have occurred on or before January 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)        by either CCA or StorCOMM if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.7) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in Section 6.1(d), and the failure to issue such order, decree or ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.7 has been the cause of, or resulted in, such action or inaction;

(d)        by either CCA or StorCOMM if (i) the approval by the stockholders of CCA required for the issuance of CCA Common Stock in the Merger shall not have been obtained by reason of the failure to obtain the Required CCA Vote or (ii) the approval by the stockholders of StorCOMM required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required StorCOMM Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of CCA or StorCOMM, as the case may be, or at any adjournment thereof;

(e)                        by CCA, if (i) StorCOMM’s Board of Directors shall have (A) failed to make the StorCOMM Recommendation, (B) withdrawn the StorCOMM Recommendation or (C) modified or qualified, in any manner adverse to CCA, the StorCOMM Recommendation without also simultaneously reaffirming the StorCOMM Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof, or (ii) StorCOMM shall have breached its obligations under this Agreement by reason of a failure to call the StorCOMM Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(f)                          by StorCOMM, if (i) CCA’s Board of Directors shall have (A) failed to make the CCA Recommendation, (B) withdrawn the CCA Recommendation or (C) modified or qualified, in any manner adverse to StorCOMM, the CCA Recommendation without also simultaneously reaffirming the CCA Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof or (ii) CCA shall have breached its obligations under this Agreement by reason of a failure to call the CCA Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(g)                        by CCA, if StorCOMM shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied on or before the Termination Date; or

(h)                       by StorCOMM, if either CCA or CCA Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied on or before the Termination Date.

Section 7.2                   Effect of Termination.

(a)                        In the event of termination of this Agreement by either CCA or StorCOMM as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of StorCOMM, CCA or CCA Sub or their respective officers or directors under this Agreement, except that (i) the provisions of Section 3.1(m), Section 3.2(l), the second sentence of Section 5.6(a), Section 5.10, this Section 7.2, ARTICLE VIII and ARTICLE IX shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of StorCOMM, CCA or CCA Sub shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)        If:

(i)         A.    (x) either CCA or StorCOMM shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of StorCOMM’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the StorCOMM Stockholder Meeting having occurred or (y) CCA shall terminate this Agreement pursuant to Section 7.1(g) as a result of any intentional breach or failure to perform by StorCOMM (unless covered by clause (ii) below), and

B.         at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to StorCOMM shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of StorCOMM and

C.         within twelve months of such termination StorCOMM or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(i)(C) the references in the definition of Acquisition Proposal to 20% shall be to 50%) or

(ii)       CCA shall terminate this Agreement pursuant to Section 7.1(e);

then StorCOMM shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date StorCOMM or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay CCA an amount equal to CCA’s reasonable expenses incurred in connection with the proposed Merger prior to the date of termination not to exceed $250,000, by wire transfer of immediately available funds.

(c)        If:

(i)         A.    (x) either CCA or StorCOMM shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of CCA’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the CCA Stockholders Meeting having occurred or (y) StorCOMM shall terminate this Agreement pursuant to Section 7.1(h) as a result of any intentional breach or failure to perform by CCA or CCA Sub (unless covered by clause (ii) below), and

B.         at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to CCA shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of CCA and

C.         within twelve months of such termination CCA or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(c)(i)(C) the references in the definition of Acquisition Proposal to 20% shall be to 50%) or

(ii)       StorCOMM shall terminate this Agreement pursuant to Section 7.1(f);

then CCA shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date CCA or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay StorCOMM an amount equal to StorCOMM’s reasonable expenses incurred in connection with the proposed Merger prior to the date of termination not to exceed $250,000, by wire transfer of immediately available funds.

(d)        The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 7.2, such party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

Section 7.3      Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of CCA and StorCOMM, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement May not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4      Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1      Non-Survival of Representations, Warranties and Agreements of CCA.   None of the representations, warranties, covenants and other agreements of CCA in this Agreement or in any instrument delivered by CCA pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2      Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)        if to CCA or CCA Sub to:

Creative Computer Applications, Inc.

26115-A Mureau Road

Calabasas, CA 91302-3128

Fax: (818) 880-4398

Attention: Steven M. Besbeck

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

800 Anacapa Street

Santa Barbara, CA 93101

Fax: (805) 568-1955

Attention: Joe Nida, Esq.

(b)        if to StorCOMM to:

StorCOMM, Inc.

7 Corporate Plaza

8649 Baypine Road

Jacksonville, Florida 32256

Fax: 904.730.8537

Attention: Samuel G. Elliott

with a copy to:

Bradford G. Peters

Blackfin Capital, LLC

622 Third Avenue, 39th Floor

New York, New York, 10017

Fax: 917-256-8116

Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.3      Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

Section 8.4      Entire Agreement; No Third Party Beneficiaries.

(a)        This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.11 (which is intended to be for the benefit of the Persons covered thereby).

Section 8.5      Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

Section 8.6      Severability.   If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.7      Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.8      Submission to Jurisdiction; Waivers.   Each of StorCOMM, CCA and CCA Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of California, and each of StorCOMM, CCA and CCA Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of StorCOMM, CCA and CCA Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, May not be enforced in or by such courts.

Section 8.9      Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10    Definitions.   As used in this Agreement:

(a)        “affiliate” means (except as specifically otherwise defined), as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)        “Applicable Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

(c)        “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(d)        “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(e)        “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f)         “CCA Group Member” means CCA and its affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, consultants, advisors and representatives and their respective successors and assigns.

(g)        A “CCA Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of CCA or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by CCA or any of its Subsidiaries or to which CCA or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(h)        “CCA Stock Plan” means the 1997 Stock Option Plan.

(i)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)         “Indemnification-Related Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(k)        “Known” or “Knowledge” means, (i) with respect to CCA, the knowledge of Steven Besbeck after reasonable inquiry and (ii) with respect to StorCOMM, the knowledge of any of Sam Elliott after reasonable inquiry.

(l)         “Material Adverse Effect” means, with respect to any entity (or group of entities taken as a whole), any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise) results of operations assets, liabilities, properties or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole), other than any event, change, circumstance or effect (v) resulting from the public announcement or pendency of the transactions contemplated hereby, (w) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (x) relating to the economy or financial markets in general, (y) relating in general to the industries in which such entity (or group of entities taken as a whole) operates and not specifically relating to such entity (or group of entities taken as a whole) or (z) relating to any action or omission of CCA, StorCOMM or CCA Sub or any Subsidiary of any of them taken with the express prior written consent of the other parties hereto or (ii) the ability of such entity (or group of entities taken as a whole) to consummate the transactions contemplated by this Agreement. For all purposes of this Agreement, any reference to a Material Adverse Effect on StorCOMM and its Subsidiaries shall mean a Material Adverse Effect on StorCOMM and its Subsidiaries taken as a whole and any reference to a Material Adverse Effect on CCA and its Subsidiaries shall mean a Material Adverse Effect on CCA and its Subsidiaries taken as a whole.

(m)      A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(n)        “Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(o)        “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change, (ii) a statement of the reasons of the Board of Directors of CCA or StorCOMM (as the case may be) for making the Change and (iii) additional information reasonably related to the foregoing.

(p)        “StorCOMM Convertible Notes” means (i) the StorCOMM, Inc. 8% Secured Promissory Notes dated as of March 15, 2004 issued by StorCOMM pursuant to the Second Amended and Restated Secured Note Purchase Agreement to TITAB, LLC and C. Ian Sym-Smith, respectively, in the original principal amounts of $5,539,894.42 and $3,828,190.91, respectively, and under which the outstanding balances of principal and interest as of June 30, 2005 were $7,315,278 and $5,343,568, respectively, and (ii) convertible unsecured notes payable in the amount of $850,594 as described in the Form S-4 Summary Selected Historical Consolidated Financial Data of StorCOMM.

(q)        A “StorCOMM Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of StorCOMM or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by StorCOMM or any of its Subsidiaries or to which StorCOMM or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(r)        “StorCOMM Stock Plan” means the 1998 Stock Incentive Plan.

(s)        “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(t)         “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(u)        “Tax Returns” means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
Acquisition Proposal	5.8(b)
Actions	3.1(j)
Affiliate Agreement	5.15
Agreement	Preamble
CCA Sub	Preamble
CCA Sub By-Laws	1.9
CCA Sub Certificate	1.8
CCA Sub Common Stock	1.6
CCA	Preamble
CCA Common Stock	1.5(a)
CCA Directors	5.2(a)
CCA Disclosure Schedule	3.2
CCA Filed SEC Reports	3.2(d)(ii)
CCA Financial Advisor	3.2(m)
CCA Necessary Consents	3.2(c)(iii)
CCA Permits	3.2(h)(ii)
CCA Preferred Stock	3.2(b)(i)
CCA Recommendation	5.1(c)
CCA SEC Reports	3.2(d)(i)
CCA Stock Options	3.2(b)(i)
CCA Stockholders Meeting	5.1(c)
CCA Voting Debt	3.2(b)(ii)
Certificate	1.5(b)
Certificate of Merger	1.3
CGCL	3.2(f)
Change	5.1(a)
Change in the CCA Recommendation	5.1(c)
Change in the StorCOMM Recommendation	5.1(b)
Closing	1.2
Closing Date	1.2
Code	1.7(b)
Continuing Employees	5.9(a)
Contract	3.1(c)(ii)
Damages	9.2
DOJ	5.7(b)
Effective Time	1.3

Environmental Laws	3.1(j)
Environmental Liabilities	3.1(j)
Excess Shares	2.2(e)(ii)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Expenses	5.10
DGCL	1.1
Financial Information	3.1(d)(iii)
Delaware Secretary	1.3
Form S-4	5.1(a)
FTC	5.7(b)
GAAP	3.1(d)(i)
Governmental Entity	3.1(c)(iii)
Hazardous Materials	3.1(j)
Indemnified Persons	9.2
Injunction	6.1(b)
Intellectual Property	3.1(k)
Joint Proxy Statement/Prospectus	5.1(a)
Liens	3.1(a)(ii)
Merger	Recitals
Post-Closing Plans	5.9(b)
Required Approvals	5.7(a)
Required CCA Vote	3.2(g)
Required StorCOMM Vote	3.1(g)
SEC	3.1(a)(ii)
Securities Act	2.3
StorCOMM	Preamble
StorCOMM Common Stock	1.5(a)
StorCOMM Directors	5.2(a)
StorCOMM Disclosure Schedule	3.1
StorCOMM Filed SEC Reports	3.1(d)(ii)
StorCOMM Financial Advisor	3.1(m)
StorCOMM Necessary Consents	3.1(c)(iii)
StorCOMM Permits	3.1(h)(ii)
StorCOMM Preferred Stock	3.1(b)(i)
StorCOMM Recommendation	5.1(b)
StorCOMM Shareholders Meeting	5.1(b)
StorCOMM Shareholders	Recitals
StorCOMM Stock Options	3.1(b)(i)
StorCOMM Voting Debt	3.1(b)(ii)
StorCOMM Warrant	3.1(b)(i)
Surviving Corporation	Recitals
Termination Date	7.1(b)
Transition Period	5.2(a)
Violation	3.1(c)(ii)

Section 8.11    Disclosure Schedule.   The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to CCA, StorCOMM or CCA Sub, as applicable.

ARTICLE IX
INDEMNIFICATION

Section 9.1      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.   All representations, warranties, covenants, and obligations of StorCOMM in this Agreement and any other certificate or document delivered by StorCOMM pursuant to this Agreement will survive the Closing in accordance with Section 9.3. The right to indemnification, payment of Damages or any other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by CCA, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition by CCA based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect CCA’s right to indemnification, payment of Damages, or any other remedy based on such representations, warranties, covenants, and obligations.

Section 9.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY STORCOMM.   StorCOMM will defend, indemnify and hold harmless CCA and each CCA Group Member (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Liabilities (including incidental and consequential damages), Indemnification-Related Expenses or diminution of value, whether or not involving a third-Person claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)        any breach of any representation or warranty made by StorCOMM in this Agreement or any other certificate or document delivered by StorCOMM pursuant to this Agreement;

(b)        any breach by StorCOMM of any covenant or obligation of StorCOMM in this Agreement;

(c)        any Action (i) brought by or against StorCOMM prior to the Closing Date or (ii) that relates primarily to facts, circumstances or occurrences arising prior to the Closing Date, including, without limitation; or

(d)        any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with StorCOMM (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

The remedies provided in this ARTICLE IX will not be exclusive of or limit any other remedies that may be available to CCA or the other Indemnified Persons.

Section 9.3      TIME LIMITATIONS.   The covenants and agreements contained herein shall survive until satisfied unless the Agreement explicitly provides for a specific termination date. The parties agree that, regardless of any investigation made at any time by the parties, except as expressly provided otherwise herein, each representation and warranty contained herein (and any related indemnity obligations) shall survive the Closing until and will expire and be of no force and effect on, the conclusion of twelve (12) months after the Closing Date, with the exception of each representation and warranty contained in Sections 3.1(j), (m) and (o), which shall survive the Closing until the conclusion of the statutory period of limitations applicable to the underlying claim, including any waiver, mitigation or extension thereof. Notwithstanding the foregoing, if an indemnification claim is properly asserted prior to the expiration as provided in this Section 9.3 of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until the resolution of such claim.

Section 9.4      LIMITATIONS ON AMOUNT—STORCOMM.   StorCOMM will have no Liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a) until the total of all Damages with respect to such matters exceeds TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000) (the “Threshold Amount”), at which time all Damages (including, without limitation, any Damages comprising the Threshold Amount) shall be subject to the indemnification obligation of StorCOMM pursuant to Section 9.2 of this Agreement; provided, however, that the aggregate amount required to be paid by StorCOMM under this Section 9.4 shall not exceed the amount of the Escrow shares provided in Section 9.8 below.

Section 9.5      PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS.   Promptly after receipt by an indemnified party under Section 9.2 of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice, and then only to the extent of such prejudice.

(a)        If any Action referred to in Section 9.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action or (iii) the indemnifying party fails to provide notice of its election to assume the defense of such Action in accordance with the last sentence of this Section 9.5(a), to assume the defense of such Action with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party or its insurance carrier; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within ten (10) calendar days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

Section 9.6      PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS.   A claim for indemnification for any matter not involving a third-Person claim may be asserted by notice to the party from whom indemnification is sought.

Section 9.7      FINAL DETERMINATION.   After the giving of any claim for indemnification pursuant to this Section 9, the amount of indemnification to which an indemnified party shall be entitled under this Section 9 shall be determined: (a) by the written agreement between the indemnified party and the indemnifying party; (b) by a final judgment or decree of any court of competent jurisdiction; (c) by any other means to which the indemnified party and the indemnifying party shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. All amounts due to the indemnified party as so finally determined shall be paid by wire transfer within three (3) Business Days after such final determination, together with interest thereon from the date of the receipt of notice of an indemnification claim by the indemnified party to the indemnifying party, at a rate of 10%.

Section 9.8      ESCROW.   At the Closing, TWO HUNDRED FIFTY THOUSAND (250,000) of the shares of CCA Common Stock to be received by the shareholders listed on Schedule 9.8 pursuant to Section 1.5 (the “Escrow Shares”), shall be held by and deposited with U.S. Bank National Association (the “Escrow Agent”) and not distributed to the shareholders of StorCOMM except as provided below and in the Escrow Agreement. The Escrow Shares shall be used to satisfy any indemnification obligation owed to any Indemnified Person pursuant to ARTICLE IX. The Escrow Agent shall hold the Escrow Shares pursuant to the terms and conditions of the Escrow Agreement, which shall provide that the Escrow Shares less all costs and expenses of the Escrow Agent and less any amounts for which CCA is entitled to indemnification pursuant to the provisions of ARTICLE IX shall be delivered to the shareholders of StorCOMM listed on Schedule 9.8 on the first anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, if any claim for indemnification has been made by an Indemnified Person pursuant to this Agreement and has not been finally resolved prior to the Escrow Termination Date, the Escrow Agent will withhold from delivery to the shareholders of StorCOMM the number of Escrow Shares subject to the claim for indemnification until such time as the claim for indemnification has been settled or finally adjudicated. The number of Escrow Shares transferred to an Indemnified Person to satisfy an indemnification claim pursuant to ARTICLE IX shall be based on the value of such Escrow Shares as determined by the average closing share price of CCA’s Common Stock during the preceding 30 calendar days.

For income tax purposes, each shareholder of StorCOMM shall be treated as the owner of such shareholder’s portion of the Escrow Shares while the Escrow Agent holds the Escrow Shares. Consistent with the foregoing, while the Escrow Agent holds the Escrow Shares, (i) any dividends and distributions declared and paid by CCA in respect of the Escrow Shares shall be paid to the shareholders of StorCOMM according to their pro rata portion of the Escrow Holdback (except that any stock dividends shall be delivered to the Escrow Agent to be held in accordance with the Escrow Agreement), (ii) the number of Escrow Shares shall be adjusted for any combinations, splits, recapitalizations and the like with respect to such Escrow Shares, and any additional CCA Common Stock to be issued in connection therewith shall be delivered to the Escrow Agent to be held in accordance with the Escrow Agreement and (iii) the shareholders of StorCOMM will have the right to vote the Escrow Shares until such time, if at all, as any such Escrow Shares are delivered to an Indemnified Person in accordance with ARTICLE IX and the Escrow Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization, as amended, to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CREATIVE COMPUTER APPLICATIONS, INC.
By:	/s/ STEVEN M. BESBECK
Name:	Steven M. Besbeck
Title:	President & CEO
CCA SUB, INC.
By:	/s/ STEVEN M. BESBECK
Name:	Steven M. Besbeck
Title:	President
STORCOMM, INC.
By:	/s/ BRADFORD G. PETERS
Name:	Bradford G. Peters
Title:	Director

CREATIVE COMPUTER APPLICATIONS, INC.

October 20, 2004

StorCOMM, Inc.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
Attn:  Samuel G. Elliott, Chief Executive Officer
Facsimile:  (904) 730-8537

Re:	Agreement and Plan of Reorganization, dated August 16, 2005, by and among Creative Computer Applications, Inc. (“CCA”), StorCOMM, Inc. (“StorCOMM”) and Xymed.com, Inc. (the ”Agreement”).

Dear Mr. Elliott,

This letter confirms our agreement that Section 1.5(a) of the Agreement is hereby amended as follows:

“Section 1.5                                     Conversion of StorCOMM Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of CCA, StorCOMM, CCA Sub or the holders of any capital stock of CCA, StorCOMM or CCA Sub:

(a)                                        Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of StorCOMM (“StorCOMM Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM, shall be converted into the right to receive 0.024728 of a share (the “Exchange Ratio”) of common stock, no par value, of CCA (“CCA Common Stock”). Assuming the Merger had been completed as of June 30, 2005, CCA would have issued approximately THREE MILLION SEVEN HUNDRED THREE THOUSAND NINE HUNDRED (3,703,900) shares of CCA Common Stock, on a fully diluted basis, in the Merger.”

Except as modified hereby, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. Any terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your agreement to the provisions in this letter by signing below.

Sincerely,

CREATIVE COMPUTER APPLICATIONS, INC.
By:	/s/ Steven M. Besbeck
Steven M. Besbeck
Chief Executive Officer
XYMED.COM, INC.
By:	/s/ Steven M. Besbeck
Steven M. Besbeck
President

AGREED AND ACCEPTED:
STORCOMM, INC.
By:	/s/ Samuel G. Elliott
Samuel G. Elliott
Chief Executive Officer

c.c.	Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA 93101
Attn: Joseph E. Nida
Facsimile: (805) 568-5516

Annex B

COMMON STOCK AND WARRANT PURCHASE AGREEMENT

THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 18, 2005, by and among CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (the “Company”), with headquarters located at 26115-A Mureau Road, Calabasas, California 91302, and the purchasers (collectively, the “Purchasers” and each a “Purchaser”) set forth on Schedule 1 hereof, with regard to the following:

RECITALS

A.         The Company and Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B.         The Purchasers desire to (a) purchase, upon the terms and conditions stated in this Agreement, shares of the Company’s Common Stock, no par value per share (the “Common Stock”) and (b) purchase, upon the terms and conditions stated in this Agreement, the Stock Purchase Warrants (the “Warrants”) to purchase shares of Common Stock, in the form attached hereto as Exhibit A. The shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants are referred to herein as “Warrant Shares.” The shares of Common Stock issued to the Purchasers hereunder (exclusive of the Warrant Shares) are referred to herein as the “Common Shares.” The Common Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”.

C.         Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement,” and collectively with this Agreement, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder, the “Transaction Documents”), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

D.         Contemporaneously with the Closing of this transaction, the Company contemplates a merger of equals between itself and StorCOMM, Inc., a privately held Delaware corporation (“StorCOMM”) (the “CCA-StorCOMM Merger”).

AGREEMENTS

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchasers hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF COMMON STOCK AND WARRANTS

1.1        Purchase of Common Stock and Warrants.   Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Common Shares and Warrants shall be consummated in a “Closing.” The purchase price (the “Purchase Price”) shall be TWO DOLLARS ($2.00) per Unit, for up to ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) Units. Each “Unit” will consist of (a) one (1) share of Common Stock, and (b) one-fifth (1/5th) of a Warrant for the purchase of one (1) Warrant Share at an exercise price of THREE DOLLARS ($3.00) per share, with a term of two (2) years. On the date of the Closing, subject to the satisfaction or waiver of the conditions set forth in

ARTICLES VI and VII hereof, the Company shall issue and sell to each Purchaser, and each Purchaser severally agrees to purchase from the Company, the number of Common Shares and a Warrant to purchase the number of Warrant Shares set forth on Schedule 1 hereto. Each Purchaser’s obligation to purchase Common Shares and Warrants hereunder is distinct and separate from each other Purchaser’s obligation to purchase, and no Purchaser shall be required to purchase hereunder more than the number of Common Shares and a Warrant to purchase the number of Warrant Shares set forth on Schedule 1 hereto. The obligations of the Company with respect to each Purchaser shall be separate from the obligations of each other Purchaser and shall not be conditioned as to any Purchaser upon the performance of obligations of any other Purchaser.

1.2        Form of Payment.   Each Purchaser shall pay the aggregate Purchase Price for the Units being purchased by such Purchaser as set forth on Schedule 1 hereto, by wire transfer to the account designated by the Company at the escrow account (the “Escrow”) described below. At that time, the Company will deliver the Common Stock and Warrants into the Escrow. The Closing of this transaction will occur simultaneously with the closing of the CCA-StorCOMM Merger, and the aggregate Purchase Price will be deposited by the Purchasers into an Escrow to be established with U.S. BANK (the “Escrow Agent”). The form of Escrow Agreement is attached hereto as Exhibit C. The Escrow will be closed upon delivery by the Company to the Escrow Agent of a Certificate issued by the State of Delaware showing that the CCA-StorCOMM Merger has occurred. The funds will be delivered to the Company and the Transfer Agent will deliver the certificates representing the Common Shares and the Warrants to the Purchasers.

1.3        Closing Fee.   At the Closing, the Company will direct the Escrow Agent to pay to GREAT AMERICAN INVESTORS, INC. (the “Placement Agent”) five percent (5%) of the aggregate Purchase Price deposited in the Escrow as a placement fee. The Company hereby agrees to indemnify and hold harmless the Placement Agent and its officers, directors, employees, agents and shareholders, individually and collectively (“Placement Agent Indemnified Person(s)”) from and against any and all claims, liabilities, losses, damages, costs and reasonable expenses incurred by any Placement Agent Indemnified Person (including reasonable fees and disbursements of counsel) which are related to or arising out of: (i) any untrue statement of any material fact made by the Company; or (ii) any omission of material fact necessary to make any statement not misleading, made by the Company. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses, which resulted directly or indirectly from the Placement Agent’s negligence or willful misconduct.

1.4        Closing Date.   Subject to the satisfaction (or waiver) of the conditions set forth in ARTICLES VI and VII below, the date and time of the issuance, sale and purchase of the Common Shares and Warrants pursuant to this Agreement shall be at 10:00 a.m. California time, on August 18, 2005.

ARTICLE II
PURCHASER’S REPRESENTATIONS AND WARRANTIES

Each Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, severally and not jointly with respect to itself and its purchase hereunder and not with respect to any other Purchaser or the purchase hereunder by any other Purchaser, that the following statements are true and correct:

2.1        Investment Purpose.   Purchaser is purchasing the Common Shares and the Warrants for Purchaser’s own account for investment only and not with a view toward or in connection with the public sale or distribution thereof. Purchaser will not, directly or indirectly, offer, sell, pledge or otherwise transfer its Common Shares, Warrants or any interest therein except pursuant to transactions that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Company has no present intention of registering any such Securities other than as contemplated by the Registration Rights Agreement.

2.2        Accredited Investor Status.   Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

2.3        Reliance on Exemptions.   Purchaser understands that the Common Shares and Warrants are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Common Shares and Warrants.

2.4        Information.   The Company has made available all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been specifically requested by Purchaser, including without limitation the documents publicly filed by the Company with the SEC (such documents collectively, the “SEC Documents”). Purchaser has been afforded the opportunity to ask questions of the Company, was permitted to meet with the Company’s officers and has received what the Purchaser believes to be complete and satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by Purchaser or any of its representations shall modify, amend or affect Purchaser’s right to rely on the Company’s representations and warranties contained in ARTICLE III. Purchaser understands that Purchaser’s investment in the Securities involves a high degree of risk, including without limitation the risks and uncertainties disclosed in the SEC Documents.

2.5        Governmental Review.   Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

2.6        Transfer or Resale.   Purchaser understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered, sold, pledged or otherwise transferred unless subsequently registered thereunder or an exemption from such registration is available (which exemption the Company expressly agrees may be established as contemplated in clauses (b) and (c) of Section 5.1 hereof); (ii) any sale of such Securities made in reliance on Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such Securities without registration under the Securities Act under circumstances in which the seller may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder in order for such resale to be allowed, (iii) the Company is under no obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to this Agreement or the Registration Rights Agreement) and (iv) the Company has agreed to register the Common Shares and Warrant Shares as provided in the Registration Rights Agreement.

2.7        Legends.   Purchaser understands that, subject to ARTICLE V hereof, the certificates for the Warrants and, until such time as the Warrant Shares and Common Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold by Purchaser pursuant to Rule 144 (subject to and in accordance with the procedures specified in ARTICLE V hereof), the certificates for the Common Shares and the Warrant Shares will bear a restrictive legend (the “Legend”), which will include language in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

2.8        Authorization; Enforcement.   This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Purchaser and are valid and binding agreements of Purchaser enforceable in accordance with their respective terms, except to the extent that such validity or enforceability may be subject to or affected by any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights or remedies of creditors generally, or by other equitable principles of general application.

2.9        Residency.   Purchaser is a resident of the jurisdiction set forth under Purchaser’s name on the signature page hereto executed by Purchaser.

2.10     Hedging Transactions.   Purchaser does not have an existing short position with respect to the Company’s Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser as of the date hereof and as of the Closing (without giving effect to the CCA-StorCOMM Merger) that the following statements are true and correct, except as set forth on the disclosure schedules attached hereto as Schedule 3 (the “Company Disclosure Schedules”) and accept as disclosed in the SEC Documents. Notwithstanding the foregoing or anything else contained herein, none of the representations and warranties by the Company contained herein shall relate to or take into account the effects of the CCA-StorCOMM Merger.

3.1        Organization and Qualification.   Each of the Company and its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the failure so to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to the business, operations, properties, financial condition, operating results or prospects of the Company and its subsidiaries, taken as a whole on a consolidated basis or on the transactions contemplated hereby.

3.2        Authorization; Enforcement.   (a) The Company has the requisite corporate power and authority to enter into and perform under the Transaction Documents, and to issue, sell and perform its obligations with respect to the Securities in accordance with the terms hereof and thereof and in accordance with the terms and conditions of the Securities; (b) the execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares and the Warrants, and the reservation for issuance of the Warrant Shares) have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its board of directors, or its stockholders or any other Person is required with respect to any of the transactions contemplated hereby or thereby; (c) this Agreement, the Registration Rights Agreement, the Common Shares, and the Warrants have been duly executed and delivered by the Company; and (d) this Agreement, the Registration Rights Agreement, the Common Shares, and the Warrants constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) to the extent that such validity or enforceability may be subject to or affected by any bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights or remedies of creditors generally, or by other equitable principles of general application, and (ii) as rights to indemnity and contribution under the Registration Rights Agreement may be limited by federal or state securities laws. “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

3.3        Capitalization.   The capitalization of the Company as of March 31, 2005, including the authorized capital stock, the number of shares issued and outstanding, the number of shares reserved for issuance pursuant to the Company’s stock option plans, the number of shares reserved for issuance pursuant to securities (other than the Warrants) exercisable for, or convertible into or exchangeable for, any shares of Common Stock and the number of shares to be reserved for issuance upon exercise of the Warrants is set forth on Schedule 3.3 hereof. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and nonassessable. No shares of capital stock of the Company (including the Common Shares and the Warrant Shares) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except as disclosed in Schedule 3.3 hereof, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, (ii) issuance of the Securities will not trigger anti-dilution rights for any other outstanding or authorized securities of the Company, and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement). The Company has made available to Purchaser true and correct copies of the Company’s Articles of Incorporation as in effect on the date hereof (“Articles of Incorporation”), and the Company’s By-laws as in effect on the date hereof (the “By-laws”). The Company has set forth on Schedule 3.3 hereof all instruments and agreements (other than the Articles of Incorporation and By-laws) governing securities convertible into or exercisable or exchangeable for Common Stock of the Company (and the Company shall provide to Purchaser copies thereof upon the request of Purchaser).

3.4        No Conflicts.   The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Securities) do not and will not (a) result in a violation of the Articles of Incorporation or By-laws or (b) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries, is bound or affected (except for such possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation or other organizational documents. Neither the Company nor any of its subsidiaries, is in default (and no event has occurred which has not been waived which, with notice or lapse of time or both, could reasonably be expected to put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for possible violations, defaults or rights as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its subsidiaries are not being conducted, and shall not be conducted so long as a Purchaser owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as (A) such as may be required under the Securities Act in connection with the performance of the Company’s obligations under the Registration Rights Agreement, (B) filing of a Form D with the SEC, and (C) compliance with the state securities or Blue Sky laws of applicable jurisdictions, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement or to perform its obligations in accordance with the terms hereof or thereof.

3.5        Consents.   The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (i) filings that have been made pursuant to applicable state securities laws, (ii) post-sale filings pursuant to applicable state and federal securities laws, and (iii) any consent, action or filing that either individually or in the aggregate would not have a Material Adverse Effect. Subject to the accuracy of the representations and warranties of each Purchaser set forth in ARTICLE II hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Common Shares, (ii) the issuance of the Common Shares, (iii) the issuance of the Warrants, and (iv) the issuance of the Warrant Shares, from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or By-laws that is or could reasonably be expected to become applicable to the Purchasers as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Purchasers or the exercise of any right granted to the Purchaser pursuant to this Agreement or the other Transaction Documents.

3.6        SEC Documents; Financial Statements.   Since December 31, 2004, the Company has timely filed the SEC Documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has made available to each Purchaser true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents which is required to be updated or amended under applicable law has not been so updated or amended. The consolidated financial statements of the Company included in the

SEC Documents have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and the rules and regulations of the SEC during the periods involved (except (i) as may be otherwise indicated in such consolidated financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or are condensed or summary statements) and present accurately and completely the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in a manner clearly evident to a sophisticated institutional investor in the consolidated financial statements or the notes thereto of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practice and not required under generally accepted accounting principles to be reflected in such financial statements. To the extent required by the rules of the SEC applicable thereto, the SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the properties or assets of the Company or any subsidiary is subject (each a “Contract”). None of the Company, its subsidiaries or, to the Company’s Knowledge, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation would have a Material Adverse Effect. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, could become a default by the Company or its subsidiaries thereunder which could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

3.7        Absence of Certain Changes.   Since March 31, 2005, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company, or clearly evident to a sophisticated institutional investor from the SEC Documents, including, without limitation:

(i)         any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)       any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)      any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its subsidiaries;

(iv)       any waiver, not in the ordinary course of business, by the Company or any subsidiary of a material right or of a material debt owed to it;

(v)        any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi)       any change or amendment to the Company’s Articles of Incorporation or By-laws, or material change to any material contract or arrangement by which the Company or any subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)     any material labor difficulties or labor union organizing activities with respect to employees of the Company or any subsidiary;

(viii)    any material transaction entered into by the Company or a subsidiary other than in the ordinary course of business;

(ix)       the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any subsidiary;

(x)        the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi)       any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

3.8        Absence of Litigation.   There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, or self-regulatory organization or body pending or, to the Company’s Knowledge or any of its subsidiaries, threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such. There are no facts known to the Company which, if known by a potential claimant or governmental authority, could reasonably be expected to give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect.

3.9        Tax Matters.   The Company and each subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any subsidiary or other corporation or entity.

3.10     Transactions with Affiliates.   Except as disclosed in the SEC Documents, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.11                Internal Controls.   The Company and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act. The Company’s officers certified to the Company’s internal controls as of the filing of the Company’s Form 10-QSB for the quarter ending March 31, 2005 and since that date, that there have been no significant changes in the Company’s internal controls (as such term is defined in Section 307(b) of Regulation S-K) or, to the Company’s Knowledge, any other facts that would significantly affect the Company’s internal controls. The Company is not required at this date to certify its internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and has not taken any steps necessary to evaluate its internal controls to determine whether it will be able to take such a certification.

3.12                Disclosure.   No information relating to or concerning the Company set forth in this Agreement contains an untrue statement of a material fact. No information relating to or concerning the Company set forth in any of the SEC Documents contains a statement of material fact that was untrue as of the date such SEC Document was filed with the SEC. The Company has not omitted to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except for the execution and performance of this Agreement, no material fact (within the meaning of the federal securities laws of the United States and of applicable state securities laws) exists with respect to the Company which has not been publicly disclosed.

3.13                Acknowledgment Regarding Purchaser’s Purchase of the Securities.   The Company acknowledges and agrees that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, that this Agreement and the transaction contemplated hereby, and the relationship between each Purchaser and the Company, are “arms-length,” and that any statement made by Purchaser (except as set forth in ARTICLE II), or any of its representatives or agents, in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation, is merely incidental to Purchaser’s purchase of the Securities and has not been relied upon as such in any way by the Company, its officers or directors. The Company further represents to Purchaser that the Company’s decision to enter into this Agreement and the transactions contemplated hereby has been based solely on an independent evaluation by the Company and its representatives.

3.14                No General Solicitation.   Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation,” as described in Rule 502(c) under Regulation D, with respect to any of the Securities being offered hereby.

3.15                No Integrated Offering.   Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from the registration under the Securities Act pursuant to the provisions of Regulation D. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, assuming the accuracy of the representations and warranties herein contained of each Purchaser.

3.16                No Brokers.   The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby.

3.17     Intellectual Property.

(i)         To the Company’s Knowledge, all Intellectual Property of the Company and its subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable, except where the failure to be in compliance or to be valid and enforceable has not and could not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. No Intellectual Property of the Company or its subsidiaries which is necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding. “Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

(ii)       All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its subsidiaries under any such License Agreement.

(iii)      The Company and its subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its subsidiaries’ businesses. The Company and its subsidiaries have a valid and enforceable right to use all third party Intellectual Property and confidential information used or held for use in the respective businesses of the Company and its subsidiaries.

(iv)       To the Company’s Knowledge, the conduct of the Company’s and its subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and confidential information of the Company and its subsidiaries which are necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or confidential information of the Company and its subsidiaries and the Company’s and its subsidiaries’ use of any Intellectual Property or confidential information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(v)        The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its subsidiaries’ ownership or right to use any of the Intellectual Property or confidential information which is necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(vi)       The Company and its subsidiaries have taken reasonable steps to protect the Company’s and its subsidiaries’ rights in their Intellectual Property. Each employee, consultant and contractor who has had access to confidential information which is necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such confidential information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its subsidiaries’ confidential information to any third party.

3.18     Environmental Matters.   Neither the Company nor any subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

3.19     Certificates, Authorities and Permits.   The Company and each subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.20     Key Employees.   No Key Employee, to the Company’s Knowledge, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. No Key Employee has, to the Company’s Knowledge, any intention to terminate his employment with, or services to, the Company or any of its subsidiaries. “Key Employee” means STEVEN M. BESBECK, the President and Chief Executive Officer.

3.21     Labor Matters.

(i)         The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(ii)       (A) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (B) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (C) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (D) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(iii)      To the Company’s Knowledge, the Company is, and at all times has been, in full compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(iv)       The Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 2806(b) of the Internal Revenue Code.

ARTICLE IV
COVENANTS

4.1        Reasonable Efforts.   The parties shall use their commercially reasonable efforts to timely satisfy each of the conditions described in ARTICLES VI and VII of this Agreement and to seek its Board of Directors’ approval of this Agreement.

4.2        Securities Laws; Disclosure; Press Release.   The Company agrees to file a Form D with respect to the Securities with the SEC as required under Regulation D. The Company shall, on or prior to the date of Closing, take such action as is necessary to sell the Securities to each Purchaser under applicable securities laws of the states of the United States. The Company agrees to file a Form 8-K disclosing this Agreement and the transactions contemplated hereby with the SEC within four (4) business days following the date of Closing. The Company and each Purchaser shall consult with each other in connection with the Form 8-K disclosing this Agreement and the transactions contemplated hereby, and in issuing any other press releases with respect to the transactions contemplated hereby, and no Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.3        Reporting Status.   So long as any Purchaser beneficially owns any of the Securities, the Company shall use commercially reasonable efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not voluntarily terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

4.4        Reservation of Common Stock.   The Company has currently ONE MILLION EIGHT HUNDRED THOUSAND (1,800,000) shares of Common Stock duly authorized and reserved for issuance of the Common Shares and the Warrant Shares. Such shares, as well as any additional shares of Common Stock subsequently authorized by the Company’s stockholders and Board of Directors for issuance of the Common Shares, and, in the case of the Warrant Shares, upon the exercise of the Warrants in accordance with the terms thereof, as applicable, shall be reserved by the Company, and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Warrant Shares pursuant to any exercise of the Warrants.

4.5        Listing of Common Stock.   The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock on the American Stock Exchange. The Company further agrees, if, following the effective date of a registration statement covering the Warrant Shares, the Company applies to have the Common Stock traded on any other trading market, it will include in such application all of the Warrant Shares, and will take such other action as is reasonably necessary to cause all of the Warrant Shares to be listed on such other trading market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a trading market and will use its commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the trading market.

4.6        Right of First Offer.   Subject to the terms and conditions specified in this Section 4.6, the Company hereby grants to each Purchaser a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Purchaser in accordance with the following provisions:

(i)         The Company shall deliver a notice by certified mail (“Notice”) to the Purchasers stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(ii)       By written notification received by the Company, within ten (10) business days after receipt of the Notice, each Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon exercise of the Warrants then held, by such Purchaser bears to the total number of shares of Common Stock outstanding as of the date of the Notice (assuming full conversion and exchange of all the then outstanding shares of the capital stock of the Company convertible into or exchangeable for Common Stock) (such proportion hereinafter referred to as such Purchaser’s “Pro Rata Share”). If all of the Shares offered to the Purchasers are not purchased by the Purchasers, the Company shall reoffer any remaining Shares to the Purchasers purchasing their full allotment upon the terms set forth in Sections 4.6(i) and 4.6(ii), except that such Purchasers must exercise or decline such additional purchase rights within ten (10) calendar days after the receipt of such reoffer.

(iii)      If all Shares referred to in the Notice are not elected to be obtained as provided in Section 4.6(ii) hereof, the Company may, during the 90 day period following the expiration of the period provided in subsection 4.6(ii) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Purchasers in accordance herewith.

(iv)       The right of first offer in this 4.6 shall not be applicable (i) to shares of capital stock (or options, warrants or other rights to purchase or subscribe for such capital stock) issuable or issued to (x) employees, consultants, directors or advisors of the Company pursuant to a stock option plan, restricted stock plan or other similar arrangement approved by the Company’s Board of Directors, or (y) vendors, financial institutions, equipment leasing companies, lessors or customers of the Company pursuant to arrangements approved by the Company’s Board of Directors, (ii) to the issuance of securities pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities outstanding as of the date of this Agreement, (iii) to the issuance of securities in connection with a bona fide acquisition by the Company of any business or assets or any joint venture or strategic allegiance or similar transaction, the terms of which are approved by the Board of Directors, (iv) to the issuance of securities in connection with any stock split, stock dividend, combination or other recapitalization of the Company, and (v) to the issuance of any securities pursuant to any transactions approved by the Board of Directors, primarily for the purpose of (a) joint ventures, licensing or research and development activities, or (b) distribution or manufacture of this corporation’s products or services.

(v)        Notwithstanding any other provision of this Section 4.6, any Purchaser may waive his, her or its rights with respect to any particular offer or right given under, or any provision contained in Section 4.6 by notice in writing to the Company.

4.7        Corporate Existence.   So long as any Purchaser beneficially owns any Securities, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets, as long as the surviving or successor entity in such transaction assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith.

4.8        Hedging Transactions.   No Purchaser has an existing short position with respect to the Company’s Common Stock. Each Purchaser agrees not to, directly or indirectly, enter into any short sales with respect to the Common Stock prior to the date on which such Purchaser is entitled to sell, transfer the number of shares of Common Stock as to which such Purchaser proposes to establish a short position. This Section 4.8 shall not prohibit such Purchaser from at any time entering into options contracts with respect to the Common Stock, including puts and calls including delivering Common Stock in satisfaction of any exercised options.

4.9        Election of Director.   So long as the Purchasers collectively own not less than SEVEN HUNDRED AND FIFTY THOUSAND (750,000) shares of Common Stock of the Company, the Purchasers collectively may, by a vote of a majority of the Common Shares owned by them, appoint one (1) nominee to the Company’s Board of Directors. Such nominee will be entitled to such indemnification and officers’ and directors’ liability insurance coverage which is applicable to the other Directors of the Company.

4.10     Use of Proceeds.   The Company will use the proceeds of the sale of the Securities to complete the CCA-StorCOMM Merger and for working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors.

ARTICLE V
LEGEND REMOVAL, TRANSFER, CERTAIN SALES, ADDITIONAL SHARES

5.1        Removal of Legend.   The Legend shall be removed and the Company shall issue a certificate without such Legend to the holder of any Security upon which it is stamped, and a certificate for a security shall be originally issued without the Legend, if, (a) the sale of such Security is registered under the Securities Act, (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions and reasonably satisfactory to the Company and its counsel (the reasonable cost of which shall be borne by the Company if, after one (1) year, neither an effective registration statement under the Securities Act or Rule 144 is available in connection with such sale) to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act pursuant to an exemption from such registration requirements or (c) such Security can be sold pursuant to Rule 144 and the holder provides the Company with reasonable assurances that the Security can be so sold without restriction or (d) such Security can be sold pursuant to Rule 144(k). The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. Each Purchaser agrees to sell all Securities, including those represented by a certificate(s) from which the Legend has been removed, or which were originally issued without the Legend, pursuant to an effective registration statement, in accordance with the manner of distribution described in such registration statement and to deliver a prospectus in connection with such sale, or in compliance with an exemption from the registration requirements of the Securities Act. In the event the Legend is removed from any Security or any Security is issued without the Legend and the Security is to be disposed of other than pursuant to the registration statement or pursuant to Rule 144, then prior to, and as a condition to, such disposition such Security shall be relegended as provided herein in connection with any disposition if the subsequent transfer thereof would be restricted under the Securities Act. Also, in the event the Legend is removed from any Security or any Security is issued without the Legend and thereafter the effectiveness of a registration statement covering the resale of such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to Purchaser holding such Security, the Company may require that the Legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause (b) next above has not been rendered, which Legend shall be removed when such Security may be sold pursuant to an effective registration statement or Rule 144 or such holder provides the opinion with respect thereto described in clause (b) next above.

5.2        Transfer Agent Instructions.   The Company agrees that following the effective date of the registration statement or at such time as such legend is no longer required under Section 5.1, it will, no later than ten (10) days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Warrant Shares issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends, registered in the name of each Purchaser or its nominee for the Warrant Shares in such amounts determined in accordance with the terms of the Warrants. The Company covenants that no instruction other than such instructions referred to in this ARTICLE V, and stop transfer instructions to give effect to Section 2.6 hereof in the case of the Warrant Shares prior to registration of the Warrant Shares under the Securities Act, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company. Nothing in this Section shall affect in any way each Purchaser’s obligations and agreement set forth in Section 5.1 hereof to resell the Securities pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of applicable securities laws. If (a) a Purchaser provides the Company with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions and reasonably satisfactory to the Company and its counsel

(the reasonable cost of which shall be borne by the Company if, after one (1) year, neither an effective registration statement under the Securities Act or Rule 144 is available in connection with such sale), to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from registration or (b) a Purchaser transfers Securities to an affiliate which is an accredited investor (within the meaning of Regulation D under the Securities Act) and which delivers to the Company in written form the same representations, warranties and covenants made by Purchaser hereunder or pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denomination as specified by such Purchaser. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this ARTICLE V will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this ARTICLE V, that a Purchaser shall be entitled, in addition to all other available remedies to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

6.1        Conditions to the Company’s Obligation to Sell.   The obligation of the Company hereunder to issue and sell the Common Shares and Warrants to a Purchaser at the Closing is subject to the satisfaction, as of the date of the Closing and with respect to such Purchaser, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(i)         Such Purchaser shall have executed and delivered the signature page to this Agreement and the Registration Rights Agreement;

(ii)       Such Purchaser shall have wired its aggregate Purchase Price set forth on Schedule 1 hereto to the Escrow;

(iii)      The representations and warranties of such Purchaser shall be true and correct as of the date when made and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of Closing (except for representations and warranties that speak as of a specific date), and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Purchaser at or prior to the Closing;

(iv)       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement;

(v)        The Company shall have obtained all waivers, authorizations, approvals and consents needed to consummate the transaction contemplated by this Agreement which the Company agrees to diligently procure;

(vi)       Purchaser shall have delivered an officer’s certificate, in form and substance reasonably acceptable to the Company, as to the accuracy of such Purchaser’s representations and warranties pursuant to ARTICLE II; and

(vii)     The CCA-StorCOMM Merger shall have been completed, which the Company agrees to diligently prosecute.

ARTICLE VII
CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE

7.1        The obligation of each Purchaser hereunder to purchase the Common Shares and Warrants to be purchased by it on the date of the Closing is subject to the satisfaction of each of the following conditions, provided that these conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in such Purchaser’s sole discretion:

(i)         The Company shall have executed and delivered the signature page to this Agreement and the Registration Rights Agreement;

(ii)       The Company shall have delivered to the Escrow duly issued certificates for the Common Shares being so purchased by Purchaser and Warrants being issued to such Purchaser at the Closing;

(iii)      The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of Closing (except for representations and warranties that speak as of a specific date and without taking into account the effects of the CCA-StorCOMM Merger), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

(iv)       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement;

(v)        The Company shall have delivered an officer’s certificate, in form and substance reasonably acceptable to the Purchaser, as to the accuracy of the Company’s representations and warranties pursuant to ARTICLE III; and

(vi)       The CCA-StorCOMM Merger shall have been completed.

ARTICLE VIII
GOVERNING LAW; MISCELLANEOUS

8.1        Governing Law: Jurisdiction.   This Agreement shall be governed by and construed in accordance with the California Corporation Law (in respect of matters of corporation law) and the laws of the State of California (in respect of all other matters) applicable to contracts made and to be performed in the State of California. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts and state courts located in the County of Los Angeles in the State of California in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company and each Purchaser irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company and each Purchaser further agrees that service of process upon the Company or such Purchaser, as applicable, mailed by the first class mail in accordance with Section 8.6 shall be deemed in every respect effective service of process upon the Company or such Purchaser in any suit or proceeding arising hereunder. Nothing herein shall affect Purchaser’s right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The parties hereto irrevocably waive any right to a trial by jury under applicable law.

8.2        Counterparts.   This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause additional original executed signature pages to be delivered to the other parties as soon as practicable thereafter.

8.3        Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

8.4        Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

8.5        Entire Agreement; Amendments.   This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the maters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Purchaser.

8.6        Notice.   Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by nationally-recognized overnight courier or by facsimile machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

if to the Company:
Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302
Attention: Steven M. Besbeck
Facsimile: 818-880-4398
with copy to:
Sheppard Mullin Richter & Hampton, LLP
800 Anacapa Street
Santa Barbara, CA 93101
Attention: Joseph E. Nida, Esq.
Facsimile: (805) 568-1955
If to the Purchasers:
See Schedule 1
with a copy to:
Jay Weil, Esq.
27 Viewpoint Road
Wayne, New Jersey 07470
Attn: Jay Weil, Esq.
Facsimile: 212-688-7273

If to any other Purchaser, to such address set forth under such Purchaser’s name on the signature page hereto executed by such Purchaser. Each party shall provide notice to the other parties of any change in address.

8.7        Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, each Purchaser may assign its rights and obligations hereunder to any of its “affiliates,” as that term is defined under the Securities Act, without the consent of the Company so long as such affiliate is an accredited investor (within the meaning of Regulation D under the Securities Act) and agrees in writing to be bound by this Agreement. This provision shall not limit each Purchaser’s right to transfer the Securities pursuant to the terms of this Agreement or to assign such Purchaser’s rights hereunder to any such transferee. In that regard, if Purchaser sells all or part of its Common Shares to someone that acquires the shares subject to restrictions on transferability (other than restrictions, if any, arising out of the transferee’s status as an affiliate of the Company), Purchaser shall be permitted to assign its rights hereunder, in whole or in part, to such transferee.

8.8        Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.9        Survival; Indemnification.   The representations and warranties of the Company and the agreements and covenants shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Purchaser. The Company agrees to indemnify and hold harmless each Purchaser and each of each Purchaser’s officers, directors, employees, partners, agents and affiliates from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) arising as a result of or related to any breach or alleged breach by the Company of any of its representations or covenants set forth herein, including advancement of expenses as they are incurred. The representations and warranties of the Purchasers shall survive the Closing hereunder and each Purchaser shall indemnify and hold harmless the Company and each of its officers, directors, employees, partners, agents and affiliates from and against any and all Losses arising as a result of the breach of such Purchaser’s representations and warranties.

8.10     Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.11     Remedies.   No provision of this Agreement providing for any remedy to a Purchaser shall limit any remedy which would otherwise be available to such Purchaser at law or in equity. Nothing in this Agreement shall limit any rights a Purchaser may have with any applicable federal or state securities laws with respect to the investment contemplated hereby. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a material breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that a Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

8.12     Final Agreement.   This Agreement, when executed by the parties hereto, shall constitute the final agreement between the parties and upon such execution Purchasers and the Company accept the terms hereof and have no cause of action against each other for prior negotiations preceding the execution of this Agreement. This Agreement shall supersede the Term Sheet For Potential Investment between the parties hereto.

8.13     Termination.   If the CCA-StorCOMM Merger shall not have been completed by November 30, 2005, then without any further action of any party hereto being required, unless such date shall be extended by a written agreement of all of the parties, this Agreement shall be terminated. The Escrow Agreement shall also provide that if the CCA-StorCOMM Merger shall not have been completed by November 30, 2005, all Escrow Property (as such term is defined in the Escrow Agreement) shall be returned to the party which deposited it with the Escrow Agreement.

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
CREATIVE COMPUTER APPLICATIONS, INC.
By:	/s/ STEVEN M. BESBECK
Name:	Steven M. Besbeck
Title:	President and Chief Executive Officer
PURCHASERS:
ANN KRUEGER and KYLE KRUEGER, joint tenants by the entirety
By:	/s/ ANN KRUEGER
ANN KRUEGER
By:	/s/ Kyle Krueger
KYLE KRUEGER
GREGORY H. EKIZIAN REVOCABLE TRUST
By:	/s/ GREGORY H. EKIZIAN
Name:	Gregory H. Ekizian
Title:	CEO

TEBO PARTNERS II, LLC,
a Kansas limited liability company
By:	/s/ TODD TUMBLESON
Name:	Todd Tumbleson
Title:	CEO

Annex C

FORM OF WARRANT

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”). THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR UNLESS SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

CREATIVE COMPUTER APPLICATIONS, INC.
COMMON STOCK WARRANT

No.	August 18, 2005

CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (the “Company”), hereby certifies that                                                                            , its permissible transferees, designees, successors and assigns (collectively, the “Holder”), for value received, is entitled to purchase from the Company at any time commencing on the effective date (the “Effective Date”), which shall be the date of the Closing (as defined in Purchase Agreement, dated as of August 18, 2005, by and among the Company and the Purchasers listed on Schedule 1 thereto), and terminating on the second anniversary of such date (the “Termination Date”) up to                         shares (each, a “Share” and collectively the “Shares”) of the Company’s common stock no par value per Share (the “Common Stock”), at an exercise price per Share equal to $3.00 (the “Exercise Price”). The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof.

1.          Exercise of Warrant.

(a)        The purchase right represented by this Common Stock Warrant (this “Warrant”) is exercisable, in whole or in part, at any time and from time to time from and after the Effective Date through and including the Termination Date.

(b)        Upon presentation and surrender of this Warrant, accompanied by a completed Election to Purchase in the form attached hereto as Exhibit A (the “Election to Purchase”) duly executed, at the principal office of the Company currently located at 26115-A Mureau Road, Calabasas, California 91302, Attn: Chief Financial Officer, (or such other office or agency of the Company within the United States as the Company may designate to the Holder) together with a check payable to, or wire transfer to, the Company in the amount of the Exercise Price multiplied by the number of Shares being purchased, the Company or the Company’s transfer agent, as the case may be, shall within three (3) business days deliver to the Holder hereof certificates of fully paid and non-assessable Common Stock which in the aggregate represent the number of Shares being purchased. The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder. All or less than all of the purchase rights represented by this Warrant may be exercised and, in case of the exercise of less than all, the Company, upon surrender hereof, will at the Company’s expense deliver to the Holder a new warrant entitling said holder to purchase the number of Shares represented by this Warrant which have not been exercised. This Warrant may only be exercised to the extent the Company has a sufficient number of Shares of Common Stock available for issuance at the time of any exercise.

2.          Warrant.

(a)        Exchange, Transfer and Replacement.   At any time prior to the exercise hereof, this Warrant may be exchanged upon presentation and surrender to the Company, alone or with other warrants of like tenor of different denominations registered in the name of the same Holder, for another warrant or warrants of like tenor in the name of such Holder exercisable for the aggregate number of Shares as the warrant or warrants surrendered.

(b)        Replacement of Warrant.   Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant of like tenor.

(c)        Cancellation; Payment of Expenses.   Upon the surrender of this Warrant in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant shall be promptly canceled by the Company. The Holder shall pay all taxes and all other expenses (including legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 2.

(d)        Warrant Register.   The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant (the “Warrant Register”), in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

3.          Rights and Obligations of Holders of this Warrant.   The Holder of this Warrant shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of this Warrant, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant, together with a duly executed Election to Purchase, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such Common Stock certificate.

4.          Adjustments.

(a)        Stock Dividends, Reclassifications, Recapitalizations, Etc.   In the event the Company: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

(b)        Cash Dividends and Other Distributions.   In the event that at any time or from time to time the Company shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case,

(w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 4(a), (y) any rights, options, warrants or securities described in Section 4(c) and (z) any cash dividends or other cash distributions from current or retained earnings), then the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be such Current Market Value (as hereinafter defined) per share of Common Stock on the record date for such dividend or distribution, and the denominator of which shall be such Current Market Value per share of Common Stock on the record date for such dividend or distribution less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holders upon request) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights; and the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution. No adjustment shall be made pursuant to this Section 4(b) which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant or increasing the Exercise Price.

(c)        Combination: Liquidation.   (i) In the event of a Combination (as defined below), each Holder shall have the right to receive upon exercise of the Warrant the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant been exercised immediately prior to such event (subject to further adjustment in accordance with the terms hereof). Unless paragraph (ii) is applicable to a Combination, the Company shall provide that the surviving or acquiring Person (the “Successor Company”) in such Combination will assume by written instrument the obligations under this Section 4 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. “Combination” means an event in which the Company consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; (ii) In the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, upon surrender of their Warrant, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant, as if the Warrant had been exercised immediately prior to such event, less the Exercise Price. In case of any Combination described in this Section 4, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with an agent or trustee for the benefit of the Holders of the funds, if any, necessary to pay to the Holders the amounts to which they are entitled as described above. After such funds and the surrendered Warrant are received, the Company is required to deliver a check in such amount as is appropriate (or, in the case or consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holders surrendering such Warrant.

(d)        Notice of Adjustment.   Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrant is adjusted, as herein provided, the Company shall deliver to the holders of the Warrant in accordance with Section 10 a certificate of the Company’s Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Current Market Value of the Common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of shares of Common Stock issuable upon exercise of Warrant after giving effect to such adjustment.

(e)        Notice of Certain Transactions.   In the event that the Company shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holders at their addresses as they appear in the Warrant Register (as defined in Section 2(d)), which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to Section 4 which will be required as a result of such action. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

(f)         Current Market Value.   “Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934 and/or traded on a national securities exchange, quotation system or bulletin board, as amended (the “Exchange Act”), (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an affiliate of the Company or between any two such Persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an independent financial expert or an agreed upon financial valuation model or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, quotation system or bulletin board, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the common Stock is being traded (each, a “Trading Day”) during the period commencing thirty (30) days before such date and ending on the date one day prior to such date.

5.          Registration Rights.   The Holder is entitled to the benefit of such registration rights in respect of the Shares as are set forth in the Registration Rights Agreement dated as of August 18, 2005 by and between the Company and the Holder.

6.          Fractional Shares.   In lieu of issuance of a fractional share upon any exercise hereunder, the Company will pay the cash value of that fractional share, calculated on the basis of the Exercise Price.

7.          Legends.   Prior to issuance of the shares of Common Stock underlying this Warrant, all such certificates representing such shares shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the 1933 Act, and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant.

8.          Disposition of Warrants or Shares.   The Holder of this Warrant, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the 1933 Act. Furthermore, it shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

9.          Merger or Consolidation.   The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

10.        Notices.   Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S. mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g. Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery. Any such notice shall be deemed to have been given (a) on the business day immediately following the mailing thereof, if mailed by certified or registered U.S. mail as specified above; (b) on the business day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice. All such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10):

if to the Company:
Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302
Attention: Steven M. Besbeck
Facsimile: 818-880-4398
with copy to:
Sheppard Mullin Richter & Hampton, LLP
800 Anacapa Street
Santa Barbara, CA 93101
Attention: Joseph E. Nida, Esq.
Facsimile: (805) 568-1955
If to the Holder:

with a copy to:
Jay Weil, Esq.
27 Viewpoint Road
Wayne, New Jersey 0747-
Facsimile: 212-688-7273

Notwithstanding the time of effectiveness of notices set forth in this Section, an Election to Purchase shall not be deemed effectively given until it has been duly completed and submitted to the Company together with this original Warrant and payment of the Exercise Price in a manner set forth in this Section.

11.        Governing Law.   This Warrant shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California.

12.        Successors and Assigns.   This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13.        Headings.   The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

14.        Severability.   If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

15.        Modification and Waiver.   This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

16.        Specific Enforcement.   The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

17.        Assignment.   Subject to prior written approval by the Company, this Warrant may be transferred or assigned, in whole or in part, at any time and from time to time by the then Holder by submitting this Warrant to the Company together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant, as Exhibit B hereto, and, upon the Company’s receipt hereof, and in any event, within three (3) business days thereafter, the Company shall issue a warrant to the Holder to evidence that portion of this Warrant, if any as shall not have been so transferred or assigned.

(signature page immediately follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

CREATIVE COMPUTER APPLICATIONS, INC.
Date: , 2005	By:
	Name:	Steven M. Besbeck
	Title:	President and Chief Executive Officer

EXHIBIT A
TO
WARRANT CERTIFICATE

ELECTION TO PURCHASE

To Be Executed by the Holder
in Order to Exercise the Warrant

The undersigned Holder hereby elects to purchase           Shares pursuant to the attached Warrant, and requests that certificates for securities be issued in the name of:

(Please type or print name and address)

(Social Security or Tax Identification Number)

and delivered
to:
.
(Please type or print name and address if different from above)

If such number of Shares being purchased hereby shall not be all the Shares that may be purchased pursuant to the attached Warrant, a new Warrant for the balance of such Shares shall be registered in the name of, and delivered to, the Holder at the address set forth below.

In full payment of the purchase price with respect to the Shares purchased and transfer taxes, if any, the undersigned hereby tenders payment of $                     by check, money order or wire transfer payable in United States currency to the order of Creative Computer Applications, Inc.

HOLDER:
By:
Name:
Title:
Address:
Dated:

EXHIBIT B
TO
WARRANT

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto                             the right represented by the within Warrant to purchase               shares of Common Stock of Creative Computer Applications, Inc., a California corporation, to which the within Warrant relates, and appoints                             Attorney to transfer such right on the books of Creative Computer Applications Inc., a California Corporation, with full power of substitution of premises.

Dated:	By:
Name:
Title:
(signature must conform to name of holder as specified on the fact of the Warrant)
Address:
Signed in the presence of :
Dated:

Annex D

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is made as of August 18, 2005, by and among CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (the “Company”), with headquarters located at 26115-A Mureau Road, Calabasas, California 91302, and the purchasers (collectively, the “Purchasers” and each a “Purchaser”) set forth on Schedule 1 hereof, with regard to the following:

RECITALS

WHEREAS, the Company and the Purchasers are parties to that certain Common Stock and Warrant Purchase Agreement dated as of August 18, 2005 (the “Purchase Agreement”);

WHEREAS, as a condition of the obligations of, and an inducement to, the parties to consummate the purchase by the Purchasers of the Common Shares and Warrants (each as defined in the Purchase Agreement), contemplated by the Purchase Agreement, this Agreement shall be executed and delivered;

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchasers hereby agree as follows:

Any capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

ARTICLE I.
REGISTRATION OF SHARES; COMPLIANCE WITH THE SECURITIES ACT

Section 1.1      Registration Procedures and Expenses.   The Company shall:

(a)        Subject to receipt of necessary information from the Purchasers, including all information requested by Schedule 2 hereof, use commercial reasonable efforts to prepare and file with the SEC, within sixty (60) days after the Closing of the Purchase Agreement, a registration statement (the “Registration Statement”) on Form S-3 (or, if Form S-3 is not then available to the Company, on such appropriate form as is then available to the Company) to enable the resale of the Registrable Shares by the Purchasers on a delayed or continuous basis under Rule 415 of the Securities Act. “Registrable Shares” means (a) each Common Share and (b) each Warrant Share until the earlier of: (1) the date on which such share has been resold or otherwise transferred pursuant to the Registration Statement; (2) the date on which such share is transferred in compliance with Rule 144 under the Securities Act or may be sold or transferred pursuant to Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder; or (3) the date on which such share ceases to be outstanding (whether as a result of redemption, repurchase and cancellation or otherwise). Prior to the filing of the Registration Statement, the Company will provide to each Purchaser a copy of the “Selling Shareholder” section for their review, and if no comments are received within three (3) days of delivery of this section, then it will be deemed approved.

(b)        use commercial reasonable efforts, subject to receipt of necessary information from the Purchasers, including the Registration Statement Questionnaire, to cause the Registration Statement to become effective within 120 days of the Closing of the Purchase Agreement (the “Effective Date Deadline”).

(c)        use commercial reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus (as defined in Section 1.3 below) used in connection therewith and take all such other actions as may be necessary to keep the Registration

Statement current and effective for a period (the “Registration Period”) not exceeding, with respect to the Purchaser’s Registrable Shares, the earlier of (i) the second anniversary of the Closing of the Purchase Agreement (provided, however, that with respect to Registrable Shares that are Warrant Shares, the foregoing date shall be the second anniversary of the date the related Warrant was exercised), (ii) the date on which all Registrable Shares then held by the Purchaser may be sold or transferred in compliance with Rule 144 under the Securities Act (or any other similar provisions then in force) without any volume or manner of sale restrictions thereunder, and (iii) such time as all Registrable Shares held by the Purchaser have been sold (A) pursuant to a registration statement, (B) to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (C) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(d)        promptly furnish to the Purchaser with respect to the Registrable Shares registered under the Registration Statement such reasonable number of copies of the Prospectus, including any supplements to or amendments of the Prospectus, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchaser;

(e)        promptly take such action as may be necessary to qualify, or obtain, an exemption for the Registrable Shares under such of the state securities laws of United States jurisdictions as shall be necessary to qualify, or obtain an exemption for, the sale of the Registrable Shares in states specified in writing by the Purchaser; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(f)         bear all expenses in connection with the procedures in paragraph (a) through (c) of this Section 1.1 and the registration of the Registrable Shares pursuant to the Registration Statement, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made with the NASD); (ii) fees and expenses of compliance with federal securities and state “blue sky” or securities laws; (iii) expenses of printing (including printing certificates for the Registrable Shares and Prospectuses); (iv) all application and filing fees in connection with listing the Registrable Shares on the AMEX; and (v) all fees and disbursements of counsel of the Company and independent certified public accountants of the Company; provided, however, that the Purchaser shall be responsible for paying the fees and disbursements for the Purchasers’ respective counsel, the underwriting commissions or brokerage fees, and taxes of any kind (including, without limitation, transfer taxes) applicable to any disposition, sale or transfer of the Purchaser’s Registrable Shares. The Company shall, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties); and

(g)        advise the Purchasers, within two (2) business days by e-mail, fax or other type of communication, and, if requested by such person, confirm such advice in writing: (i) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such Registrable Shares under state securities or “blue sky” laws; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or other order or to obtain its withdrawal at the earliest possible moment if such stop order or other order should be issued; and (ii) when the Prospectus or any supplements to or amendments of the Prospectus have been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective.

Section 1.2      Transfer of Shares; Suspension.

(a)        The Purchaser agrees that it will not effect any disposition of the Securities or its right to purchase the Registrable Shares that would constitute a sale within the meaning of the Securities Act, except as contemplated in the Registration Statement referred to in Section 1.1 or in accordance with the Securities Act, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Purchaser or its plan of distribution.

(b)        Except in the event that clause (c) below applies, the Company shall, at all times during the Registration Period, promptly (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Purchaser copies of any documents filed pursuant to Section 1.2(b)(i); and (iii) inform the Purchaser that the Company has complied with its obligations in Section 1.2(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify the Purchaser to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Purchaser pursuant to Section 1.2(b)(iii) hereof when the amendment has become effective).

(c)        Subject to clause (d) below, in the event of (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a notice in writing to the Purchaser (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Purchaser will refrain from selling any Registrable Shares pursuant to the Registration Statement (a “Suspension”) until the Purchaser’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used. In the event of any Suspension, the Company will use its commercially reasonable efforts, consistent with the best interests of the Company and its shareholders, to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to the Purchaser; provided, however, that the Company may on two occasions only suspend sales pursuant to the Registration Statement for a period of up to thirty (30) days if the Company furnishes to the holders of the Registrable Shares a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Company’s Board of Directors, (i) the offering would interfere in any material respect with any acquisition, corporate reorganization or other material transaction under consideration by the Company or (ii) there is some other material development relating to the condition (financial or other) of the Company that has not been disclosed to the general public and as to which it is in the Company’s best interests not to disclose such development; provided further, however, that the Company may not so suspend sales more than twice in any calendar year without the written consent of the holders of at least a majority of the then-eligible Registrable Shares consisting of outstanding shares of Common Stock.

(d)        In the event of a sale of Registrable Shares by the Purchaser under the Registration Statement, the Purchaser must also deliver to the Company’s transfer agent, with a copy to the Company, a Certificate of Subsequent Sale substantially in the form attached hereto as Exhibit A, so that the Registrable Shares may be properly transferred.

Section 1.3      Indemnification.   For the purpose of this Section 1.3, the term “Registration Statement” shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 1.1 and the term “Rules and Regulations” means the rules and regulations promulgated under the Securities Act.

(a)        Indemnification by the Company.   The Company agrees to indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434 of the Rules and Regulations, or the Prospectus, in the form first filed with the Commission pursuant to Rule 424(b) of the Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Prospectus”), or any amendment or supplement thereto (ii) the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them (in the case of the Prospectus only, in light of the circumstances under which they were made), not misleading, or (iii) any inaccuracy in the representations and warranties of the Company contained in this Agreement, or any failure of the Company to perform its obligations under this Agreement, and will reimburse the Purchaser and each such controlling person for any legal and other expenses as such expenses are reasonably incurred by the Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement of the Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company by or on behalf of the Purchaser expressly for use in the Registration Statement or the Prospectus, or (ii) the failure of the Purchaser to comply with the covenants and agreements contained in the Purchase Agreement or this Agreement, or (iii) the inaccuracy of any representations made by the Purchaser in this Agreement or (iv) any untrue statement or omission of a material fact in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Purchaser before the pertinent sale or sales by the Purchaser.

(b)        Indemnification by the Purchaser.   The Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors, each of its officers who sign the Registration Statement or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any failure on the part of the Purchaser to comply with the covenants and agreements contained in the Purchase Agreement or this Agreement or (ii) the inaccuracy of any representation or warranty made by the Purchaser in this Agreement or (iii) any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus only, in light of the circumstances under which they were made), not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchasers expressly for use therein; provided, however, that the Purchaser shall not be liable for any such untrue or alleged untrue statement or omission or alleged omission of which the Purchaser has delivered to the Company in writing a correction at least two (2) business days before the occurrence of the transaction from which such loss was incurred, and the Purchaser will reimburse the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person for any legal and other expense reasonably incurred by the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action for which such person is entitled to be indemnified in accordance with this Section 1.3(b).

(c)        Indemnification Procedure.

(i)         Promptly after receipt by an indemnified party under this Section 1.3 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 1.3, promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 1.3 except to the extent it is materially prejudiced as a result of such failure.

(ii)       In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action, the indemnifying party will not be liable to such indemnified party under this Section 1.3 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:

(1)        the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by such indemnifying party representing all of the indemnified parties who are parties to such action), or

(2)        the indemnifying party shall not have counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)        Contribution.   If a claim for indemnification under this Section 1.3 is unavailable to an indemnified party (by reason of public policy or otherwise), then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses, claims, damages, liabilities or expenses shall be deemed to include, subject to the limitations set forth in this Section 1.3, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

No party to this Agreement guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other party to this Agreement who was not guilty of such fraudulent misrepresentation.

Section 1.4      Termination of Conditions and Obligations.   The restrictions imposed by Article I upon the transferability of the Registrable Shares shall cease and terminate as to any particular number of the Registrable Shares upon the passage of two (2) years from the Closing of the Purchase Agreement, provided, however, that with respect to the Registrable Shares that are the Warrant Shares, the foregoing date shall be the second anniversary of the date the relevant Warrant was exercised, or at such time as an opinion of counsel satisfactory in form and substance to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

Section 1.5      Registration Default.   (a) If the Registration Statement covering the Registrable Shares required to be filed by the Company pursuant to Section 1.1 is not for any reason (other than through the fault of the Purchaser) declared effective by the SEC by the Effective Date Deadline, then the Company shall make the payments to each Purchaser as provided in the next sentence as liquidated damages and not as a penalty. The amount to be paid by the Company to each Purchaser shall be determined as of each Computation Date (as defined below), and such amount shall be equal to 1% (the “Liquidated Damage Rate”) of the product of (i) the per unit Purchase Price of the Units under the Purchase Agreement and (ii) the number of shares of Registrable Shares then held by such Purchaser, for the period from the Effective Date Deadline to the first Computation Date, and for each 30-day period of any subsequent Computation Dates thereafter, in each case calculated on a pro rata basis to the date on which the Registration Statement is declared effective by the SEC (the “Periodic Amount”). The full Periodic Amount shall be paid by the Company to the Purchaser by wire transfer of immediately available funds within three business days after each Computation Date or three business days after the date on which the Registration Statement is declared effective by the SEC, whichever occurs earlier.

(b)        As used in Section 1.5(a), “Computation Date” means the date which is 30 days after the Effective Date Deadline and, if the Registration Statement to be filed by the Company pursuant to Section 1.1 has not theretofore been declared effective by the SEC, each date which is 30 days after the previous Computation Date until such Registration Statement is so declared effective.

ARTICLE II.
MISCELLANEOUS

Section 2.1      Governing Law: Jurisdiction.   This Agreement shall be governed by and construed in accordance with the California Corporation Law (in respect of matters of corporation law) and the laws of the State of California (in respect of all other matters) applicable to contracts made and to be performed in the State of California. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts and state courts located in the County of Los Angeles in the State of California in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company and each Purchaser irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company and each Purchaser further agrees that service of process upon the Company or such Purchaser, as applicable, mailed by the first class mail in accordance with Section 2.6 shall be deemed in every respect effective service of process upon the Company or such Purchaser in any suit or proceeding arising hereunder. Nothing herein shall affect Purchaser’s right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The parties hereto irrevocably waive any right to a trial by jury under applicable law.

Section 2.2      Counterparts.   This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause additional original executed signature pages to be delivered to the other parties as soon as practicable thereafter.

Section 2.3      Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 2.4      Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

Section 2.5      Entire Agreement; Amendments.   This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the maters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Purchaser.

Section 2.6      Notices.   Notices shall be delivered in accordance with the Purchase Agreement.

Section 2.7      Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, each Purchaser may assign its rights and obligations hereunder to any of its

“affiliates,” as that term is defined under the Securities Act, without the consent of the Company so long as such affiliate is an accredited investor (within the meaning of Regulation D under the Securities Act) and agrees in writing to be bound by this Agreement. This provision shall not limit each Purchaser’s right to transfer the Securities pursuant to the terms of this Agreement or to assign such Purchaser’s rights hereunder to any such transferee. In that regard, if a Purchaser sells all or part of its Common Shares to someone that acquires the shares subject to restrictions on transferability (other than restrictions, if any, arising out of the transferee’s status as an affiliate of the Company), such Purchaser shall be permitted to assign its rights hereunder, in whole or in part, to such transferee.

Section 2.8      Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
CREATIVE COMPUTER APPLICATIONS, INC.
By:	/s/ STEVEN M. BESBECK
Name: Steven M. Besbeck
Title: President and Chief Executive Officer
PURCHASERS:
ANN KRUEGER and KYLE KRUEGER,
joint tenants by the entirety
By:	/s/ ANN KRUEGER
ANN KRUEGER
By:	/s/ KYLE KRUEGER
KYLE KRUEGER
GREGORY H. EKIZIAN REVOCABLE TRUST
By:	/s/ GREGORY H. EKIZIAN
Name: Gregory H. Ekizian
Title: CEO
TEBO PARTNERS II, LLC,
a Kansas limited liability company
By:	/s/ TODD TUMBLESON
Name: Todd Tumbleson
Title: CEO

Annex E

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CREATIVE COMPUTER APPLICATIONS, INC.

STEVEN M. BESBECK and JAMES R. HELMS hereby certify that::

1.          They are the President and the Secretary, respectively, of CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (the “Corporation”).

2.          Article I of the Articles of Incorporation of the Corporation is amended to read as follows:

“The name of this corporation is Aspyra, Inc.”

3.          The foregoing Certificate of Amendment of Articles of Incorporation has been duly approved by the unanimous written consent of the Board of Directors of this Corporation.

4.          The foregoing Certificate has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 3,483,900 shares. The number of shares in favor of the Certificate of Amendment of Articles of Incorporation equaled or exceeded the vote required. The percentages of votes required was more than fifty percent (50%) of the Common Stock.

We further declare, under penalty of perjury, under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:

STEVEN M. BESBECK,
President

JAMES R. HELMS,
Secretary

E-1

Annex G

CREATIVE COMPUTER APPLICATIONS, INC.
2005 EQUITY INCENTIVE PLAN

1.          Purpose of the Plan.   The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success.

2.          Definitions.   As used herein, the following definitions shall apply:

“Act” shall mean the Securities Act of 1933, as amended.

“Administrator” shall mean the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

“Affiliate” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Applicable Laws” shall mean the requirements relating to the administration of stock plans under federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, to the laws of such jurisdiction.

“Award” shall mean, individually or collectively, a grant under the Plan of Options, Stock Awards, SARs, or Cash Awards.

“Awardee” shall mean a Service Provider who has been granted an Award under the Plan.

“Award Agreement” shall mean an Option Agreement, Stock Award Agreement, SAR Award Agreement, and/or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

“Award Transfer Program” shall mean any program instituted by the Administrator which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a bonus opportunity awarded under Section 13 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Change in Control” shall mean any of the following, unless the Administrator provides otherwise:

(i)         any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction);

(ii)       the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly owned subsidiary);

(iii)      the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) in the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act);

(iv)       the dissolution or liquidation of the Company;

(v)        a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board; or

(vi)       any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter.

Notwithstanding the foregoing, the term “Change in Control” shall not include any under written public offering of Shares registered under the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Creative Computer Applications, Inc., a California corporation, or its successor.

“Consultant” shall mean any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

“Director” shall mean a member of the Board.

“Dividend Equivalent” shall mean a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

“Employee” shall mean an employee of the Company or any Affiliate, including an Officer and/or Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

“Fair Market Value” shall mean, unless the Administrator determines otherwise, as of any date, the average of the highest and lowest quoted sales prices for such Common Stock as of such date (or if no sales were reported on such date, the average on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

“Grant Date” shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” shall mean a right granted under Section 8 of the Plan to purchase a certain number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

“Participant” shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

“Plan” shall mean this Creative Computer Applications, Inc. 2005 Equity Incentive Plan.

“Prior Plan” shall mean the Company’s 1997 Stock Option Plan authorizing up to 800,000 Shares for issuance pursuant to stock options.

“Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

“Related Corporation” shall mean any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company.

“Service Provider” shall mean an Employee, Director, or Consultant.

“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Award” shall mean an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

“Stock Appreciation Right” or “SAR” shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 12 of the Plan is designated as a SAR. The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the “SAR Agreement”).

“Stock Unit” shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

“10% Shareholder” shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

“Termination of Service” shall mean ceasing to be a Service Provider. However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Related Corporations. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

“Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.          Stock Subject to the Plan.

(a)        Aggregate Limits.

(i)         The maximum aggregate number of Shares that may be issued under the Plan through Awards is 1,290,875 Shares. Such limitation shall consist of (A) the number of Shares available for issuance, as of the effective date of the Plan, under the Prior Plan, plus (B) those Shares that are issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full after the effective date of the Plan, plus (C) an additional increase of 1,000,000 Shares to be approved by the Company’s shareholders on the effective date of the Plan. Notwithstanding the foregoing, the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 1,290,875 Shares. The limitations of this Section 3(a)(i) shall be subject to the adjustments provided for in Section 15 of the Plan.

(ii)       Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available to grant under the Plan. Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for restricted Shares that are forfeited or repurchased. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b)        Code Section 162(m) Limit.   Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 200,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

4.          Administration of the Plan.

(a)        Procedure.

(i)         Multiple Administrative Bodies.   The Plan shall be administered by the Board, a Committee and/or their delegates.

(ii)       Section 162.   To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)      Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b-3.

(iv)       Other Administration.   The Board or a Committee may delegate to an authorized Officer or Officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v)        Delegation of Authority for the Day-to-Day Administration of the Plan.   Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)        Powers of the Administrator.   Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i)         to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii)       to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iii)      to determine the type of Award to be granted to the selected Service Provider;

(iv)       to approve the forms of Award Agreements for use under the Plan;

(v)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability, acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi)       to correct administrative errors;

(vii)     to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii)    to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix)       to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x)        to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 16 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Participant;

(xi)       to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii)     to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

(xiii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)     to implement an Award Transfer Program;

(xv)      to determine whether Awards will be adjusted for Dividend Equivalents;

(xvi)     to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvii)   to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including, without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xviii)  to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award;

(xix)     to institute an Exchange Program; and

(xx)      to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)        Effect of Administrator’s Decision.   All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.          Eligibility.   Awards may be granted to Service Providers of the Company or any of its Affiliates.

6.          Term of Plan.   The Plan shall become effective on the effective date of its approval by the shareholders of the Company. It shall continue in effect for a term of ten years from the date the Plan is approved by shareholders of the Company unless terminated earlier under Section 16 of the Plan.

7.          Term of Award.   The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.          Options.   The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, or for the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)        Option Agreement.   Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b)        Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)         In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(ii)       In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The per Share exercise price may also vary according to a predetermined formula; provided, that the exercise price never falls below 100% of the Fair Market Value per Share on the Grant Date. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(iii)      Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)        Vesting Period and Exercise Dates.   Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(d)        Form of Consideration.   The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i)         cash;

(ii)       check or wire transfer;

(iii)      consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator to the extent that this procedure would not violate Section 402 of the Sarbanes-Oxley Act of 2002, as amended;

(iv)       such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(v)        any combination of the foregoing methods of payment.

9.          Incentive Stock Option Limitations.

(a)        Eligibility.   Only employees (as determined in accordance with Section3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(b)        $100,000 Limitation.   Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, then the portion of such Options that exceeds $100,000 shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Awardee’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account prior to its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised prior to such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)        Leave of Absence.   For purposes of Incentive Stock Options, no leave of absence may exceed three months, unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Related Corporation is not so provided by statute or contract, an Awardee’s employment with the Company shall be deemed terminated on the first day immediately following such three month period of leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(d)        Transferability.   The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under Section671 of the Code and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(e)        Exercise Price.   The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f)         10% Shareholder.   If any Employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(g)        Other Terms.   Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, under the applicable provisions of Section 422 of the Code.

10.        Exercise of Option.

(a)        Procedure for Exercise; Rights as a Shareholder.

(i)         Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)       An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)      Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv)       The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b)        Effect of Termination of Service on Options.

(i)         Generally.   Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant’s death or Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii)       Disability of Awardee.   Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s Total and Permanent Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if at the time of disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)      Death of Awardee.   Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

11.        Stock Awards.

(a)        Stock Award Agreement.   Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)        Restrictions and Performance Criteria.   The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.

Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)        Forfeiture.   Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Service, the unvested Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased any Shares pursuant to such Stock Award, the Company shall have a right to repurchase the unvested portion of such Shares at the original price paid by the Participant.

(d)        Rights as a Shareholder.   Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a

Participant holding Stock Units shall be entitled to receive dividend payments as if he or she was an actual shareholder.

12.        Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

(a)        Number of SARs.   The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b)        Exercise Price and Other Terms.   The per SAR exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the other terms and conditions of SARs granted under the Plan.

(c)        Exercise of SARs.   SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

(d)        SAR Agreement.   Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e)        Expiration of SARs.   A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement. Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

(f)         Payment of SAR Amount.   Upon exercise of a SAR, the Participant shall be entitled to receive a payment from the Company in an amount equal to the difference between the Fair Market Value of a Share on the date of exercise over the exercise price of the SAR. This amount shall be paid in Shares of equivalent value.

13.        Cash Awards.   Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a)        Cash Award.   Each Cash Award shall contain provisions regarding (i) the performance goal(s) and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $2,000,000.

(b)        Performance Criteria.   The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)        Timing and Form of Payment.   The Administrator shall determine the timing of payment of any Cash Award. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)        Termination of Service.   The Administrator shall have the discretion to determine the effect of a Termination of Service on any Cash Award due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, or (v) participation in a work force restructuring.

14.        Other Provisions Applicable to Awards.

(a)        Non-Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)        Qualifying Performance Criteria.   For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:  (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(c)        Certification.   Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)        Discretionary Adjustments Pursuant to Section 162(m).   Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retained and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)        Section 409A.   Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Awards granted under this Plan shall not cause an imposition of the additional taxes provided for in Section 409A(a)(1)(B) of the Code.

15.        Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)        Changes in Capitalization.   Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, and the number and kind of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the price per Share subject to each such outstanding Award, and (iii) the Share limitations set forth in Section 3 of the Plan, may be appropriately adjusted if any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company through a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, merger, consolidation, reorganization, recapitalization, reincorporation, spin-off, dividend in property other than cash, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator in its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)        Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)        Change in Control.   In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee, or board of directors of any surviving entity or acquiring entity may, in its discretion, (i) provide for the assumption, continuation or substitution (including an award to acquire substantially the same type of consideration paid to the shareholder in the transaction in which the Change in Control occurs) of, or adjustment to, all or any part of the Awards; (ii) accelerate the vesting of all or any part of the Options and SARs and terminate any restrictions on all or any part of the Stock Awards or Cash Awards; (iii) provide for the cancellation of all or any part of the Awards for a cash payment to the Participants; and (iv) provide for the cancellation of all or any part of the Awards as of the closing of the Change in Control; provided, that the Participants are notified that they must exercise or redeem their Awards (including, at the discretion of the Board or Committee, any unvested portion of such Award) at or prior to the closing of the Change in Control.

16.        Amendment and Termination of the Plan.

(a)        Amendment and Termination.   The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law.

(b)        Effect of Amendment or Termination.   No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)        Effect of the Plan on Other Arrangements.   Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.        Designation of Beneficiary.

(a)        An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)        Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18.        No Right to Awards or to Service.   No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.        Legal Compliance.   Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that the Plan shall be administered so that the additional taxes provided for in Section 409A(a)(1)(B) of the Code are not imposed.

20.        Inability to Obtain Authority.   To the extent the Company is unable to or the Administrator deems that it is not feasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.        Reservation of Shares.   The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.        Notice.   Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23.        Governing Law; Interpretation of Plan and Awards.

(a)        This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of California.

(b)        In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)        The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)        The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)        All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

24.        Limitation on Liability.   The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)        The Non-Issuance of Shares.   The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)        Tax Consequences.   Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25.        Unfunded Plan.   Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan, effective as of                           , 2005.

CREATIVE COMPUTER APPLICATIONS, INC.
Date: , 2005	By:
Its:

Annex H

SIMON FINANCIAL, INC.
11636 Montana Avenue, Suite 210 Los Angeles, CA 90049 (310) 207-1395 www.simon-financial.com

June 3, 2005

Steven M. Besbeck
Director
Board of Directors of Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302

Dear Board of Directors:

We understand that StorCOMM, Inc. and  Creative Computer Applications, Inc. (“CCA” or the “Company”) propose to enter into an Agreement and Plan of Reorganization, substantially in the form of the draft dated May __, 2005, which provides, among other things, for the merger of StorComm with a wholly owned subsidiary of CCA in a stock-for stock transaction (the “Transaction”). In accordance with the Agreement and Plan of Reorganization,   StorCOMM’s existing shareholders and optionholders will exchange their equity interests in StorCOMM for shares and options of the Company so that CCA’s existing shareholders and optionholders, on the one hand, and StorCOMM ‘s existing shareholders and optionholders, on the other hand, will each own 50 percent of the total number of shares of CCA’s common stock issued and outstanding on a fully diluted basis upon consummation of the Transaction, excluding the shares issued in the Closing Financing as defined below (the “Exchange Ratio”). In addition, as a condition to the  closing of the Transaction, the Company will  issue an aggregate of 1,500,000 shares of common stock at $2 per share and 300,000 warrants at an exercise price of $3 to a group of accredited investors (the “Closing Financing”).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Company of the Exchange Ratio. The Opinion does not address whether the Closing Financing is fair to the Company, from a financial point of view, although the Opinion considers the effect of the Closing Financing in determining the Exchange Ratio. Furthermore, the Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and have not, negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•       Held discussions with certain members of the management team of the Company to discuss both the Transaction and the financial condition, future prospects and projected operations and performance of the Company on both a stand alone and pro-forma basis;

•       Held discussions with certain members of the management team of StorCOMM;

•       Visited the Company’s headquarters in Calabasas, California;

•       Received a demonstration of the Company’s CyberRAD and CyberLAB software products;

•       Reviewed certain publicly available financial statements and other information of the Company as filed with the Securities and Exchange Commission;

•       Reviewed the Company’s pro-forma projected balance sheet and statement of operations for 2005 through 2007;

H-1

•       Reviewed the Company’s financial projections for 2005 through 2007;

•       Reviewed StorCOMM’s Historical Financial summary for the years 1998 through 2003;

•       Reviewed the StorCOMM’s audited financial statements for the years ended December 31, 2001 and December 31, 2002, which is the latest available per management;

•       Reviewed the StorCOMM unaudited financial statements for the 3 months ended March 31, 2005;

•       Reviewed the StorCOMM 2004 Operational Plan;

•       Reviewed the StorCOMM Private Placement Memorandum, dated April 2004, regarding a capital raise of $7 million to $10 million;

•       Reviewed a schedule of StorCOMM Capitalization structure as of January 15, 2004 and December 31, 2004, prepared by StorCOMM management;

•       Reviewed a copy of the CCA—StorCOMM Merger Benefits Analysis, dated November 4, 2004 and prepared by Dominick & Dominick LLC

•       Reviewed drafts of the Agreement and Plan of Reorganization and certain documents to be delivered at the closing of the Transaction;

•       Reviewed a copy of the Term Sheet for Potential Investment in Creative Computer Applications, dated April 8, 2005;

•       Reviewed the reported prices and trading activity of the Company’s Common Stock;

•       Reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•       Conducted such other studies, analyses and inquiries as deemed appropriate.

We have relied upon and assumed, with your consent and without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, on both a stand alone and pro-forma basis, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement and Plan of Reorganization and that all governmental or other approvals or consents necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or StorCOMM or on the expected benefits of the Transaction in any way material to our analysis.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that Exchange Ratio is fair to the Company, from a financial point of view.

Respectfully Submitted,

/s/ Simon Financial, Inc.

SIMON FINANICAL, INC.

H-2

Annex I

Appraisal Rights Relating to StorCOMM Common Stock

In connection with the merger, holders of StorCOMM common stock are entitled to appraisal rights upon compliance with the procedures established by Section 262 of the Delaware General Corporation Law and as discussed immediately below.

The following discussion describes the procedures that holders of StorCOMM common stock would have to follow in order to exercise appraisal rights in respect of their share of StorCOMM common stock under Section 262 of the Delaware General Corporation law. This discussion is not a complete statement of the law of appraisal rights and is qualified in its entirety by the full text of Section 262, which is reprinted below. All references in Section 262 and in this summary to a “stockholder” or “holder” are to the record holder of the shares of StorCOMM common stock as to which appraisal rights are asserted.

Under section 262, if the holder of StorCOMM common stock does not cast any of the votes attributable to the shares entitled to be cast by such holder in favor of adoption of the merger agreement and otherwise follows the procedures set forth in section 262, then it will be entitled to have its shares of StorCOMM common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares together with a fair rate of interest, if any, as determined by the Court.

Under section 262, if a merger agreement is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a holder on the record date for the meeting of shares for which appraisal rights are available, of the availability of appraisal rights, and must include in this notice a copy of Section 262. The joint proxy statement/ prospectus is the notice to the holders of shares of StorCOMM common stock required by Section 262 and the text of Section 262 is set out below. If a holder of shares of StorCOMM common stock wishes to exercise appraisal rights or wishes to preserve its right to do so, it should review the following description and Section 262 carefully. The failure to timely, properly and strictly comply with the required procedures will result in the loss of appraisal rights.

If a holder of StorCOMM common stock wishes to exercise appraisal rights it must not cast any of the votes attached to its shares of StorCOMM common stock in favor of the adoption of the merger agreement and must deliver to StorCOMM prior to the vote on the merger agreement at the special meeting, a written demand for appraisal of the shares of StorCOMM common stock. This written demand for appraisal is in addition to and separate from any proxy or vote abstaining from or voting against the merger. This demand must reasonably inform StorCOMM of the identity of the holder of the shares of StorCOMM common stock and of the holder’s intent thereby to demand appraisal of the shares of StorCOMM common stock. The holder of shares of the StorCOMM common stock wishing to exercise appraisal rights must be the record holder of the shares of StorCOMM common stock on the date the written demand for appraisal is made and must continue to hold of record the shares of StorCOMM common stock until the closing of the merger.

Only a record holder of shares of StorCOMM common stock is entitled to an appraisal of shares of StorCOMM common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the record holder of the shares of StorCOMM common stock as the holder’s name appears on the stock certificate for the shares of StorCOMM common stock. If the shares of StorCOMM common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares of StorCOMM common stock are owned of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent may execute a demand for appraisal on behalf of the record holder of the shares of StorCOMM common stock. However, in the demand the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is agent for such owner or owners.

All written demands for appraisal should be delivered to StorCOMM, 7 Corporate Plaza, 8649 Baypine Rd., Jacksonville, Florida 32256, Attention: Corporate Secretary.

Within 10 days after the effective time of the merger, StorCOMM, as the surviving corporation in the merger, will notify the holder of shares of StorCOMM common stock of the effective time of the merger if the holder has properly demanded appraisal rights under Section 262 and has not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, StorCOMM, as the surviving corporation in the merger, or the holder of shares of StorCOMM common stock if the holder has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of StorCOMM common stock. StorCOMM is under no obligation to and has no present intention to file an appraisal petition. Accordingly, it is the obligation of the holder of the shares of StorCOMM common stock, if the holder wishes to exercise appraisal rights, to file the petition within the time prescribed in Section 262.

The Delaware Court of Chancery may require the holder of the shares of StorCOMM common stock who has demanded an appraisal of the share to submit its stock certificate to the Register in Chancery for notation of the appraisal proceeding. If the holder of the shares of StorCOMM common stock fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings.

If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Court of Chancery will determine whether the holder of the shares of the StorCOMM common stock is entitled to appraisal rights and will appraise the “fair value” of the shares. Under Section 262, fair value does not include any element of value arising from the accomplishment or expectation of the merger. The Court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If a holder of shares of StorCOMM common stock is considering seeking appraisal, it should be aware that the fair value of the shares of the StorCOMM common stock as determined under Section 262 could be more than, the same as or less than the value of the consideration it would receive under the merger agreement if it did not seek appraisal of the shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances.

The holder of shares of StorCOMM common stock who has duly demanded an appraisal in compliance with section 262 will not, after the effective time of the merger, be entitled to vote the share subject to such demand for any purpose.

If the holder properly demands appraisal of shares of StorCOMM common stock under section 262 but fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in section 262, the shares will be converted into the right to receive the consideration receivable for the shares under the merger agreement, without interest. The holder of shares of the StorCOMM common stock will fail to perfect, or effectively lose or withdraw, its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the holder of the shares delivers to StorCOMM a written withdrawal of its demand for appraisal. An attempt to withdraw an appraisal demand made more than 60 days after the effective time of the merger will require the written approval of StorCOMM and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to the holder of the share without court approval.

Failure to follow the steps required by section 262 for perfecting and pursuing appraisal rights may result in the loss of such rights. If such rights are lost the holder of shares of StorCOMM common stock will be entitled to receive the consideration receivable with respect to the StorCOMM common stock in accordance with the merger agreement.

DELAWARE GENERAL CORPORATION LAW SECTION 262

262 APPRAISAL RIGHTS.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a non stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, section 263 or section 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph;

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall end a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by l or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the city of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex J

Dissenters’ Rights Relating to CCA Common Stock

In connection with the merger, dissenters’ rights will be available to holders of CCA common stock if demands are made for payment with respect to 5% percent or more of the shares of CCA common stock. If dissenters’ rights are made available and a shareholder follows all of the procedures required by law, the shareholder will have the right to be paid the fair value for the shares of CCA common stock held by the shareholder. As discussed below, this 5% limit does not apply to shares which are subject to a restriction on transfer imposed by CCA or by any law or regulation.

The procedures for you to obtain dissenters’ rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters’ rights as they are being made available to you. For purposes of convenience, please simply assume that the transaction is one which would give rise to the exercise of dissenters’ rights by CCA shareholders, and all remaining procedures and requirements of the law are applicable. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is reprinted in its entirety below. If you wish to exercise dissenters’ rights or wish to preserve the right to do so you must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters’ rights may be lost.

If the merger is consummated, if you elect to exercise your dissenters’ rights and you perfect your rights in a timely and proper fashion in accordance with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the “fair market value” of your shares. Chapter 13 provides that fair market value shall be determined as of January 7, 2005, the last business day before the public announcement of the merger. CCA believes the fair market value of its stock is $3.68 as of January 7, 2005, which is the average of the high and low prices of its stock on the American Stock Exchange as of that date.

You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of CCA must be purchased by CCA, from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made for payment with respect to 5% or more of the outstanding shares of CCA common stock.

This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by CCA or by any law or regulation. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have. In addition, CCA is required to purchase dissenting shares only if:

•  You must have shares of CCA common stock, as the case may be, outstanding as of the record date of the shareholder’s meeting at which you may vote the shares;

•  You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to exercise dissenters’ rights with respect to those shares which were voted against the merger; and

•  If you voted against the merger and you wish to have purchased shares that were voted against the merger, you must make a written demand to have CCA purchase those shares of common stock for cash at their fair market value. The demand must include the information specified below and must be received by CCA or its transfer agent no later than the date of the shareholders’ meeting at which the shareholder may vote such shares.

If you return a proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

If the merger is approved by the CCA shareholders, CCA will have 10 days after the approval to mail written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13 to those shareholders who voted against the merger and who made a timely demand for purchase, but only if more than 5% of the CCA shareholders made such demand. In the notice of approval, CCA must state the price it determines represents the fair market value of the dissenting shares. This notice constitutes an offer by CCA to purchase the dissenting shares at the price stated. Additionally, CCA must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters’ rights.

A written demand is essential for dissenters’ rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record which you are demanding that CCA purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is CCA’s position that this day is January 7, 2005. You may take the position in the written demand that a different date is applicable. This demand constitutes an offer by you to sell the dissenting shares at the price stated.

In addition to the requirements of the provisions of Chapter 13 of the California Corporations Code described herein, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered.

The demand should be sent by registered or certified mail, return receipt requested.

The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if CCA so requests, furnish written proof of his or her capacity and authority to sign the demand.

A shareholder may not withdraw a demand for payment without the consent of CCA.

Under California law, a demand by a shareholder is not effective for any purpose unless it is received by CCA or its transfer agent, no later than the date of the shareholders’ meeting at which such shares are entitled to be voted.

Within 30 days after the date on which CCA mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to CCA at the office it designates in the notice of approval. CCA will stamp or endorse the certificates with a statement that the shares are dissenting shares or CCA will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of CCA common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

If CCA and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between CCA and the dissenting shareholder. CCA will pay the fair value of the dissenting shares within 30 days after CCA and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. CCA’s duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of CCA to purchase its outstanding shares.

If CCA denies that the shares surrendered are dissenting shares, or CCA and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, CCA will be required to pay such costs.

This summary has already described certain situations where shareholders of CCA will cease to have dissenters’ appraisal rights. In addition to the situations described above, you will cease to have dissenters’ appraisal rights if:

•  CCA abandons the merger, in which case CCA will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings;

•  you surrender your shares for conversion into shares of another class;

•  you transfer your dissenting shares before submitting them to CCA for endorsement; or

•  you withdraw your demand for the purchase of the dissenting shares with the consent of CCA.

Any demands, notices, certificates or other documents required to be delivered to CCA may be sent to:

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302
Attention: Investor Relations

Corporations Code Sections 1300-1313

1300.   (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)        As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)        Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)        Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)        Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)        Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)        As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.   (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)        Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)        The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.   (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)        Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.   (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)        Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)        On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.   (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)        If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)        Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)        Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)        The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)        The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)        The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)        The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.   (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.   A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.